STATE OF ILLINOIS
ILLINOIS COMMERCE COMMISSION

Commonwealth Edison Company	:
:
Proposal to implement a competitive procurement	:	05-0159
process by establishing Rider CPP, Rider PPO-MVM,	:
Rider TR-CPP and revising Rider PPO-MI. (Tariffs	:
filed February 25, 2005)	:
:
:
PROPOSED ORDER
DATED: December 5, 2005

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i

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v

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x

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14. Alternative Proposals re Interruptible Service (ALM and Non-ALM Demand Response)	205

a. IIEC’s Position	205

b. ComEd’s Position	207

c. Commission’s Analysis and Conclusions	208

B. Rider PPO-MVM	209

1. Supply Charge	209

2. Supply Administration Charge	209

a. ComEd’s Position	209

b. CES’ Position	210

c. Staff’s Position	211

d. Commission’s Analysis and Conclusions	212

3. Retention of a Market Index Tariff Such as Those Currently Effective or a Neutral Fact Finder Tariff, in Addition to the Auction-Based Determination of Market Value	212

a. BOMA’s Position	212

b. ComEd’s Position	213

c. Staff’s Position	215

d. Commission’s Analysis and Conclusions	216

C. Other Matters	218

1. Staff’s Rate Increase Mitigation Proposal	218

a. Staff’s Position	218

b. ComEd’s Position	221

c. Dynegy’s Position	222

d. CCG’s Position	222

e. AG’s Position	223

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B. Additional Other Issues	240

X. FINDINGS AND ORDERING PARAGRAPHS	240

STATE OF ILLINOIS
ILLINOIS COMMERCE COMMISSION

Commonwealth Edison Company	:
:
Proposal to implement a	:	05-0159
competitive procurement process	:
by establishing Rider CPP, Rider	:
PPO-MVM, Rider TR-CPP and	:
revising Rider PPO-MI. (Tariffs filed	:
February 25, 2005)	:
PROPOSED ORDER
By the Commission:
I. EXECUTIVE SUMMARY
     A. Procedural History
     On February 25, 2005, Commonwealth Edison Company (“ComEd”) filed its Ill. C. C. No. 4, Original Sheet Nos. 244 through 303; 6th Revised Sheet No. 151.1; 8th Revised Sheet No. 151.13; and 7th Revised Sheet No. 151.14, (collectively, the “Procurement Tariffs” or the “Procurement Tariff Sheets”). This tariff filing embodied a proposal to implement, and use in setting retail rates under the Commission’s jurisdiction, the results of a wholesale competitive power procurement process by establishing Rider CPP, – Competitive Procurement Process (“Rider CPP”), Rider PPO-MVM – Power Purchase Option (Market Value Methodology (“Rider PPO-MVM”), and Rider TS-CPP -Transmission Services (Competitive Procurement Process) (“Rider TS-CPP”), and by revising Rider PPO-MI – Power Purchase Option (Market Index) (“Rider PPO-MI”). The tariff filing was accompanied by direct testimony and other exhibits.
     Notice of the proposed tariff changes was posted in ComEd’s business offices and published in a secular newspaper of general circulation in ComEd’s service area, as evidenced by publisher’s certificates, in accordance with the requirements of Section 9-201(a) of the Public Utilities Act (the “Act” or “PUA”), 220 ILCS 5/9-201(a), and the provisions of 83 Ill. Adm. Code Part 255.
     The Illinois Commerce Commission (the “Commission” or “ICC”) issued a Suspension Order on March 9, 2005, suspending the Procurement Tariff Sheets to and including July 24, 2005, and thereafter, issued a Resuspension Order on July 13, 2005, suspending the proposed tariffs to and including January 24, 2006.
     Pursuant to notice duly given in accordance with the law and the rules and regulations of the Commission, a pre-hearing conference was held in this matter before the duly authorized Administrative Law Judge (the “ALJ”) of the Commission, at its

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offices in Springfield, Illinois, on April 18, 2005. Ten days prior, notice of the prehearing conference had been provided by the Chief Clerk of the Commission to municipalities in ComEd’s service area in accordance with the requirements of Section 10-108 of the Act, 220 ILCS 5/10-108. An additional pre-hearing conference was held before the ALJ at the Commission’s Springfield office on August 24, 2005.
     Petitions to Intervene were filed on behalf of the Attorney General of the State of Illinois (the “Attorney General” or the “AG”); Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Services Company d/b/a Ameren CIPS, and Illinois Power Company d/b/a AmerenIP, (styled collectively as “Ameren Companies”); Ameren Energy Marketing Company (“AEM”); BlueStar Energy Services, Inc. (“BlueStar”); Building Owners and Managers Association of Chicago (“BOMA”); the Citizens Utility Board (“CUB”); City of Chicago (the “City”); Constellation Energy Commodities Group, Inc. (“CCG”); Constellation NewEnergy, Inc. (“New Energy”); the Cook County State’s Attorney’s Office (“CCSAO”) (collectively, CUB and CCSAO are “CUB-CCSAO”); Direct Energy Services, LLC (“DES”); United States Department of Energy (“DOE”); Dynegy, Inc. (“Dynegy”); the Environmental Law & Policy Center (“ELPC”); Electric Power Supply Association (“EPSA”); Illinois Energy Association (“IEA”); Abbott Laboratories, Inc., Caterpillar Inc., Daimler Chrysler Corporation, Cognix Corporation, Enbridge Energy LLP, Ford Motor Company, and Motorola, Inc., styled collectively as the “Illinois Industrial Energy Consumers” (“IIEC”); J. Aron & Company (“J. Aron”); MidAmerican Energy Company (“MidAmerican”); Midwest Generation EME, LLC (“Midwest Gen” or “MWGen”); Morgan Stanley Capital Group, Inc. (“MSCG”); Midwest Independent Power Suppliers (“MWIPS”); Peoples Energy Services Corporation (“PES”); Reliant Energy, Inc. (“Reliant”); Local Unions 15, 51, and 702, International Brotherhood of Electrical Workers, AFL-CIO (collectively, “Locals 15, 51, 702, IBEW”); Sempra Energy Solutions (“SES”); U.S. Energy Savings Corporation (“USESC”) (collectively, DES and USESC are “DES-USESC”) (collectively, New Energy, DES, MidAmerican, PES, and USESC are the “Coalition of Energy Suppliers” or “CES”) (collectively, all of the foregoing parties are the “Intervenors”).
     Evidentiary hearings were held from August 29-September 2, September 6-9, 12, 14, and 20, 2005, at the offices of the Commission in Springfield, Illinois. At the evidentiary hearings, ComEd, the Staff of the Commission (“Staff”), the AG, BOMA, CES, CNE, CUB-CCSAO, CCG, DES-USESC, Dynegy, IIEC, Midwest Gen, PES, and the DOE entered appearances and presented testimony, either by live witness(es) or by affidavit. Appearances were also entered for J. Aron, MSCG, the City, and MWIPS, although they did not submit testimony. At the conclusion of the hearings, on September 20, 2005, the ALJ marked the record “Heard and Taken.”
     The following witnesses testified on behalf of ComEd: Frank M. Clark, Jr., Executive Vice President and Chief of Staff, Exelon Corporation (“Exelon”), and President, ComEd; Elizabeth A. Moler, Executive Vice President for Government and Environmental Affairs & Public Policy, Exelon; William P. McNeil, Director of Regulatory Strategy, ComEd; Chantale LaCasse, Ph.D., Vice President, National Economic Research Associates, Inc. (“NERA”); Steven T. Naumann, P.E., Vice President of Wholesale Market Development, Exelon; Michael M. Schnitzer, Director, NorthBridge

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Group, Inc; Lawrence S. Alongi, Manager of Distribution Rate Design and Administration, ComEd, and Paul R. Crumrine, Director of Regulatory Strategies & Services, ComEd (jointly); William W. Hogan, Ph.D., Lucius N. Littauer Professor of Public Policy and Administration, the John F. Kennedy School of Government of Harvard University, Research Director, Harvard Electricity Policy Group, and Director, LECG, LLC; Arlene A. Juracek, P.E., Vice President of Energy Acquisition, ComEd and Exelon Energy Delivery LLC; Andrew Parece, Managing Principal, Analysis Group, Inc.; William H. Hieronymus, Vice President, CRA International; and Kevin J. Waden, C.P.A., Director of Financial Reporting and Accounting Research, Exelon Energy Delivery Company.
     The following witnesses testified on behalf of the Staff: David J. Salant, Principal, ERS Group, Adjunct Senior Research Scholar, Columbia Business School, Research Professor, Clemson University; David S. Sibley, John Michael Stuart Centennial Professor of Economics, the University of Texas at Austin; Scott A. Struck, CPA, Supervisor, Accounting Department, Financial Analysis Division; Richard J. Zuraski, Senior Economist, Policy Program, Energy Division; Serhan Ogur, Economic Analyst, Federal Energy Program, Energy Division; Eric P. Schlaf, Senior Economic Analyst, Energy Division; Peter Lazare, Senior Rate Analyst, Financial Analysis Division; Cheri L. Harden, Rate Analyst, Rate Department, Financial Analysis Division; Mary E. Selvaggio, CPA, Manager, Accounting Department, Financial Analysis Division; Steven R. Knepler, CPA, Supervisor, Accounting Department, Financial Analysis Division; Rochelle Phipps, Senior Financial Analyst, Finance Department, Financial Analysis Division.
     The AG’s witnesses were Kenneth Rose, Ph.D, consultant, lecturer, Institute of Public Utilities, Michigan State University; Harvey Salgo, Esq., Principal Consultant, La Capra Associates; David Effron, CPA, Regulatory Consultant, Berkshire Consulting Services; and Philip Reny, Ph.D., Professor of Economics, the University of Chicago.
     BOMA’s witnesses were Arthur B. Laffer, Chairman, Laffer Associates; and T.J. Brookover, Senior Vice President & Director of Property Management, The John Buck Company, and Kristav M. Childress, Technical Director, GEV Corp. (jointly).
     CCG’s witness was Michael D. Smith, Vice President, Regulatory and Legislative Affairs.
     CES’s witnesses were Philip R. O’Connor, Ph.D., Vice President, Illinois Market, NewEnergy; Mario Bohorquez, Director of Supply, Illinois Market, NewEnergy, and Wayne Bollinger, Director of Energy Supply, PES (jointly); and John L. Domagalski, NewEnergy, and Richard S. Spilky, Director of Electric Products, MidAmerican (jointly).
     CUB-CCSAO’s witnesses were Robert M. Fagan, Senior Associate, Synapse Energy Economics, and William Steinhurst, Senior Consultant, Synapse Energy Economics, Inc.

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     DES-USESC’s witness was James Steffes, Vice President, US Government & Regulatory Affairs and Chief Compliance Officer, DES.
     Dynegy’s witness was Barry Huddleston, Senior Director, Governmental and Regulatory Affairs.
     IIEC submitted testimony of Robert R. Stephens, Consultant, Brubaker & Associates, Inc.; James R. Dauphinais, Consultant, Brubaker & Associates, Inc.; and Brian C. Collins, Consultant, Brubaker & Associates, Inc.
     Midwest Gen submitted testimony of Frank C. Graves, Principal, The Brattle Group.
     PES submitted the testimony of Wayne Bollinger, which was separate from the joint testimony for the same witness that CES submitted.
     DOE submitted the testimony of Dale E. Swan, Senior Economist and Principal, Exeter Associates, Inc., Mathew I. Kahal, Consultant, Exeter Associates, Inc.
     B. Testimony, Motions and Rulings
     On February 25, 2005, ComEd filed its direct testimony concurrently with its tariff filing. It presented direct testimony for each of its witnesses listed above, except Ms. Juracek, Mr. Parece, and Dr. Hieronymus (who each submitted only rebuttal and surrebuttal testimony) and Mr. Waden (who submitted only surrebuttal testimony).
     On March 23, 2005, ComEd filed a Motion for Entry of a Case Management Order (the “Motion for Case Management Order”), requesting a pre-hearing conference and entry of a case management order.
     Also on March 23, 2005, ComEd filed a Motion for a Protective Order (the “Motion for Protective Order”), requesting a protective order be entered pursuant to 220 ILCS 5/4-404 and 83 Ill. Adm. Code 200.430(a).
     On March 25, 2005, the Commission issued notice of an April 8, 2005 hearing.
     On March 29, 2005, Staff filed a Motion to Consolidate Dockets 05-0128, 05-0159, 05-0160, 05-0161, and 05-0162, pursuant to 83 Ill. Adm. Code 200.600 (the “Motion to Consolidate”).
     On April 6, 2005, ComEd filed a response to the Motion to Consolidate, opposing Staff’s Motion. ComEd urged coordination rather than consolidation.
     Also on April 6, 2005, IIEC filed a response to the Motion to Consolidate in support of the Motion, and the AG, the City, CUB, and ELPC filed a Motion to file their response Instanter, after notice from the ALJ that filing an informal response not opposing the Motion to Consolidate in part was insufficient.

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     On April 8, 2005, Staff filed a reply in support of the Motion to Consolidate. Also on April 8, 2005, the Ameren Companies filed a response to the same Motion, arguing that the Motion depended on mere speculation that ComEd and the Ameren Companies would raise the same issues.
     On April 12, 2005, the ALJ denied the Motion to Consolidate.
     On April 15, 2005, IIEC, Staff, Midwest Gen, the AG, the City, CUB, and ELPC (collectively, the “Government, Consumer and Environmental Parties” (or “GCE Parties”), and the AG filed their responses to the Motion for Protective Order. IIEC did not object to the Motion, and Staff recommended modifications to the language of the proposed protective order.
     Also on April 15, 2005, IIEC, Staff, Midwest Gen, and CES filed responses to the Motion for Case Management Order and Coordinated Schedule. IIEC, Staff, and CES argued for elongating the period for discovery.
     On April 18, 2005, CCSAO filed a response to the Motion for Protective Order, seeking language to exempt enforcement actions from such Order.
     Also on April 18, 2005, the GCE Parties filed a response to the Motion for Case Management Order, objecting to the parameters for data requests and the length of the discovery period.
     On April 19, 2005, Dynegy filed a response to Motion for CMO and Coordinated Schedule.
     Also on April 19, 2005, ComEd filed its reply in support of the Motion for Protective Order and the Motion for Case Management Order and Coordinated Schedule.
     On April 22, 2005, the ALJ issued a ruling, granting the Motion for Case Management Order, and enumerating procedures to govern the case. Concurrently, the ALJ set forth the Coordinated Schedule.
     On April 26, 2005, the ALJ issued a ruling, granting the Motion for Protective Order.
     On May 17, 2005, the AG, CCSAO, CUB, and ELPC filed a Motion to Dismiss the portion of the proceeding related to ComEd’s Rider CPP (the “Motion to Dismiss”), claiming that such Rider violates the consumer protections provisions in the Act reserving cost-based service to those commercial and industrial customers whose service has not been declared competitive, and asserting that the Act did not grant the Commission authority to approve a competitive procurement process for customers whose service has not been declared competitive.

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     On May 25, 2005, BOMA filed a reply to the Motion to Dismiss, supporting the AG, CCSAO, CUB, and ELPC’s assertion that the Commission lacked the authority to approve Rider CPP.
     Also on May 25, 2005, Locals 15, 51, 702, IBEW filed a response supporting the Motion to Dismiss.
     Also on May 25, 2005, ComEd and IEA both filed Oppositions to the Motion to Dismiss. ComEd noted that the movants mischaracterized market-based rates as being distinct from the utility’s costs, failed to acknowledge that the Procurement Tariffs recovered ComEd’s actual costs, and explained that the Commission’s authority to approve the auction system embodied in Rider CCP is within its clear authority to approve cost recovery mechanisms under Articles IX and XVI of the Act.
     Additionally on May 25, 2005, Staff filed a response opposing the Motion to Dismiss on the grounds that ComEd’s filing provides sufficient information for the Commission to determine whether rates determined by the procurement process are just and reasonable. Also on May 25, 2005, Midwest Gen, Ameren Companies, EPSA, MWIPS, New Energy, MidAmerican, PES, and USESC filed responses to the Motion to Dismiss, opposing the Motion.
     On June 1, 2005, the AG, CCSAO, CUB, and ELPC filed a reply in support of the Motion to Dismiss, arguing that ComEd’s proposal does not allow the Commission an opportunity to review the costs for fairness and reasonability and forces market-based rates on customers whose service has not been determined competitive.
     Also on June 1, 2005, the ALJ issued a Ruling denying the Motion to Dismiss. In the Ruling, the ALJ found that market-based prices like those proposed in the Procurement Tariffs are one method of a utility’s determining costs, and are not a mutually-exclusive replacement for cost-based rates.
     On June 8, 2005, Staff and Intervenors (other than J. Aron, MSCG, MWIPS, and EPSA) filed direct testimony for all of their respective witnesses listed above, except Mr. Effron, Mr. Reny, and Ms. Phipps (each of whom submitted rebuttal testimony).
     On June 22, 2005, the AG, CCSAO, CUB, and ELPC filed a Petition for Interlocutory Review of the ALJ’s Ruling denying, the Motion to Dismiss (the “Petition for Interlocutory Review”), arguing that the Ruling misinterpreted Section 16-103(c) of the Act and that market-based pricing is not reflective of costs where they are set in a less than fully competitive market.
     On June 28, 2005, the Commission, on its own motion, ordered that an oral argument on the Petition for Interlocutory Review be held on July 5, 2005.
     On June 29, 2005, ComEd and Midwest Gen filed their responses to the Petition for Interlocutory Review. Also on June 29, 2005, BOMA filed a reply to the Petition for Interlocutory Review. Also on June 29, 2005, Locals 15, 51, 702, IBEW filed their response in support of the same Petition. Also on June 29, 2005, the AG filed a Motion

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to Reschedule and Clarify Scope of Oral Argument, seeking a later date for the argument and to confine the argument to the issue whether the Act grants the Commission authority to approve market-based rates for customers whose service is not declared competitive.
     On June 30, 2005, ComEd and Locals 15, 51, 702, IBEW filed their responses to the Motion to Reschedule and Clarify Scope of Oral Argument.
     On July 1, 2005 the Commission denied the Motion to Reschedule and Clarify Scope of Oral Argument by the AG.
     On July 5, 2005, the Commission held oral argument on the Petition for Interlocutory Review.
     On July 6, 2005 ComEd filed rebuttal testimony for all of its witness listed above except Mr. Clark, Ms. Moler, and Mr. Schnitzer, and Mr. Waden.
     On July 13, 2005, the Commission denied the Petition for Interlocutory Review.
     On July 27, 2005, the AG, CCSAO, and CUB filed a Motion to Clarify the Place of Hearing and Request the Place of Hearing Be at the Commission in Chicago (the “Motion to Clarify”) for the convenience of the parties and their counsel.
     On August 3, 2005, the AG, BOMA, CCG, CES, CUB, DES-USESC, Dynegy, IIEC, Midwest Gen, PES, and Staff filed rebuttal testimony of all of their witnesses listed above except Messrs. Swan and Kahal.
     On August 4, 2005, the Ameren Companies and Staff filed a response in opposition to the Motion to Clarify. Also on August 4, 2005, ComEd filed a response to the Motion to Clarify, taking no position, and the DOE filed a response in support of the Motion to Clarify.
     On August 10, the AG, CCSAO, and CUB filed a reply to the Motion to Clarify.
     On August 12, 2005, the ALJ issued a ruling denying the Motion to Clarify.
     On August 16, 2005, the CCSAO and CUB filed a Motion in Limine to Bar Witnesses from being Cross Examined Simultaneously in this Matter with any Other Matter of the Cook County State’s Attorney’s Office and the Citizens Utility Board (the “Motion to Bar”), which Motion CCSAO and CUB based on the ALJ’s ruling denying consolidation.
     On August 18, 2005, the AG and CCSAO filed a Petition for Interlocutory Review of Request that Hearings Be Held in Chicago (the “Chicago Petition for Interlocutory Review”), arguing that the location convenient for some of the parties is in the public interest.

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     Also on August 19, 2005, ComEd filed its surrebuttal testimony for all of its witnesses listed above, except Mr. Clark, Ms. Moler, and Mr. Schnitzer.
     On August 22, 2005, CCSAO and CUB filed their joint reply to the responses to Motion to Bar. On August 22, 2005, Staff filed its reply to responses to Motion to Bar.
     On August 23, 2005, the ALJ denied the Motion to Bar.
     Also on August 23, 2005, the AG, CCSAO, CUB, and ELPC filed a Motion in Limine to Exclude Testimony Regarding the Post 2006 Workshops (“Motion to Exclude”).
     On August 24, 2005, Ameren Companies, ComEd, and Staff filed responses to the Chicago Petition for Interlocutory Review.
     On August 25, 2005, the Commission issued a notice denying the Chicago Petition for Interlocutory Review.
     On August 26, 2005, the Ameren Companies, ComEd, IIEC, CES, and Staff filed responses to the Motion to Exclude.
     Also on August 26, the ALJ issued a Ruling denying the Motion to Exclude.
     On September 20, 2005, during a hearing, the ALJ issued a schedule for post-hearing briefs and party-proposed draft orders. On September 21, 2005, ComEd filed an outline for the post-hearing briefs, which the ALJ adopted on September 23, 2005. On September 27 and 28, 2005, IIEC and Staff filed motions to amend the brief outline.
     On October 3, and again on October 12, 2005, ComEd filed a Motion to Correct the Transcript of Hearings.
     On October 7, 2005, initial post-hearing briefs were submitted respectively by ComEd, Staff, the AG, CUB, DOE, IIEC, MSCG, PES, CES, CCG, DES-USESC, Dynegy, Midwest Gen, CCSAO, and BOMA.
     On October 14, 2005, ComEd, MWGen, BOMA and the AG filed their respective proposed orders. On October 27, 2005, ComEd, DOE, CCSAO, Dynegy, MWIPS, IIEC, CES, DES/USESC, MWGen, MSCG, BOMA, the AG, CUB and Staff filed their respective post-hearing reply briefs.
     On November 23, 2005, the ALJ granted the various motions to correct the transcript.
     On December 5, 2005, the ALJ served a proposed order on the parties.

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II. NEED FOR COMMISSION ACTION
     The parties devoted some thought to the need for Commission action concerning the filed tariffs. ComEd insisted that because it owns no generating assets of its own, it must purchase the power and energy necessary to serve its customers at wholesale. ComEd notes that it currently handle this purchasing through a contract which will expire at the end of 2006 and ComEd will thereafter need to purchase power and energy in the wholesale market.
     ComEd, in additional to other parties such as the Coalition of Energy Suppliers and MidWest Generation urge the Commission to approve tariffs embodying a procurement methodology that both secures reliable supply and results in reasonable and stable retail prices in the post-transition period in accordance with the intent of the Illinois Electric Service Customer Choice and Rate Relief Law of 1997, 220 ILCS 5/16-101 et seq. (the “1997 Law” or the “1997 Restructuring Law”). To meet that requirement, ComEd has filed tariffs embodying the competitive procurement auction.
     The AG asserts that the only action that the Commission needs to take in connection with this docket is to permanently suspend the tariffs ComEd has filed. According to the AG the Commission does not need to approve ComEd’s proposal. Moreover, the AG argues that the Commission need not and should not pre-approve any other method of procuring electricity for 2007 and beyond.
     The AG argues that the Commission must also continue to regulate rates pursuant to 220 ILCS 5/ 9-101 and 9-201, and continue to enforce the other consumer protection provisions in the PUA.
     The Commission concludes that it has to act upon the tariffs filed by ComEd and that action is set forth in the following sections of this order.
III. LEGAL ISSUES
A.	Background: The Illinois Electric Service Customer Choice and Rate Relief Law of 1997
     For the most part, the Section III.A of the parties’ briefs is titled, “Background: the Illinois Electric Service Customer Choice and Rate Relief Law of 1997,” 220 ILCS 5/16-101 et seq. The parties’ comments are summarized below. Unless otherwise indicated, assertions contained in these summaries represent the positions of the parties, not findings by the Commission.
1.	ComEd’s Position
     ComEd states that in 1997, the General Assembly radically transformed the electric services industry in Illinois through the 1997 Law. The 1997 Law brought about immediate and substantial benefits for consumers, including the largest guaranteed

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residential rate reductions in the country. ComEd was required to reduce its residential rates by 20%. In addition, tariffed electricity rates for traditional bundled customers have been frozen — for residential customers, at the reduced level — for almost a decade, from 1997 through 2006. This rate reduction and freeze have saved residential and other customers three billion dollars statewide.
     As part of the transition to competitive markets for electricity in Illinois, the 1997 Law specifically authorized electric utilities to reorganize their businesses and to divest generation assets (the plants that generate electricity) with defined, but limited, Commission oversight of those transactions. Section 16-111(g) authorizes a utility to “implement a reorganization” and to “sell, assign, lease or otherwise transfer assets to an affiliated or unaffiliated entity.” While providing for Commission review, the General Assembly expressly chose to authorize Commission disapproval of such asset divestiture only if the agency found that the transaction would render the utility unable to provide safe and reliable service, or would result in a strong likelihood that the utility could seek a base rate increase during the mandatory transition period.
     With regard to the divestitures allowed by the statute, the 1997 Law further provides that once the Commission approves a utility’s sale or transfer of its generation assets, “[t]he Commission shall not in any subsequent proceeding or otherwise, review such a reorganization or other transaction authorized by this Section.” Rather, Section 16-111(i) directs that, after the mandatory transition period, “the Commission, in any proceeding to establish rates and charges for tariffed services offered by an electric utility, shall consider only . . . the then current or projected revenues, costs, investments and cost of capital directly or indirectly associated with the provision of such tariffed services . . . .”
     In accordance with the statutory grant of authority in Section 16-111(g), ComEd has fully divested its generation assets, selling some, and transferring others to an affiliated entity. As the Commission recognized in approving these divestitures, it was fully understood that as a result of the divestitures, “subsequent to 2006, [ComEd] would obtain all of its supply from market forces.” (In re Commonwealth Edison Co., Proceeding Pursuant to Section 16-111(g), 2000 Ill. PUC LEXIS 667 at 6, Aug. 17, 2000) In sum, in order to meet its ongoing mandatory service obligations, see 220 ILCS 5/16-103, ComEd now must purchase the electricity needed to serve its customers. It has been understood since the time ComEd divested its generation assets that, beginning in 2007, ComEd would purchase that electricity at prices determined by market forces.
2.	AG’s Position
     The AG avers that the PUA is based on the premise that the “health, welfare and prosperity of all Illinois citizens require the provision of adequate, efficient, reliable, environmentally safe and least-cost public utility services at prices which accurately reflect the long-term cost of such services and which are equitable to all citizens.” The public has a strong interest in utility services that are affordable, efficient and reliable.

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The AG continues stating that the Act establishes a comprehensive regulatory scheme to review the costs incurred by utilities and to set rates paid by consumers so that consumers of essential, monopoly utility services are protected from unfair pricing.
     The AG maintains that the 1997 Amendments reiterated and confirmed these goals. In section 16-101A, the General Assembly found that “[w]ith the advent of increasing competition in this industry, the State has a continued interest in assuring that the safety, reliability, and affordability of electrical power is not sacrificed to competitive pressures, and to that end, intends to implement safeguards to assure that the industry continues to operate the electrical system in a manner that will serve the public’s interest.” (220 ILCS 5/16-101A(c)) While noting that the ICC should act to promote effectively competitive electricity markets, the General Assembly also concluded, “Consumer protections must be in place to ensure that all customers continue to receive safe, reliable, affordable, and environmentally safe electric service.”
3.	CCSAO’s Position
     CCSAO asserts that the Choice Act did not initially amend Section 9-101, Section 9-102, Section 9-103, Section 9-104, and Section 9-201 of the Act. These sections ultimately provide consumers with a variety of protections, including: i) that all rates be just and reasonable, ii) requirements on filing with the Commission and making publicly available schedules showing all rates, iii) the filing at the Commission of contracts related to any service, and iv) the ability to suspend a rate filing for a period of up to 11 months. CCSAO maintains that in determining the current law, care needs to be taken to determine whether a particular provision of the customer choice law has superseded any of the other provisions of the Public Utilities Act.
     CCSAO believes that what is clear is that the while the General Assembly provided the electric utilities with certain opportunities in the Act it did not remove the traditional ratemaking provisions available to residential and small commercial customers in Article IX. According to CCSAO, rates and supporting materials need to be provided to the Commission and the Commission needs to determine whether rates are just and reasonable. CCSAO notes that the Commission has in this case utilized one of the tools of Article 9 and suspended ComEd’s filing in order to have a hearing on the filing. The Commission needs to demand compliance with Article IX.
     CCSAO is not seeking review of the reorganization, but rather is asking the Commission to look at the consequences of the divestiture when setting rates. CCSAO asserts that rates need to be just and reasonable and that ComEd is not entitled under the law for ratepayers to pay whatever it spends to acquire power as a result of that decision unless the rates are just and reasonable and in compliance with Illinois law.
     CCSAO argues that ComEd’s tariff fails to show precisely what those costs will actually be. CCSAO concludes that ComEd’s proposal ultimately requires the Commission to take on faith that the auction will result in a just and reasonable rate.

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4.	Staff’s Position
     Staff notes that the Electric Service Customer Choice and Rate Relief Law of 1997 (referred to by Staff as the “Restructuring Law”) implemented an unprecedented restructuring of the State’s electric utility industry. Among other things, the Restructuring Law established a “transition period” during which the pre-existing bundled rates for non-residential customers would remain frozen at pre-1997 rates, and pre-existing bundled rates for residential customers would remain frozen at pre-1997 rates less a percentage reduction (a 20% reduction in ComEd’s case) through the end of 2006.
     Staff further notes that with ComEd’s divesting itself of its generating assets as permitted under the Restructuring Law, the question becomes with the transition period and ComEd’s purchase power arrangements ending December 31, 2006, ComEd and similarly situated utilities will still have to satisfy its obligation to provide power and energy to its customers.
5.	IIEC
     IIEC maintains that under the Customer Choice Law, utilities are required to offer delivery service, so that end-use customers could choose suppliers, other than the electric utility, for their electric power and energy requirements.
     IIEC notes that base rates were frozen for all customers and rates were reduced by 20% for residential customers in the ComEd service territory. Also, utilities were given the option to avoid the rate decrease and rate freeze but if they did they were required to file biennial rate case proceedings without regard to whether the filing would produce a rate increase or decrease.
     IIEC further notes that utilities were given the option to reorganize and restructure their businesses and the right to collect transition charges to allow them to collect the cost of investments they believed would be stranded or otherwise unrecoverable, if customers were allowed to choose a supplier other than an electric utility.
     To allow utilities to respond to compete with third party suppliers, the General Assembly granted the utilities the right to request that the Commission declare a tariffed service or services competitive. Utilities on the other hand, were required to “. . . continue offering to retail customers each tariff service that it offered as a distinct and identifiable service on the effective date of the Amendatory Act of 1997 until the service . . .” was declared competitive or abandoned.
     In adopting of the Customer Choice Law, the General Assembly expressed the intention that all customers benefit, in an equitable and timely fashion, from “lower costs” of electricity that would result from “retail and wholesale” competition. The

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General Assembly intended that the “. . . competitive wholesale and retail market . . .” benefit “all Illinois citizens.”
     IIEC argues that the retail market in the ComEd service territory has not developed in a manner that ensures all citizens in the ComEd service territory will receive the benefits of effectively competitive wholesale and retail markets. IIEC asserts that the ComEd proposal does not allow all of its customers to benefit from the wholesale and retail markets. Nor does it permit all customers to benefit from the lower cost of electricity derived from retail and wholesale competition. IIEC notes that ComEd specifically proposes to deny its largest customers (3 MW and over) access to the lowest discoverable wholesale price, which it claims will be produced by its recommended auction process.
6.	CES’ Position
     CES states that the enactment of the Customer Choice Law in 1997 signaled the beginning of a complex, multi-faceted transformation of the electric industry in Illinois. The scope of this ongoing transformation has affected all stakeholders, including consumers, utilities, alternative retail electric suppliers, governmental agencies, and other interested parties.
     CES ran through a summarization of the Customer Choice Law in the following paragraphs. Through the Customer Choice Law, the General Assembly provided a clear policy directive to the Commission: “The Illinois Commerce Commission should act to promote the development of an effectively competitive market that operates efficiently and is equitable to all consumers.” Thus, the General Assembly has endorsed the concept that the Commission, in establishing just and reasonable rates, must take affirmative action to ensure the development of an effectively competitive market for retail electricity in Illinois.
     The Customer Choice Law reflects the General Assembly’s belief that Illinois retail electric customers will benefit from competition because competition will lower rates more effectively than regulation. The goal of restructuring the electric industry is to introduce competition to a formerly noncompetitive, monopolistic market so that consumers will experience the benefits of competition. Only if the Commission continues to foster a competition-enabling environment will consumers have meaningful choices and reasonable opportunities to achieve savings over the rates derived through a traditional rate of return regulatory process.
     The Customer Choice Law provides that, in the event that utilities do not own generation and must acquire supply in the wholesale market, the price of the wholesale supply should have a reasonable relationship to the costs indicated by the Commission approved market value energy charge (“MVEC”) methodology. (220 ILCS 5/16-111(i)); The Choice Law further provides that the MVEC methodology can rely on a variety of inputs, including contracts applicable to the utility’s service areas. (220 ILCS 5/16-112(a)) The auction proposed by ComEd would yield such energy contracts.

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     CES maintains that one of the important features of the Customer Choice Law is the section providing that utilities may request that certain rates be declared “competitive.” (220 ILCS 5/16-113; CES Ex. 4.0 at lines 743-53) The Commission utilized the competitive declaration provision of the Act in ICC Docket No. 02-0479, in which the Commission issued an Order finding that ComEd no longer would have an obligation to provide a bundled service supply product to certain classes of customers, because the competitive market had developed to the point that such customers could reliably expect to find comparable and alternative energy service products in the markets.
     CES asserts that the Commission should reject any proposals (whether explicit or not) to rescind the competitive declaration for the above 3 MW class of customers as being a retreat from the principle of Market Reliance, directly contrary to the Commission’s Order in ICC Docket No. 02-0479, not in keeping with the goals of the Choice Law, and contrary to the facts of the existing Illinois retail electric market.
     CES maintains that the Customer Choice Law envisions the development of a competitive market for electricity in Illinois, in which each consumer will have choices to determine the most advantageous way to obtain electricity to service the customer’s own needs. The instant proceeding represents a critical step toward achieving the General Assembly’s goals.
7.	DES-USESC’s Position
     DES-USESC comment that the Customer Choice Law requires the Commission to promote “an effectively competitive electricity market that operates efficiently and is equitable to all consumers.” (220 ILCS 5/16 101A(d)) The Customer Choice Law also states that “Competitive forces are affecting the market for electricity” such that “Competition in the electric services market may create opportunities for new products and services for customers.”
     DES-USESC notes that the Customer Choice Law requires that “all consumers must benefit in an equitable and timely fashion from the lower costs for electricity that result from retail and wholesale competition and receive sufficient information to make informed choices among suppliers and services. (Id.) Thus, the General Assembly has endorsed the concept that the Commission, in establishing just and reasonable rates, must take affirmative action to ensure the development of an effectively competitive market for retail electricity in Illinois.
     The Customer Choice Law reflects the General Assembly’s belief that Illinois retail electric customers will benefit from competition because competition will lower rates more effectively than regulation. (See 220 ILCS 5/16-101(e)) The goal of restructuring the electric industry is to introduce competition to a formerly noncompetitive, monopolistic market so that consumers will experience the benefits of competition. DES-USESC argues that only if the Commission continues to foster a

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competition-enabling environment will consumers have meaningful choices and reasonable opportunities to achieve savings over the rates derived through a traditional rate of return regulatory process. DES-USESC further argues that the instant proceeding represents a critical step toward achieving the General Assembly’s goals.
8.	CCG’s Position
     CCG notes that the Restructuring Law created a new regulatory structure that would promote a competitive wholesale and retail electric market in Illinois. (220 ILCS 5/16-101 et seq.) Recognizing that “[c]ompetitive forces are affecting the market for electricity as a result of recent federal regulatory and statutory changes and the activities of other states” and that “[a] competitive...market must benefit all Illinois citizens” (220 ILCS 5/16-101A(b) and (d)), the Restructuring Law stated that the “Commission should act to promote the development of an effectively competitive electricity market that operates efficiently and is equitable to all consumers.”
     CCG further notes that in order to bring about the new regulatory structure, alternative electric retail suppliers (“ARES”) were permitted to compete with utilities, a mandatory transition period was established, residential rates were reduced by 20%, all rates were frozen for the duration of the mandatory transition period, and utilities were permitted to restructure their businesses and divest assets, including generating assets. The new structure also promoted the development of wholesale electric markets. CCG argues that while the restructuring continues to evolve, several issues will need to be resolved, including the issue of how utilities that no longer own generation will procure power and energy so that they can meet their obligations for tariffed service. CCG claims that the proposed tariffs, if approved, would address this issue.
9.	Dynegy’s Position
     Dynegy offers certain background comments with respect to the 1997 Customer Choice Law.
     The Mandatory Transition Period (“MTP”) provided for in the Customer Choice Law, Section 16-102, ends on January 1, 2007. Without action by the Commission or the General Assembly, at that time many changes will occur within the rules governing electric utilities in Illinois by operation of law. Key among these is the end of the rate freeze. (See 16-111(a)) Although the precise contours are not definitively set forth in the PUA, the General Assembly has laid out certain policy goals and provided utilities and the Commission with certain options if nothing more were to occur. The Customer Choice Law includes certain policy goals in Sections 16-101A(b), (d) and (e).
     To help implement these goals, the PUA permits utilities to file general rate cases for rates that will be effective after the expiration of the MTP. In examining such requests, the Commission has been provided some guidance in such sections as Section 16-111(i), which provides for a comparison between the market value for power and energy and the rate component for such services in a utility’s proposed rates.

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     Dynegy notes that parties have raised the issue of whether the Commission has the authority to approve ComEd’s proposal for any customer class that has not been declared competitive pursuant to Section 16-113 and parties have also raised the issue of whether the proposal should nonetheless be approved as a matter of policy. On these two threshold issues, Dynegy currently takes no position. While generally supportive of an auction format as a means to accomplish the General Assembly’s goals set forth above, Dynegy’s basic concern is on ways to improve that process, and not on the more fundamental issues raised by other parties.
B.	ICC Authority under Articles IX and XVI to Approve the Filed Tariffs[1]
     For the most part, “ICC authority under Articles IX and XVI to approve the filed tariffs” was addressed in Section III.B of the parties’ briefs. Discussion is also contained in Section VIII of the briefs. “Relationship of Illinois and federal law and jurisdiction” was discussed in Section III.C and is summarized elsewhere in this order. The parties’ arguments on these issues are summarized below. Unless otherwise indicated, assertions contained in these summaries represent the positions of the parties, not findings by the Commission.
1.	ComEd’s Position
     ComEd states that despite the significant transformation of the electric services industry in Illinois brought about by the 1997 Law, ComEd remains subject to ongoing mandatory service requirements. Along with this ComEd notes that pursuant to long-settled statutory authority, an electric utility is entitled to recover its prudently incurred costs. The General Assembly expressed its intent in the PUA that utility service prices “accurately reflect the long-term cost of such services” and that “tariff rates for the sale of various public utility services . . . accurately reflect the cost of delivering those services and allow utilities to recover the total costs prudently and reasonably incurred.” (220 ILCS 5/1-102)
     Consistent with this expression of legislative intent, Article IX of the Act requires that utility rates be “just and reasonable.” (220 ILCS 5/9-101) This requirement means that rates “should be sufficient to provide for operating expenses, depreciation, reserves . . . and a reasonable return to the investor.” (Illinois Bell Tel. Co. v. ICC, 414 Ill. 275, 286-88 (1953)) Rates “must allow the utility to recover costs prudently and reasonably incurred.” (ComEd brief at 10, citing Citizens Util. Bd. v. ICC, 166 Ill. 2d 111, 121 (1995)) Further, “The state has no power to compel a corporation engaged in operating a public utility to serve the public without a reasonable compensation.” (ComEd Brief at 10-11, citing City of Edwardsville v. Ill. Bell Tel. Co., 310 Ill. 618, 621 (1924))
     ComEd asserts that under long-standing regulatory principles, the Commission has authority to approve the mechanism by which ComEd will incur, and recover, the

[1]	Discussion of the issues set forth in the outline at VIII are included because of the inter-relationship of those issues.

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actual costs it must incur to fulfill its mandatory service obligations. There is nothing in the Act that prohibits the Commission from establishing that mechanism in advance, as it previously has done in analogous situations. ComEd maintains that the Act requires the Commission to ensure that rates are just and reasonable. (220 ILCS 5/9-101) ComEd asserts that the statute does not dictate how the Commission should make this determination and, indeed, it is firmly established that Commission has wide latitude in establishing “preferable techniques in utility regulation.” (City of Chicago v. Ill. Commerce Comm’n, 13 Ill. 2d 607, 618 (1958))
     ComEd argues that both the Commission and Illinois courts also have held that the Commission has the authority to approve formula-type rates, particularly for costs that fluctuate. ComEd notes that in 1958, the Illinois Supreme Court upheld the Commission’s authority to permit a utility to automatically increase its rates to recover the costs of wholesale power purchases pursuant to an approved “mathematical formula.” (City of Chicago, 13 Ill. 2d at 611-613)
     More recently, the Supreme Court agreed with the Commission that, in the case of “unexpected, volatile or fluctuating expenses,” an adjustment mechanism provides a more “accurate and efficient” means than a general rate case for tracking costs and matching them with rates. (ComEd brief at 12, citing Citizens Util. Bd. v. Ill. Commerce Comm’n, 166 Ill. 2d 111, 139 (1995)) Such mechanisms simply — and fairly — provide for cost recovery and do not affect the utility’s fair rate of return. (See City of Chicago v. Ill. Commerce Comm’n, 281 Ill. App. 3d 617, 628 (1st Dist. 1996)) What is critical is that the measure of costs, and the utility’s rates, must be outside the control of the utility. (See Citizens Util. Bd. v. Ill. Commerce Comm’n, 275 Ill. App. 3d 329, 340, 1st Dist. 1995) (“the Commission may not approve a tariff which permits a utility to set its own rates”).
     ComEd claims that Rider CPP establishes a competitive auction procurement mechanism by which ComEd prudently may incur the costs associated with its wholesale power purchases and allows ComEd to recover those costs without any markup to consumers. ComEd explains that the proposed procurement mechanism is beyond the control of the utility and fully monitored by the Commission. Once the auction is completed, an independent auction manager must submit a formal report to the Commission summarizing what occurred at the auction. The Commission’s Staff also must submit a report to the Commission regarding the auction. The Commission then has the opportunity to review the auction and, if it determines necessary, reject the auction results by initiating an investigation or other formal proceeding.
     ComEd continues stating that retail rates will be set by a pre-determined formula based on the auction results. The Commission also retains its authority to initiate an investigation into the rate at any time and any aggrieved party may file a complaint if the rate is unjust and unreasonable. (220 ILCS 5/9-250) For all these reasons, ComEd urges that the cost recovery mechanism in Rider CPP is fully consistent with the principles set forth by the Illinois Supreme Court in City of Chicago and related cases, and is within the Commission’s authority to approve under Article IX of the Act.

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     ComEd asserts that authority to approve Rider CPP is also provided by Section 16-111(i) of the Act. That provision addresses how the Commission must evaluate rates in the context presented here, i.e., after the mandatory transition period but before a tariffed service is declared competitive. Section 16-111(i) directs:
In determining the justness and reasonableness of the electric power and energy component of an electric utility’s rates for tariffed services subsequent to the mandatory transition period and prior to the time that the provision of the tariffed service is declared competitive, the Commission shall consider the extent to which the electric utility’s tariffed rates for such component for each customer class exceed the market value determined pursuant to Section 16-112.
     In addition, Section 16-111(i) permits the Commission to “establish such electric power and energy component at a rate equal to the market value plus 10%.” In other words, the Act explicitly recognizes that, prior to the time a service is declared competitive, charges for the electric power and energy component of the service may be measured by that component’s “market value.” Thus, Section 16-111(i) implements the longstanding Article IX “just and reasonable” rates requirement, 220 ILCS 5/9-101, in the context of the electricity services restructuring envisioned by the 1997 Law, by expressly allowing the Commission to make market value a reference point for the justness and reasonableness of charges for the electric power and energy component of tariffed services.
     ComEd maintains that Rider CPP comports with the authorization provided by Sections 16 111(i) and 16-112(a) to base rates for the electric power and energy component of tariffed service on the market value of that energy. “Market value” as used in Section 16-111(i) is defined in Section 16-112. Significantly, Section 16-112 broadly establishes that the Commission may determine “market value” pursuant to a “tariff that . . . provides for a determination of the market value for electric power and energy as a function of an exchange traded or other market traded index, options or futures contract or contracts applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy.” (220 ILCS 5/16-112(a)) A competitive auction process fits squarely within the statutory criteria for establishing the “market value” for electric power and energy under Section 16-112(a).
     ComEd argues that Rider CPP is not prohibited by Section 16-103(c). (ComEd brief at 16-24) In Section III.B.4.a, ComEd says the AG’s Section 16-103(c) argument has already been correctly rejected.
     ComEd argues that the parties’ argument confuses retail and wholesale markets. The auction proposal is a wholesale auction, whereby ComEd will purchase electric energy at wholesale from third party suppliers to serve its retail load. It is not a retail auction. ComEd will be charging its retail customers its actual costs of procuring power at wholesale. ComEd will not be charging its retail customers market-based rates.

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Thus, these parties would read Section 16-103(c) to mean that a utility like ComEd that owns no generation facilities of its own could not charge customers, prior to a competitive declaration, the costs of wholesale electricity acquired through a competitive process.
     ComEd asserts that this proposition is surprising in light of the consensus conclusion reached in the Commission’s “Post 2006” Initiative, a collaborative process that addressed issues regarding the Act’s “post-transition” period commencing January 1, 2007. Interested stakeholders, including each of the parties now advancing the Section 16-103(c) argument, participated in that process through several open working groups, including one focused specifically on procurement. The declared consensus of all stakeholders in the Procurement Working Group was that “the ideal procurement method” for utilities that had divested their generation assets should, among other criteria, “allow for a competitive procurement approach,” “provide for the opportunity for full cost recovery to the utilities if they follow the Commission approved procurement approach” and “result in market-based rates for customers.”
     ComEd also cites to the ALJ ruling that “from a simple reading of Section 16-103(c), and its numerous references to cost, it is clear that market-based prices and cost-based rates are not mutually exclusive concepts.” (05-0159 ALJ Ruling of June 1, 2005 at 6) Rather, “use of market-based prices is recognized as a mechanism for or subset of, not an exception to or ‘replacement’ of, establishing rate components based on cost. That is, use of market-based pricing is identified as one method for determining such costs, not an alternative thereto.” According to ComEd, the ruling emphasized that what is at issue in this proceeding is ComEd’s costs: “In the instant case, ComEd’s proposal is intended to recover only such costs as are actually incurred in procuring power and energy through the auction process.” Given that “use of market-based prices” is not “inherently inconsistent with the principle of setting rate components at cost,” the ruling explained that “the question is whether Section 16-103(c) prohibits the use of an auction or other market-based process in determining the costs of power and energy in setting rates for non-competitive customers.”
     ComEd further cites that the ruling properly concluded there is no such prohibition in the statute. Rather, the statute requires that “rate components for competitive services may only be set, not surprisingly, by using market-based prices to establish cost.” (Id.) But “just because that particular method is statutorily mandated for establishing certain cost components for competitive services does not somehow mean it is statutorily prohibited for other services or customers, particularly where, as in the instant case, use of market-based prices is expressly recognized as one means of establishing costs in Section 16-103(c).”
     ComEd argues that the AG’s construction of Section 16-103(c) is contrary to the language and main purpose of the statute.
     ComEd provides a summarization of Section 16-103. Section 16-103 is captioned, and defines, the “[s]ervice obligations of electric utilities.” Subsection

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16-103(a) provides that until a tariffed service is declared “competitive” pursuant to Section 16-113 — meaning that until the Commission determines that a customer segment or group can obtain equivalent electric service “from one or more providers other than the electric utility,” 220 ILCS 5/16-113 — an electric utility remains obligated to provide tariffed retail services to that customer segment or group. However, once a tariffed service is declared “competitive,” a utility generally can choose not to provide service at all or can provide unregulated service, priced any way it wants. (220 ILCS 5/16-113(b), 16-119) That is the point of bringing competition to formerly regulated retail markets.
     Subsection 16-103(c) sets forth a limited exception to this rule for smaller customers. The section declares that “[n]otwithstanding any other provision of this Article” — meaning notwithstanding the provisions of Sections 16-103(a) and 16-113 described above — “each electric utility shall continue offering to all residential customers and to all small commercial retail customers” bundled electric service indefinitely, even if the service is declared competitive.
     Section 16-103(c) continues by defining how, when service to these smaller customers becomes “competitive,” the still-ongoing mandatory service obligation shall be priced, providing that pricing shall be at “at rates which reflect recovery of all cost components for providing the service.” Finally, Section 16-103(c) concludes by defining “cost” in this setting, stating that “[f]or those components of the service which have been declared competitive, cost shall be the market based prices.” “Market based prices” as referred to in Section 16-103(c) means either as provided for in Section 16-112, or the utility’s “cost of obtaining the electric power and energy at wholesale through a competitive bidding or other arms-length acquisition process.”
     ComEd asserts that the import of Section 16-103(c) is that “residential” and “small commercial retail” customers are entitled to remain with their existing public utility, even after their service is declared competitive. ComEd notes that these small customers would never be forced into the market and could continue to receive their electric service from their existing public utility as they had done before the 1997 Law. However, the General Assembly made sure that the utility could not take advantage of small customers who chose to remain with their existing utility. ComEd states that the General Assembly provided that, once a service is declared competitive, these small customers who remain with the utility are entitled to rates based on costs determined by market forces. Even if the utility’s actual costs prove to be higher, the utility is limited to charging these small customers rates based on costs determined by market forces.
     Thus, according to ComEd, Section 16-103(c) is an exception that applies for limited customer groups when a service is declared competitive, and it defines how a utility shall obtain “recovery of all cost components” at and after that time. Section 16-103(c) says nothing about the situation here, where the relevant customer classes have not yet been declared competitive. Critically, the fact that “cost” must be based on market prices when a service for certain small customer groups is declared competitive does not mean that “cost” cannot ever be based on market prices at any other time.

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ComEd argues that the Attorney General effectively rewrites the statute as if it read that “cost shall be the market based prices only for any service that has been declared competitive.” But, ComEd asserts the word “only” nowhere appears in, and cannot be glossed onto, the provision.
     ComEd maintains that absent an ambiguity, a statute must be interpreted in accordance with the words used by the legislature, and provisions that do not appear may not be added. (See, e.g., People v. Glisson, 202 Ill. 2d 499, 504 (2002) (“where a statute is clear and unambiguous, courts cannot read into the statute limitations, exceptions, or other conditions not expressed by the legislature”); Donahoo v. Bd. of Educ. of School Dist. No. 303, 413 Ill. 422, 426 (1953)) Section 16-103(c) is inapposite: it addresses pricing for residential and small commercial customer classes that have been declared competitive. ComEd’s tariff does not purport to apply to such a situation.
     ComEd argues that the Attorney General’s interpretation of Section 16-103(c) would lead to absurd results and would render other provisions of the Act superfluous.
     ComEd notes that many costs — from poles to wires — are prudently incurred precisely because they are incurred at market prices. It would be illogical to read into the statute a prohibition that until a service is declared competitive, a utility’s recoverable costs cannot be based on competitive, arms-length transactions or market prices that define the utility’s actual costs. Because ComEd no longer owns generation assets, it necessarily must acquire wholesale electricity in the market, at prices subject to FERC regulation. That is why it is correct that “market-based prices and cost based rates are not mutually exclusive concepts.”
     Contrary to the implication in the Attorney General’s argument, ComEd does not propose to charge a retail “market-based rate” for its utility services based on the potential competitive offerings of other retail suppliers. That would be inappropriate for any customer class before a service is declared “competitive” under Section 16-113. Rather, ComEd seeks to recover its actual costs, which happen here — as often is the case — to be incurred at market-based prices in the various wholesale markets in which ComEd must purchase electricity.
     Second, the Attorney General’s view contravenes another principle of statutory interpretation, namely, that a “statute should be evaluated as a whole” and that “each provision should be construed in connection with every other section.” (Abrahamson v. Ill. Dep’t of Prof. Reg., 153 Ill.2d 76, 91 (1992)) “[I]f possible, no term [should be] rendered superfluous or meaningless.” (Texas-Cities Serv. Pipeline Co. v. McGaw, 182 Ill.2d 262, 270 (1998)) The Attorney General contends that, before a service is declared competitive, rates cannot be based on the market value of electric power and energy. However, Section 16-111(i) explicitly provides that, before a service is declared competitive, the Commission must consider the market value of electricity in setting rates. To ignore Section 16 111(i) would render that provision meaningless.

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     ComEd states that more recently, the Supreme Court agreed with the Commission that, in the case of “unexpected, volatile or fluctuating expenses,” an adjustment mechanism provides a more “accurate and efficient” means than a general rate case for tracking costs and matching them with rates. (Citizens Util. Bd. v. Illinois Commerce Comm’n, 166 Ill. 2d 111, 138 (1995)) What is critical is that the measure of costs, and the utility’s rates, must be outside of the utility’s unilateral control. (See Citizens Util. Bd. v. Illinois Commerce Comm’n, 275 Ill. App. 3d 329, 340 (1st Dist. 1995) (“the Commission may not approve a tariff which permits a utility to set its own rates”))
     ComEd continues that such “formula rate” mechanisms have not been limited to fuel purchases. (See Citizens Util. Bd., 166 Ill. 2d at 133 (upholding recovery of “coal-tar cleanup expenditures” through a flexible “rider” mechanism); City of Chicago, 281 Ill. App. 3d at 627-28 (upholding rider recovery of utility municipal franchise fees)) ComEd notes that it already employs a formula rate in many other tariffs.
     ComEd contends that its proposed auction review process fully protects all the consumer protections of the Act.
     ComEd asserts that the issue before the Commission is not whether ComEd’s wholesale electricity costs may increase, but simply whether those costs are prudently incurred, and whether ComEd’s Rider CPP allows the Commission sufficient opportunity to review whether those costs are prudently incurred.
     ComEd contends that the Commission’s review of the prudence of ComEd’s proposed wholesale acquisitions occurs in two forms, which together allow the Commission ample opportunity to review the prudence of ComEd’s incurrence of these costs. First, through this proceeding, ComEd provides an opportunity to the Commission and interested parties to review the method by which ComEd will make its wholesale acquisitions. ComEd proposes for review and approval the very mechanism by which it will make these wholesale acquisitions. Many of the precise issues of “discretionary conduct” raised by CUB – such as how the qualifications of bidders will be established, how much of ComEd’s retail power requirements will be offered for bid, how much of ComEd’s requirements can be captured by one bidder all are available for review and approval by the Commission in this proceeding.
     ComEd maintains that its proposal provides for extensive review of the auction itself by the Commission. Within one business day of the auction’s completion date, both the Auction Manager and the Auction Advisor must submit reports to the Commission. The Auction Manager’s report will provide “a factual summary of the activities and events that occurred during the course of the CPP Auction and the CPP-H Auction” and an “assessment of whether the auctions were conducted fairly and appropriately in accordance with the CPP rules and procedures.” The Auction Advisor’s report “provides an independent assessment . . . as to whether or not the CPP Auction and the CPP-H Auction were conducted fairly and appropriately and all necessary actions to ensure the competitiveness and integrity of such auctions were followed.”

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The Commission can reject the auction results by initiating a “formal investigation or other formal proceeding” by the end of the third business day following the auction’s completion date. Also, the tariff does not “in any way limit the Commission’s ability to review all the information it has available to it.”
     ComEd asserts that if an objective process beyond the control of the utility is approved and followed, the utility adds no markup or profit to the resulting costs, and the Commission contemporaneously reviews and accepts the auction results, there necessarily is no basis for a detailed review of the acquisition after the fact.
2.	Attorney General’s Position
     The AG argues that “the PUA does not authorize market-based rates for electric service that has not been declared competitive under Section 16-113.”
     The AG argues that the 1997 Amendments authorize the Commission to use “market based prices” to set utility rates only for services that consumers have the option of purchasing from their utility’s unregulated competitors and that have been “declared competitive” pursuant to Section 16-113 of the PUA. (AG brief at 8-12)
     The AG further argues that there is no language in the 1997 Amendments or other Articles of the PUA that authorizes market-based rates for customers who do not have access to electric service that has been declared competitive.
     It is the position of the AG that the Commission can declare electric service “competitive” only when comparable service is available from at least one non-utility supplier.
     The AG notes that the 1997 Law contains express criteria to determine whether there is sufficient competition to declare electric service competitive and the Commission can approve market-based rates only for services that meet these criteria. By structuring the transition to competition in this manner, the General Assembly allowed the “self-generating regulatory force” of the market to set rates only where there is sufficient competition — but retained regulated rates for those services that do not yet meet the criteria to be declared competitive. According to the AG, in the absence of competition, rates must continue to be determined by the Commission through a process of regulatory review defined by the PUA, rather than by passing through prices from wholesale markets.
     The AG asserts that in the regulatory review process, the Commission is required to determine whether rates proposed by electric utilities are “just and reasonable.” The AG further asserts that the Commission must also ensure that electric rates for a utility’s captive customers are based on the actual cost of providing service.
     The AG believes that captive customers, who do not have access to service that has been declared competitive, have a right to the continued consumer protections

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afforded by the procedural and substantive standards that the General Assembly, the Courts and the Commission have articulated as essential elements of rate of return/cost-based regulation in Illinois. The AG summarizes these standards as follows: rates based on a review of the prudence of management decisions; rates based on a direct review of profits; rates determined through public proceedings with procedural safeguards that ensure the right of the citizens to participate, investigate, present evidence, and cross-examine witnesses; rates determined to be just and reasonable through a deliberative decision-making process based on the evidence in the record and applicable law; and rates determined by an independent Commission whose ratemaking decisions are subject to scrutiny by the Courts and can be reversed or voided for violations of the PUA and ethics laws.
     The AG asserts that unlike the Commission, markets are not required to consider the prudence of management decisions, excess profits, citizens’ right to be heard, the justness and reasonableness of rates, the credibility and weight of evidence, or ethical problems. The AG continues stating that markets are not required to ensure that the People of Illinois have access to adequate, efficient, reliable, environmentally safe and least-cost public utility services at prices which accurately reflect the long-term cost of such services and which are equitable to all citizens.
     The AG argues that the Commission has a duty to review rates for electricity to determine whether the costs were prudently incurred.
     The AG maintains that the mandatory transition period does not mean an end to regulated rates, or an end to the obligation of the Commission under the PUA to ensure that utilities charge consumers rates that are just and reasonable, and based on costs that are prudent and reasonable. The AG asserts that the 1997 Amendments specify that electric utilities’ service obligations remain unchanged until there is a competitive declaration pursuant to Section 16-113 of the Act.
     The AG is of the opinion that ComEd’s proposal seeks to radically shift risks to consumers and to insulate the Company from any financial responsibility for power procurement decisions. The AG argues that the 1997 Amendments do not contemplate or authorize this change in regulatory, consumer protections. Such a change is inconsistent with the longstanding consumer protections contained in the PUA and retained by the 1997 Amendments.
     The AG stresses that the Commission cannot approve a blank rate. The AG argues that the 1997 Amendments do not authorize utilities to file tariffs with “rates that do not exist.” These Amendments preserve existing consumer protections, which include Commission review of rate changes in docketed public proceedings, and rates that are just and reasonable and that reflect the cost of service. Commonwealth Edison’s request to pre-approve unknown rate increases must be reviewed within this statutory framework.

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     The AG argues that some parties wrongly suggest that Section 16-111(i) authorizes the Commission to approve the use of “market value” as the rate for service that has not been declared competitive.
     The AG states that Section 16-111(i) directs the Commission to compare cost-based rates with the “market value” calculated using one of the methods listed in Section 16-112 to provide a check on utility cost-based rates so that the assumed benefits of competition would not be lost to consumers who lack competitive options. This consideration of “market value” is simply one step in the process of determining the justness and reasonableness of the regulated rates charged to captive customers. The AG argues that it is not authority to abandon cost-based ratemaking or to increase rates above what is fair, just and reasonable.
     The AG argues that when read consistently with Section 16-103(c), Section 16-111(i) is clearly a protection for non-competitive consumers, ensuring that they will not pay rates that are more than 10% higher than market rates. The AG asserts that it is clear that Section 16-111(i) does not authorize the pass-through of market-based rates for service that has not been declared competitive, it only authorizes the Commission to add a market value calculation to the various analytical screens used to determine the justness and reasonableness of the regulated rates charged to captive customers and to impose a cap (market value plus 10 percent) on rates charged to captive customers.
     The AG notes that the General Assembly responded to City of Chicago by passing section 9-220 of the PUA, which specifically addresses rate changes based on fuel, gas and purchased power costs and mandates an annual review, with public hearings, “to determine whether such purchases were prudent.”
     The AG lists a second factor distinguishing City of Chicago from ComEd’s proposal in this docket is that the Court in City of Chicago did not believe that the Commission or the utility had any discretion but to purchase the gas and pay the price for natural gas set by the Federal Power Commission.
     The AG notes that a utility can choose to either recover retail purchased power costs (and other specified costs) pursuant to a variable monthly charge subject to an annual prudence review and reconciliation, or choose to include that charge in base rates. (220 ILCS 5/9-220) The AG offers that if the utility has given up its fuel adjustment rate during the mandatory transition period, it is free to reinstate it after January 1, 2007 when the mandatory transition period ends.
     The AG asserts that ComEd’s effort to abdicate its responsibility to prudently purchase electricity on behalf of consumers should be rejected as harmful to consumers’ interests. According to the AG, the cost of electricity purchased to serve consumers is not and should not be something outside ComEd’s control.

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     The AG asserts that retail consumers would pay these rates, which would be based on an auction process that ComEd was intended to obtain electricity at market prices. (ComEd Ex.3.0 at 13) It is disingenuous to suggest that the auction is really just a method to recover costs “to be incurred at market-based prices in the various wholesale markets in which ComEd must purchase electricity,” unrelated to retail rates.
     The AG argues that “Rider CPP violates the PUA by imposing market rates on consumers and by allowing the utility to charge rates that have not been subject to regulatory review.”
     The AG states that ComEd does not need ICC approval to purchase its full requirements electric supply at market-based prices. The AG continues stating that ComEd cannot obtain ICC approval for the market-based rates in Rider CPP because the Commission does not have authority to approve market-based rates for electric service that has not been declared competitive pursuant to PUA Section 16-113.
     The AG argues that the 1997 Amendments authorized the Commission to use “market based prices” to set utility rates only for services that consumers have the option of purchasing from their utility’s unregulated competitors and that have been “declared competitive” pursuant to Section16-113 of the PUA. According to the AG, more than three million ComEd customers receive service for which there are no competitive options. The AG insists that for those customers, the Commission must set fair, just and reasonable rates based on the cost of service standards that have been established to protect monopoly consumers.
     The AG contends that the Commission cannot lawfully approve Rider CPP because it does not contain rates and contains an unlawful blank authorization to change rates.
     The AG asserts that ComEd’s attempt to avoid regulatory review by seeking pre-approval of the auction process is also illegal under the PUA and the 1997 Amendments. Nowhere does the law authorize the Commission to waive the consumer protections afforded by rate case or prudence reviews.
     The AG argues that the only lawful course for the Commission is to permanently reject Rider CPP. ComEd is still free to seek a change in its delivery and power rate if costs justify such a move. The Commission would review such a request under Article IX of the PUA.
3.	CUB’s Position
     CUB argues that the ICC lacks authority under the Act to approve the filed tariffs. CUB notes that the Act provides for the general supervision of all public utilities by the Commission. The Commission’s power and authority come strictly from the Act, and the ICC cannot, by its own actions, extend its jurisdiction beyond the law. CUB contends that the Act does not confer the ICC with jurisdiction to approve ComEd’s proposals.

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     CUB asserts that market-based rates cannot apply here. The condition precedent for the charging of such rates to ComEd’s residential customers and other customers below 3 KW has not been met. CUB further asserts that is because the Commission has not declared tariff services for these customers “competitive,” as required under 220 ILCS 5/16-113.
     CUB urges the Commission to scrutinize ComEd’s proposals under its traditional ratemaking rules. CUB maintains that the Commission must determine whether ComEd acted prudently in procuring power and incurring the costs of it, regardless of the procurement method used.
     CUB notes that under applicable law, if all the cost of acquiring the power is prudently incurred, then those costs can be passed on to customers through rates. But if any cost is deemed imprudent, it cannot be included in the rates. In addition, the Act mandates that the ICC establish rates that are just and reasonable. CUB states that ComEd would have the burden of proving the justness and reasonableness of its proposed rates and charges and the prudence of its conduct.
     CUB observes that ComEd has not filed a schedule of actual rates, charges, or executed contracts. According to CUB, the Commission has no actual rates, charges or executed contracts to review for reasonableness or justness. ComEd’s filings merely propose a descending clock auction procurement process that is replete with enormous non-reviewable discretion to be exercised by ComEd and its auction manager. Then, ComEd is asking the ICC, and equally important, its customers, to accept on blind faith that the resulting clearing prices will automatically be just and reasonable. CUB claims that ComEd is proposing that the ICC forgo any meaningful after-the-fact prudence review of the actual, resulting auction prices.
     CUB contends that ComEd has fashioned its proposal so that it is completely risk free. In particular, ComEd proposes that the auction prices and all of the enormous costs of running the auction be passed on dollar-for-dollar to its customers. The auction product being procured is full requirements electric supply, making for a back-to-back transaction whereby ComEd sells the same commodity product at retail as it procures at wholesale with adjustments for line losses and other costs, but without any margin added. Thus, even if the resulting prices are in fact unjust or unreasonable, ComEd bears no risk of not recouping all of its costs of paying for the power from its customers.
     CUB stresses that the Commission cannot approve proposed tariffs that contain no actual rates or charges and that grant a utility the prospective right to establish rates in the future. (Citizens Utility Board v. The Illinois Commerce Commission, 275 Ill. App. 3d 329, 655 N.E.2d 961 (1st Dist. 1995)) CUB believes that the question of whether the ICC has the jurisdiction to pre-approve the open-ended, type of proposals at issue here was answered in the negative in the Citizens Utility Board case.

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     CUB asserts that the Commission can not approve a tariff that permitted a utility to establish rates in the future, subject only to the condition that the rates contribute to the utility’s fixed costs. Such a condition is implied in every “just and reasonable” rate and, standing alone, does not properly constitute a “rate” under the Act, as further explained by the court. Thus, according to CUB, the ICC has no jurisdiction to approve proposals that grant a utility a prospective right to set rates into the future, which is precisely what ComEd is proposing here.
     CUB insists that the ComEd proposal does not involve a process that merely and mathematically adjusts existing rate schedules. According to CUB, the issue here is ComEd’s request for pre-approval of an auction process never used or tested in Illinois before for ComEd’s retail full requirements electric supply at unknown, unconstrained, uncapped and unspecified rates. CUB notes that New Jersey is the only state using an auction but with supply products different than Illinois. Ohio ran an auction but never used the auction prices because they were higher than the regulated rates.
     CUB is adamant that the proposals here are rife with discretionary conduct by ComEd. CUB lists the following as examples of such discretion: ComEd decides who can bid by establishing the qualifications for bidders. ComEd decides how much of its retail power requirements are being offered for bid. ComEd decides how much of that requirement can be captured by one bidder by setting a load cap. ComEd decides the maximum and minimum prices for the auction. ComEd designs and creates the “full requirements product” being offered for bid, and creates and designs different “customer groups” within the bidding system. ComEd establishes the duration of the supplier contracts, which differs for each customer group.
4.	CCSAO’s Position
     CCSAO addresses the Commission’s authority under Articles IX and XVI to approve the filed tariffs. CCSAO argues that the Commission lacks authority to approve an auction for customers whose service has not been declared competitive.
     CCSAO maintains that the Commission’s authority is limited to that provided by Illinois law. As the Illinois Supreme Court noted, “. . . the sole power of the Commission stems from the statute, and it has the power and jurisdiction only to determine facts and make orders concerning the matters specified in the statute.
     CCSAO asserts that the auction, if properly designed, may at best determine a market price for electric power. According to CCSAO, it is for the Illinois General Assembly to decide when customers whose service has not been declared competitive like residential and small commercial customers are to be subject to a market price.
     CCSAO further asserts that competitive bidding is mentioned in the Act in the context of market prices for such customers after a competitive declaration. Absent legislation, customers whose service has not been declared competitive (residential and small commercial retail customers) should not be exposed to a market price. CCSAO

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notes that is no Commission-approved competitive suppliers for residential and small customers to switch to, and therefore it would be unjust and unreasonable to expose them to a market price without adequate consumer protections.
     CCSAO asserts that the universe that the legislature sought in the transition and described in its findings does not exist as originally envisioned. CCSAO states that this failure in the marketplace is not something that the Commission can repair in the context of this docket. It is a matter for the legislature.
     CCSAO addresses ComEd’s sale and divestiture of generation assets. CCSAO notes that one of the provisions of Article XVI, Section 16-111(g), allowed Illinois Public Utilities to transfer or sell their electric generation assets subject to limited Illinois Commerce Commission review. CCSAO notes that ComEd chose to avail itself of this opportunity and transferred its nuclear assets to an affiliate in Exelon and sold its fossil fuel assets to another company. ComEd’s need to obtain generation is the result of its choice to transfer and sell its generation assets under this opportunity provided by the Customer Choice law.
     CCSAO acknowledges that this case is ComEd’s proposal on how to procure power, as it no longer has power generation assets. CCSAO maintains that the proper question: Was ComEd’s decision to avail itself to this opportunity without negotiating any options for obtaining generation post 2006 a just and reasonable thing to do and was it prudent?
     CCSAO states that during the transition ComEd took steps to ensure that residential customers continued to receive reasonable rates. ComEd had purchase power agreements with Midwest Gen, ExGen and other suppliers throughout the country.
     CCSAO asserts that ComEd should have taken additional steps to ensure that it was able to meet its obligations to residential and small commercial customers post-2006 before completing these transactions. CCSAO seeks that the Commission should conclude that ComEd failed to act prudently on behalf of residential ratepayers.
     CCSAO further assert that the tariffs filed by ComEd fail to provide the Commission with enough information to determine the exact rate that will be paid by ratepayers under the tariffs. CCSAO argues that this is not what Article IX requires under the various requirements for rates in Illinois.
     CCSAO claims that the lack of price certainty and the various tasks that the tariffs delegate to individuals like the auction manager and advisor, the tariffs do not provide the level of specificity as required by Illinois law. CCSAO asserts that Illinois consumers may ultimately have to pay the price set by the auction for the power without the benefit of a comprehensive 11-month Commission review of the justness and reasonableness of the costs and the supporting data and an opportunity for a later prudence review.

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     CCSAO argues that consumers are entitled to have the Commission actively review the dollars that they are being asked to spend on electricity. To have the Commission pre-approve the current tariff without actual numbers would be like handing the utilities a blank check .
     CCSAO contends that the focus here is on the pre-approval of an unknown rate for customers whose service has not been declared competitive. CCSAO maintains that ComEd can use a variety of tools to procure power and then file a rate case before the Commission to recover its lawful costs including those from the wholesale market.
     CCSAO recommends that the Commission (a) reject the Company’s proposal; (b) open a new docket to consider the full range of procurement options; and (c) affirm that, regardless of which procurement method is employed, retail rates remain subject to traditional regulatory standards of justness and reasonableness, which entail a prudence review of the company’s decisions.
     CCSAO further recommends that the Commission should recognize that the Company retains responsibility for making and managing the decisions and actions necessary to serve default service customers and should clarify that the Commission will ensure, as part of its oversight responsibility, that the Company has done so in a manner that best serves default service customers.
5.	Staff’s Position
     Staff notes that prior to 1997, electric utilities such as ComEd generally owned their own generating assets that produced the power and energy needs of their customers. As a result, the tariffs filed by these utilities pursuant to Section 9-201 of the Act would seek to recover the costs incurred relating to the generating assets that were used to provide service to customers.
     Staff further notes that in 1997, Choice Law was a massive overhaul of the States’ policy toward electric utility service. It began a transition toward delivery service unbundling and greater reliance on market forces to determine how electric power and energy would be provided to retail customers. The Choice Law was codified in Article XVI of the Act. (220 ILCS 5/16-101)
     Staff contends that pursuant to Section 16-111(i), it is within the Commission’s authority to review a competitive procurement process-driven tariff such as the ComEd-filed tariffs. Staff asserts that such tariffs must clear at least two hurdles: (1) FERC regulation, including strictures governing wholesale electric transactions between sellers of electricity and affiliated wholesale purchasers, and (2) the provisions of the Public Utilities Act relevant to the setting of rates after 2006 including Article IX, and Section 16-111(i) of the Act, with its directive that the Commission consider the extent to which the power and energy component or rates exceeds the market value determined pursuant to Section 16-112 of the Act.

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     Staff asserts that the Commission can retain jurisdiction and that Section 16-111(i) of the Act requires the Commission to “consider the extent to which the electric utility’s tariffed rates for such component for each customer class exceed the market value determined pursuant to Section 16-112.” (220 ILCS 5/16-111(i)) The Commission is also authorized to impose a rate ceiling in the event the rates for that electric power and energy component exceed the market value by more than 10%.
     Staff argues that in order for post-transition period rates to comply with Section 16-111(i) of the Act, the utility must provide or propose some method to compare its proposed rates to the market value determined pursuant to Section 16-112 of the Act. ComEd’s proposal was intended to provide such a method.
     Staff avers that the fact that ComEd Rider CPP’s uses formulae to establish rates does not diminish Commission authority. Formulae have been used on prior occasion by utilities in Illinois and approved by Illinois courts. (See City of Chicago v. Illinois Commerce Comm’n, 13 Ill.2d 607, 150 NE.2d 776 (1958)) Staff insists that the Commission has the authority to approve formula-based rates.
     Staff continues that despite the fact that residential and small business services have not been ruled competitive, the Commission has authority to rule on ComEd’s tariffs.
     Staff contends that subject to limitations stated elsewhere in the Choice Law, an electric utility is relieved of its obligation to provide retail services offered at the time of enactment of the Choice Law when “the service is . . . declared competitive pursuant to Section 16-113 . . .         .” Once so relieved of its provider of last resort (“POLR”) obligations, an electric utility is free to charge market rates subject to any limitations stated elsewhere in the Act.
     Staff notes that one such limitation is set forth in Section 16-103(c) of the Act, which places limits on the rates that a utility may charge competitive residential and small business services by requiring the continued offering of tariffed services for such customers “at rates which reflect recovery of all cost components for providing the service . . . .” Staff further notes that while Section 16-103(c) of the Act refers to “market-based prices,” this phrase is used in defining “costs” and it is clear from the statutory language of Section 16-103(c) that the Legislature did not consider “market-based prices” and “cost-based rates” to be mutually exclusive concepts.
     Staff argues that Section 16-103(c) indicates that the rates for certain competitive services must “reflect recovery of all costs components for providing the service” and that “costs shall be the market based prices . . .” which are specifically defined as “either (i) those prices for electric power and energy determined as provided in Section 16-112, or (ii) the electric utility’s cost of obtaining the electric power and energy at wholesale through a competitive bidding or other arms-length acquisition process.” (220 ILCS 5/16-103(c)) Staff argues that the language of Section 16-103(c) implies that “market-

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based prices” as used in Section 16-103(c) may be determined based on the utilities actual cost of obtaining such power and energy through any arms-length acquisition process – including a competitive bidding process.
     Staff argues that Section 16-103(c) of the Act imposes a limitation on market rates that allows either a market-value rate under Section 16-112 of the Act or a cost-based rate. Since ComEd no longer possesses its own generation assets, the only means for ComEd to acquire the electric supply it needs to serve its customers is through third party suppliers. Staff maintains that based on Section 16-103(c), the Commission may set rates based on the costs incurred through the only means available to ComEd to obtain such supply.
     Staff further notes that the explicit language contained in Section 16-103(a) provides that “[n]othing in this subsection shall be construed as limiting an electric utility’s right to propose, or the Commission’s power to approve, allow or order modifications in the rates, terms and conditions for such services pursuant to Article IX or Section 16-111 of this Act.” (220 ILCS 5/16-103(a)) Section 16-103(c) is a limitation on the Legislature’s decision to generally relieve electric utilities of their obligation to provide services that are declared competitive. The Legislature has specifically directed that nothing with respect to its decision to remove competitive services from traditional regulatory oversight shall be interpreted or construed to limit the Commission’s authority or power pursuant to Article IX or Section 16-111.
     Finally, according to Staff, the declaration of findings contained in the Choice Law makes clear that the Legislature acknowledged that “[c]ompetitive forces are affecting the market for electricity” and that it intended for the Commission to “promote the development of an effectively competitive electricity market that operates efficiently and is equitable to all consumers.” (220 ILCS 5/16-101A(b)) Staff agrees that the proposed Rider CPP clearly acknowledges competitive developments and is consistent with the development of competitive markets and proposes protections for consumers and others.
     Staff asserts that the ability to charge market rates for retail services declared competitive under the Restructuring Law is the ability under Section 16-116(b) to charge whatever rate a willing buyer will pay, free from Commission scrutiny with respect to prices, terms and conditions. Staff notes that Section 16-103(c) of the Act is an exception to the general ability of an electric utility to (i) refuse to offer or (ii) charge a market rate for certain retail services declared competitive.
     According to Staff, Section 16-103(c) of the Act requires electric utilities to continue to offer traditional bundled electric service on a tariffed basis for residential and small commercial retail customers, notwithstanding the declaration of such services as competitive. Further, Section 16-103(c) restricts the general ability of electric utilities to charge market rates for competitive retail services, and instead requires that rates for competitive residential and small commercial retail services “reflect recovery of all cost components for providing the service.”

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     Staff takes issue with the AG’s assertion that setting cost-based retail rates for services not declared competitive based on market-based wholesale costs is inconsistent with Section 16-103(c) and beyond the Commission’s authority. Staff asserts that Section 16-103(c) of the Act imposes a limitation on an electric utility’s ability to charge market rates for residential and small commercial customer competitive services, requiring instead cost-based rates specifically defined to include an electric utility’s cost of obtaining the electric power and energy at wholesale through a competitive bidding or other arms-length acquisition process. Staff asserts that the AG’s argument that Section 16-103(c) prohibits the Commission from setting rates according to the cost-based methodologies set forth therein is based on a flawed reading of Section 16-103(c) that fails to recognize (1) that the reference to “market based prices” is in the context of cost-based rates and (2) that Section 16-103(c) is a limitation on the ability to charge market retail rates rather than a grant a specific rate authority.
     Staff does not agree that the ratemaking principles are inconsistent with auction based procurement. To the contrary, Staff maintains that the auction-based procurement proposal as modified by Staff is consistent with applicable ratemaking principles.
     Staff disagrees with the AG’s statement in that it implies that there is some means of acquiring wholesale energy other than through the wholesale market. As explained above, any such assertion ignores the fact that the Restructuring Law authorized ComEd to divest itself of its generation assets and that it owns no generation assets at this time. As a result, any possible procurement method will necessarily rely on the wholesale market.
     Staff agrees that the Commission may establish a utility’s charges for the electric power and energy component of tariffed services at a rate equal to the market value plus 10%. Staff’s position is that Section 16-111(i) of the Act creates a ceiling on the rates that can be set — and in the event that a utility’s cost for electric power and energy is less than market plus 10%, the Commission cannot authorize rates to exceed the utility’s actual cost. Staff’s interpretation of Section 16-111(i) is consistent with Section 16-111(i)(1) — which provides that the Commission should only consider “the then current or projected revenues, [and] costs . . . directly associated with the provision of such tariffed services . . .” — and Sections 9-101 and 9-201 which provide that rates must be just and reasonable. Staff argues that to allow a utility to recover more than its cost would result in a rate that is unjust and unreasonable.
     Staff notes that the Commission has broad authority to make appropriate prudence findings based on the evidence presented, and to incorporate those findings into tariffs providing for recovery through a rider mechanism. Staff states that ComEd’s auction-based procurement proposal fully articulates the criteria and method by which ComEd will enter into contracts for wholesale power and energy to serve its retail customers – removing its discretion in all material respects, incorporating the resulting

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wholesale costs, with no mark up, into a formula based translation mechanism to determine retail rates. Staff contends that this proposal is not properly characterized as an attempt to avoid regulatory scrutiny or nefariously avoid or transfer risk. Staff asserts that with certain modifications to ComEd’s auction proposal, the record supports the prudence finding that ComEd seeks with respect to its auction-based procurement proposal.
     Staff further addresses the legality of Rider CPP, arguing that it is clearly within the Commission’s authority to approve Rider CPP. As articulated by Staff throughout its brief, the Commission should find that the process for establishing rates under Rider CPP is indeed based on sound business judgment and would result in just and reasonable rates.
7.	CCG’s Position
     CCG comments on Article XVI post-transition rate-setting authority. (CCG brief at 5-6) The Restructuring Law notes that “[l]ong standing regulatory relationships need to be altered to accommodate the competition that could fundamentally alter the structure of the electric services market.” (220 ILCS 5/16-101A(b)) The two key provisions under the Restructuring Law that address the approval of rates after the mandatory transition period are Sections 16-112(a) and 16-111(i). First, Section 16-112(a) instructs the Commission on how to determine market rates. This, among other things, includes a determination in accordance with “a tariff that has been filed by the electric utility with the Commission pursuant to Article IX . . . and that provides for a determination of the market value for electric power and energy.” (220 ILCS 5/16-112(a))
     Second, Section 16-111(i) mandates that the Commission, in establishing tariffed rates and charges, is to consider “the then current or projected revenues, costs, investments and cost of capital directly or indirectly associated with the provision of such tariffed services.” (220 ILCS 5/16-111(i)) This Section also mandates that “[i]n determining the justness and reasonableness of the electric power and energy component of an electric utility’s rates for tariffed services . . . the Commission shall consider the extent to the which the electric utility’s tariffed rates. . . exceed the market value determined under Section 16-112 . . . .” (220 ILCS 5/16-111(i))
     CCG maintains that Article XVI authorizes the Commission to establish market value through various means, and it mandates that the Commission take into account the market value in considering the justness and reasonableness of the charges for the power and energy component of the tariffed service. ComEd filed its tariffs pursuant to Article XVI and Article IX (discussed below) for the provision of tariffed services. Those tariffs establish a process for procuring power and energy in the wholesale market through an auction. The auction, by definition and design, is a competitive process where various suppliers will bid to provide wholesale full requirements electricity service to ComEd. The results of the bidding process will establish the market value for providing electricity service at wholesale under Section 16-112(a) and would also be the

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prudently incurred costs to ComEd. Clearly, Sections 16-112(a) and 16-111(i) authorize the Commission to establish market value.
     Section 16-103 requires ComEd to continue to offer bundled electric service to its customers consistent with the bundled service it provided in 1997. (220 ILCS 16-103(c)) ComEd filed its tariffs in order to recover its costs so that it can meet its obligation to continue to provide tariffed service as mandated by the PUA. In addition to Sections 16-112(a) and 16-111(i), discussed above, the tariffs filed by ComEd are subject to all of the Commission’s general ratemaking authority in Article IX of the PUA. (220 ILCS 5/9-101 et seq.)
     For example, according to CCG the procedure for the filing of tariffs, as set forth in Section 9-201(b), provides that the Commission is authorized to suspend tariffs and “upon reasonable notice, to enter upon a hearing concerning the propriety of such rate or other charge, classification, contract, practice, rule or regulation.” The tariffs that were filed by ComEd were suspended by the Commission. The case was set for hearing and the Commission has an 11-month statutory deadline within which to make a final determination on the tariffs.
     The Commission, under Article IX, “shall establish the rates or other charges, classifications, contracts, practices, rules or regulations proposed . . . which it shall find to be just and reasonable.” (220 ILCS 5/9-201(c)) Accordingly, in setting rates the Commission must determine that the rates accurately reflect the cost of service delivery and must allow the utility to recover costs prudently and reasonably incurred. (Citizens Utility Board v. Illinois Commerce Commission, 166 Ill. 2d 111 (1995)) In this case, ComEd’s tariffs set forth a mechanism whereby it will purchase power and energy through a competitive process in the wholesale market through an auction. As discussed above, the actual cost of service, in this case, is the market value that will be established through the auction process.
     Under Article IX, the Commission has discretion in setting rates. Generally, rates are set through base rates that attempt to recover a utility’s costs by estimating the total revenues necessary to recover its operating costs plus a cost of investor capital. (Citizens Utility Board v. Illinois Commerce Commission, 124 Ill. 2d 195, 200-201 (1988)) In addition, the Commission has the authority to set rates through automatic cost recovery mechanisms. (See, e.g., City of Chicago v. Illinois Commerce Commission, 13 Ill. 2d 607, 618 (1958), affirming the Commission’s discretionary authority under Article IX to allow rate recovery of utility’s costs through a purchase gas adjustment clause, later codified at 220 ILCS 5/9-220; Citizens Utility Board, 166 Ill.2d at 139, affirming recovery of expenditures related to coal tar clean up through a rider mechanism.)
     Taken together, the provisions under Article XVI and under Article IX authorize the Commission to approve the tariffs filed in the instant proceeding. (CCG Brief at 8)

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     CCG asserts that there is no prohibition in Section 16-103(c) on how the Commission is to set rates for bundled tariffed services. The purpose of Section 16-103(c) is to ensure that electric utilities continue to offer “to all residential customers and to all small commercial retail customers in its service area, as a tariffed service, bundled electric power and energy delivered to the customer’s premises . . . .” (220 ILCS 5/16-103(c))
     Section 16-103(c) does require that “[f]or those components of the service which have been declared competitive, cost shall be the market based prices.” It does not prohibit the opposite, namely that if a service is not declared competitive, market based rates cannot be utilized. As correctly stated in the ALJ’s ruling, “from a simple reading of Section 16-103(c), and its numerous references to cost, it is clear that market-based prices and cost-based rates are not mutually exclusive concepts...use of market-based pricing is identified as one method for determining such costs, not an alternative thereto.” (05-0159 ALJ Ruling, June 1, 2005 at 6)
     As discussed in CCG’s Initial Brief, the Commission’s authority for setting rates during the post transition period rests in Sections 16-111(i), 16-112(a) and Article IX. Furthermore, nothing in Section 16-103 or any other section of the Public Utilities Act (“PUA”) limits the Commission’s long-standing plenary authority to determine how tariffed rates are to be set under Article IX which includes the setting of rates through cost recovery mechanisms based on formulas.
8.	CES’ Position
     CES asserts that by enacting the Choice Law, the General Assembly formalized its belief that Illinois retail electric customers will benefit from competition because competitive pressures lower rates more effectively than regulation. (See ILCS 5/16-101(e)) As the steward of the competitive retail electric market in Illinois, the Commission, guided by the provisions of the Customer Choice Law, has been given the authority to approve a market-based structure for all customers served by ComEd’s default rates.
C.	Relationship of Illinois and Federal Law and Jurisdiction
1.	ComEd’s Position
     ComEd avers that the reasonableness of the price of wholesale power transactions is governed exclusively by federal law and the FERC and may not be reevaluated by the Illinois Commerce Commission.
     ComEd asserts that the Commission has no jurisdiction over wholesale electricity costs or rates because they occur in interstate commerce. It is well established that under the Federal Power Act and the Supremacy Clause of the United States Constitution, wholesale power transactions are subject to FERC’s exclusive regulatory

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authority — including the authority to determine the reasonableness of wholesale energy prices.
     ComEd further asserts that it is firmly established that FERC’s authority preempts state regulation of wholesale energy prices. Thus, according to ComEd, a wholesale rate accepted for filing by FERC binds not only the entities involved but also state authorities. ComEd argues that where FERC has determined that wholesale prices are just and reasonable, a state may not conclude otherwise, including by preventing the utility from passing those costs to retail customers.
     ComEd next addresses “the purpose of Rider CPP.” Although the Supremacy Clause precludes ICC review of the reasonableness of the price of ComEd’s wholesale power transactions, ComEd filed Rider CPP to enable the Commission and all interested parties to review the method by which ComEd would make its wholesale power acquisitions, recover the resulting costs, and allocate those costs among ComEd’s different customer classes.
     According to ComEd, the AG, relying on Pike County Light & Power Co. v. Pennsylvania PUC, 465 A.2d 735 (Pa. Commw. Ct. 1983), argues that federal law does not preempt the Commission’s detailed review of wholesale electricity transactions and disallowance of utility costs incurred in such transactions. But Pike County stands only for the proposition that a utility is required to make prudent choices among available wholesale alternatives, and provides no support whatsoever for the Attorney General’s attack here on the wholesale market itself.
     ComEd argues that the Attorney General, CUB, and CCSAO fundamentally mischaracterize the nature of federal and state regulatory jurisdiction over wholesale electricity markets.
     ComEd argues that the reasonableness of rates and agreements regulated by FERC may not be collaterally attacked in state or federal courts and the only appropriate forum for such a challenge is before FERC or a court reviewing the Commission’s order. ComEd notes that this exclusive federal jurisdiction over wholesale electricity transactions stems from their uniquely interstate character.
     ComEd notes that FERC actively regulates the precise issues raised by the AG in its brief: whether a wholesale market is competitive, and whether a wholesale supplier may charge rates based on market prices, rather than costs.
     ComEd asserts that the ICC has no power to determine, based upon its assessment of the competitiveness of the wholesale market, whether wholesale transactions should be based upon market prices or the costs of particular wholesale suppliers. ComEd further asserts that those are matters exclusively for FERC to decide. ComEd maintains that if parties are dissatisfied with FERC’s regulation of the wholesale market, or with FERC’s grant of market-based rate authority to any particular wholesale supplier, it must raise those objections with FERC, not with this Commission.

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     ComEd avers that Pike County stands for the narrow proposition that when a utility chooses among various wholesale providers, it must choose prudently and may not unreasonably favor its own high-cost affiliate. ComEd states that nothing in Pike County remotely suggests that a state commission has the authority to declare that the lowest cost wholesale provider’s rates as determined in an open auction are “too high” and may not be recovered through retail rates.
     ComEd continues stating that the Pike County court’s affirmance of the PUC’s disallowance of costs does not support the proposition that a state commission may review the competitiveness of wholesale markets or whether a wholesale provider’s prices are “too high.” ComEd argues that Pike County hardly supports rejection of ComEd’s competitive auction proposal here, in which all potential suppliers, affiliated and unaffiliated, have an open and fair opportunity to compete to supply electricity to ComEd. ComEd argues that a State must rather give effect to Congress’ desire to give FERC plenary authority over interstate wholesale rates, and to ensure that the States do not interfere with this authority.
     ComEd asserts that it “has not impermissibly failed to consider purchasing electricity at below-market prices from its affiliate.” ComEd concedes that if Exelon Generation offers the lowest available market price at the auction, it will be selected under ComEd’s proposal. According to ComEd, “low-cost” in this context can only mean one thing: at below-market wholesale prices.
     ComEd asserts that the Commission simply cannot compel such a below-market transaction. ComEd notes that wholesale electricity contracts between affiliated companies are directly controlled by explicit federal standards, and those standards require FERC review of wholesale transactions between a utility and an affiliate at market-based rates to ensure that such insider transactions do not unduly favor affiliates or harm the competitive wholesale market. ComEd further notes that market-based rates for sales involving affiliates will be found to violate section 205(a) of the FPA unless there is a clear showing of lack of potential affiliate abuse
     According to ComEd, requiring a “sweetheart deal” between affiliates at below-market rates would assuredly invite complaints at FERC from wholesale competitors who were foreclosed from selling in northern Illinois, and private investment in generation could be discouraged as well.
     ComEd states that FERC held that for a utility to establish that an affiliate transaction is reasonable, it must show that the rate is comparable to the price of an arms-length transaction between non-affiliates. ComEd notes that FERC identified three showings a utility could make to establish the reasonableness of an affiliate transaction (1) “evidence of direct head-to-head competition between the affiliate and competing unaffiliated suppliers in a formal solicitation or informal negotiation process”; (2) “evidence of the prices which non-affiliated buyers were willing to pay for similar services from the affiliate”; or (3) “benchmark evidence that shows the prices, terms and

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conditions of sales made by non-affiliated sellers.” ComEd asserts that none of those criteria are met in the Attorney General’s proposal.
2.	AG’s Position
     The AG argues that Illinois retains jurisdiction over retail rates and costs notwithstanding Federal jurisdiction over wholesale sales. According to the AG, the ICC has exclusive jurisdiction over retail electricity sales by Illinois public utilities. The AG asserts that FERC has exclusive jurisdiction over wholesale electricity sales in interstate commerce and the transmission of electricity in interstate commerce. The AG further asserts that both commissions are required by their enabling statutes to ensure that the rates over which they have jurisdiction are just and reasonable.
     The AG argues that FERC’s jurisdiction extends only to those matters that are not subject to regulation by the States. The AG further argues that FERC’s wholesale ratemaking authority and the state’s retail ratemaking authority do not overlap, and there is nothing in the federal legislation which preempts a state commission’s authority to determine the reasonableness of a utility company’s claimed expenses.
     The AG asserts that FERC has a duty to ensure that wholesale rates are just and reasonable.
     The Federal Power Act (“FPA”), 16 U.S.C. 791a et seq., declares that “. . . the business of transmitting and selling electric energy for ultimate distribution to the public is affected with the public interest, and that Federal regulation of . . . the sale of such energy at wholesale in interstate commerce is necessary in the public interest.” (16 U.S.C. 824(a)) The FPA requires FERC to ensure that wholesale electric rates are just and reasonable. (16 U.S.C. 824e) FERC must strike a “fair balance between the financial interests of the regulated company and ‘the relevant public interest, both existing and foreseeable’.” (Farmers Union Cent. Exch. v. FERC, 734 F.2d 1486, 1502 (D.C. Cir. 1984))
     The AG asserts that FERC traditionally used cost-of-service rate regulation to set wholesale electric rates but, over the past decade, has increasingly allowed electricity wholesalers to charge market-based rates. (Louisiana Energy and Power Authority v. FERC, 329 U.S. App. D.C. 401, 141 F.3d 364, 365 (D.C. Cir. 1998); Elizabethtown Gas Co. v. FERC, 10 F.3d 866, 870 (D.C. Cir. 1993)) FERC “may rely on market-based rates in lieu of cost-of-service regulation to ensure that rates satisfy this [just and reasonable] requirement” only “where there is a competitive market.”
     Regarding the rationale for market-based rate authority, “The principle justifying this approach as “just and reasonable” was that “in a competitive market, where neither buyer nor seller has significant market power, it is rational to assume that the terms of their voluntary exchange are reasonable, and specifically to infer that the price is close to marginal cost, such that the seller makes only a normal return on its investment.” (California ex rel. Lockyer v. FERC, 383 F.3d 1006, 1012 — 13 (9th Cir. Sept. 9, 2004))

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     The AG states that applicants for market-based rate authority are required to demonstrate, on a continuing basis, that the seller and its affiliates do not have market power and cannot erect other barriers to entry by potential competitors. “. . . FERC’s system consists of a finding that the applicant lacks market power (or has taken sufficient steps to mitigate market power), coupled with strict reporting requirements to ensure that the rate is “just and reasonable” and that markets are not subject to manipulation.” (Id. at 1013, quoting Tejas Power Corp. v. FERC, 908 F.2d 998, 1004 (D.C. Cir 1990))
     The AG notes that FERC recently revoked Duke Power’s market-based rate authority based on historical data and results of the Commission’s pivotal supplier test, market share test, and market concentration test (using the HHI).
     The AG maintains that the FPA contains provisions to protect electric utilities and their customers from exploitation by affiliates that generate and sell electricity, and these provisions were expressly preserved in the Energy Policy Act of 2005 stating, “Nothing in this subtitle shall limit the authority of the Commission under the Federal Power Act (16 U.S.C. 791a et seq.) to require that jurisdictional rates are just and reasonable, including the ability to deny or approve the pass through of costs, the prevention of cross-subsidization, and the issuance of such rules and regulations as are necessary or appropriate for the protection of utility consumers.” (P.L. 109-58 Sec. 1267)
     The AG notes that FERC assesses the reasonableness of affiliate electric contracts using criteria set forth in Boston Edison Company Re: Edgar Electric Co., 55 F.E.R.C 61,382 (1991) and Ameren Energy Generating Co., Union Electric Co., d/b/a AmerenUE, 108 F.E.R.C. 61,081, at n.14 (2004). (AG brief at 16-17) Edgar held that where a seller seeks to sell wholesale power to a utility affiliate, it must make one of three showings:
•	evidence of direct head to head competition between the affiliate and competing unaffiliated suppliers in a formal solicitation or informal negotiation process;

•	evidence of the prices which non affiliated buyers were willing to pay for similar services from the affiliate; or

•	benchmark evidence that shows the prices, terms and conditions of sales made by non affiliated sellers.
     Last year, FERC held that these three options for demonstrating the reasonableness of an affiliate sale “were not an all inclusive list; the individual facts of a case could bring forth other examples not expressed in Edgar to show that a transaction is without affiliate abuse.” (Ameren Energy Generating Co., Union Electric Co., d/b/a AmerenUE, 108 F.E.R.C. ¶ 61,081, at n.14 (2004))

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     According to the AG, the ICC can use its retail ratemaking authority to determine whether the cost of wholesale electricity purchased by an Illinois utility, at FERC-approved rates, was prudently and reasonably incurred.
     The AG states that the Act grants the ICC broad authority to supervise the “manner and method in which the business is conducted” by electric utilities in Illinois. (220 ILCS 5/4 101) The AG notes that the ICC regulates the rates which public utilities charge to retail customers to ensure that they are “just and reasonable.” (220 ILCS 5/9-101) The Act specifies that retail rates charged by public utilities must “accurately reflect the cost of delivering those services and allow utilities to recover the total costs prudently and reasonably incurred.” (220 ILCS 5/1 102(a)(iv))
     The AG further notes that the ICC has supervised electric utilities, set just and reasonable rates, conducted prudence reviews and discharged other duties under the PUA for almost a century. The 1997 Amendments left these regulatory safeguards in place to protect utility customers who do not have access to electric service that has been declared competitive pursuant to Section 16-113 of the PUA. Hence, according to the AG the ICC will continue to perform all of these regulatory functions until Illinois completes the transition to fully competitive retail electric markets. Although the mandatory transition period ends on January 1, 2007, the transition period is far from over.
     The AG asserts that when setting retail rates, the ICC has authority to determine whether the cost of wholesale electricity purchased at FERC-approved wholesale rates was prudently and reasonably incurred. (Pike County, 465 A.2d 735 (PA 1983)) In Pike County, the court upheld a state utility commission’s decision to disallow recovery, through retail rates, of a portion of a utility’s expense of purchasing power from an affiliate at FERC-approved wholesale rates.
     The AG maintains that the Court concluded that the state commission’s action was “regulation only of Pike’s retail rates, and as such proceeded, not from an analysis of [the generation affiliate’s] cost of service data, analysis within the exclusive jurisdiction of the FERC, but rather from analysis of Pike’s cost of service and comparison with alternative costs of purchased power.” (Pike County at 737-738) The Court held that “FERC approval of the [generation affiliate’s] tariffs means only that, as a matter of law, it is reasonable for [the generation affiliate] to charge such rates; FERC approval does not mean that it is reasonable for Pike to incur such costs.”
     The AG asserts that the ICC has broad authority, under Illinois law, to obtain information from electric utilities to compare alternative costs of purchased power from electric utilities. (220 ILCS 5/5-101 et seq.) The Federal Power Act further authorizes the ICC to obtain “books, accounts, memoranda, contracts and records” of electric utilities regulated by the ICC, generators that sell electricity to those utilities, and affiliates (including holding companies) of generators that sell electricity to electric utilities regulated by the ICC.

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     According to the AG, the ICC’s authority to review costs incurred by electric utilities, to determine whether they are just, reasonable and prudently incurred, extends to review of the cost of electricity procured under wholesale rates established by FERC. (See, generally, Pike County) The AG asserts that the Commission has extensive powers under state and federal law to obtain information regarding generation costs and other data needed to determine whether costs are reasonable and prudent. (220 ILCS 5/5-101 et seq. and 16 U.S.C. 824) The AG argues that neither Illinois electric utilities, nor their parent companies and generation affiliates, can hide behind claims that FERC jurisdiction precludes a thorough prudence review by the ICC.
     The AG states that according to the Illinois Supreme Court, “States retain the authority to review the prudence of a distributor’s actions in incurring FERC-approved supply charges when the distributor had a choice whether to incur the charge.” (General Motors Corporation v. Illinois Com.Comm’n, 143 Ill 2d 407, 421-22; 574 NE2d 650, 658 (1991))
     The AG contends that ComEd incorrectly claims Mississippi Power, Nantahala and General Motors provide support for its view that “where FERC has determined that wholesale prices are just and reasonable, a state may not conclude otherwise, including by preventing the utility from passing those costs to retail customers.” In General Motors, the Illinois Supreme Court explains, “A State regulatory agency could find that purchase of a particular quantity of power from a particular source was unreasonable if lower cost power was available elsewhere, even if the cost of the purchased power had been approved by FERC, and therefore deemed unreasonable. Mississippi Power, 487 U.S. at 373, 108 S.Ct. at 2440, 101 L.Ed.2d at 340; Nantahala, 476 U.S. at 972, 106 S.Ct. at 2360, 90 L.Ed.2d at 958.” (General Motors, 143 Ill 2d at 422; 574 NE2d at 658)
     In response to arguments by CCG, the AG asserts that CCG wrongly claims “a state commission is preempted by federal law from reviewing the prudence of power purchases . . . and to permit such a review would interfere with ... [FERC’s] plenary authority over interstate wholesale rates.” Central Vermont Public Service Corporation, 84 FERC 61,194, 1998 WL 765497 (1998)) CCG mischaracterizes the holding in Central Vermont. There, FERC expressly held that FERC’s approval of a rate schedule “does not preclude the Public Utilities Commission . . . from determining whether [the utility] acted imprudently by not terminating the rate schedule under its terms where lower-priced power was available to the [the utility].” (84 FERC 61,194, 1998 WL 765497)
3.	Staff’s Position
     Staff notes that in relying on Pike County Light & Power Co. v. Pennsylvania Public Utility Comm’n, 77 Pa. Commw. 268, 465 A.2d 735 (1983), the AG seeks to establish that states retain jurisdiction to examine the prudence of utility purchases of wholesale energy at FERC approved rates. Staff agrees that state utility commissions are not prohibited from reviewing the prudence of a utility’s purchases of wholesale power at FERC-approved rates. However, as explained in more detail below, the ability

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of the Commission to review the prudence of wholesale power purchases subject to FERC jurisdiction is limited.
     Staff asserts that the auction proposal tends to maximize the Commission’s authority and jurisdiction to impact wholesale procurement decisions for inclusion in retail rates. Staff notes that this proceeding provides the Commission an extensive opportunity to have binding input into the rules, practices and procedures that will be utilized to procure wholesale power and energy for the provision of retail services. As these decisions will be made prior to the wholesale purchases, they necessarily avoid any conflict with the federal filed rate doctrine explained below. Staff asserts that these rules, practices and procedures identify the criteria ComEd’s management will utilize to procure wholesale electric supply, and allow the Commission to engage in an upfront prudence determination.
     Conversely, Staff argues that the rejection of the auction-based procurement process in favor of some other process that involves after-the-fact prudence reviews raises the issue of whether there has been a violation of the filed rate doctrine whenever the Commission finds a wholesale purchase to be imprudent. Staff notes that while the Commission has authority to make such prudence determinations, those determinations must fit within the allowable parameters of the Pike County exception to the filed rate doctrine. Staff submits that the Commission’s ability to exercise its regulatory authority is likely to be more constrained and limited in the after-the-fact review and rejection process than under the upfront development and approval process proposed here.
     Staff notes that the federal “filed rate” doctrine is a rule of preemption that requires state utility commissions to give binding effect to wholesale rates filed with or approved by FERC. (See Nantahala Power & Light Co. General Motors Corp. Under the filed rate doctrine, states are required to give effect to determinations made by FERC. Thus, state utility commissions may not question or alter a FERC-approved wholesale rate or deny recovery of FERC-mandated costs that the utility cannot avoid.
     Staff offers that in setting intrastate rates, state commissions must therefore permit regulated companies to recover costs and expenses that FERC has already established or approved. Staff asserts that the court in Pike County recognized an important limitation on this aspect of the filed-rate doctrine, however, and determined that a state regulatory commission, in setting local rates, was not automatically required to use the cost of acquiring energy under a FERC-approved power purchase contract if the company had other supply options available to it. Staff argues that cases applying what has been termed “the Pike County exception” have thus permitted state regulatory commissions to consider the prudence of utility companies’ decisions to enter into the underlying contracts and agreements, including transactions with affiliates.
     Staff cites Nantahala Power and Light Company, wherein the United States Supreme Court held that under the filed rate doctrine, the North Carolina Utility Commission (“NCUC”) could not reexamine, in a retail rate proceeding, the

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reasonableness of a FERC-mandated allocation to two affiliated companies of low-cost “entitlement” power from the Tennessee Valley Authority (“TVA”). Staff notes that the Supreme Court concluded that the filed rate doctrine applied to state action by virtue of the Supremacy Clause; and that once FERC sets a rate or makes a decision affecting such a rate, a State cannot conclude that the FERC-approved wholesale rate is unreasonable or interfere with FERC’s plenary authority over interstate wholesale rates. (Nantahala, 476 U.S. at 963, 966-967)
     Staff further cites the Pike County decision, wherein the Court noted that a utility’s purchase of a particular quantity or power at FERC-approved rates could be deemed unreasonable if lower cost power were available from another source. (Id., 476 U.S. at 972) However, because Nantahala’s calculation of costs for retail rates already included all the low-cost power that FERC determined it was entitled to receive from the TVA, the determination that Nantahala had purchased an unreasonably large quantity of high-cost power from TVA conflicted with FERC’s order no differently than a refusal to recognize a FERC-approved rate as reasonable. (Id. at 973)
     Staff notes that the Supreme Court reaffirmed its view of the filed rate doctrine and the plenary authority granted FERC in Mississippi Power & Light. Staff further notes that the Supreme Court reversed the decision of the Mississippi Supreme Court and found that there was no room under the filed rate doctrine for the MPSC to make its own determination of reasonable costs after a mandatory allocation of those costs had been established by FERC.
     Staff states that the Illinois Supreme Court has also endorsed the Pike County exception, but recognizes its limitation. In General Motors Corporation, the Court upheld the Commission’s determination that it had no authority under the filed rate doctrine to conduct a prudence review of unavoidable FERC-mandated take-or-pay costs. The Court acknowledged, however, the ability of the Commission to conduct prudence reviews and deny recovery of gas costs incurred pursuant to FERC-approved rates in certain circumstances.
     Staff notes that the Illinois Supreme Court subsequently considered the filed rate doctrine in United Cities Gas Co. v. Illinois Commerce Comm’n, 163 Ill. 2d 1 (1994), where the Commission had denied recovery of certain FERC-approved gas costs based on its finding that the utility’s allocation of demand charges between its Illinois and Tennessee service areas was imprudent. After reviewing its holding in General Motors, the Court rejected the argument that the Commission’s decision violated the filed rate doctrine by trapping FERC-approved cost.
     According to Staff, the U.S. Supreme Court’s decisions in Nantahala and Mississippi and the Illinois Supreme Court’s decisions in General Motors and United Cities establish that state utility commissions have a limited ability to review the prudence of a utility’s decision to purchase power at a FERC-approved rate. Federal courts have also held that the filed rate doctrine applies to market-based rates

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authorized by FERC. (See Town of Norwood v. New England Power Co., 202 F.3d 408, 419 (1st Cir. 2000))
     While the AG is correct that the Commission is not prohibited by federal law from reviewing the prudence of ComEd’s purchases of FERC-approved wholesale costs, it is incorrect to suggest that the Commission’s power to conduct such a prudence review is basically unfettered. To the extent the AG is suggesting that the Commission should look at the costs of wholesale suppliers (including ComEd’s affiliates) in determining whether wholesale supply costs were prudently incurred by ComEd, it is suggesting the very type of review (questioning the reasonableness of the FERC-approved rate itself) that is prohibited by the filed rate doctrine and not encompassed within the Pike County exception.
     According to Staff, an after-the-fact prudence review of wholesale power purchases as suggested by the AG would necessarily require some sort of proof that “lower cost power was available elsewhere” in order for a denial of recovery of wholesale power costs to pass muster under the filed rate doctrine. Staff submits that neither it nor any other governmental or consumer party will be particularly well-situated to present such evidence given that neither Staff nor any governmental or consumer party is likely to be directly involved in negotiating such arrangements or otherwise privy to such information. It would seem that such evidence would be hard to come by even for parties with access to that type of information. Staff offers that the auction process itself is designed to determine the lowest cost power available to ComEd in a fair, open and transparent process.
     Staff submits that the foregoing analysis of the federal law and jurisdictional considerations submitted by the AG demonstrate that there are real concerns about the effectiveness of any process that embodies an after-the-fact prudence review of FERC-approved costs, and that the auction-based procurement process is better situated to effectuate effective Commission regulation of wholesale supply procurement decisions.
4.	CCG’s Position
     CCG comments on FERC jurisdiction of wholesale power rates and costs. The FERC regulates the sale of wholesale power in interstate commerce under Section 201 of the Federal Power Act, 16 U.S.C.S. § 824 et seq., and as a result, wholesale rates and costs are governed exclusively by the FERC. (See, e.g., New York v. FERC, 535 U.S. 1, 19-20 (2002); Miss. Power & Light Co.; Nantahala Power & Light Co.)
     CCG states that since ComEd no longer has generating facilities, the power that it needs in order to be able to supply electricity to its customers under tariffed service has to be purchased at wholesale. The terms of those purchases, including the rates and costs, are reflected in purchased power agreements that are subject to the FERC’s jurisdiction. As FERC pointed out in Central Vermont Public Service Corporation, 84 FERC ¶61,194 (1998), “a state commission is preempted by federal law from reviewing

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the prudence of power purchases...and to permit such a review would interfere with the Commission’s [FERC’s] plenary authority over interstate wholesale rates.”
     CCG notes that FERC regulates wholesale sales of power that includes transactions between affiliates, and has established more stringent criteria in instances that involve affiliate transactions. (See Boston Edison Co. Re: Edgar Electric Company, 55 FERC ¶61,382 (1991) (“Edgar”)) CCG cites that the Edgar standards set forth three methods for demonstrating lack of undue preference to an affiliate: (1) evidence of direct head-to-head competition between the affiliate and competing unaffiliated suppliers in a formal solicitation or informal negotiation process; (2) evidence of the prices that non-affiliated buyers were willing to pay for similar services from the affiliate; and, (3) benchmark evidence that shows the prices, terms, and conditions of sale made by non-affiliated sellers. FERC expanded the standards in Allegheny Energy Supply Co., LLC, 108 FERC ¶61,082 (2004) (“Allegheny”).
     CCG states that FERC found that the descending clock auction process approved by the New Jersey Board of Public Utilities met the Edgar and Allegheny standards in Public Service Electric & Gas Company and PSEG Energy Resources & Trade LLC, 111 FERC 61,152 (2005). In that case, FERC noted:
[The] underlying principle when evaluating a competitive solicitation process under the Edgar criteria is that no affiliate should receive undue preference during any stage of the process. The Commission indicated the following four guidelines will help the Commission determine if a competitive solicitation process satisfies that underlying principle: transparency, definition, evaluation and oversight . . . . [T]he Commission finds that the New Jersey statewide bidding process is an example of a process that meets these guidelines.
     CCG notes that the Illinois Auction Proposal is modeled after the New Jersey auction and, if approved, would pass muster under FERC’s Alleghany and Edgar standards for transactions with affiliates.
     CCG concludes that the auction proposed by ComEd is consistent with, and would meet the goals of, both Illinois and federal law and policy.
     CCG states both the AG and CCSA, among other parties, cited to the Pike County exception in their Initial Brief for the proposition that states are not precluded from evaluating the prudency of a utility’s decision to purchase power from a particular source. CCG asserts that in Pike County, all of Pike County’s power supply was provided by its parent company through a Power Supply Agreement that had been filed with FERC. The court determined that under the facts of that case, the Pennsylvania Public Utility Commission could review the prudency of such purchases.
     CCG argues that the facts in this case, however, are completely different. The proceedings in this docket are for the purpose of determining the methodologies and

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procedures for the purchase of power and energy through an auction which, if approved, would be a prudent and reasonable way to procure power. Hence, power and energy would be procured through a Commission-approved competitive process that the Commission would have determined is prudent and reasonable where various suppliers will be bidding against each other for the opportunity to provide power supply to ComEd. Under the facts of this case, the prudency review discussed in Pike County would have taken place in this docket.
D.	References to Post-2006 Initiative References and Results
     ComEd addresses references to post-2006 Initiative Reports and Results. As noted by ComEd, a motion to strike certain such references was denied.
     The AG takes issue with references by ComEd and other parties to post-2006 Initiative reports and results. The AG believes such references are inappropriate and should be disregarded.
     The AG argues that Initiative participants relied on the Commission’s promise free and open discussion would be fostered by explicitly protecting Post 2006 Initiative discussion materials and reports from use in subsequent litigation. The AG asserts that preserving free and open discussion without fear of later misrepresentation is essential to the workshop process as used by the Commission.
     The AG contends that ComEd’s use of the Post-2006 Initiative is repetitive, selective and unnecessary. The AG argues that even if properly admitted, testimony referring to the Post-2006 initiative should be given little or no weight because of the nature of the workshop process and assumptions made by participants.
     Objections to certain references to or characterizations of the Post-2006 Initiative and reports were ruled upon during the course of this proceeding and are not before the Commission in this Order.
     The Commission believes the Post-2006 Initiative was an innovative and inclusive process that provided a valuable opportunity to explore and develop alternatives on the critical issues relating to post-2006 electric supply acquisition.
     Parties who disagreed with the thrust of or characterizations in the references to the Post-2006 process or results thereof were given a full opportunity to express their views in this docket, as they were in the Post-2006 Initiative itself, and their comments have been duly considered.

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E.	Conclusions Relating to Commission Authority
1.	Market-Based Rates for Service not Declared Competitive
     One of the arguments made by AG, CUB and CCSAO is that the PUA “does not authorize market-based rates for electric service that has not been declared competitive under Section 16-113.”
     As indicated above, ComEd, Staff, CCG, CES and MWIPS contend that this argument should be rejected, as it was in the ruling issued on June 1, 2005 denying a motion to dismiss jointly filed by several parties including AG, CUB and CCSAO. After oral argument, an interlocutory appeal of that ruling was denied by the Commission on July 13, 2005.
     On this issue, one of the arguments made by AG, CUB and CCSAO is that, contrary to law, the Proposed Riders “replace cost-based rates with market-based rates” set by an auction. Much of the focus is on Section 16-103(c). It provides in part that “. . . each electric utility shall continue offering to all residential customers and to all small commercial retail customers in its service area, as a tariffed service, bundled electric power and energy delivered to the customer’s premises consistent with the bundled utility service provided by the electric utility on the effective date of this amendatory Act of 1997.”
     Section 16-103(c) goes on to provide:
Upon declaration of the provision of electric power and energy as competitive, the electric utility shall continue to offer to such customers, as a tariffed service, bundled service options at rates which reflect recovery of all cost components for providing the service. For those components of the service which have been declared competitive, cost shall be the market based prices. Market based prices as referred to herein shall mean, for electric power and energy, either (i) those prices for electric power and energy determined as provided in Section 16-112, or (ii) the electric utility’s cost of obtaining the electric power and energy at wholesale through a competitive bidding or other arms-length acquisition process. (Emphasis added)
     Similarly, Section 16-111(i) provides for the consideration of costs in establishing rates for tariffed services subsequent to the mandatory transition period.
     As argued by Staff, ComEd and other parties, it is clear from a simple reading of Section 16-103(c), and its numerous references to cost, that market-based prices and cost-based rates are not mutually exclusive concepts. To the contrary, use of market-based prices is recognized as a mechanism for or subset of, not an exception to or “replacement” of, the development of rate components based on cost. That is, use of market-based pricing is identified as one method for determining such costs, not an

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alternative thereto. In the instant case, ComEd’s proposal is intended to recover only such costs as are actually incurred in procuring power and energy through the auction process. How well the proposal is designed to work in that regard is a different question that is addressed elsewhere in this order.
     Thus, the issue is not whether use of market-based prices is inherently inconsistent with the principle of setting rate components at cost. As indicated above, it is not.
     The next question is whether Section 16-103(c) prohibits the use of an auction or other market-based process in determining the costs of power and energy in setting rates for non-competitive customers, as argued by AG, CUB and CCSAO. A close reading of Section 16-103(c) reveals that no such prohibition exists. What Section 16-103(c) says is that “[f]or those components of the service which have been declared competitive, cost shall be the market based prices.” Hence, rate components for competitive services may only be set, not illogically, by using market-based prices to establish cost.
     Implicit in the position advocated by AG, CUB and CCSAO on this issue is the proposition that because market-based prices must be used to establish the cost for components of competitive services, it necessarily follows that market-based prices may not legally be used to establish costs on which to base rate components for non-competitive services or customers. However, as indicated by various parties on the other side of this issue, the Act contains no such language, either in Section 16-103(c) or elsewhere. As those parties correctly observe, the presence of a statutory mandate to use a particular method for establishing certain cost components for competitive services does not somehow mean that method is statutorily prohibited for other services or customers, particularly where, as in the instant case, use of market-based prices is expressly recognized as one means of establishing costs in Section 16-103(c).
     In addition, as several parties have commented, it is difficult to see by what means AG, CUB and CCSAO envision the cost of procuring power and energy being determined for non-competitive services in a manner consistent with their theory that market-based prices may not be used to establish costs on which to base rate components for non-competitive services. As noted above, Section 16-103(c) contains a broad definition of “market-based prices.” It provides that “market based prices as referred to herein shall mean, for electric power and energy, either (i) those prices for electric power and energy determined as provided in Section 16-112, or (ii) the electric utility’s cost of obtaining the electric power and energy at wholesale through a competitive bidding or other arms-length acquisition process.” (Emphasis added)
     Since ComEd has divested itself of all generation assets pursuant to Section 16-111(g) of the Act, it is unclear how the cost of procuring power and energy would be established for non-competitive services, when existing contracts expire at the end of 2006, if all such market-based mechanisms were prohibited as AG, CUB and CCSAO contend. In other words, prohibiting procurement alternatives that use market-based

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prices, as that term is defined in Section 16-103(c), would preclude the use of the very alternatives suggested by AG, CUB and CCSAO, such as contracts with ComEd’s affiliated generating company. Under that “baby with the bathwater” scenario, utilities without generation would be left with no “legal” means of procuring supply. In the Commission’s view, a theory that leads to such a result is not a proper interpretation of the statute.
     For the reasons set forth, the theory that the proposed auction is prohibited by Section 16-103(c) of the Act should not be adopted.
2.	Transfer of Generation Plants
     As indicated above, CCSAO asserts that ComEd’s need to obtain generation is the result of its choice to transfer and sell its generation assets pursuant to Section 16-111(g) of the Act. According to CCSAO, ComEd should have taken additional steps to ensure that it was able to meet its obligations to residential and small commercial customers post-2006 before completing these transactions. In CCSAO’s view, the Commission should conclude that ComEd failed to act prudently on behalf of residential ratepayers.
     As observed by ComEd, however, this argument is inconsistent with Section 16-111(g). The transfers in question were authorized by the Commission pursuant to Section 16-111(g), which provides, in part, that “[t]he Commission shall not in any subsequent proceeding or otherwise, review such a reorganization or other transaction authorized by this Section . . . .” Thus, the Commission declines to find that ComEd failed to act prudently when it transferred its generation plants pursuant to Section 16-111(g).
3.	Prudency
     As explained above, ComEd, Staff and CCG contend that a review of the prudence of the auction process should take place in this docket, not in a post-auction prudency review proceeding. That is, if the process approved in this proceeding is followed in the auction, and the auction results are certified by the Commission at the conclusion of the three-day review period, then the acquisitions of supply made pursuant to the auction are deemed prudent and no “after-the-fact” prudency review is either necessary or appropriate.
     AG, CUB and CCSAO disagree. Among other things, they argue that under Illinois law, the Commission must assess actual rates, whether they are presented in a rate case under Part 285 and set prospectively, or presented in the context of a retrospective prudency review under section 9-220 of the PUA and subject to refund. The PUA does not authorize the pre-approval of “blank rates” by the Commission under the guise of approving a process. (AG brief at 62-63)

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     The Commission has reviewed the arguments made and authority cited by the parties. In analyzing this issue, the Commission first observes, generally speaking, that retail rates in Illinois are set through either (1) the Part 285 “test year” ratemaking process or (2) a pass-through rider mechanism.
     Some pass-through riders are specifically authorized by statute, such as the UFAC and PGA mechanisms in Section 9-220 of the PUA. Others are not specifically identified by statute, but are authorized by Commission order, such as the “coal tar” riders authorized in consolidated Dockets 01-0080 et al. As discussed above, the Commission’s order authorizing coal tar riders was upheld by the Illinois Supreme Court in the Citizens Utility Board case, 166 Ill.2d 111.
     Unlike rates established in a test year ratemaking proceeding, rider mechanisms contain formula rate methodologies designed to pass through costs as they are incurred. Thus, by their very nature, they will not identify specific rates or charges because those charges will not be known until the subject costs are incurred. Therefore, there is no outright prohibition on use of “blank rates” or “formula rates” in pass-through riders. If there were, no such rider could ever be approved. Such a result would be inconsistent with Section 9-220, which authorizes PGA and FAC pass-through riders, and with caselaw, such as the decisions in Citizens Utility Board and City of Chicago, 13 Ill. 2d 607, before that.
     In the instant case, one of the key issues before the Commission is whether use of the auction process to procure electric supply should be subject to annual reconciliation hearings to consider whether the power acquisition costs being passed through to retail customers were prudently incurred.
     Based on the record in this proceeding, the Commission believes that the proposed vertical tranche auction process, as modified herein, is reasonably designed to enable ComEd to procure power supply in a competitive and least-cost manner. In that regard, no alternatives were presented that represent a more viable approach for procuring power supply after December 31, 2006.
     As indicated elsewhere in this order, ComEd has divested itself of its generating plant pursuant to Section 16-111(g), and must obtain its power supply from others. The provisions of that section do not appear to contemplate any post-transaction second-guessing of the prudency of those transfers.
     To the extent some parties are arguing ComEd should obtain power at below-market rates from its generating affiliate, that option appears to run afoul of the “Edgar” standard discussed above.
     As noted above, ComEd, Staff and CCG assert that if the auction process is followed, and the auction results are approved by the Commission at the close of the three-day review period, then the acquisitions of supply made pursuant to the auction should be deemed prudent. They claim any further prudence review of the pass-through

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of those costs to ratepayers, with no markup or profit, would be pointless and legally unnecessary.
     Given the record in this proceeding and the findings above, the Commission believes that if the auction results are approved by the Commission at the close of the three-day review period, then ComEd should be entitled to a presumption that the supply obtained pursuant thereto was “prudently purchased.”
     With respect to any prudence reviews after the Commission certification of the auction results, the Commission acknowledges that the recommendation of ComEd, Staff and others to preclude any post-transaction prudence reviews of auction purchases has practical appeal. Based on the provisions of Section 9-220 of the PUA, however, the Commission believes the better course is to initiate annual reconciliation hearings to address whether the purchased power costs being passed through to ratepayers were “prudent.”
     The first sentence of Section 9-220(a) provides, “Notwithstanding the provisions of Section 9-201, the Commission may authorize the increase or decrease of rates and charges based upon changes in the cost of fuel used in the generation or production of electric power, changes in the cost of purchased power, or changes in the cost of purchased gas through the application of fuel adjustment clauses or purchased gas adjustment clauses.”
     Several sentences later, Section 9-220(a) further provides, in part, “Annually, the Commission shall initiate public hearings to determine whether the clauses reflect actual costs of fuel, gas, power, or coal transportation purchased to determine whether such purchases were prudent, and to reconcile any amounts collected with the actual costs of fuel, power, gas, or coal transportation prudently purchased. In each such proceeding, the burden of proof shall be upon the utility to establish the prudence of its cost of fuel, power, gas, or coal transportation purchases and costs.”
     Since the instant proceeding was not filed pursuant to Section 9-220 and ComEd presently has no fuel adjustment clause in effect, there may be some question as to whether Section 9-220 is directly applicable to the instant proposal, although AG, CUB and CCSAO claim it is. What is clear is that the section speaks directly to “changes in the cost of purchased power”, and where applicable, it requires annual hearings to consider the prudency of power purchases being passed through to ratepayers via FAC riders. In the instant case, it undisputed that the supply acquisitions in question are in fact “purchased power.”
     All things considered, the Commission believes that while the Commission is not precluded from authorizing a pass-through of procurement costs without formal reinstatement of a FAC, Section 9-220 provides appropriate guidance with respect to the procedures that should be followed for reviewing the pass-through of purchased power costs, including purchases made pursuant to the auction. While the instant proceeding and the Commission review during the three-day post-auction window are

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important tools in terms of prudency, they do not constitute annual public hearings within the meaning of 9-220. Furthermore, while the purported lack of “discretionary conduct” by ComEd in making the auction-driven purchases may be relevant in the evaluation of the auction proposal and in the review of auction purchases, there is no language in Section 9-220 exempting “no discretion” purchases from the annual reconciliation process.
     Accordingly, the Commission finds that power purchases made pursuant to the auction should be subject to an annual reconciliation proceeding to determine prudency as outlined in Section 9-220. As discussed below, the proceeding will also be used to reconcile amounts collected with actual costs as described in Section 9-220.
     As indicated above, if the auction results are approved by the Commission at the close of the three-day review period, then ComEd should be entitled to a presumption that the supply obtained pursuant thereto was “prudently purchased.” At the reconciliation proceedings, if ComEd shows that power purchases were made in accordance with the auction process, ComEd will be deemed to have made a prima facie showing of prudency within the meaning of Section 9-220.
     Whether the Commission is pre-empted by federal law from conducting a post-transaction review of auction purchases is addressed below.
4.	State and Federal Authority; Federal Preemption
     The parties appear to agree that the supply contracts resulting from the auctions will require FERC approval. There is disagreement, however, on whether or to what extent the Commission has authority to conduct a post-transaction review of the prudency of federally-approved wholesale power transactions.
     ComEd cites the Supreme Court’s Mississippi Power decision for the proposition that “[t]he reasonableness of rates and agreements regulated by FERC may not be collaterally attacked in state or federal courts. The only appropriate forum for such a challenge is before [FERC] or a court reviewing the Commission’s order.” (47 U.S.354, 375)
     ComEd also cites Nantahala Power where the Supreme Court stated, “Once FERC sets such a rate, a State may not conclude in setting retail rates that the FERC-approved wholesale rates are unreasonable. A State must rather give effect to Congress’ desire to give FERC plenary authority over interstate wholesale rates, and to ensure that the States do not interfere with this authority.” (476 U.S. at 965, 966)
     ComEd contends that the type of analysis and review of wholesale transactions urged by AG, CUB and CCSAO is not permitted under federal law. Rather, “where FERC has determined that wholesale prices are just and reasonable, a state may not conclude otherwise, including by preventing the utility from passing those costs to retail customers.”

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     AG, CUB and CCSAO, on the other hand, cite Pike County for the argument that the ICC’s authority to review costs incurred by electric utilities, to determine whether they are just, reasonable and prudently incurred, extends to review of the cost of electricity procured under wholesale rates established by FERC. The Court held that “FERC approval of the [generation affiliate’s] tariffs means only that, as a matter of law, it is reasonable for [the generation affiliate] to charge such rates; FERC approval does not mean that it is reasonable for Pike to incur such costs.” (465 A.2d 735, 739)
     According to the Illinois Supreme Court, “States retain the authority to review the prudence of a distributor’s actions in incurring FERC-approved supply charges when the distributor had a choice whether to incur the charge.” (citing General Motors Corporation, 143 Ill 2d 407, 421-22 (1991)) (emphasis added) They also cite the Central Vermont decision where FERC held that its approval of a rate schedule “does not preclude the Public Utilities Commission . . . from determining whether [the utility] acted imprudently by not terminating the rate schedule under its terms where lower-priced power was available to the [the utility].”
     In response, ComEd says the Court in Nantahala explained, “Without deciding this issue, we may assume that a particular quantity of power procured by a utility from a particular source could be deemed unreasonably excessive if lower cost power is available elsewhere, even though the higher-cost power actually purchased is obtained at a FERC-approved, and therefore reasonable, price.” (Nantahala, 476 U.S. at 972, citing Pike County)
     The key, however, in ComEd’s view, is whether “lower cost power is available elsewhere.” (Nantahala, 476 U.S. at 972) Whereas the utility in Pike County made no effort even to consider whether “lower cost power” was available from suppliers other than its parent, here ComEd’s competitive procurement auction is expressly designed to identify the “lowest cost power” available from any wholesale supplier.
     Having reviewed the arguments and decisions cited, the Commission declines at this time to find that it is pre-empted by federal law from conducting a post-transaction review of the prudence of ComEd’s actions in incurring the FERC-approved supply charges in question.
     It appears to the Commission that while jurisdiction over wholesale power supply transactions does rest with FERC, as argued by ComEd and others, the caselaw also indicates that the states are not pre-empted from reviewing a utility’s pass-through of such charges to retail customers in some situations, such as where the utility had a choice whether to incur the charge or where lower-priced power was available to it.
     Furthermore, from a jurisdictional standpoint, it is ComEd who has brought the instant docket before the Commission and seeks Commission findings relating to the auction procurement process. Whatever the scope of Commission’s jurisdiction over these transactions may be, it is difficult to see how the Commission is being asked to

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assert jurisdiction over these issues in this docket while simultaneously finding that it is somehow pre-empted by federal law from considering the same issues at a later time. Under the circumstances, to make the pre-emption finding at this time would be, at best, premature.
     In any event, as noted above, the subject wholesale supply contracts are subject to FERC approval. What specific actions FERC will take, including any determinations relating to whether the utility had a choice in incurring the charge or whether lower-priced power was available to it, are unknown at this time. To the extent ComEd or other parties believe any approvals actually granted from by FERC are in fact dispositive of these issues in a manner that supports a pre-emption argument, they are free to make such arguments at the outset of the reconciliation proceedings. In the meantime, the Commission will assume that Illinois law still regards prudency reviews of purchased power transactions as within the Commission’s authority to conduct, as contemplated in Section 9-220 of the PUA.
     Such reviews will not, however, consider the relationship between the wholesale supplier’s underlying cost of service and the charges assessed by it to the utility under FERC-approved wholesale supply contracts. Under the caselaw, that issue is outside the jurisdiction of this Commission.
5.	Prudency of Contingency Purchases
     As discussed elsewhere, ComEd may make “contingency” purchases as a result of a supplier’s default or for other reasons. Generally speaking, ComEd and Staff agree that no post-auction prudency review is necessary in situations that ComEd and Staff believe will not involve “discretionary action” by ComEd.
     The AG disagrees, arguing, among things, that the situations in question, such as purchases from PJM-administered markets, are not free of judgment and discretion by ComEd. AG also contends that an annual review of contingency purchases is required by Section 9-220 of the Act.
     As indicated above, Section 9-220, where applicable, requires annual hearings to consider the prudency of power purchases if those costs are being passed through to ratepayers via FAC riders. In the instant case, it is undisputed that the contingency acquisitions in question are “purchased power.” The Commission believes Section 9-220 provides appropriate guidance with respect to the procedures that should be followed for reviewing the pass-through of contingency power purchases. In the Commission’s opinion, if ComEd wants authorization in this docket to pass through, to ratepayers, the costs of contingency purchases, such purchases should be subject to annual prudency reviews as part of the annual reconciliation proceeding.

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6.	Accounting Reconciliation
     As more fully explained elsewhere in this order, Staff recommends that annual docketed accounting reconciliation proceedings be conducted to reconcile the cost of full requirements electric supply purchased under Rider CPP with such revenues recorded. Staff also recommends that other pass-through costs billed under Rider PPO-MVM and Rider TS-CPP be reconciled with revenues recorded in annual docketed proceedings. ComEd objects to these proposals as burdensome and unnecessary.
     The Commission agrees with Staff that the reporting favored by ComEd does not assure the level of detail necessary to properly identify and compare procurement costs to revenues, especially by class. Of the two recommendations before the Commission, the annual reconciliation proceeding proposed by Staff appears to provide the better balance of accuracy, transparency and efficiency.
     Furthermore, an annual accounting reconciliation would appear to be consistent with the procedures outlined in Section 9-220 of the Act as noted above in the discussion of prudency reviews. The Commission also observes, however, that even if annual prudency reviews were not conducted, annual accounting reconciliation proceedings should still be held for the reasons indicated above.
IV. SUFFICIENCY OF THE COMPETITIVE MARKET
A.	Markets’ Relationship to Auction Process
1.	ComEd’s Position
     ComEd argues the Illinois Auction Proposal will bring the benefits of competitive procurement to ComEd’s customers. ComEd asserts that the proposal brings the benefits of a competitive wholesale market to Illinois customers as well.
2.	Staff Position
     Staff takes the position that any deficiency in the competitiveness of the retail electricity markets add to the urgency and importance of approving viable and appropriate procurement methods for electric utilities to implement, since consumers who cannot rely on a competitive retail market should at least be able to rely upon their regulated public utilities to supply them with electric power. Staff further asserts that deficiencies in the competitiveness of retail electricity markets say absolutely nothing about which procurement methods are appropriate for electric utilities to implement.
     Staff continues stating that assessing the competitiveness of electricity markets is not directly pertinent to the debate over how electric utilities in Illinois will acquire electric power to sell to their customers starting in 2007. Staff argues that a real need exists to approve a viable and appropriate procurement method for electric utilities to implement.

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3.	AG’s Position
     The AG argues that the wholesale electricity market in and around Illinois is not sufficiently developed at this time, to ensure a level of competition among suppliers that yields competitive prices. The AG further argues that there are insufficient safeguards in place to prevent the exercise of market power and inadequate market monitoring mechanisms in place to warrant reliance on the wholesale market to determine retail prices.
4.	Constellation Energy Commodities Group’s Position
     CECG states that if the auction process is approved, there will be substantial participation by suppliers of electricity that will lead to a robust competitive process. CECG asserts that potential bidders are interested in the product, know how to price it, and that competition brings suppliers to the process. CECG further asserts that the auction process will ensure the ComEd procures power and energy in the most cost-effective manner.
5.	Midwest Generation’s Position
     MW Gen argues that opponents have not presented evidence that transmission constraints or market power exists in northern Illinois. MW Gen further argues that the groundless concerns over market power and lack of competitiveness in the wholesale market disappear when the weight of the evidence is considered. (MW Gen Brief at 4) MW Gen states the evidence shows that there are numerous sources of supply and PJM safeguards to ensure that generators do not engage in market manipulation. (Ibid)
     MW Gen asserts that the wholesale market underlying the auction proposed by ComEd is sufficiently competitive and well-developed to allow retail customers in northern Illinois to obtain the advantages of efficient pricing.
6.	Commission Conclusion
     The Commission agrees with Staff that the Commission does not have the luxury or the time to reassess or unravel the General Assembly’s decision to enact the Restructuring Law. As the record amply demonstrates, ComEd possesses no generation assets and the current contracts for supply expire December 31, 2006. The Commission must ensure that Illinois utilities possess a viable procurement process. The Commission is of the opinion that in the near term, the only viable approach relies upon the wholesale market.
     The Commission also notes that the FERC has concluded that the wholesale market is competitive and allows the sellers in that market to sell at market-based rates. No party has offered any legal or evidentiary justification for rejecting the FERC’s findings in this regard.

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B.	Other Jurisdictions’ Experiences with Competitive Electricity Procurement
1.	ComEd’s Position
     ComEd notes that the Illinois Auction Proposal is patterned on the New Jersey Basic Generation Services, (“BGS”) auctions. ComEd further notes that New Jersey has conducted auctions since 2002 to acquire electric supply for four New Jersey electric distribution companies. ComEd asserts that the New Jersey auctions have been successful.
2.	CECG’s Position
     CECG points out the similar observation, that ComEd’s proposal is modeled after the New Jersey auction process. CECG states that it has been providing wholesale full requirements electricity to utilities in Maine, Massachusetts, New Jersey, and Maryland. CECG asserts that the experience in other states should be considered by the Commission.
3.	AG’s Position
     The AG notes that the state of restructuring in the US has taken a dramatic turn since 2000. The AG states that only 16 states and the District of Columbia have fully implemented legislation and commission orders that allow full retail access for all customer groups. Two other states allow retail access only for larger customers. The AG notes that several states have rolled back restructuring and 26 states are no longer considering restructuring.
     The AG continues stating that states that have used bidding or auctions have experienced price increases. The AG argues that the increases can not be explained simply by increased fuel costs. The AG notes that other states have had either flat retail prices or nominal increases because of long-term coal contracts. (AG Brief at 27)
     The AG further argues that Maine, Maryland, and Massachusetts that rely on the wholesale market to provide for retail customers have all seen an increase in rates for residential customers.
4.	Commission Conclusion
     Although views from other states may be helpful to the Commission, the Commission is not bound by those decisions and will look to the record in this matter for what is most advantageous to Illinois customers. Additionally, the Commission is required to follow Illinois law, not laws of other states.

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C.	Retail Market Conditions
1.	ComEd’s Position
     ComEd argues that in its retail service territory, many large, and a number of smaller commercial and industrial customers, have taken advantage of offerings by competitive retail electric service providers and that these providers depend on the wholesale markets opened up by federal policy. ComEd notes that no residential customers take service from a Retail Electric Supplier (“RES”). ComEd asserts that residential customers have indirectly benefited from restructuring including the 20 percent rate reduction.
2.	CES’ Position
     CES states that the competitive conditions in Illinois have yielded something on the order of $4 billion in savings for Illinois residential and non-residential consumers since passage of the Restructuring Act. CES argues that the competitive market in Northern Illinois for commercial and industrial customers has developed well, as is evidenced by the portion of load that has moved from bundled service to delivery service. CES asserts that the number of business customers that have switched and the size of the load served demonstrate a developed market. CES continues stating that customers have saved in the neighborhood of $1 billion for business customers from the commencement of open access in 1999 to 2004.
3.	AG’s Position
     The AG comments that many retail markets have remained relatively inactive, particularly for smaller residential customers. States that have utilized competitive market procurement have seen significantly greater price increases for electric service increase than states that have retained traditional regulatory processes. The failure of competition to constrain prices and provide efficient and fair prices is shown in those states that have attempted to procure power exclusively from competitive markets. Learning from the experiences of other states can save Illinois consumers up to a billion dollars per year, while insuring safe, adequate and reliable electric service.
4.	IIEC’s Position
     IIEC argues that Illinois customers are not currently getting the full benefit of a competitive market and that is illustrated by the wide disparity between the number of RESs serving customers in the Ameren territory and the number of potential wholesale suppliers who might participate in the proposed auctions. IIEC notes that only 8 RESs operated in the Ameren territory while more than 30 wholesale suppliers might participate in the proposed wholesale auctions.
     IIEC asserts that in the segment of the retail supply market that many consider to be the one in which retail suppliers are most likely to compete, the level of retail supplier

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activity has been unimpressive. IIEC believes this is due in part to the Reciprocity Clause which has stymied the development of a fully open competitive retail supply market.
     IIEC argues that the competitive market is not as “open” as other parties would have the Commission believe.
5.	Commission Conclusion
     The Commission concludes that the auction process approved herein with safeguards adopted is an appropriate method of procuring electricity. The record shows that the proposal will keep ComEd costs of procuring energy and capacity at a minimum, which will benefit its customers. The Commission finds the AG’s discussion of potential problems to be somewhat speculative concerning alleged market failures that have not occurred and that may not occur. Moreover, the AG’s suggestion that policy makers use care when determining policy is a reasonable proposal for the Commission, however it is not a reason to reject a competitive procurement mechanism.
D.	Relevant Product Market
1.	Required Products
     ComEd states that bidders will need to acquire a range of products to serve the full-requirements load of ComEd. ComEd further states that in addition to base load, bidders will need intermediate and peaking resources, certain ancillary services, and will likely acquire hedging products. ComEd states that suppliers that bid into the auction can access this amount of generation through the bilateral market and such bilateral contracts can supply both the energy and the capacity markets.
2.	Physical vs. Financial Markets
     ComEd argues that one of the features of the PJM energy and capacity markets that will ensure a robust auction is that PJM automatically dispatches the generation connected to the system to serve customer demands every day. ComEd states that the supplier is committed to sell at a fixed price, but there is no risk of customers not being served if the supplier does not schedule deliveries of power; the supplier will simply owe PJM for the power that PJM dispatches. ComEd asserts that the financial arrangements for supplying power are independent of the actual physical power that is delivered.
3.	PJM Capacity Market
a.	ComEd’s Position
     ComEd notes that most discussion focuses on the energy markets, because they are the fundamental source of the supply needed to meet customer demands. ComEd

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continues that without capacity to back up energy, however, the continuity of service to customers cannot be assured. ComEd asserts that to assure the reliability of supply to end-use customers, PJM requires that all load-serving entities back up their obligations to serve customers with capacity. The capacity can be in the form of generation owned by or under contract to the load-serving entity. In addition, however, PJM operates a capacity market in which any supplier can secure the necessary capacity. ComEd further asserts that the PJM capacity market further assures robust participation in the auction, including by parties that do not own generation.
     ComEd asserts that Intervenors offer various speculative arguments that northern Illinois could become isolated from PJM energy markets and thus should be considered a separate market. ComEd argues that these speculations were refuted by hard evidence. ComEd states that Reliability Pricing Model (“RPM”) is a new way of managing the capacity market that PJM has proposed to FERC. ComEd asserts that under RPM there could be differences in locational capacity prices that differ based on system congestion, just as there are differences in locational marginal prices in the energy markets now. According to ComEd, PJM’s RPM proposal would not result in separate prices for load connected to the ComEd system, nor would it produce separate markets in which local generation could exercise market power in capacity.
b.	AG’s Position
     The AG states that the capacity credit market is relevant to the proposed auction process because potential auction participants that do not have available capacity of their own will have to either purchase capacity credits in the market or make bilateral arrangements with those that do have capacity.
     The AG states that under PJM rules, each load-serving entity (“LSE”) has the obligation to own or acquire capacity resources equal to the peak load that it serves, plus a reserve margin. The AG further states that LSEs can acquire capacity by buying or building units, by entering into bilateral contracts for capacity, or by participating in the capacity credit markets operated by PJM. The AG asserts that the PJM capacity credit markets are designed to balance the supply of and demand for capacity not met through the bilateral market or through self-supply. Competitive LSEs that need to acquire the capacity resources required to meet their capacity obligations, or to sell capacity resources when no longer needed to serve load, participate in these markets.
     The AG argues that the PJM Market Monitoring Unit’s (“MMU”) structural analysis of the ComEd area capacity credit market showed high levels of concentration in the monthly and multi-monthly capacity credit markets. The HHIs for these markets averaged 6419, and ranged from 2804 to 10000. The AG notes that the MMU noted that “[o]ne entity owned or controlled nearly two-thirds of total capacity in the ComEd Control Zone.”
     The AG states that the residual supply index (“RSI”), a measure of the percentage of load that can be met without the largest supplier, for the ComEd Control

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Area monthly and multi-monthly capacity credit market auctions averaged 2.58 and had a minimum of zero, meaning that in at least one auction, only one capacity supplier participated. Of the 48 capacity auctions held, 26 had a RSI of less than one, meaning at least one supplier was pivotal in over half the auctions.
     The AG argues that given these conditions in the capacity markets, and the MMU’s assessment “that the likelihood of the exercise of market power is high,” suppliers that do not already have capacity available could find it very difficult to participate in the proposed auction.
c.	CUB’s and CCSAO’s Position
     CUB argues that the PJM wholesale energy and capacity markets in the northern Illinois region are not fully competitive and the relative immaturity of the MISO spot energy markets and the insufficient scope of capacity and ancillary service structures in MISO result in a high level of uncertainty concerning the competitiveness of the MISO spot energy markets.
d.	Commission Conclusion
     The Commission concludes that PJM operates a regional capacity market from which bidders can acquire required capacity and that will promote participation in the auction. In particular, the record shows that the PJM capacity market can meet the needs of suppliers who do not have either their own capacity or pre-existing bilateral contracts for capacity. Moreover, that market extends throughout the PJM region and contains numerous unaffiliated buyers and sellers and a volume many times greater than that required to serve ComEd’s POLR load. The Commission does not agree with the AG’s comments on potential market power in the so-called ComEd capacity market. The Commission also finds that the RPM will not create a separate capacity market in Illinois, but rather, the record shows that RPM is instead a new way of managing the capacity market that PJM has proposed to the FERC. It does not appear from the record that ComEd will be isolated from PJM energy markets.
E.	Relevant Geographic Market
1.	Significance of Political Boundaries
a.	ComEd’s Position
     ComEd argues that the geographical markets for electricity are not determined by the political boundaries of a state, but by the access of consumers to suppliers and the extent to which one supplier can be substituted for another. ComEd notes that it now has access to the entire PJM market and to the adjoining MISO market. ComEd further argues that northern Illinois is neither a relevant market nor a separate market.

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     ComEd believes that the evidence in this proceeding demonstrates that northern Illinois is not a separate market for which generation concentration statistics can meaningfully be calculated. ComEd asserts that it is an integral part of the multi-state PJM market. ComEd disagrees with certain Intervenors’ arguments that generators in northern Illinois may be able to exercise market power that could adversely affect the auction.
b.	AG’s Position
     The AG states that the terms “relevant market” or “relevant geographic market” are terms used in antitrust regulation that have specific meanings. The AG argues that electricity happens to be a product for which it is particularly difficult to determine the relevant market area because of transmission constraints that change daily, by season, and over time as load changes. The AG urges the Commission to conduct an analysis to study of market conditions prior to making decisions regarding the auction. The AG continues stating that in the absence of such an analysis, however, price and market concentration data from the PJM MMU and other industry sources can be used to characterize and compare the ComEd area in Northern Illinois, PJM-east and the whole of PJM.
     According to the AG, prices have been converging between the ComEd area in Northern Illinois and PJM east of Illinois – which means higher prices in Northern Illinois than before the formation of the PJM market. The AG notes that ComEd prices are distinct and lower than the PJM prices in early 2004 and that after May 1, 2004, the prices are a little closer, and closer still after AEP and Dayton were integrated in PJM after October 1, 2004. The AG concludes that there is in fact convergence, and the difference usually was positive, meaning the PJM price was greater that the ComEd price.
     The AG argues that there is excess capacity in Northern Illinois and generally higher prices in the eastern part of PJM. As a result according to the AG, when the markets were integrated, the northern Illinois price was expected to rise to the price in the larger PJM area. The AG argues that this opportunity to access higher priced markets in PJM east was a major reason that generators in Northern Illinois preferred to be integrated into PJM.
c.	CCSAO’s Position
     CCSAO argues that as a separate control zone within PJM, and formerly a separate control area, the ComEd region in Northern Illinois is an appropriate area in which to measure market concentration post-2006 because of the potential for transmission limitations to restrict the ability of non-Northern Illinois generation to effectively compete with internal Northern Illinois generation.

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d.	CUB’s Position
     CUB asserts that Northern Illinois is the appropriate market to test for the presence of market power because during times when transmission constraints bind, PJM suppliers not located in northern Illinois and other competing suppliers in MISO cannot directly compete with northern Illinois suppliers.
     CUB further asserts that the existence of separate wholesale market structures in Illinois (PJM in the north, MISO in the central and southern regions) characterizes the market in which the propose auction will take place. CUB argues that the outcome of the proposed auctions for ComEd will be influenced by the ability of participants in the MISO region to effectively compete with PJM suppliers; however the MISO market remains immature and the price outcomes in that marketplace are uncertain. Since MISO participants will rely on the MISO market to some extent in determining the prices they offer into the proposed auction, the MISO market immaturity will be reflected in the outcome of the proposed auction. CUB further argues that it is premature to assume that the MISO market will produce competitive outcomes.
e.	Commission Conclusion
     The Commission finds that the parties generally agree that political boundaries have no significance to the market for electricity. The Commission notes the AG’s contention that a “relevant market” should be defined, according to antitrust principles, but also notes that the scope of this proceeding and the Commission’s authority does not include determining antitrust issues. The Commission finds that the relevant market in these proceedings is PJM. The Commission also notes that FERC must approve the auction.
2.	PJM/MISO Seam & Joint Operation Agreement
a.	ComEd’s Position
     ComEd notes that there are two Regional Transmission Organizations, PJM and MISO, in Illinois, in the northern and southern parts of the state, respectively. ComEd disputes the notion that the “seam” between the RTOs poses impediments to transactions occurring between the two, and that this would make markets in both RTOs less competitive. ComEd believes that even if these assertions were true they would be irrelevant, since the PJM market is more than adequate to support the ComEd auction even if the MISO market were totally inaccessible. ComEd argues that Intervenors ignore the fact that PJM and MISO will implement a joint and common market under which they will essentially operate as one entity and the two RTOs have already taken the essential steps towards the joint and common market. ComEd asserts that day to day operations are now being handled under the PJM/MISO Joint Operating Agreement (“JOA”). ComEd notes that the JOA has contributed to operational integration between the two RTOs, assisted in the smooth inter-operation of their markets and their cooperative management of system congestion, and is a major step toward a full joint

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and common market. ComEd asserts that the practical effect of the JOA is to substantially blur the electrical boundaries between the two RTOs, so that “the boundary ‘seams’ are disappearing.”
     ComEd argues that the coordination under the JOA facilitates the reliable and efficient movement of power between the two RTOs and will result in the same power flows on the grid–and thus the same locational marginal prices — as if ComEd and AEP were in the MISO. ComEd further notes that, as of December 1, 2004, FERC eliminated the transmission “barrier” between the two RTOs, so that a transaction passing between them pays only one transmission rate, not two, thus the cost of transmission will be the same, whether the generator is located in MISO or PJM.
b.	CUB’s Position
     CUB argues that the existence of the PJM-MISO seam presents a barrier to trade across the regions and limits the ability of non-PJM suppliers to reach the northern Illinois region and compete in an integrated marketplace. CUB argues that progress towards minimizing the seams effect is insufficient; and that the existence of the seam remains even in the presence of the “joint operating agreement” between PJM and MISO. CUB asserts that the different market structures of PJM and MISO – e.g., PJM has integrated regulation and reserve markets, and a separate capacity market, where MISO has none of those features; and PJM has a stricter market monitoring and mitigation protocol – limit the effectiveness of competition between the regions.
     CUB asserts that the PJM market monitor’s ability to mitigate the exercise of market power in the PJM energy markets is limited. CUB further states that the PJM MMU’s authority to mitigate market power may be further eroded pending current FERC actions.
c.	CCSAO’s Position
     CCSAO notes that the PJM-MISO seam consists of the physical transmission interconnections between the two RTOs and that this seam spans over one hundred interconnection points with a nominal non-simultaneous transfer capability on the order of at least 60,000 MW. CCSAO argues that the seam between PJM and MISO presents a barrier to effective trade between the regions, running directly across Illinois, separating the wholesale electric markets in Northern Illinois from those in Southern Illinois, thereby denying Northern Illinois residents the benefits of a cohesive, integrated wholesale marketplace for electricity purchase by prospective retail suppliers.
d.	Commission Conclusion
     The Commission concludes that the “seam” between PJM and MISO will not affect the competitive environment in either RTO. The record shows that such “seam” has diminished, and that the RTOs have already moved towards creating a joint and common market. The RTOs are already operating together under the JOA. The RTOs

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have the same power flows on the grid and same locational marginal prices, and now have a single transmission rate. The record indicates that even if there were some sort of impediment from a “seam,” it would be irrelevant, as the PJM market is more than adequate to support the ComEd’s auction, regardless of the accessibility of the MISO market.
F.	Market Characteristics, Including Supplier Concentration
1.	ComEd’s Position
     ComEd states that the universally used measure of market concentration is the Herfindahl-Hirschman Index (“HHI”) statistic adopted in the Merger Guidelines published by the U.S. Department of Justice and the Federal Trade Commission. ComEd asserts that in accordance with these Guidelines, these market concentration statistics are calculated only for a relevant geographical market. ComEd takes issue with the Ag’s reliance on HHI calculations that purport to show that northern Illinois is a concentrated market — despite not claiming that it is a market at all, and despite FERC’s conclusion that the issue of generation market power within PJM should be analyzed on a PJM-wide basis.
     ComEd believes that it has demonstrated that even if one believed northern Illinois were a relevant geographic market, a proper calculation of HHIs would show that this market was only moderately concentrated, rather than highly concentrated. According to ComEd the evidence shows that even a monopolist who owned all the generation in northern Illinois could not profitably raise prices. ComEd notes that because HHIs are only meaningful in a relevant geographic market, this makes the purported market concentration calculations wholly irrelevant.
     ComEd argues that a fundamental feature of the Illinois Auction is that suppliers do not bid to provide wholesale market products, but rather compete to supply a wide range of integrated risk management services along with a portfolio of other products. ComEd further argues that the distinction between the product in the auction, for which suppliers compete, and the wholesale products in whatever relevant market might be are two entirely different things. According to ComEd, even if there were concentration in the wholesale product market, it would not tell us whether there is concentration in the market for the auction product.
2.	AG’s Position
     The AG notes that a competitive market is usually defined as a market that has many buyers and sellers, relatively easy entry to the market by sellers, readily available product information for buyers, and a market price that no buyer or seller has the ability to significantly affect. Few markets fit the textbook definition of a perfectly competitive market, however. Markets vary by the degree of their competitiveness. A significantly imperfect market may have problems similar to an imperfectly regulated one, such as,

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prices significantly above competitive levels, an inefficient allocation of resources, and relatively few choices for customers.
     The AG asserts that in the ComEd control area, generation ownership is extremely concentrated. Even though ComEd is now integrated into the PJM system, transmission limitations restrict import capabilities. The AG argues that one or two suppliers could potentially have considerable influence on the market price in the ComEd Control Area during most hours of the year. Therefore, extra caution is called for in relying on this wholesale market to provide reasonably competitive results.
     The AG notes that with respect to energy markets, the MMU concludes that “the ComEd Control Area was highly concentrated overall and in each segment of the supply curve.” The MMU uses the HHI to measure market concentration. The AG states that the HHI is the sum of the squared market shares of the suppliers in the market. To characterize market concentration using the HHI, the MMU uses the U.S. Department of Justice merger guidelines , which have been also adopted by FERC. If the HHI is less that 1000, the market is not considered concentrated. An HHI between 1000 and 1800 means that the market is moderately concentrated. If an HHI is above 1800, the market is highly concentrated.
     The AG states that in the 2004 State of the Market report, the MMU calculated HHIs for three separate phases of PJM development and compared import capabilities as new control areas were integrated. The HHIs for the PJM energy markets during 2004 ranged from 811 to 1634, which indicates that these markets were unconcentrated to moderately concentrated. The HHIs for the PJM capacity markets ranged from 909 to 1058, reaching just into the moderately concentrated range.
     The AG argues that there is a dramatic difference in the level of market concentration in the ComEd Control area, compared with PJM overall. The MMU found that both the hourly energy market and the capacity market are highly concentrated in the ComEd Control Area. The HHIs in the ComEd control area ranged from 4005 to 7746 for the hourly energy market and ranged from 2670 to 4065 for the capacity market. When examined in terms of supply curve segments (i.e., base, intermediate, and peak plants), all the HHIs indicate high concentration in the ComEd control area. For the base supply curve segment, all the HHIs were greater than 9000. The maximum peak HHI actually reaches 10,000 — the maximum possible HHI value — indicating that a single firm supplied the market during those peak load conditions. The HHI for base load installed capacity was 9,304, also exceedingly high. AG Exhibit 1.2 compares the ComEd HHIs with the PJM HHIs in the energy market. AG Exhibit 1.3 compares the ComEd HHIs with the PJM HHIs in terms of installed capacity.
     The AG states that the MMU calculated the RSI on an hourly basis for each generation owner in PJM. The MMU also calculated the RSI for the two largest PJM suppliers on a combined basis. For PJM during 2004, the RSI was less than 1.00 for only eight hours of the calendar year, and the average RSI was 1.64. When the top two suppliers were combined for this calculation, the number of hours that the RSI was less

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than 1.00 jumped to 182, — but this represents just over two percent of the hours in a year. This means that it was only occasionally that a supplier or the top two suppliers were pivotal and perhaps could influence prices. These results do not guarantee that the market is competitive, only that one or two suppliers are not dominant and critical to meeting customer load for most hours.
3.	CUB and CCSAO’s Position
     CUB/CCSAO asserts that the market is not sufficiently competitive, and the foundation for a successful procurement requires a well-functioning, fully competitive wholesale market. CUB/CCSAO further asserts that generation capacity and energy supply concentration in the Northern Illinois region in post-2006 coupled with the pending expiration of the existing ComEd-Exelon contracts for BUS supply will result in the ability of Northern Illinois generation suppliers to exercise market power at times, leading to wholesale market prices that do not reflect competitive market outcomes.
     CUB/CCSAO states that a generation supplier has the ability to exercise generation market power when its actions have the effect of raising prices above competitive levels for a significant period of time. Concentration of generation ownership gives a supplier or a group of suppliers the ability to either physically or economically withhold generation, resulting in clearing prices higher than those expected in a competitive market. Physical withholding of generation is when a supplier or suppliers reduce the availability of generation to sell or schedule into the physical marketplace, or spot markets. Economic withholding is when a supplier or suppliers increase (above marginal cost) the price at which they are willing to sell into the spot marketplace. In either of these instances, the spot market clearing price will be above the clearing price that would have resulted in a competitive market and the generation owner or owners – and other spot market suppliers – will earn greater revenues than they would have earned in a competitive market. Exelon and Midwest Generation together still account for more than 50% of the installed capacity in the Northern Illinois region, even when taking simultaneous import capacity into account. In Northern Illinois, both the spot market and the forward bilateral markets will be influenced by the exercise of market power. For example, auction participants’ perceptions of higher spot market prices will lead to higher bilateral market prices, including those negotiated in advance of the auction, reflecting the expectation that spot prices would be high.
     CUB/CCSAO further states that as long as Exelon is contracted to supply ComEd’s BUS needs through December 2006, the high ownership concentration levels in the northern Illinois region are less likely to lead to market power abuse in the PJM spot markets, since Exelon’s Northern Illinois capacity is committed to serving the BUS load. However, once that capacity becomes “uncommitted”, Exelon is free to either sell into the spot market or negotiate bilateral sales to market participants, without any oversight of the ICC or FERC (if market-based rate authority is granted and/or renewed by FERC). The current load obligation serves to mitigate the likely exercise of market power; but once the load obligation terminates, effective mitigation ceases and the

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pricing outcomes in both the spot and the proposed auction process will be subject to “highly concentrated” market forces.
     CUB/CCSAO asserts that Post-2006, when transmission constraints bind “into” the Northern Illinois region, the ability of non-Northern Illinois generators to effectively compete with Northern Illinois generators is eliminated or at least diminished (considerably so for many generators in PJM who are electrically distant from the Northern Illinois region). Thus, the relevant market will still be a subset of the broader PJM RTO market during these times, and it is at these times that market power can be exercised in the region.
4.	Commission Conclusion
     The Commission finds CUB-CCSAO’s and the AG’s assertions regarding the possible effects on the auction of concentration of physical generation in northern Illinois to be unsubstantiated and contrary to the evidence establishing that bidders will operate in the PJM regional market and will not be limited by physical generation location. Their assertions depend in large part on HHI calculations that are meaningful only in a relevant geographic market. The record shows that northern Illinois does not constitute such a market. ComEd presented two studies showing that the relevant geographic market is the interstate PJM market, of which northern Illinois is just one part. Moreover, even CUB-CCSAO and the AG disclaimed the concept of a separate northern Illinois market. Accordingly, the Commission rejects the AG’s call for further analysis.
G.	Transmission Constraints
1.	ComEd’s Position
     ComEd presented evidence from witnesses, including professional engineers and experienced system operators that there are no transmission constraints that currently exist or that are likely to exist in the future, that would prevent generation from outside northern Illinois from competing with Illinois generation in the auction. ComEd presented two studies demonstrating this point. The first study showed that prices in the ComEd zone are essentially identical to prices in a wide interstate region, thereby demonstrating that transmission constraints are not separating northern Illinois from the broader PJM market. The second study showed that a monopolist who owned all the generation in northern Illinois could not profitably raise prices because so much replacement generation would come in from outside Illinois. ComEd explained that because Northern Illinois exports low cost energy for which there is no demand in northern Illinois, area generators would first have to forego export sales (that create counter flows on the transmission system) before even beginning to use up the substantial import capacity into northern Illinois. In addition, ComEd presented data directly demonstrating that there were no significant transmission constraints to importing power into northern Illinois. Moreover, ComEd presented testimony of actual operating conditions that confirmed that there are no such constraints. In particular,

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PJM data on limiting transmission elements in the area around northern Illinois show no significant constraint into northern Illinois, and this is confirmed by transmission loading relief data.
     ComEd also showed that the PJM markets have efficient means of dealing with transmission congestion that will not freeze bidders with generation out of the auction. PJM dispatches all generation on an integrated basis consistent with system operation; this is called “security-constrained economic dispatch,” meaning that PJM directs the generators to operate in the very best (i.e., most economic) way possible consistent with serving all the load. ComEd explained that any local transmission limits are internalized by the market, which adjusts the dispatch to make sure that all the load is served while at the same time there is no violation of constraints on the transmission system. In other words, the PJM computer model yields the most economic dispatch of generation that will make maximum use of the transmission system in every hour. Unlike the prior regime, where flows were transactions that were routinely limited as a means of addressing congestion, PJM handles local congestion with market pricing and, moreover, allows a variety of hedges (e.g., FTRs) to be used by sellers and buyers to avoid or minimize even those costs.
2.	AG’s Position
     The AG notes that in recent years, the electric transmission system has been required to perform two critical functions. First, is the traditional and important task of maintaining system reliability. To perform this function the system must be able to meet energy and demand requirements at all times and to withstand sudden system disturbances. It appears, at this time, that the Illinois region’s ability to meet this reliability requirement is adequate in the near term.
     According to the AG, the electrical system is now also being required to provide a second critical function: market support. The AG notes that in a 2003 report, the North American Electric Reliability Council noted that “the transmission system is being subjected to flows in magnitudes and directions that were not contemplated when it was designed or for which there is minimal operating experience.”
     The AG argues that if this trend of local transmission construction continues as expected, it presents a serious challenge to the development of competitive wholesale markets. The AG notes that while this problem is recognized and is being addressed by both PJM and the Midwest ISO (and other ISOs and RTOs as well), it will, at best, take many years to remove transmission constraints and to reach a point where the transmission system can provide the open access needed to support a more developed competitive wholesale market.
     The AG argues that ComEd erroneously asserts that PJM mitigation rules will ensure that the wholesale electricity markets are competitive — even where there are transmission constraints. The AG states that ComEd apparently assumes that because PJM is operating the markets and maintaining system reliability, and because these

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markets are active and have forward markets present that this implies the market is competitive. The AG argues that ComEd is confusing market activity with degree of competitiveness and that there is not yet enough information on which to base a conclusion that regional wholesale electricity markets are sufficiently competitive to support an auction.
3.	CCSAO’s Position
     CCSAO argues that there has been no relevant and detailed prospective analysis of post-2006 transmission constraints during summer periods (2007-2011) into the Northern Illinois region by the auction proponents that demonstrates that transmission constraints into the region are not problematic during summer peak periods. CCSAO states that its analysis is retrospective, and does not include data from key summer months, July and August. CCSAO Brief at 25
4.	CUB’s Position
     CUB argues that market power may be present during 2007-2011 because of transmission constraints.
5.	Commission Conclusion
     The Commission is of the opinion that northern Illinois does not experience binding transmission constraints that would cause it to separate from the rest of PJM and become a “load pocket” or that would prevent competition in the auction by parties not owning local generation. ComEd presented multiple studies and other data showing that no such constraints exist presently, or are expected to exist in coming years. ComEd also presented evidence that the purpose of the RTO planning process is to anticipate and respond to developing transmission needs, and that this Commission’s record of approving transmission construction projects is excellent. The Commission observes that the assertions of the AG and CUB-CCSAO about potential transmission constraints are not only speculative and contrary to the most recent data available, but also do not focus on the fact that most “constraints” will impede neither the market nor competition in the auction. The Commission therefore concludes that there is no reason to believe that transmission constraints affecting Illinois or the PJM markets in general, will impede the Illinois Auction Proposal.
H.	Limitations on Generator Entry
     ComEd notes that in the near term (i.e., before new generation can be built), entry is not needed to discipline prices, as there is substantial excess capacity in the relevant market. ComEd continues stating that considering the longer term, the existing transmission system and operating rules permit efficient generator entry, and historically generator entry has occurred with a high degree of rapidity. ComEd argues that because the PJM markets have visible locational prices, the increase in prices for energy and capacity as supplies tighten signals the need for new generation. ComEd

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further argues that the standardized interconnection processes and terms in the PJM transmission tariff also facilitate entry. ComEd notes that since 1999, in northern Illinois alone over 8,000 MW of new generation, nearly all owned by independent generators, has been interconnected to ComEd’s system.
     The AG states that the easier it is for new suppliers to enter a market, the more difficult it is for the existing supplier or suppliers to maintain a price above a competitive level and earn economic rents through the exercise of market power. The AG notes that there are two primary means by which new entrants can enter a market. They can either build new generation capacity within the region or use the transmission system to import electricity from outside the area (either from their own generating facilities or by purchasing power from another source). The AG asserts that building new generation capacity and expanding transmission capacity to increase import capabilities require long lead times to, for example, obtain site permissions, construct facilities, and secure fuel supplies and transmission access. According to the AG, new entrants face significant market risk and uncertainty.
     The Commission concludes that there does not appear to be significant limitations on entry of new generators in the PJM market, including northern Illinois. ComEd presented evidence that in the short term, this issue is essentially irrelevant, given excess capacity. Likewise, the record shows that in the long term, generator entry is largely unimpeded. The Commission notes that this capacity for entry is clear from recent experience – in particular, the entry of more than 8,000 MW of new generation.
I.	Relationship to Small Commercial and Residential Customers
1.	ComEd’s Position
     As discussed above, ComEd noted that to date that many non-residential customers have directly benefited from competitive retail service. ComEd also noted, however, that all customers, including residential customers, have received great benefits from the transition to competition, including a 20 percent rate reduction for residential customers and nearly a decade of frozen bundled rates. This is true regardless of the fact that residential customers have not yet received direct offers from competitive providers, who, ComEd explained, have not seen a profit in aggregating small accounts at the low prevailing prices. According to ComEd, this is a reason to approve, not reject, competitive procurement.
     ComEd demonstrated to this end that under the Illinois Auction Proposal, ComEd would in effect aggregate the demands of small customers and offer them to wholesale suppliers through a transparent auction process. ComEd observed that acquiring new supply through any means whatever is unlikely to leave the resulting rates at their current artificial – reduced and frozen – level. ComEd showed, moreover, that accessing the competitive market through the proposed auction format is intended to result in ComEd’s incurring the lowest cost available to serve its customers’ needs, and

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in doing so it will bring the benefits of wholesale competitive markets to small customers. ComEd also explained that aligning its rates with actual wholesale market prices will also make small customers more attractive to competitive suppliers, giving these customers direct access to retail competition. In addition, ComEd noted that the auction format is a straightforward, open and transparent mechanism for establishing the market value required under Article XVI of the Act.
2.	CCSAO’s Position
     CCSAO argues that residential and small commercial customers have clearly not benefited from having competitive choices in the retail electric market. According to Cook County, in terms of what the General Assembly found when they adopted the choice law, one needs to look no further than their words:
(d) A competitive wholesale and retail market must benefit all Illinois citizens. The Illinois Commerce Commission should act to promote the development of an effectively competitive electricity market that operates efficiently and is equitable to all consumers. Consumer protections must be in place to ensure that all customers continue to receive safe, reliable, affordable, and environmentally safe electric service.
(e) All consumers must benefit in an equitable and timely fashion from the lower costs for electricity that result from retail and wholesale competition and receive sufficient information to make informed choices among suppliers and services. The use of renewable resources and energy efficiency resources should be encouraged in competitive markets. 220 ILCS 5/16-101A(d), (e)
     CCSAO asserts that retail residential competition has failed so far. Cook County points to the testimony of Mr. Frank Clark, executive vice president and chief of staff of Exelon and president of ComEd who was asked if he was aware of any competitive supplier actually providing service to residential or small commercial customers he indicated that there are none.
     CCSAO asserts that while one might debate what a timely fashion might be – as the transition is almost over, we are beyond equitable and timely for residential retail competition. Clearly, how to end up with retail competition for the residential customer is a challenging issue.
3.	AG’s Position
     The AG states that ComEd’s proposed tariff uses an auction to facilitate “ . . . market-based pricing for full requirements electric supply . . . [and] determines retail charges for full requirements electric supply based upon the results of the auctions using formulae provided in the Translation to Retail Charges” portion of the tariff. Since wholesale market-based prices are used to determine retail charges, wholesale market conditions directly impact retail rates. If an auction were to be held before wholesale

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markets are fully functioning and competitive, the auction would likely produce artificially high wholesale prices for electricity which, in turn, would artificially increase retail rates.
     The AG argues that small commercial and residential customers would be forced to pay these increased rates because ComEd is the only electricity supplier available to these captive customers and because demand for electricity is very inelastic, especially in the short run. The AG argues that the reason for inelasticity in the demand for electricity is that there are few substitutes that customers can switch to quickly. Customers can replace air conditioners, appliances, lights, and other electrical devices with more efficient replacements — but that takes time.
4.	Commission Conclusion
     The Commission acknowledges that residential customers and small commercial customers have not received the benefits of alternative electric supply to the extent that larger industrial customers have. ARES have not deigned to serve residential and small commercial customers for whatever reason. However, the amendments to the Act did afford customers a reduction in their rates and so restructuring has been somewhat beneficial to residential and small commercial customers. The movement to procurement by an auction process has the potential to place residential and small commercial customers in a better position vis-à-vis larger customers.
J.	Market Rules and Monitoring
1.	PJM Market Rules
a.	ComEd’s Position
     ComEd explains that increasing prices through the exercise of market power inherently involves withholding supply, and that the profitability of the strategy, if any, arises from receiving such high prices on the generation that is not withheld that they more than make up for not being paid for the generation that is withheld. ComEd states, that several circumstances ensure that northern Illinois generators cannot withhold their supply from the PJM market.
     ComEd notes that the PJM market rules require that every generator that qualifies as a capacity resource – which includes nearly all generation in northern Illinois – bid into the PJM day-ahead market every day unless the generation is on an authorized scheduled outage or a legitimate forced outage. ComEd also notes that the PJM Market Monitor may investigate whether a forced outage was legitimate. Thus, according to ComEd, physically withholding generation violates PJM market rules and is closely watched by the Market Monitor.
     ComEd further notes that the must-bid rule is extremely important in the functioning of the PJM market, in particular because mandatory bidding in the day-ahead market also disciplines potential market power in the forward market. ComEd

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states that a generator cannot demand an exorbitant price for a long-term bilateral contract, because the customer always has the opportunity of passing up the offer and instead buying from the generator in the spot market.
     ComEd notes that if the circumstances that CUB-CCSAO and the AG hypothesize were to occur – that is, if transmission constraints were to temporarily isolate northern Illinois from the rest of PJM and leave it with fewer than three pivotal suppliers – then PJM’s market mitigation rules would be triggered automatically. ComEd explains that under such circumstances, the generators in the constrained area would not be allowed to bid their generation at market rates but would be required to reduce their bids to their marginal cost plus 10%. ComEd points out that the FERC has agreed that “PJM’s current offer capping rules work effectively to mitigate market power in a manner that is fair to most generating units.”
b.	CUB/CCSAO’s Position
     CUB-CCSAO suggests that a generator could employ “nimble strategies” to take advantage of temporary binding constraints at peak hours.
     CUB-CCSAO asserts that a price of marginal cost plus 10% could still allow exercise of market power because bids would exceed barebones short-run variable costs. CUB-CCSAO also argues that the bid mitigation rule would not apply when transmission constraints were binding, but there is an exception in place for those constraints. CUB-CCSAO claims that PJM’s and MISO’s mitigation rules are insufficient to address potential use of market power and likely price increases. CUB-CCSAO also asserts that the PJM 10% adder should be reduced so that values are closer to 100% of marginal costs.
     CUB-CCSAO further asserts that the MMU’s mitigation authority is threatened by recent FERC questioning of PJM’s use of a “no three pivotal suppliers” test when deciding whether to implement local market power mitigation when transmission constraints bind.
c.	AG’s Position
     The AG asserts that there are insufficient safeguards in place to prevent the exercise of market power and inadequate market monitoring mechanisms in place to warrant reliance on the wholesale market to determine retail prices.
     The AG claims that PJM’s bid mitigation does not adequately protect customers because “the capped units receive the higher of the market price or their offer price cap.” The AG also claimed that mitigation cannot be protecting customers adequately because its use has been declining.

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d.	Commission Conclusion
     The Commission concludes that there is no evidence of any credible risk that supply will be withheld, either physically or economically, from the PJM market. The record shows that PJM’s mandatory day-ahead bidding rules, along with monitoring and market forces (some of which are specific to northern Illinois), effectively prevent such withholding.
     Moreover, there is no evidence that the existence of withholding strategies, even were they to be possible and were they to occur, is a reason to disapprove the auction; indeed, a well-designed auction may be less susceptible to manipulation than other procurement mechanisms.
     The Commission finds that PJM’s bid mitigation rules effectively and fairly limit the possible and profitable exercise of market power. The evidence, in particular, shows that CUB-CCSAO’s and the AG’s concerns about these rules are without merit and that these rules will be applicable to bidders. The record also shows that the exceptions to the transmission constraints are not an issue. Nor is there any question that the bid mitigation rules help protect customers and will restrain bid price increases.
2.	PJM Market Monitoring Unit
a.	ComEd’s Position
     ComEd explains that PJM has a large, professional, and active Market Monitoring Unit (“MMU”) that continually monitors the operation of the market for potential exercises of market power or other attempts at manipulation or gaming. ComEd states that the MMU has a staff of more than 16 full-time professional employees, continuously monitors the functioning of the market, and makes periodic reports on its operations. ComEd also notes that the MMU has tools to prevent physical or economic withholding of generation to drive up prices. The MMU detects physical withholding by reviewing forced outages or deratings and detects economic withholding by reviewing bids against cost information. ComEd also notes that if the MMU identifies a problem it generally discusses the issue informally with the market participants involved, which is itself effective in ending behavior the MMU questions. If this does not yield results, ComEd further notes, the MMU issues a Demand Letter requesting the market participant to desist and provides copies to FERC and relevant state regulator(s). ComEd states that the FERC also has authority to monitor the PJM markets and has established protocols to work with the MMU to ensure that the FERC can exercise its statutory authority to ensure that rates are just and reasonable.
     Additionally, ComEd notes that PJM’s market design also helps prevent “gaming” behaviors and that reliance on open markets is a means of reducing the risks of such behaviors. ComEd states that open, bid-based centrally-dispatched market is inherently harder to game than many, if not all, other market structures, and that many of the colorfully-named behaviors that “worked,” for example, in California during its crisis, simply would not work in the PJM markets. ComEd also notes that market manipulation

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based on generation withholding, misreporting of data, phony sales, and like stratagems are not permitted by PJM tariffs and market rules and, in many cases, are violations of federal and state law.
b.	AG’s Position
     The AG agrees that PJM has an MMU that periodically examines the PJM area, including the ComEd subregion. The AG asserts that the MMU’s analysis is not sufficiently detailed to determine the extent to which relevant wholesale markets are competitive. The AG argues that conditions are such that is it possible that market power could be or is being exercised. The AG states that an independent analysis would help shed some light on this important issue.
     The AG also states that the Commission should specify wholesale market conditions that must be met before that market is used to procure electricity, “manage” risk, and set rates for Illinois retail customers. Once those criteria are established, the ICC should conduct a comprehensive and rigorous analysis of the Illinois regional wholesale market, to determine the likely outcome of using that market to determine retail prices. The study should assess the potential for strategic bidding, collusion or related anti-competitive activities — to ensure that market participants can’t outwit the designers in Illinois. According to the AG these initial studies could serve as a foundation for on-going analysis of the Illinois regional wholesale market.
c.	CCSAO’s Position
     CUB-CCSAO asserts that PJM’s and MISO’s market monitoring are insufficient to address potential use of market power and likely price increases. They also assert that the PJM MMU could not fully prevent the exercise of market power during periods of transmission constraints. In addition, they assert that ComEd is relying on the PJM MMU as a first choice, not a last resort.
d.	Commission Conclusion
     The Commission concludes that the record tends to show the effectiveness of PJM’s MMU as the last line of defense against market manipulation. Among other things, the MMU continuously monitors the market, has multiple methods for preventing efforts to drive prices up artificially through withholding, and has processes for addressing any issues that do arise. In addition, the record demonstrates that the FERC performs additional monitoring and that the MMU and the FERC work together in these regards. The Commission is not persuaded by the AG’s assertion that the MMU is not effective, as such assertion does not square with the evidence. Accordingly, the Commission concludes that PJM’s MMU will be a safeguard for the Illinois Auction Proposal.

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3.	Proposed Illinois Market Monitor
     CUB-CCSAO suggest that a separate Illinois Market Monitoring Unit (“IMMU”) be established that would review the effectiveness and competitiveness of the PJM market structure and would have access to confidential market data to monitor detect and potential market power and take action to prevent or eliminate abuse. CUB-CCSAO asserts that potential remedies would include petitioning RTOs, the FERC, or the U.S. Department of Justice to take action. They also assert this IMMU could have authority beyond RTO-administered markets into broader investigations of energy industries.
     ComEd states that in effect, CUB-CCSAO is proposing an Illinois entity to do a job the PJM MMU was already tasked to do. ComEd notes multiple problems with this proposal. First, there is no source of authority – and CUB-CCSAO suggested none – for an Illinois entity to monitor transactions in wholesale power markets in interstate commerce, transactions that are by federal statute subject to the exclusive jurisdiction of the FERC. In addition, ComEd notes that CUB-CCSAO’s proposal adds nothing to the scope of the markets being monitored, since under the Illinois Auction Proposal ComEd and other restructured utilities will be purchasing resources on the monitored wholesale market anyway. ComEd further notes that for reasons noted above, there is no need for the proposal, as its purported function already is being performed adequately by the PJM MMU and the FERC. In addition, ComEd notes, if there are criminal violations, the U.S. Department of Justice, the various United States Attorneys’ offices, and state prosecutorial authorities have authority to enforce the law.
     The Commission does not see the need for another monitor at this time. If in the future, it appears that the PJM MMU or FERC is not providing sufficient oversight the Commission may revisit this issue. Additionally, the Commission will continue to exercise its authority as may be appropriate to monitor the ongoing procurement processes.
K.	Other Competitive Market Issues
     ComEd states that the pending merger is irrelevant to this docket. ComEd notes that no party to that proceeding presented evidence that the merger would have competitive implications in Illinois, as the focus of the proceeding was on combining generation fleets in New Jersey and Pennsylvania. ComEd also notes that the PJM MMU concluded that Exelon’s and PSEG’s proposed mitigation (divestiture of 6,600 MW of generation) is sufficient to cure any competitive concerns, and that the FERC had acted to approve the merger without hearing and without finding any unmitigated market power issues. ComEd further states that operationally there is no link between the proposed merger and any of bidding on generation in northern Illinois, planning or operations of the transmission system, or marginal costs of generation. ComEd Brief at
     The AG asserts that the pending Exelon/PSEG merger “would likely have a material impact on the development of wholesale markets across the country” and that the FERC did not comprehensively address these competitive impacts. The AG cites the MMU’s 2004 State of the Market Report, which noted that the merger “raise[d]

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concerns about potential adverse competitive effects, absent mitigation.” In addition, the AG maintains that neither the FERC nor the MMU had examined possible collusion with respect to the merger.
     The Commission concludes that there is no evidence that the pending Exelon-PSEG merger will have any deleterious impact on the Illinois Auction Proposal and substantial evidence that it will have none. The evidence demonstrated that the merger, as proposed, will not have competitive implications for Illinois. The Commission also notes that the FERC already evaluated and rejected use of a behavioral analysis, and the DOJ Antitrust Division is already considering possible impacts of the merger on competition.
V. AUCTION DESIGN ISSUES
A.	General Effectiveness and Suitability
1.	ComEd’s Position
     ComEd notes that the Commission, recognizing the need for a coordinated approach to post-2006 supply issues, established the Post 2006 Initiative to provide a framework for considering available alternatives. ComEd actively participated in that effort, along with Staff and a variety of stakeholders. ComEd states that, after considering a wide variety of procurement alternatives, and assessing the advantages and disadvantages of each, the Post 2006 Initiative identified eighteen characteristics of an ideal procurement process. The Final Staff Report on the Post 2006 Initiative recommended that a vertical tranche auction be utilized by large utilities without significant generation assets. ComEd points out that its proposed tariffs follow the guidance and direction provided in the Final Staff Report on the Post 2006 Initiative using a vertical tranche auction, and that no other party has proposed a method that better meets the identified criteria.
2.	Staff’s Position
     Staff concludes that the basic SDCA auction concept, as proposed by ComEd is an appropriate competitive procurement method for securing power supply commitments for serving ComEd’s retail customers. Staff recommends that the Commission approve the basic SDCA approach.
3.	AG’s Position
     The AG asserts the full requirements, vertical tranche, declining clock auction proposed by ComEd is not well suited for supplying electricity to Ameren’s customers. The AG argues that the auction would result in a uniform price that all suppliers receive, irrespective of their costs or their ability to sell at a lower price.
     The AG notes that electricity is generated by different methods, including the use of nuclear fuel, various types of coal, natural gas, oil and renewable energies such as

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wind and each of these processes has distinct costs. According to the AG, however, under the auction proposed by ComEd, low cost producers of electricity which use nuclear energy or coal can obtain prices based on the higher market prices for coal or natural gas.
     The AG further argues that because ComEd’s proposal would allow PJM wholesale prices to influence the clearing price, Illinois consumers’ rates could increase irrespective of suppliers’ actual costs to produce power because PJM’s prices would push the auction prices upward.
     Additionally, the AG asserts that the auction format proposed by ComEd produces undue risks to consumers by holding a single, annual auction for multi-year supply. A single auction for an 8,000 MW obligation is substantial, and obtaining it all at one time puts consumers at risk for all of their supply. The AG argues that ComEd’s decision to terminate all of its existing contracts so that all supply would be open at the same time exposes consumers to the risk that the time of the auction might be inauspicious, and drive up prices due to short term concerns. Securing all supply in a single auction would prevent the company from minimizing the effect of adverse circumstances by spreading its purchases over a greater time frame.
     The AG argues that the general structure of ComEd’s proposed auction will result in unjust and unnecessary price increases, and rob Illinois consumers of the value of local, low cost generation, which ComEd consumers have paid for over the years through rates that included return on investment and depreciation expense. The annual auction structure, in particular the first auction, will expose consumers to undue risk by exposing all of ComEd load to a single procurement. The Commission should reject ComEd’s proposal as ill-suited to Illinois.
4.	DES’ Position
     DES states that the Commission should direct ComEd to make two fundamental changes to its competitive procurement proposal: First, DES asserts that ComEd’s proposal improperly relies upon contracts longer than one year, and because of their long terms, such contracts are saddled with an elevated risk premium. DES argues that consumers may pay higher default service prices than they would under a model with shorter-term contracts and these long-term contracts also remove the impact of changes in market price driven by supply and demand. DES asserts that such price distortions can contribute to a lack of demand side reductions, and increased environmental harm due to increased energy consumption. DES states that ComEd’s proposal segments the availability of auction products to customers by demand level in a way that could hinder the further development of competition. DES believes that if customers are to fully realize the benefits of a competitive market, multiple products must be offered by multiple suppliers to a full range of customers.

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5.	CCSAO’s Position
     CCSAO argues that ComEd focuses on the implementation details of an auction while glossing over the fundamental question of whether other options would better serve the public interest. CCSAO also urges the Commission reject the Company’s proposal; open a new docket to consider the full range of procurement options; and affirm that, regardless of which procurement method is employed, retail rates remain subject to traditional regulatory standards of justness and reasonableness, which entail a prudence review of the company’s decisions.
     CCSAO asserts that the Commission should recognize that the ComEd retains responsibility for making and managing the decisions and actions necessary to serve default service customers and should clarify that the Commission will ensure, as part of its oversight responsibility, that the ComEd has done so in a manner that best serves default service customers.
     CCSAO notes that ComEd has considered other options and indicated that through November of 2003 their goal had been to acquire Illinois power and in that process also gain approval for a single source affiliate contract.
6.	DES’ Position
     DES urges the Commission to modify ComEd’s position in two ways. DES argues that long term contracts should be removed from the procurement process. Secondly, DES urges that the Commission direct ComEd to offer multiple products by multiple suppliers to a full range of customers. DES argues that ComEd’s proposal segments the availability of auction products in such a way that will hinder further development of competition.
7.	Commission Conclusion
     The Commission finds that the vertical tranche auction proposed by ComEd is an appropriate competition procurement method for securing power supply for the needs of ComEd customers.
B.	Full Requirements Product
1.	ComEd’s Position
     ComEd describes the principal benefit of a full requirements product, such as that proposed, as shifting risks from customers to suppliers. ComEd explains that a utility’s load varies over time based on a number of factors — time of year, commercial operations evidenced during peak periods, and hour-to-hour based on weather conditions and other variables. Under a full requirements model, a supplier agrees to provide a set portion of the utility’s full requirements throughout the term of the agreement, even though the amount of energy at some times will be significantly

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greater and more costly than at other times. ComEd indicates that suppliers must assemble a portfolio that provides for adequate generation, and assume the associated risks of acquiring too little or too much generation. In contrast, customers receive and pay only for the supply they need when they need it, without additional financial obligation or exposure, and are therefore insulated from risk.
2.	Staff’s Position
     Staff informs that “Tranche” is a French word meaning “slice” and defining the basic product as a slice of the Company’s full requirements essentially removes the burden of generation portfolio decision making from the shoulders of the Company (and to some extent, the Commission) and places it on the shoulders of suppliers, instead.
     Staff notes that alternatives to procuring vertical tranches of the Company’s full requirements load would entail procuring an appropriate array of specific types of supply contracts and/or generating assets (e.g., an appropriate assortment of contracts or assets designed to serve base-load, intermediate-load, and peaking-load). Although some intervenors in this docket proposed considering such “active portfolio management” alternatives, Staff opposes them.
     Staff agrees that the full-requirements product directly contributes to fulfilling the goal of having competitive entities take, manage and price BGS risks. The full-requirements product places price-risk management responsibility in the hands of competitive entities that were best suited to take, manage, and price these risks. Staff further agrees that the full-requirements product contributes to the goal of maximizing participation. It expands the base of potential competitors, including financial players and marketers and traders without an asset base in PJM. Those entities are able to use specialized skills in price-risk management to assemble wholesale portfolios and compete in the auction. Staff further agrees that a full-requirements product also contributes to the goal of minimizing customer confusion and encouraging efficient retail markets. Staff further agrees that the full-requirements product also contributes to the goal of encouraging efficient retail markets.
     Thus, Staff recommends that the Commission approve the basic full-requirements product concept in this docket. In making this recommendation with respect to the basic full-requirements product concept, Staff is not tacitly endorsing other aspects of the proposed auction process or other aspects of the Company’s proposal in this case.
3.	AG’s Position
     The AG asserts that a full requirements contract puts the risk of volume fluctuation exclusively on the supplier, and that each supplier therefore will build the risk of this uncertainty into their bids by including a risk premium. The AG argues that consumers are therefore left vulnerable to paying excessively high prices to cover risks

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that could be more economically managed, a risk which is increased by what the AG called an “abbreviated post auction review.”
4.	Commission Conclusion
     The Commission concludes that a full requirements product is appropriate. Successfully managing an energy portfolio requires that there be a sufficient amount of energy to serve customer’s needs, while safeguarding against paying for energy that is not needed. In order to adequately provide for energy supply that varies widely by month, by time of day, and in response to particular events, a utility without substantial generation assets would be left vulnerable to certain risks. ComEd’s proposal for a full requirements auction product ensures that customers in ComEd’s service territory have adequate energy supply, and that they pay only for the energy that they use. In shifting the risk from customers to suppliers, customers are guaranteed adequate electric supply while at the same time gaining rate stability.
C.	Multiple Round Descending Clock Format
1.	General Effectiveness and Suitability
a.	ComEd’s Position
     ComEd articulates that use of a multiple round, descending clock format for the auction is a transparent process that enables bidders to compare the prices of the various products in the auction and to continuously evaluate their bids with the benefit of information provided during the progress of the auction, thereby extracting the market price. ComEd notes that use of this auction format is supported by successful experience in New Jersey, as well as by academic and professional literature supported by extensive research concerning auction design.
b.	MW Gen’s Position
     MW Gen supports the auction design as currently proposed by ComEd. The particular auction design proposed by ComEd is an open-bid, simultaneous, descending-clock mechanism that allows ComEd to take advantage of competition in procuring goods and services in an efficient manner and has been previously used and refined in New Jersey to sell Basic Generation Service.
     MW Gen argues that competitive procurements, such as the mechanism proposed in this Docket, are more likely to foster efficient resource allocations and investment when compared to a regulatory process, such as a traditional regulatory review aimed at developing or obtaining least-cost resources to meet forecasted needs. MW Gen also argues that competitive procurement mechanisms such as the instant auction protect against affiliate favoritism and other forms of discriminatory behavior. Open competitive procurements in Illinois will help sustain effective wholesale power markets in and around Illinois, by offering suppliers an attractive, recurring contracting

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opportunity under well-defined conditions. This in turn creates a “virtuous circle” that assures customers will benefit from competitive market pricing and risk allocations in the future.
     MW Gen asserts that transparency is crucial to ensuring competitiveness and encouraging participation by potential suppliers, particularly in a situation like that in Illinois where utility affiliates own substantial generating assets from which they could provide power to their affiliated utilities. Transparency means that the eligibility rules, the products being procured, and the criteria for evaluating offers are well-defined and well-understood by all relevant parties. Frequently, this means that the solicited services will be standardized, and that offers must conform to certain specified terms and conditions. This allows objective selection of suppliers, usually on the basis of price alone.
     MW Gen further asserts that suppliers will be encouraged to participate in a process that is not only transparent, but that is also commercially fair and reasonable in its terms, and is non-discriminatory (in that no special eligibility clause or evaluation approaches can be applied to favor a specific set of participants). According to MW Gen, it should not be possible to directly or indirectly restrict participation so that only affiliates, or perhaps local producers, would effectively be eligible.
     MW Gen continues, stating that the proposed auction makes available the benefits of market competition while also providing to retail customers reasonably stable rates. The proposed auction achieves these twin objectives by procuring power in a competitive wholesale market over various time horizons, averaging the prices of the winning bids together into the rates faced by retail customers. MW Gen believes that allowing suppliers to compete for these staggered products simultaneously also increases the efficiency of the process, since suppliers are able to shift bids towards whichever products seem to be over-valued, thereby driving all products to prices that are appropriately adjusted for risk and term.
     MW Gen asserts that a reasonable auction design should allow the regulatory body to evaluate procurement products from time to time to see if they need to be adjusted to better serve other policy objectives, such as facilitating retail-access competition or creating long-run supply adequacy incentives. (In particular, the auction design could be adjusted over time, if needed, to increase rate stability.) Continued regulatory review can also encourage broad supplier participation by assuring suppliers that the procurement process will remain competitive and open. Regulatory review does this, in part, by protecting the procurement process from affiliate favoritism and ensuring a non-discriminatory process.
c.	Commission Conclusion
     The Commission concludes that use of a multiple round, descending clock format is appropriate for use in ComEd’s service territory. Specific details of ComEd’s proposal are discussed below.

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2.	Load Caps
a.	ComEd’s Position
     ComEd states that load caps act as a competitive safeguard, limiting the influence that any one bidder can have on the results of the auction while at the same time limiting the utility’s exposure to any one particular supplier, thereby shielding the utility and its customers from risk. ComEd initially proposed that the load cap be set at a 50% level. However, ComEd notes that after considering various suggestions from Staff and Intervenors, ComEd modified the load cap proposal in its rebuttal testimony, decreasing the cap level from 50% to 35%.
b.	Staff’s Position
     Staff asserts that the weight of the evidence supports the Company’s 35% load cap proposal. Staff notes that it is within the range recommended by Staff and MidWest Gen and is supported by all parties except IIEC.
c.	MW Gen’s Position
     MW Gen supports the currently proposed load cap of 35% as appropriate for the procurement auction. MW Gen asserts that a load cap limits the number of tranches that any single auction participant can obtain. MW Gen further states that a load cap has four related purposes: (1) to increase supplier diversity; (2) to reduce the likelihood that a given share of load will be subject to default; (3) to reduce the impact resulting from any single supplier’s default; and (4) to increase the supplies available on the wholesale market underlying the auction by limiting the extent of direct auction participation by owners of physical generation assets, thereby promoting more robust auction bidding by marketer/traders and other participants that do not own significant physical generation assets.
     MW Gen notes that IIEC’s opposition is based on the belief that a load cap might increase costs to consumers by limiting the amount of load that low cost suppliers could serve. MW Gen further notes that although that is certainly a legitimate concern, it is also true that the objectives of a load cap identified above operate to decrease cost and risk for the utility and its customers. Moreover, no evidence supports the conclusion that eliminating a load cap will, or is even likely to, result in lower costs.
     MW Gen argues that to the extent that a 35% load cap induces certain generation owners to commit fewer generation resources directly into the auction, more generation resources potentially will be available for sale in the underlying wholesale energy markets that backstop the auction. If, in this fashion, a lower load cap facilitates a more liquid underlying wholesale market (e.g., for various forward and spot purchases), then the lower load cap potentially could encourage more breadth of participation and bidding by pure marketer/traders and other potential auction

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participants who do not have significant generation resources to cover their own load interest. Thus, according to MW Gen, a 35% load cap will result in more auction participants with increased initial interest in tranches, which is pro-competitive and likely to facilitate lower auction prices.
     MW Gen also argues that a 35% cap also prevents exaggerated statements by potential suppliers of initial interest which might otherwise result in mis-sizing of the auction. MW Gen believes that supplier participation in a ComEd auction will be strong enough that a load cap of 35% will not overly constrain participation. MW Gen also notes that the proposed 35% load cap comports with the New Jersey BGS auction, which limits participants to no more than 33% of available fixed-price tranches in any single auction.
d.	IIEC’s Position
     IIEC opposes imposition of this artificial barrier to open competition and supply at the lowest prices. IIEC argues that the cap would prevent any single supplier from winning contracts to supply more than 50% of the auctioned load (expressed in number of tranches) — even if its bid would result in substantially lower prices to ComEd and its retail bundled service customers. IIEC notes that one consequence of restricting auction competition through the imposition of an auction load cap would be that efficient suppliers, able and willing to provide large quantities of electricity at prices lower than their competitors, would be artificially constrained in the amount of low-cost power and energy they would be allowed to supply. IIEC argues that a predictable consequence of such limitations would be a higher than necessary auction clearing price and thus a higher price to consumers with load caps even if such suppliers sold their “excess” supplies to other bidders, retail customers would not be supplied at the lower cost otherwise available. IIEC further argues that those efficient, lower priced supplies could only be provided through a winning “middleman-bidder” who would impose its own markup on the low-price supply.
     IIEC supports participation by as many suppliers as can reliably and economically provide supply. However, IIEC disagrees that a load cap is the way to promote robust competition in the auction. The fact an auction may have more bidders does not mean there will be more low-cost or low price suppliers competing in the auction. Even if a load cap encouraged a larger number of suppliers to participate, elimination of low-price or low-cost bids via the load cap, nonetheless, will reduce the competitiveness of the auction, and in turn increase the auction clearing price. IIEC argues that marketers and traders with superior risk management capabilities, like generation owners, may elect to skip Illinois’ auction if the number of tranches they are permitted to bid on and win is too low to be profitable or efficient. IIEC believes that it should be beyond dispute that the level of participation by efficient, low-cost or low-price suppliers should not be curtailed for the sake of an appearance of competition.
     IIEC notes that ComEd’s revised auction rules would impose a lower 35% load cap. Even that IIEC feels would constrain the unfettered operation of market forces.

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IIEC states that by establishing a load cap, ComEd’s proposal would limit the amount of supply that a very efficient bidder could offer into the auction and compete with the supply of others. IIEC further states that limiting this efficient bidder’s objective influence on the market forces of the auction would be inappropriate and result in higher market prices. In other words, limiting the number of competing supply tranches reduces the competitiveness of the auction and will likely raise and certainly not lower, the prices resulting from the auction.
     IIEC argues that ComEd, Staff, and Midwest Generation — the principal advocates for load caps — have not shown that any load cap is more beneficial than harmful to the results of the auction. A 35% load cap would be more harmful to open competition (and potentially auction clearing prices) than ComEd’s 50% load cap proposal. The Commission should reject the artificial barrier to full competition represented by the proposed load cap.
e.	Commission Conclusion
     The Commission concludes that ComEd’s proposed load cap, as modified in its rebuttal testimony to be set at 35%, is appropriate. Load caps serve as a competitive safeguard, limiting the influence that any one bidder can have on the results of the auction. At the same time, load caps limit the utility’s exposure to any one particular supplier, thereby shielding the utility and its customers from risk. Staff and the vast majority of stakeholders agree, with IIEC the lone opponent of the proposed load cap. The Commission is not persuaded by the IIEC’s suggestions that a load cap could, in certain hypothetical situations, increase auction clearing prices, and finds that the benefits provided by a load cap outweigh any potential disadvantages.
3.	Starting Prices
a.	ComEd’s Position
     ComEd states that the starting prices for products in the auction will be established by the Auction Manager in consultation with the ICC Staff and ComEd. ComEd further states that the prices will fall within the maximum and minimum starting prices provided to qualified bidders in connection with submission of their Part 2 applications to participate in the auction. ComEd notes that the Part 2 applications must include indicative offers from prospective bidders indicating the number of tranches they would be willing to serve at the maximum and minimum prices. This information is then taken into account in setting the starting prices.
b.	Staff’s Position
     Staff observes that no party objected to the above-specified description, purpose, and mechanics. Staff recommends that the Commission approve the Company’s proposal with respect to the auction’s starting prices.

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c.	AG’s Position
     The AG notes that the proposed auction structure starts at a given price, and the price is reduced until all tranches are supplied and there are no suppliers left who are willing to provide service at a lower price and the starting price effectively sets the maximum price consumers can be asked to pay for supply. This is a key component of the auction process. However, the AG notes that no prediction of starting prices appears in the record and the auction manual and rules fail to provide any information about how the opening prices are set.
     The AG argues that the failure of ComEd to include an estimate of starting bids or a method for determining the maximum and minimum opening bids emphasizes how its proposal leaves consumers vulnerable to the unknown rate increases. The Commission and the public do not even know how the range of prices will be determined. The Commission cannot approve such an open-ended process without violating the PUA’s requirement that it only allow rates that are just and reasonable. (See 220 ILCS 5/9-101) The essentially unknown range of possible starting prices (and final prices) renders Rider CPP unlawful just as the Rider CS proposal, which would have allowed ComEd to negotiate certain rates without stated standards or review, was found unlawful by the court in Citizens Utility Board v. Illinois Commerce Commission, 275 Ill. App. 3d 329, 339 (1st Dist. 1995).
d.	Commission Conclusion
     The Commission finds that ComEd’s proposal adopts the appropriate methodology for establishing the starting prices. The Attorney General’s position that possible starting bids should be revealed at this juncture is without merit, as the determination of starting bids must consider recent market data, which can only be assessed near the time of the auction. The Commission Staff’s involvement in developing the starting price in conjunction with the Auction Manager and ComEd adequately safeguards consumer interests.
4.	Bid Decrements
a.	ComEd’s Position
     ComEd proposes that the size of the reductions in price from round to round in the auction be determined by a formula taking into account the amount of “excess” supply for the particular product. Under ComEd’s proposal, products that attract more supplier interest and therefore have more excess supply would experience larger price reductions. Those that have garnered less interest would have smaller price reductions. ComEd notes that depriving bidders of any information about the decrement formula would have certain drawbacks. However, based on Staff concerns, ComEd devised an alternative to provide bidders with price decrement formulas, but to make sure that these formulas do not allow bidders to make good inferences about the excess supply on a product toward the end of the auction. ComEd asserts that the actual bid

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decrement formulas would be developed as soon as possible by the Auction Manager, in conjunction with ICC Staff and the Auction Advisor.
b.	Staff’s Position
     By way of background, Staff notes that the auction proceeds in biddings rounds, in which suppliers bid quantities in response to the prevailing prices announced by the Auction Manager. Staff continues, in the initial round, the price is set relatively high. Between rounds, the price for each product either ticks down or remains the same. The price ticks down when there is excess supply for that product (i.e., when the total number bids for tranches exceeds the target number of tranches sought by the Company for that product). Otherwise (when there is no excess supply for a product), the price remains the same. When there is no longer any excess supply for any of the products, the auction ends. Among the auction rule details is the precise manner in which prices would change between rounds.
     Staff concludes that price decrements can and should reveal something (but not everything) about the excess supply prevailing at the start of each auction round. Thus, Staff respectfully recommends that the Commission accept this basic principle and reject BOMA’s suggestion that bidders should remain totally in the dark about excess supply throughout each auction.
     Staff also concludes that ComEd has provided “a good structure for setting bid decrements,” but that “it is expected that decrement formulas would be finalized closer to the auction.” Thus, Staff recommends that the Commission direct the Company’s Auction Manager to consult with Staff in finalizing those formulas, which would be revealed to bidders prior to the auction in an Auction Manual.
c.	BOMA’s Position
     BOMA argues that the information ComEd proposes to divulge does not help the consumers one iota. Divulging the number of bids after each round signals the amount of remaining interest in the auction. BOMA argues that ComEd’s proposed auction gives bidders the opportunity to learn about the bidding behavior of other bidders and thereby allows those bidders to adapt their bidding strategies accordingly. BOMA asserts that bidders would use this information to keep the market price of electricity well above their own marginal cost. According to BOMA, this information only encourages bidders to implicitly collude on a high price.
d.	Commission Conclusion
     The Commission concludes that the proposal by ComEd and Staff to provide price decrement formulas in the Auction Manual in a way that precludes bidders from making inferences about excess supply toward the end of the auction is prudent and reasonable. ComEd and Staff are attempting to balance two conflicting consequences of providing excess supply feedback: providing too much feedback may empower a

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bidder to stop the auction prematurely at an elevated price, but providing too little feedback may lead to more timid bidding. The Auction Manager should consult with Staff in finalizing these formulas, which would be revealed to bidders prior to the auction in an Auction Manual.
5.	Auction Volume Reductions
a.	ComEd’s Position
     ComEd states that the auction design provides for volume reductions by the Auction Manager in the event that interest in the auction by suppliers is not as high as expected. If interest is not sufficient, the auction volume is reduced to ensure competitive prices at the auction, and the remainder of the volume is procured on PJM-administered markets. ComEd states that provision is made for volume reductions as a safety net to ensure that prices resulting from the auction are competitive.
b.	Staff’s Position
     Staff notes that an additional “competitive safeguard” advanced by the Company “is a provision of the Competitive Procurement Process Auction Manual filed in this proceeding that the Auction Manager can cut back the volume purchased through the auction if this is necessary to ensure a competitive bidding environment.”
     Staff states that in principle, an auction volume adjustment can completely offset the effect on price due to the exercise of market power by a bidder. A bidder with market power could attempt to “stop the clock” in the auction by reducing the number of tranches bid such that supply equals or falls below demand. The anticipated benefit from this strategy is to preserve a high margin on the tranches still bid for. However, a volume adjustment can, by reducing the number of tranches available in the auction, decrease or even eliminate the benefit to a bidder from withholding supply.
     Thus, Staff recommends that the Commission accept ComEd’s position with respect to limitations in the use of volume cutbacks. Staff states that the Commission (rather than the Auction Manager or Staff) would retain a remedy should it find reason, based on the Auction Manager’s Report and/or the Staff Report, to question the competitive integrity of the auction process. Staff further states that the Commission can refuse to certify the results of any auction for any reason, including but not limited to evidence of collusion or improper coordination among bidders or a breakdown in competition.
     Staff agrees that strict confidentiality should be maintained over the detailed volume reduction guidelines that are yet to be developed. Staff believes that it is important that bidders not be made privy to these detailed guidelines. Staff agrees that the Auction Manager and the Staff (with the assistance of any expert auction advisors that Staff may engage) should and will work together to develop those detailed

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guidelines in compliance with whatever order the Commission should hand down in this docket.
c.	Dynegy’s Position
     Dynegy states that there is little disagreement that the Auction Manager must have the ability to reduce the volumes for any given product either before the auction starts (if there has been insufficient interest expressed by the potential Suppliers to make the auction workably competitive) or after the first round of the auction (if the bids in the first round demonstrate insufficient interest by the potential Suppliers to make the auction workably competitive), with the remainder of the volume in such a case being procured under one of ComEd’s contingency plans. Dynegy argues that to ensure a competitive auction, a volume adjustment should be one of the tools in the Auction Manager’s arsenal. However, given the design of the auctions, once a base line has been established and filled during the initial round of bidding, the rules of the auction itself ensure that under-subscription cannot be a problem because the Auction Manager can make previous bids binding.
     Dynegy notes that there is disagreement over whether and when to permit such reductions in subsequent rounds and whether to permit reduced tranches to be added to another product for which there appears to be more interest. Staff believes the Auction Manager should have the ability to make these modifications, for example, as a means to ensure that any given product does not become undersubscribed. Dynegy asserts that if under-subscription alone were the concern, then the auction rules prevent this from occurring after round one. Dynegy notes that as set forth in great detail in the proposed auction rules, if supply drops below demand, the Auction Manager has various tools to prevent the switching of tranches to other products and/or the withdrawal of tranches for the product(s) whose supply would fall below demand.
     Dynegy argues that differences in the pricing of certain products may arise for any number of reasons such as bidders’ views of the relative risks inherent in the products. Dynegy further argues that bidders need flexibility to decide when, in their views, the difference in prices between products has reached a level when it becomes economic for them to switch between the products. If that option is removed from them by constant adjustments to the target volumes, then Suppliers will be less likely to bid in the first place.
     Dynegy asserts that if the preference is to have parties engage in a give-and-take on such items as the proper price spread among products, mix of products to be supplied, price and, presumably at that point, numerous other items as well, then rather than constrain them in an artificial setting of an auction, they should be permitted to negotiate a bilateral deal. That, of course, is not the proposal before the Commission.

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d.	Commission Conclusion
     ComEd’s proposal to allow for volume reductions by the Auction Manager in the event that interest in the auction by suppliers is not as high as expected best ensures that the auction clearing price reflects competitive prices, with which no party disagreed. Though Staff witness Salant initially recommended that the Auction Manager be permitted to make volume reductions to exert pressure on suppliers, Staff ultimately concluded that the Auction Manager would not possess sufficient information to make an informed judgment regarding supplier motivations, and that the Commission is best suited to construct a remedy if the competitive integrity of the auction is called into question. The Commission concurs.
6.	Portfolio Rebalancing
a.	ComEd’s Position
     ComEd notes that Staff witness Salant suggested that the volume reduction power be used to readjust the individual auction product volumes, increasing volume for products with excess supply and decreasing it for products with limited supply offers. ComEd states that Dr. Salant’s proposal disregards the dynamic nature of the auction process in which switching among products is anticipated and expected so that initial interest in particular products does not always reflect the ultimate distribution of bids. According to ComEd, adjusting relative percentages of total requirements among various products during the auction would destroy the careful balance between price and stability that the choice of durations was intended to achieve. ComEd recommends that this second volume reduction proposal be rejected as it is likely to be harmful to the auction process.
b.	Staff’s Position
     Staff recommends that (1) the Commission authorize the Company’s Auction Manager to utilize the portfolio rebalancing option only after consulting with the Staff and there is consensus between the Auction Manager and Staff that such action is appropriate, provided that (2) the Company’s Auction Manager, in consultation with the Staff and the Auction Advisor, can devise prior to the auction a protocol deemed appropriate by the Auction Manager for carrying out such portfolio rebalancing.
c.	Dynegy’s Position
     Dynegy supported ComEd’s proposal regarding volume reductions and portfolio reductions. Dynegy noted that parties to the auction need to be assured that, absent some pre-defined events occurring, the basic contours of the auction will not vary during the auction itself, and expressed the opinion that ComEd’s proposal best meets that goal.

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d.	Commission Conclusion
     The record demonstrates that the volume reduction proposal to readjust the individual auction product volumes, increasing volume for products with excess supply and decreasing it for products with limited supply offers, should be rejected, as it is likely to be harmful to the auction process.
7.	Association and Confidential Information Rules
a.	ComEd’s Position
     ComEd notes that the Illinois Auction design includes detailed association and confidential information rules comparable to those that have been used in New Jersey. According to ComEd, the rules ensure the independence of bidders, prevents collusion among bidders, and prevents any one bidder from gaining advantage in the auction through better information about its competitors.
b.	Staff’s Position
     Staff recognizes that there are reasonable arguments against requiring additional disclosure of full-requirements contract information. It remains unclear to Staff how a common supplier of full-requirements contracts, to two or more bidders, can lead to coordinated bidding. Considering the real potential for some negative unintended consequences from its proposal, at this time, Staff does not recommend that the Commission order the Company to modify the association and confidential information rules.
c.	PES’ Position
     PES is concerned about a bidder’s relationship to entities with which Retail Electric Suppliers (“RES”) compete, and the Auction Manual, even with ComEd’s proposed modifications, does not adequately address that concern. PES has concerns about a bidder sharing information with an unaffiliated, but “associated,” RES. Second, PES has concerns that the exception for “advisors” could be a substantial loophole. A bidder could legitimately consider an unaffiliated RES to be an advisor in the process, and, in this advisory capacity, the unaffiliated RES could gain valuable market intelligence, as well as share its own intelligence about the retail market with the bidder.
     PES argues that having a non-RES bidder disclose information to a RES bidder can confer upon that RES critical market information that is unavailable to other RESs. PES is not opposed to RESs being able to bid and a RES should be free to participate as a bidder and develop its own market information, but it should not be privy to another bidder’s confidential information even if the association is disclosed to the Auction Manager. PES further argues that such information sharing, and the attendant risk of undermining the integrity of the auction process and disadvantaging RESs who lack access to confidential information, should not be permitted in the auction process. To

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this end, PES proposes that a qualified bidder be required to “certify that it will not disclose any confidential information regarding the Auction Process to any company or any persons within a division(s) or business unit(s) of the bidder’s company who is authorized to do business as a Retail Electric Supplier or an Alternative Retail Electric Suppliers in Illinois.”
     PES proposes adding that an “advisor” also exclude any individual employed by companies or divisions of companies that are authorized to do business as a Retail Electric Supplier or an Alternative Retail Electric Suppliers in Illinois. PES proposal addresses the difficulty of monitoring whether an individual, acting as a bidder’s advisor, is disclosing information to others in his company or division. PES asserts that there is no evidence that excluding RESs and their employees from the advisor role will prevent any qualified bidder from participating in the auction. ComEd’s effort to address PE Services’ concerns is insufficient. Therefore, the Auction Manual should be revised to preclude RESs and their employees from being advisors to bidders and to require bidders to certify that they will not disclose information to RESs.
d.	Commission Conclusion
     The Commission finds that the rules proposed by ComEd ensure the independence of bidders, prevent collusion among bidders, and prevent any one bidder from gaining advantage in the auction through better information about its competitors. The record further supports modification to the Auction Manual concerning the term “advisor,” as proposed by ComEd. Such modifications provide adequate assurance that confidential information is not inappropriately communicated by an advisor to a bidder. The Commission does not adopt PES recommendation.
8.	Tranche Size
a.	ComEd’s Position
     ComEd proposed to follow the New Jersey approach to tranche size, having suppliers bid to provide a percentage of peak load approximating 100 MW. Following testimony from Staff witness David Salant suggesting the use of a tranche size smaller than 100 MW, ComEd agreed to revise its proposal to establish a tranche size of approximately 50 MW.
b.	Staff’s Position
     Staff notes that in the proposed auction, bidders vie to supply one or more “tranches” of one or more of the sought-after products. Staff further notes that in its original filing, the Company proposed that each tranche should be approximately 100 MW. Staff argues that the tranche size should be significantly smaller than 100 MW at peak, in order to accommodate smaller suppliers or even large suppliers that wish to supply odd lot sizes. Staff recommends an approximate tranche size of 50 MW.

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     Staff notes that the Company reduced its proposed tranche size to 50 MW, in response to Staff’s concerns and Staff accepted this compromise. Staff recommends that the Commission approve the revised proposal to define tranche size as approximately 50 MW of each customer segment’s peak demand.
c.	Commission Conclusion
     The record supports a tranche size of approximately 50 MW of each customer segment’s peak demand. The Commission approves a tranche size of 50 MW for purposes of this proceeding.
9.	“Price Taker” Proposal
a.	ComEd’s Position
     ComEd advocated for the open auction, requiring that market participants desiring to supply a specified portion of ComEd’s load participate in the auction process.
b.	Staff’s Position
     In Staff’s view, the price taker option is unlikely to have much of an effect on the auction, either a positive or a negative effect. Hence, Staff is largely ambivalent to the proposal, at this time. Furthermore, since suppliers can also sell their power to other bidders or into the PJM organized markets, or in other bilateral markets, the price taker option is not necessary for consumers to gain access to low-cost producers’ power. Thus, at this time, Staff does not recommend that the Commission order the Company to incorporate the price taker option into the auction.
c.	MW Gen’s Position
     MW Gen concluded that Staff witness Salant’s proposal would deter participation.
d.	Commission Conclusion
     The open auction process is essential to maintain the auction’s ability to encourage wide participation to achieve low market prices for customers. The record demonstrates that the price taker feature would jeopardize these fundamental advantages of the auction. Accordingly, the Commission rejects Staff’s proposal.
10.	Other Format Concepts and Issues
     While this section was included as part of the brief outline, parties have placed discussion of these issues in other parts of the order.

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D.	Clearing Price: Uniform vs. Pay-as-Bid
1.	ComEd’s Position
     ComEd notes that BOMA, has proposed a fundamental change in the auction design that would render it unworkable. ComEd believes that the change, while presented as an enhancement that would improve the chances of achieving lower prices for customers, actually conflicts with basic features of the auction design. ComEd asserts that It would eliminate the transparency that drives down supplier bids through multiple auction rounds, would pose a significant risk of gaming to defeat the purpose of the auction and would increase the risk that products in the auction end up undersubscribed.
     The proposed modification to the auction design would provide for auction rounds in which the price of each product would tick down by uniform amounts. Suppliers would submit bids in each round for auction products without having any information about the total volume of bids in the auction as a whole or for any particular product. The auction would continue until all prices declined to a level at which no supplier was willing to bid. The winning bidders would then be selected starting with the lowest prices bid and working upward until the necessary requirements for each product had been procured. BOMA contends that this “pay-as-bid” proposal offers the prospect of achieving lower prices than are possible under the Illinois Auction’s uniform clearing price auction design.
     ComEd objects to the modification because it would eliminate one of the principal benefits of the descending clock auction format — the open provision of round-by-round information about the volume of bids as compared to auction requirements that encourages suppliers to continue bidding to compete for the right to provide supply.
     ComEd argues that BOMA incorrectly assumes that suppliers will bid the same amounts whether an auction is pay-as-bid or is settled at a clearing price. Instead, what is true is that bidders respond to the incentives of the situation, and the incentives for the two types of auctions are different. ComEd asserts that the way a bidder bids is driven by balancing two opposing considerations: bidding low enough to win, and bidding high enough to cover its costs and make a profit. In a uniform auction, bidding a low price has a big upside in that it increases the chances that the bidder will win. Bidding low does not have a big downside because the bid does not necessarily affect how much the bidder will be paid for its supply given that the bidder’s payment is determined by the clearing price. In a pay-as-bid auction, bidding a low price has the same upside in terms of increasing the chances of winning a bidder. But bidding low has a much bigger downside because every dollar that is shaved off the bid is a dollar that is shaved off the price paid to the bidder. When balancing the upside and downside of bidding a low price, a bidder in a uniform price auction will bid lower.
     ComEd believes that the pay-as-bid approach would have suppliers acting as silos in which submitted bids would be no different than if there had never been an

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auction, multiple rounds or a descending clock structure. ComEd also asserts that the elimination of round-by-round information as proposed under the pay-as-bid modification also prevents bidders from seeing the relationship between demand and likely price for one product as compared with another. Unlike under the Illinois Auction, buyers would have no information on which to base a decision to switch bids from one product that attracted significant interest (and therefore lower prices) to another that had generated fewer bids (and offered a higher price).
     ComEd argues that a variant of the pay-as-bid modification introduced by BOMA would permit suppliers to game the auction in a way that would not be possible under the Illinois Auction proposal. According to ComEd this variant would offer bidders the right to drop out of the auction during any round and reenter during a later round when bidding was still taking place. Under ComEd’s plan a bidder seeking to withdraw supply in an effort to influence pricing would be unable to do so under the Illinois Auction because withdrawn supply could not thereafter be sold in the auction. Under the pay-as-bid variant, no such limitation would exist and numerous gaming opportunities would be presented.
     ComEd states that the pay-as-bid modification to a multiple round, descending clock auction has never been used in any jurisdiction in this country to procure supply for electric utility customers.
2.	Staff’s Position
     Staff believes that the ComEd’s proposed auction would result in a uniform auction clearing price for each product. Staff notes that BOMA presented an alternative auction proposal that generally would not lead to a uniform auction clearing price for each product. Staff further notes the AG also discussed a type of auction utilizing “price caps, possibly distinct price caps for distinct suppliers.”
     Staff concludes that the record evidence in this docket shows that the alternative auction designs presented by BOMA and the AG are either flawed or unrealistic and tend to raise several questions that their proponents have failed to address. Indeed, they are merely the bare bones of auction proposals—inadequately delineated to be of practical value for purposes of this docket. For all the above reasons, Staff recommends that the Commission reject the BOMA and the AG auction proposals.
3.	BOMA’s Position
     BOMA recommends that ComEd’s proposed auction procurement process be changed from a descending clock, uniform price format to a descending clock, pay as bid approach. BOMA asserts that the record establishes that in all likelihood its proposed pay as bid approach will result in ComEd paying a lower price for its electricity supply than ComEd’s proposed uniform price method.

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     Instead of stopping the auction as ComEd proposes when the amount electricity supply offered by bidders equals ComEd’s full electricity supply requirements, prices continue to tick down lower until there remains no bidder willing to supply electricity at a lower price. Bidders would not be informed when the amount of electricity supply being bid equaled ComEd’s full requirements. Bidders would not be provided with round-to-round information on excess supply remaining in the auction, as ComEd has proposed in its approach, in order to avoid implicit collusion among bidders on when they should stop bidding. To further avoid facilitating implicit collusion among bidders, the tick-down in price from round to round would be made in equal decrements rather than being based on the excess supply remaining in the auction as ComEd has proposed. When proposed descending clock, pay as bid auction is completed, bids would be accepted in ascending order of price until ComEd’s full requirements are filled.
     BOMA asserts that ComEd’s prohibition on suppliers bidding lower in a descending clock auction makes sense only in the context of ComEd’s affiliate relationship with electricity supplier Exelon Generation, which owns more than 10,000 megawatts of nuclear generating capacity located in ComEd’s service territory. BOMA points out that ComEd has a serious conflict of interest due to its affiliation with Exelon Generation. BOMA argues that although ComEd’s prohibition on bidders bidding lower helps Exelon Generation, it is diametrically opposed to the interests of ComEd’s consumers.
     According to BOMA, ComEd could not rebut the conflict issue. Instead, ComEd contended through their witnesses that their uniform, “market clearing” price approach might result in a lower supply price than the pay as bid approach because bidders have the incentive to bid low prices in a market clearing price auction since all bidders know they will receive the market clearing price regardless of how low they bid. In a descending clock structure, BOMA argues that it is correct that bidders should be allowed to bid as low as they desire in an effort to be successful in the auction.
     BOMA does not believe that adequate supply for ComEd auction products under the proposed pay as bid approach is a real issue. BOMA asserts that the auction process will be the only opportunity to obtain long-term supply contracts with ComEd. BOMA further asserts that in ComEd’s service territory, the amount of generating capacity greatly exceeds the peak electricity demand (i.e., there is substantial excess generating capacity). According to BOMA, ComEd’s premise that adoption of the pay as bid method could somehow result in a lack of sufficient supply for particular products is untenable.
     BOMA notes that the remaining concern with its was that it would not get the “best bids” because under the pay as bid approach information regarding the amount of excess supply being bid into the auction would not be revealed to the bidders. BOMA suggests that one of the issues for the Commission to decide is whether the “adjustment” in behavior by bidders is a good thing or a bad thing for consumers. That is, does the “adjustment” of bidders’ behavior when they are informed of the excess

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supply remaining in the auction result in a lower price or higher price than if this information was not revealed to the bidders?
     BOMA argues that information will in fact allow bidders to implicitly collude on when to stop bidding and thereby implicitly collude on a high auction price.
     BOMA argues that ComEd’s flawed “winner’s curse” argument puts it in an incongruous position: Having spared no effort to exalt the expertise and market savvy of its anticipated bidders, ComEd must now portray these same bidders – including financial “players” like Morgan Stanley and Goldman Sachs – as so naive that the Commission must protect them from the excesses of their own optimism. Furthermore, to the extent that any bidder is at the risk of being carried away by his or her own excessive optimism it is the bidder, not Illinois consumers that should bear this risk. BOMA argues that it is not necessary to protect bidders in the ComEd auction from the so-called “winner’s curse” by providing them information on the amount of excess supply being bid during the course of the auction. To the contrary, bidders should not be informed of the amount of excess supply remaining during the auction. If the bidders are not provided with this information and the auction is not stopped at a uniform, “market clearing” price as has recommended, bidders will make bids closer to their marginal costs of production and thereby lower the supply charges paid by consumers to ComEd.
     BOMA argues that the pay as bid method has been used in auctions for electricity and other products that have already been successfully conducted. BOMA asserts that a pay as bid competitive bidding approach was utilized in Massachusetts. BOMA also asserts that wholesale electricity purchasers with the most experience using auctions to purchase electricity (i.e., utilities in the United Kingdom) used a uniform, “market clearing” price auction beginning in 1990 and then switched to a pay as bid auction in 2001.
     BOMA argues that in Illinois, apparently unlike New Jersey, achieving the lowest possible prices for consumers not only is a goal, it is the law. The Act requires that public utilities provide service to their customers at the least cost. According to BOMA, however, ComEd’s auction design prohibits bidders from bidding below the “market clearing” price at which ComEd stops its auction. This approach violates the Act’s least cost requirement. Moreover, BOMA argues that ComEd’s proposed pass-through of these charges to consumers would violate the PUA’s requirement that utility rates be just and reasonable.
     BOMA further argues that unlike ComEd’s proposal, the pay as bid approach insures that no price would be paid to any supplier in excess of the lowest price at which the supplier was willing to sell electricity to ComEd. Therefore BOMA recommends that the Commission reject ComEd’s descending clock, uniform clearing price approach and instead adopt the proposed descending clock, pay as bid recommendation as ComEd’s method of acquiring its full requirements for electricity supply beginning January 1, 2007.

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4.	MW Gen’s Position
     MW Gen believes that the “pay-as-bid” approach should be rejected. MW Gen argues that BOMA presented no empirical evidence to support the conclusion that a “pay-as-bid” approach is likely to result in lower prices to consumers than the “market clearing” approach in ComEd’s proposal.
     MW Gen argues that given the substantial possibility that a pay-as-bid approach would depress supplier participation and yield uncertain changes in bidding behavior that have not been tested sufficiently, Illinois should not adopt this suggested modification to the proposed auction.
5.	AG’s Position
     The AG argues that given the asymmetrical cost structure that exists in the electric generation industry, it is self-defeating for consumers to limit the price decreases a supplier might be willing to offer. Further, multilateral negotiations, or a reserve price in an auction are better suited to capture the different cost structures that exist.
6.	Commission Conclusion
     While the “pay-as-bid” approach has a certain appeal based on the claim of lower prices, the Commission finds that the “pay-as-bid” auction is too untried to be usable in Illinois. Accordingly, the Commission rejects the alternative theoretical untested approaches in favor of the descending clock auction.
E.	Auction management
1.	Auction Manager
     ComEd describes that the Illinois Auction would be administered by an independent, third-party Auction Manager, performing a wide variety of functions necessary to successfully complete the procurement process. ComEd states that it had discussed with Ameren the desirability of having a single Auction Manager to conduct the auctions to procure supply to serve their customers, and that Ameren and it were jointly proposing that Dr. Chantale LaCasse be retained for that purpose. ComEd notes that Dr. LaCasse is recognized as an expert on auctions, has extensive experience in this area, and has acted as Auction Manager for each of the New Jersey Basic Generation Service auctions. ComEd further notes that Dr. LaCasse has wide ranging background with the design and conduct of such auctions and is highly qualified to serve in this important capacity.

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a.	Staff’s Position
     Staff has reviewed Dr. LaCasse’s qualifications and is satisfied that she is competent to be the Auction Manager for this competitive procurement process. In addition, Staff expects that whoever is chosen as Auction Manager would share a desire by the Company to have an auction that runs smoothly and results in as many tranches being filled as possible.
     However, Staff does have concerns over the independence of whomever ComEd and Ameren hire as the Auction Manager. This concern arises primarily because both ComEd and Ameren have affiliates who are engaged in the sale of wholesale power and who could be bidders in the proposed auctions. This concern can be explained as follows.
     Generally speaking, Staff believes that retail consumers want low prices, along with price stability and service reliability. These are the goals that the Staff would want the Auction Manager to embrace, wholeheartedly, and without reservation.
     However, ComEd proposes a “pass-through” of procurement costs (i.e., a cost-tracking mechanism, whereby the utility experiences neither gains nor losses on retail sales of electricity). Hence, while ComEd arguably has no disincentive to obtain low prices, by the same argument, it may have little to no incentive to do so, either.
     In contrast, ComEd’s wholesale power generating and marketing affiliates (and hence, ComEd’s holding company) cannot be expected to be in favor of or indifferent toward low prices; rather, they can be expected to desire high prices. Herein lies the crux of the problem. The fact that ComEd is owned by Exelon, and Exelon would profit from higher rather than lower auction prices (all else constant), creates a tremendous conflict of interest for both ComEd (as electricity purchasing agent for ratepayers) and the “independent” Auction Manager. The Auction Manager, nominally hired by ComEd, is effectively working for two bosses with opposing incentives: one (ComEd) that has no particularly strong incentives but at least a duty to get low prices for its retail customers; and another (Exelon) that has an incentive to get high prices for its generation and marketing affiliates participating in the auction.
     Staff notes that ComEd agreed that it is reasonable for the Commission to direct that: (1) the Auction Manager should conduct the auction in close consultation with Commission Staff, and that decisions made by the exercise of the Auction Manager’s professional judgment during the auction will be made in consultation with a Staff lead designated by the Manager of the Energy Division; (2) ComEd representatives not be present “in the room” during the actual conduct of the auction, not be permitted to direct or influence the Auction Manager’s conduct of the action, and not be permitted to communicate with the Auction Manager during the running of the auction; and (3) ComEd will be entitled to round by round data concerning the price and excess aggregate supply for each product and term, provided that this information will only be shared with specific persons at ComEd who will be identified by name to the Manager of

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the Energy Division in advance. Staff also notes that ComEd is also committed to continuing to define the auction process so the rules of the auction and the criteria by which bidders’ actions are to be reviewed are known well before the auction begins.
     In particular, the Auction Manager and the ICC Staff with the assistance of their Advisor, who will all monitor the bids during the Auction and administer the bidding process, will have no contact with ComEd during the auction.
     Thus, for all the reasons discussed above, including the fact that Staff will be able to monitor and provide input on the various Auction Manager functions, Staff respectfully recommends that the Commission approve the Company’s proposal to hire an independent Auction Manager.
b.	Commission Conclusion
     The record shows that having an independent, third-party Auction Manager would be advantageous in numerous respects. In addition, the record makes clear that Dr. LaCasse is highly qualified to hold such a position, particularly in light of her significant experience in the New Jersey auctions. The Commission, therefore, concludes that ComEd should retain Dr. LaCasse for the role of independent, third-party Auction Manager. However, in the event that Dr. LaCasse is unable to serve as Auction Manager, ComEd is required to seek Commission approval for a replacement before the auction. The Commission approves the proposal as modified.
2.	Role of ComEd
a.	ComEd’s Position
     ComEd noted that although it will retain the Auction Manager, the Auction Manager will conduct the auction independently in accordance with procedures approved by the Commission, and will not under the direction of ComEd.
b.	Commission Conclusion
     It is important that the Auction Manager function independently of any particular party, so as to maintain the fairness of the auction and to keep it free of any bias. As noted above, ComEd have agreed to certain measures to help promote that independence. The Commission therefore approves ComEd’s proposed level of involvement in the auction process.
3.	Role of Staff
a.	ComEd’s Position
     ComEd states that Staff will have a major role in all aspects of the auction process, ensuring that the Commission-approved process is followed and that the

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interests of customers are protected. ComEd also notes that following each auction, Staff will submit to the Commission a formal report, which will provide an independent assessment whether the auction was conducted fairly and appropriately and all necessary actions to ensure the competitiveness and integrity of the process were taken. ComEd further states that Staff will also highlight any issues or concerns for consideration by the Commission and will include recommendations regarding further action.
b.	Staff’s Position
     Given all the discussion in sub-sections E.1 and E.2, above, Staff believes that as an agent for the Commission, it should play a definite role in the implementation of any auction approved in this docket. Staff agrees with ComEd’s suggested role for Staff in the auction, and agreed in general with the outline for a Staff Report to the Commission following each auction, which would address pre-auction activities, the conduct of the auction, external events that may have affected the auction results, and any issues, concerns or recommendations identified by the Staff. Staff also proposes some modifications to the Report.
c.	Commission Conclusion
     The record shows that Staff will be actively involved in all parts of the auction process, which will help ensure the protection of consumers. The record also shows that Staff’s post-auction reports will be useful for independently assessing the fairness and appropriateness of the auction, for helping ensure its competitiveness, for addressing issues, and for considering potential improvements. The Commission therefore approves the proposed full involvement of Staff in the auction process, including its issuance of a post-auction report in the form of the revised outline.
4.	Representation of Consumer Interests/Separate Consumer Observer
a.	ComEd’s Position
     ComEd stated that it, along with other supporters of the Illinois Auction Proposal, agreed that the interests of customers are important and should be considered at all stages of the auction process. ComEd pointed out that concern for customer interests has played a major role in the development of the Proposal, shaping many of the provisions that are reflected in ComEd’s tariffs. ComEd noted that the auction design provides for significant regulatory oversight by the Commission and its Staff, which will be present at all phases of the process to assure that the interests of customers are promoted and protected. ComEd also noted Staff’s unique regulatory role in protecting consumers.

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               b. Staff’s Position
     While Staff is willing to accept the responsibility for observing and assessing the auction as a neutral party, which Staff believes is in the best interest of consumers, Staff takes no position with respect to the CUB-CCSAO proposal for an additional “Consumer Observer.”
               c. CUB-CCSAO’s Position
     CUB-CCSAO claimed that if the Commission does not reject the auction, then it should provide for a consumer observer. They asserted that such an observer should have the same access to information and processes as the Staff Advisor, but would be charged with monitoring the process and outcome from a consumer perspective and presenting that perspective to the Commission when the Commission is deciding whether to accept or reject the results of the auction. CUB-CCSAO also suggested that their observer play an active role in other reviews.
               d. AG’s Position
     The AG expressed concern about the ability of Staff to represent customers and proposed that the auction design incorporate a separate consumer advocate to perform that function.
               e. Commission Conclusion
     Staff has extensive experience and expertise in working to protect customer interests. The auction process envisions a full and active role for Staff in providing such a function, and Staff has indicated its willingness to perform it. In light of the broad range of this function, including the provision of post-auction reports and recommendations, the Commission concludes that there is no reason to establish a separate consumer advocate at this time.
     F. Date of Initial Auction
          1. ComEd’s Position
     ComEd states that in order for supply arrangements to be in place by January 1, 2007, the initial auction must occur sometime in 2006. ComEd proposed that the initial auction be conducted in September 2006 — a date that is sufficiently close to the period in which supply will be provided to avoid potential risk premiums that might arise from a longer lag time between the auction and the flow of energy. ComEd notes that a September date also would provide adequate lead time for customers to make decisions about alternative supply options.
     ComEd favors a joint auction with Ameren, which would require that a common date be selected. Toward that end, ComEd notes it and Ameren, which originally had

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proposed a May 2006 date, had agreed that the initial auctions should be conducted during the first ten days of September 2006.
          2. Staff’s Position
     Staff originally recommended July 2006 as the date for the initial auction. Staff argued that, since the 2006 auctions would be the first of their kind in Illinois, it would be wise to ensure that an adequate amount of preparation could occur before the auction takes place. When compared to May 2006, a July 2006 date would provide two additional months of preparation time. As a point of comparison, Staff points out that the first two New Jersey auctions were held nearly six months prior to the delivery dates for those auctions. Only later, as more auction experience was gained, did the gap between auction date and delivery date narrow to less than four months.
     Staff notes that Ameren and ComEd had agreed on the first ten days of September 2006 as the timeframe for the initial auction. In the alternative, ComEd stated would prefer July 2006, but only if there were a determination that prospective bidders’ participation would not be affected by holding the auction in that month.
     Staff supports a September 2006 date for the initial auctions. This date should address any concern that the Auction Manager will not have a sufficient amount of time following the Commission’s order in this proceeding to complete the tasks that must be completed prior to the auction, such as the testing of and practice with software and supplier training. Staff states that It would be preferable to spend more time ironing out any problems upfront rather than, as CES suggests, scheduling the auctions at an early date and leaving September 2006 as a fallback date.
     Staff recommends that the Commission approve the September 2006 timeframe for the initial auction. However, Staff recognizes that holding the auctions in September 2006 would leave relatively little time prior to January 2007 should the Commission reject the auction results. Staff expects and recommends that the Commission find that ComEd should have a contingency plan ready to present to Staff and the Commission in the event that the auction results are rejected.
          3. IIEC’s Position
     IIEC states that if an auction is approved, the initial auction should be held in September 2006, as proposed by ComEd. After the exchange of views inherent in the filing of written direct and rebuttal testimonies, all parties except one appear to either support or not oppose a September 2006 date for ComEd’s initial auction. The single dissenter from that date is the CES, which argues for a May 2006 auction. In IIEC’s view, there is no compelling reason for advancing the initial auction to a point in time more than one-half year before the winning bidders will be required to supply power, with the concomitant increase in risk and price.

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     IIEC argues that its member companies and other consumers would have to absorb any price premium attributable to the risks of changes in future market prices. Any such premium can be reduced by an auction date closer to the time when supplies must be provided. For this and the other reasons detailed below, IIEC supports the September 2006 auction date if an auction is approved.
     IIEC asserts that the September 2006 date is a more advantageous date because an auction closer to the time of physical delivery would produce a more accurate price. IIEC argues that reducing the time gap between the auction and actual physical delivery of power reduces bidders’ uncertainty in their market pricing forecasts and any associated risk premium. This reduction of forecast uncertainty allows bidders to offer bids that better reflect market conditions at the time of physical power delivery.
          4. CCG’s Position
     CCG asserts that a May auction would be better because it would provide sufficient time, subsequent to the initial auction, for the utilities, winning suppliers and the Midwest ISO and PJM to ensure that all of the operational details associated with providing service are in place. Notwithstanding its preference, CCG does not object to a simultaneous September auction, but prefers May. In addition, ComEd suggested it would be amenable to a July auction if that were Staff’s preference. CCG does not object to a July auction, but it should be noted that it is its last preference.
          5. CES’ Position
     CES believes that conducting the auction prior to September would increase flexibility and options for the Commission, for regulators and policymakers and, most importantly, for customers. Accordingly, CES advances an initial auction date in May or July 2006 as appropriate.
     CES argues that the experience in other states demonstrates that it is unnecessary to hold the initial auction in September to provide sufficient time for the Auction Manager to set up the process, advertise to potential suppliers, or provide training to suppliers. According to CES, assuming that a final order is issued by the Commission in or about January 2006, scheduling the initial auction for May or July would afford the Auction Manager sufficient time to set up the process, to advertise to potential suppliers, and to provide training to suppliers. CES argues that a total of eight (8) months of process set up, advertisement, and supplier training simply is not necessary.
     CES further states that its comparison of historic wholesale electricity prices demonstrates that ComEd’s assumption that a September auction would be more “accurate” than an earlier auction is not always correct. CES argues that its comparison revealed market prices in May were as accurate as the market prices in September for the upcoming calendar year.

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     CES argues that a May or July 2006 date for the initial auction would provide additional time for customers — particularly those below 1 MW of demand — to assess their options prior to the end of the mandatory transition period on January 1, 2007.
     CES believes that it is critical that the initial auction be a success and that the market be launched with the least amount of uncertainty. Unknown risks and issues resulting from inexperience could impact the success of the initial auction; therefore, allowing for additional time could help to minimize those potential risks. Holding the initial auction prior to September 2006 would provide auction participants, the Commission, and the Auction Manager the benefit of additional time to make corrections or adjustments in the event of problems that impact either or both the ComEd and the Ameren auctions.
     CES asserts that setting a 2006 initial auction date, the Commission will be encouraging a time frame that will help move all parties in the direction of defining the post-transition rules of the game, thus bringing more certainty to the environment for customer decision-making.
          6. Commission Conclusion
     The record shows that conducting the ComEd and Ameren auctions simultaneously would be beneficial to all concerned parties. The evidence also favors September 2006 over May 2006, as the September date would permit more time to complete various pre-auction tasks and iron out any problems, and would tend to provide more accurate prices, thereby reducing any need for a risk premium to cover a longer period between the auctions and the January 2007 start date. The Commission therefore approves the first ten days of September 2006 as the period for commencing the initial ComEd and Ameren auctions.
     G. Common vs. Parallel Auction
          1. Among Fixed Price Products and Hourly Products
               a. ComEd’s Position
     In its original filings, ComEd proposed that various “fixed price” products should be grouped together and auctioned simultaneously, while the “hourly” product should be purchased in its own separate auction (held in parallel with the fixed price products auction). In addition, ComEd proposed that its various products should be auctioned separately from Ameren’s products (in parallel auctions). In its rebuttal testimony, ComEd modified its proposal to allow: (1) a common auction for all of the fixed price products of both ComEd and Ameren; (2) a common auction for the hourly products of both ComEd and Ameren; but (3) the two common auctions referenced above would be conducted in parallel in relation to each other.

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               b. Staff’s Position
     Staff agrees with approach of combining products within a single common auction. Staff notes the general efficiency gains and consumer benefits to the common auction approach (allowing switching or “arbitrage” between products) as opposed to the separate but parallel auction approach. In fact, as discussed in the next few sub-sections, Staff argues that more of the ComEd and Ameren products should be auctioned simultaneously, within the same common auction.
               c. Commission Conclusion
     The Commission finds that a common auction for fixed-price products and a common auction for hourly products is efficient, and provides additional benefits to consumers as compared with the parallel auction approach. Accordingly, ComEd’s proposal, as modified in its rebuttal testimony, is approved.
          2. Between Fixed Price and Hourly Products
               a. ComEd’s Position
     ComEd states that the fixed and hourly products are not good substitutes for each other and that switching between them would not be appropriate or effective. ComEd notes that switching between these products would present risks of additional costs, complexity and potential for strategic bidding behavior that may be detrimental to the auction.
               b. Staff’s Position
     Staff notes that ComEd and Ameren both agreed to hold two common auctions: (1) for all of their fixed-price products and (2) for both of their hourly products. Staff further notes that the companies rejected Staff’s proposal to combine the fixed price and hourly products under just one common auction.
     Staff had argued that allowing suppliers to switch between the fixed price and hourly price products should impose little to no incremental costs on the utilities and that even a small number of suppliers engaging in arbitrage can have a significant effect on the auction prices.
     Based on the eventual concurrence between the witnesses who testified to the issue, and on the fact that no other party opposed the auctioning of the “fixed price” and “hourly” products separately (in parallel auctions), Staff respectfully recommends that the Commission approve this feature of the proposed auction process.

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               c. Commission Conclusion
     The record shows that allowing bidders to switch between fixed price and hourly products in an auction setting would be neither appropriate nor effective. Additionally, the potential benefits of combining the fixed price and hourly price contracts into a single auction are relatively small. Therefore, the Commission accepts ComEd’s revised approach to product switching, recommending approval of the proposal with fixed price and hourly products to be auctioned separately.
          3. Between ComEd and Ameren Products
               a. ComEd’s Position
     ComEd initially considered separate parallel auctions by ComEd and by Ameren. Staff urged that the auction rules provide for switching between the fixed price products of ComEd and Ameren. Having reached agreement with Ameren (prior to the filing of rebuttal testimony) on a common date for the initial auction, ComEd responded favorably to Staff’s suggestion and proposed in Mr. McNeil’s testimony that the auction provide for switching between ComEd and Ameren fixed price products. ComEd also proposes that switching be permitted between the hourly products of ComEd and the hourly products of Ameren. ComEd identified the fixed and hourly price products of ComEd and Ameren to be included in the Illinois Auction divided between the Fixed Price Section (within which switching is permitted) and the Hourly Price Section (within which switching is also permitted).
               b. Staff’s Position
     Staff recommends that the Commission approve the proposal to combine ComEd products with Ameren products, to the extent described above, in order to conduct two common auctions in parallel with each other: (1) a fixed price product auction consisting of several fixed price products; and (2) an hourly product auction consisting of two hourly products.
               c. IIEC’s Position
     IIEC supports the notion of a common auction between the ComEd and Ameren territories, should an auction process be approved in this case. IIEC believes that since the load zones would not be bifurcated into two separate auctions, lower market clearing prices would result from a joint auction because the auction would be more competitive in both load zones. IIEC notes that disparities such as the lack of a single common deliverability test, serve to bifurcate the auctions and tend to make them less competitive, as bidders are unlikely to switch their bids between load zones during auction rounds with such market bifurcation.
     IIEC notes that another disparity between the ComEd and Ameren auctions is in the nature of the auction segments, with differing load profiles for the annual fixed-price

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products. According to IIEC, the current ComEd annual product auction (CPP-A) recommendation is to put to auction the load of customers in the 400 kW through 3 MW class in one auction. Within this customer class, some customers will be automatically migrated to the annual product, while others will be automatically migrated to ComEd’s proposed hourly rate. IIEC contrasts the ComEd proposed class definition, with the Ameren Companies proposal to cover all customers 1 MW and above. IIEC argues that the Ameren class could potentially include customers with demands of tens or even hundreds of megawatts of load. Because these annual segment customer classes are potentially so radically different in terms of load profile, load factor and their propensity to migrate to and from the annual product, it is unclear how auction suppliers could, as a practical matter, readily “switch” their bids from one auction to the other. The cost of providing a full requirements product for these customer segments can differ markedly and makes switching less likely.
     IIEC recommends a separate auction segment for customers with demands greater than 3 MW (in conjunction with its proposal for ComEd to provide an annual fixed-price product to such customers).
               d. CES’ Position
     CES does not object to this proposition, but that the desire for perfect congruence in auction products between ComEd and Ameren should not come at the expense of interfering with the market’s role in allocating migration risk premiums.
     CES believes that competition likely will develop in the Ameren service areas to a degree similar to that which already has developed in the ComEd service area. The end of the transition period should be the end of institutional obstacles, intended or inadvertent, that frustrate customer choice in the Ameren service territories and the Coalition is confident that with continued Commission oversight and intervention (if necessary), switching levels similar to ComEd can be achieved in the Ameren service areas. Accordingly, CES states that it would be appropriate to group all 400 kW to 1 MW customers together. Indeed, it would be improper for the Commission to build incentives into the auction process for ComEd’s rates to displace products that easily can be supplied by the competitive retail market.
     CES argues that it is entirely appropriate to include those ComEd customers in the CPP-A auction. Although it is likely that the 400 kW to 1 MW customers in the Ameren service territory will experience similar switching levels following the transition period, their inclusion in the Ameren equivalent of the CPP-A auction should not be determinative of the make-up of the ComEd products.
               e. Commission Conclusion
     The Commission finds that the fixed price and hourly price products of ComEd and Ameren to be included in the Illinois Auction divided between the Fixed Price Section (within which switching is permitted) and the Hourly Price Section (within which

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switching is also permitted) as identified in ComEd Ex. 11.5 (b) will be subject to common auction, as proposed by ComEd. IIEC and CES proposals are addressed elsewhere in this Order.
          4. Common Deliverability Test Applicable to Illinois Generation
               a. Staff’s Position
     Staff expresses no position on the IIEC’s apparent recommendation that the Commission “require ComEd to work with Ameren, PJM and MISO to establish a common deliverability test for capacity resources within the combined MISO and PJM footprint to the combined ComEd and Ameren load zones in Illinois.” Staff states that approval of ComEd’s proposed auctions should not be withheld until such a common deliverability test is established, and cited the testimony of numerous witnesses who indicated that there are benefits to a common auction, even if the seams between MISO and ComEd are not completely eliminated.
               b. IIEC’s Position
     IIEC states that MISO and PJM each perform a test to determine whether capacity resources are deliverable to aggregate load in their respective footprints. IIEC believes that if customers are to receive the full benefit of having ComEd (and the Ameren Companies) conduct a single auction and to facilitate the ability of bidders to switch between ComEd and Ameren fixed price products, ComEd (and the Ameren Companies) should be directed to work with one another, as well as with MISO and PJM to develop a single common deliverability test for resources in the combined PJM-MISO footprint to load within the ComEd and Ameren service areas within the State of Illinois.
     IIEC argues that there is a disparate treatment of capacity resources in the MISO versus those in PJM for service to ComEd load in PJM and in treatment of capacity resources in PJM versus those in MISO for service to Ameren load in MISO. Specifically, MISO and PJM separately perform a test for capacity resources to determine whether those resources are deliverable to aggregate load in their respective footprints. The tests are not the same. In addition, for a capacity resource in one RTO to be deemed deliverable to load in the other RTO, firm point-to-point transmission service must be requested from the capacity resource to the boundary with the other RTO. In addition, case-by-case transmission studies that can be lengthy (at least 60 days) and costly (on the order of tens of thousands of dollars) may be required both within the RTO in which the capacity resource is located and in the RTO where the load is located. Furthermore, even if these studies show that the resource is deliverable for one auction, the inter-RTO deliverability finding would not apply in the other auction. New studies would be needed for future auctions.
     IIEC asserts that these hurdles make it cumbersome and expensive for bidders to rely on capacity resources in the MISO for the ComEd auctions and on capacity

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resources in PJM for the Ameren auction. Thus, bidders will be inclined to rely on resources inside PJM for the ComEd auction and on resources inside MISO for the Ameren auction. IIEC further argues that it is unlikely, in the auctions as proposed, there will be much switching by bidders between the ComEd and Ameren auctions due to the aforementioned lack of interchangeability of capacity resources between the ComEd and Ameren load zones.
     IIEC requests that as a condition of approval of its Illinois Auction Proposal ComEd should be required to work with Ameren, PJM and the MISO to remove, as soon as practicable, those impediments that preclude a single common market starting with the implementation as soon as practical of a single common deliverability test for the delivery of resources in the combined PJM and MISO footprint to the combined load zones of ComEd and Ameren in Illinois. In addition, ComEd should be required to report on the status of the development of a single common deliverability test within 90 days of a Commission order in this proceeding and every 90 days thereafter until the single common deliverability test is implemented.
               c. Commission Conclusion
     Based on the record, the Commission concludes that approval of ComEd’s proposed auctions should not be withheld until such a common deliverability test is established.
     H. Contract Durations for Blended, Fixed Price Product
          1. Proposed Blends for Residential and Small Commercial Customer Supply
               a. ComEd’s Position
     ComEd has proposed to use a blend of contract durations to acquire supply for residential customers. Under the Illinois Auction proposal, supply for ComEd’s residential customers will be provided under agreements with a series of staggered 1, 3 and 5 year contract terms comprising 15%, 60%, and 25% of the auction respectively. ComEd states that this feature of the Illinois Auction that has received broad support, notably the Staff’s Final Report discussed the ways in which the goals of rate stability and market based pricing can be balanced through separate products designed for different customer groups, giving as one example the possibility of offering “a relatively stable product for small customers based on overlapping multi-year full requirements contracts with suppliers . . . .” ComEd maintains that its blended 1, 3 and 5 year contract product for residential customers complies with the Staff’s guidance, making a relatively stable product available to provide supply for residential customers.
     ComEd responds to DES’ proposal for 3-month contracts by noting that small customers will have the option to choose short-term price signals through real-time pricing options. However, ComEd maintains that it would be inappropriate to use such

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short-term contracts for default service as customers would be unnecessarily exposed to price volatility.
     Regarding the concerns voiced by the AG and PES about the robustness of the five-year contract, ComEd points out that markets exist for longer-term contracts. Second, ComEd states that the actual offering of five-year contracts as part of the Illinois auction proposal will help to create an even more robust market
               b. Staff’s Position
     Staff notes that for the majority of customers—with peak demands under 400 kW—ComEd proposes to maintain an annually-revised blend of 1-year, 3-year, and 5-year supply contracts. Staff further notes that delivery under each contract would begin in June and end 12, 36, or 60 months later in May. However, in the initial auction, delivery must begin in January, due to the December 31, 2006 expiration of the Company’s existing supply contract. Staff comments that in order to effectively transition to an annually-revised blend of 1-, 3-, and 5-year contracts, it is also necessary to include within the initial auction some 4-year, 2-year, and additional 1-year contracts (all of which would also include the extra 5 months for January through May of 2007).
     Staff states that the appropriateness of the proposed 5-year, 3-year, and 1-year durations and the appropriateness of the percentages to acquire of each (i.e., 25%, 60%, and 15%, respectively), were issues in the case.
     Staff concludes that the evidence supports adoption of the Company’s proposed mix of 1-year, 3-year, and a conservatively small number of 5-year supply contracts for serving the so-called “blended segment.” In Staff’s view, at this time, there is no evidence of a better way of balancing “the twin goals of price stability and market sensitive pricing,” which were reasonably articulated by ComEd. Staff would be particularly concerned with proposals to use contracts of less than 1 year, considering such alternatives inconsistent with obtaining price stability. Staff would also be opposed to making significant greater use of long-term contracts, such as 5-year or longer. Such alternatives would be inconsistent with obtaining market-sensitive pricing and could entail significant risk premiums. Staff recommends that the Commission approve the Company’s proposed long-term mix of 25% 5-year, 60% 3-year, and 15% 1-year contracts, along with the transitional use of other contract durations during the initial auction in order to arrive at this long-term mix.
               c. CCSAO’s Position
     CCSAO is concerned with ComEd’s procurement proposal noting that ComEd focuses on the implementation details of an auction while glossing over the fundamental question of whether other options would better serve the public interest. CCSAO asserts that in this proceeding, ComEd has presented a single option for the

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Commission’s consideration, an option that relieves the Company of the greatest part of its responsibility for the results of its power procurement decision.
     CCSAO urge the Commission to reject ComEd’s proposal; open a new docket to consider the full range of procurement options; and affirm that, regardless of which procurement method is employed, retail rates remain subject to traditional regulatory standards of justness and reasonableness, which entail a prudence review of the company’s decisions.
     CCSAO argues that the Commission should recognize that the Company retains responsibility for making and managing the decisions and actions necessary to serve default service customers and should clarify that the Commission will ensure, as part of its oversight responsibility, that the Company has done so in a manner that best serves default service customers. CCSAO further argues that the Commission needs to put ComEd’s auction proposal in context. One of ComEd’s experts, Dr. Chantale LaCasse has been employed at NERA since 2001 and has been employed at least four times by a utility or company working in the electric industry. CCSAO states that while the auction has been used in New Jersey and attempted in Ohio — it has not been proven in this case to meet the requirements of the Public Utilities Act.
               d. DES’ Position
     Under the DES proposal, residential and small commercial customer supply (customers with annual usage less than 15,000 kWh) would be procured using four quarterly auctions; supply for larger commercial customers (with demands less than 1 MW) would be procured in monthly auctions.
               e. Commission Conclusion
     Many of the parties in this proceeding have put forth differing proposals regarding the blend of contracts. While some parties suggest short-term contracts and some long-term contracts, ComEd and Staff support a blend designed to balance price stability and market sensitivity. Staff supported ComEd’s proposed blend of contracts with a risk analysis which showed that longer term contracts would likely result in excessive risk premiums. ComEd has shown that the proposed blend of a series of staggered 1, 3 and 5 year contract terms comprising 15%, 60%, and 25% of the auction respectively is appropriate. The Commission approves ComEd’s proposed blend of contracts.
          2. Five-Year Agreements
               a. ComEd’s Position
     As discussed Section V(H)(1), ComEd has proposed to use a blend of contracts composed of 25% five-year contracts.

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               b. Staff’s Position
     Staff’s position is discussed in Section V(H)(1). Staff supports the use of 25% five-year contracts.
               c. CUB’s Position
     CUB suggests that the number of 5-year agreements in the blend be increased and that the percentage of 1-year contracts be decreased. In support of this approach, CUB noted that these changes could reduce the percentage of ComEd’s total load that would be included in annual auctions after the initial
               d. DES’ Position
     DES argues that the problem is that under the ComEd proposal there is little focus on making retail competition work, for smaller business and residential customers. Long-term wholesale contracts discourage movement toward a competitive retail electric market. In fact, the ComEd proposal, based on such long-term, wholesale supply contracts, ignores the benefits of market-reflective default pricing proposed by Direct Energy and USESC.
               e. Commission Conclusion
     As discussed in Section V(H)(1), ComEd has proposed a blend of contracts, including 25% five-year contracts. Both Staff and ComEd have shown that long-term contracts are an important part of a balanced portfolio to provide for price stability. However, due to risk premiums included in five-year contract prices, there is a need to balance the associated cost with the control of price volatility. The Commission adopts ComEd’s proposal to use 25% five-year contracts as an appropriate balance.
          3. Three-Year Agreements
               a. ComEd’s Position
     As discussed Section V(H)(1), ComEd has proposed to use a blend of contracts composed of 60% three-year contracts as they provide a balance of price stability and market sensitivity.
               b. Commission Conclusion
     As discussed in Section V(H)(1), ComEd has proposed a blend of contracts including 60% three-year contracts. Both Staff and ComEd have shown that mid-term contracts contribute to a balanced portfolio. The Commission adopts ComEd’s proposal to use 60% three-year contracts.

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          4. One-Year Agreements
               a. ComEd’s Position
     As discussed more fully in Section V(H)(1), ComEd has proposed to use a blend consisting of 15% 1-year agreements. ComEd states that, even those who sought to eliminate 5- and 3-year agreements entirely, acknowledge that they add an element of stability to the overall rate.
               b. Commission Conclusion
     As discussed in Section V(H)(1), ComEd has proposed a blend of contracts including 15% one-year contracts. Both Staff and ComEd have shown that short-term contracts increase the risk of price volatility. However, such contracts also provide the lowest risk premium. The Commission finds that ComEd’s proposal strikes an appropriate balance. The Commission adopts ComEd’s proposal to use 15% 1-year contracts.
          5. Percentage of Supply Acquired at Subsequent Auctions
               a. ComEd’s Position
     ComEd has proposed a staggered-term structure which limits acquisition volume after the initial auction to 40% of ComEd’s load.
               b. Staff’s Position
     Staff supports ComEd’s proposed blend of contracts as well as the resulting amount of supply to be acquired at subsequent auctions.
               c. Commission Conclusion
     ComEd has proposed a blend that will result in approximately 40% of its requirements to be acquired at subsequent auctions. While CUB has indicated a desire to reduce that amount, Staff and ComEd have shown that ComEd’s proposal reflects an appropriate balance between the risk premium of long-term contracts, which would mean a lower amount of supply in subsequent auctions and the price volatility of short-term contracts, which result in a higher amount of supply in subsequent auctions.

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     I. Fixed Price Auction Product and Tariffed Services for Larger Customers
          1. Nature of Auction Product and Tariffed Services for 1 — 3 MW Customers
               a. ComEd’s Position
     ComEd’s initial proposal contemplates that supply for customers with peak demands between 1 MW and 3 MW would be procured through agreements with one-year terms (CPP-A). The one-year fixed price product for this customer group has remained unchanged.
     Regarding the proposal by BOMA to allow 1-3 MW customers access to the CCP-B auction product, ComEd expresses concern that allowing the 1-3 MW customer class access to the CPP-B product would retard competition. In addition, ComEd points out that one of the purposes is to provide unsophisticated customers with price volatility protection. However, ComEd states that the 1-3 MW customers are sophisticated and do not need the additional protection of the blended product.
               b. Staff’s Position
     Staff does not oppose ComEd’s surrebuttal proposal to set the range for the CPP-A class between 400 kW and 3 MW. Switching data presented in Dr. O’Connor’s rebuttal testimony indicates that that customers in the 400 kW to 1 MW demand class currently exhibit switching characteristics that are very similar to—in fact almost indistinguishable from—customers with a peak demand of greater than 1 MW but less than 3 MW. Staff agrees that not only does the inclusion of 400 KW to 1 MW customers in the CPP-A segment rather than the CPP-B segment provide a logical and reasonable grouping based on statistical switching propensities, but such a grouping also eliminates the need to utilize a migration risk allocation mechanism in the rate translation mechanism (or rate prism) for the remainder of the mass market customers in the blended product (i.e., less than 400 KW).
               c. DES’ Position
     DES propose that for customers with demands equal to or over 1 MW that have not been declared competitive, the bundled product should be an hourly energy product. Notably, for customers with demands equal to or over 1 MW that have not been declared competitive, interval meters are already installed, so no new metering technology would be required to implement this option.
               d. BOMA’s Position
     BOMA insists that if an auction process is approved by the Commission, the Commission should require that ComEd’s CPP-B auction product be made available to

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customers with peak demands of 1 to 3 megawatts (“MW”) and should reject ComEd’s proposal that this class of customers have a separate CPP-A auction product. BOMA asserts that the CPP-B auction product should be made available to the 1-3 MW customer class in order to provide these customers the same price volatility mitigation that ComEd has proposed for other classes of its customers.
     BOMA notes that ComEd will procure its electric supply requirements for the CPP-B auction product, which ComEd proposes for all customers with less than 400 kilowatts of peak demand, by executing a blend of one-year, three-year and five-year contracts with suppliers. In contrast, BOMA notes that ComEd will procure its full requirements electric supply for the CPP-A auction only through one-year contracts.
     BOMA argues that ComEd’s rational does not support the exclusion of 1-3 MW customers from the CPP-B auction product. Merely because 1-3 MW customers may be more sophisticated than other customers does not mean that they should not continue to be offered ComEd rates that mitigate price volatility. Moreover, although BOMA agrees that the staggered contract terms of the CPP-B auction will somewhat lessen price volatility, ComEd’s characterization of the CPP-B auction product as “price protection” that could somehow retard the development of the competitive retail markets is totally inaccurate. While the CPP-B auction product price will be less volatile than the price of ComEd’s proposed CPP-A auction product, the CPP-B price is still a far cry from ComEd’s currently frozen bundled rates.
     BOMA argues that the record in this case clearly establishes that making the CPP-B auction product available to the 1-3 MW class of customers will not affect the development of the competitive market. Therefore, the Commission should reject ComEd’s proposed CPP-A auction product and provide the CPP-B auction product to the 1-3 MW class of customers if an auction process is approved by the Commission.
               e. Commission Conclusion
     ComEd has proposed placing the 1 MW to 3 MW customers on the CPP-A product. BOMA is the only party who opposed this. BOMA has not presented sufficient evidence to show why this customer class should be offered the blended auction product. Rather, ComEd has shown that the 1 MW to 3 MW customers should be placed on the CPP-A product. The Commission accepts ComEd’s proposal to serve 1 to 3 MW customers with the CPP-A product.
          2. Nature of Auction Product and Tariffed Services for 400 kW — 1 MW Customers
               a. ComEd’s Position
     ComEd’s proposal envisioned that supply for 400 kW to 1 MW customers would be procured in the one, three and five-year blended auction that also served residential customers.

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     After considering the views expressed by the Coalition and the Staff, ComEd revised its proposal to include supply for 400 kW to 1 MW customers in the one-year fixed price auction, rather than in the blended auction. ComEd notes that that change had the collateral effect of eliminating the need for the migration adjustment factor initially proposed by ComEd to account for the different propensity of 400 kW to 1 MW customers to switch suppliers as compared with residential customers. As a result of ComEd’s revised proposal, ComEd states that there is now widespread agreement on appropriate supply terms for customers with peak demands between 400 kW and 3 MW.
               b. Staff’s Position
     Staff does not oppose ComEd’s surrebuttal position setting the range for the CPP-A product between 400 kW and 3 MW. Staff notes that switching data supports this grouping.
               c. BOMA’s Position
     BOMA claims that ComEd’s revised proposal to serve 400kw to 1 MW customers with the CPP-A product would harm customers. BOMA claims that such customers need to have access to the blended product to enjoy the benefits of market competition and to obtain protection against price volatility.
               d. DES’ Position
     For customers with an annual peak demand under 1 MW and annual usage greater than 15,000 kWh that have not been declared competitive, the DES proposal would have them be eligible for a Bundled Product with a monthly energy price. These customers also would have access to a monthly Delivery Service tariff. Customers with peak demands less than 15,000 kWh would be eligible for a Bundled Product with a quarterly fixed price product. These customers would also have the right to access a quarterly Delivery Service tariff.
               e. Commission Conclusion
     ComEd has proposed placing the 400 kW to 1 MW customers on the CPP-A product. Staff and CES agree. ComEd has shown that the 400 kW to 1 MW customers should be serviced with the CPP-A product. Although BOMA opposes this, it has not presented sufficient evidence to support its proposal. The Commission accepts ComEd’s proposal to serve 400 kW to 1 MW customers with the CPP-A product.

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          3. Treatment of Customers (≥ 3MW) Taking Services Subject to a Competitive Declaration
               a. ComEd’s Position
     ComEd states that service to customers with peak demands in excess of 3 MW is subject to a competitive declaration that became effective by operation of law in 2003. Given that competitive declaration, ComEd notes that the legal status of these customers with respect to ComEd service obligations is different from the status of other customers. ComEd indicates that tariffed service for customers who are subject to a competitive declaration is not required — a legal distinction that recognizes the competitive alternatives that are available to this customer group.
     Regarding the various proposals to advocate inclusion of this customer group in the one-year fixed price supply auction, ComEd indicates that it understands that the Commission cannot require this change for customers subject to a competitive declaration, and that the proposals by these parties are in the nature of requests that ComEd voluntarily extend the one-year fixed price auction to include customers who have no legal right to be included.
     ComEd states that it has considered these suggestions, but determined that the line between customers subject to a competitive declaration and those who are not should be respected. ComEd maintains that there are already retail electric suppliers in Illinois offering service to this customer group. Regarding the DOE’s contention that a large federal government customer received few, if any, responses to requests for proposals from retail suppliers, ComEd notes that cross examination of the DOE witness suggested that the terms of the RFP were responsible for the outcome because they included onerous provisions.
     In contrast to DOE’s and IIEC’s claims, ComEd states that the customers in the over 3 MW category have alternative sources of supply if they agree to reasonable commercial terms. ComEd states that it will continue to offer bundled service to over 3 MW customers, but the service would be supplied through hourly energy purchases. ComEd notes that it is not required to provided a fixed-price POLR product for large load customers and that hourly pricing will provide a sufficient safety net in the unlikely event that such service is needed. ComEd further highlighted the fact that the DOE’s own contract terms have historically presented a hurdle for their receiving a RES contract.
               b. Staff’s Position
     Staff does not oppose the proposals offered by the representatives of the large customer groups. There is obviously a demand among large customers for such a service, and Staff believes that the existence of an additional auction for the large customer groups would only affect the development of the retail market to a limited

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extent. If the 3 MW and above customers are included in the auction, the most logical option would be to include the 3 MW and above customer group in the CPP-A auction.
     Staff notes that, while all customers in the 3 MW and above demand class that are not being served by RESs through long-term contracts would find a fixed-rate offering to be valuable, the primary beneficiaries of such an offering are those customers that have not been able to attract satisfactory RES offers. Staff comments that under ComEd’s proposal, even though these customers have not switched to RES service after several years of eligibility for delivery services, the only supply option available to them would be the hourly service. According to Staff, a ComEd-offered supply service would function as the “price-to-beat,” which would limit the prices that RES could offer to prospective customers.
     Staff asserts that ComEd should be indifferent as to its customers’ sources of power, since ComEd is a delivery-only company without its own generation sources. Staff prefers the annual product, and recommends that ComEd add the load of the 3 MW to the load of the customers eligible for the CPP-A product. This alternative would make the CPP-A annual service very similar to the corresponding proposed Ameren service offering for large customers, for which customers with a demand exceeding 1 MW are eligible.
     Staff does not object to the IIEC proposal of pre-qualification as it may tend to reduce any risk premium that wholesale suppliers may consider adding to their bids. This proposal could also be applied (at least on a voluntary basis) to the other customers eligible for the CPP-A auction.
               c. DOE’s Position
     DOE notes that ComEd intends to provide fixed-price bundled POLR service to all of its customers, except those large customers with loads of 3 MW or higher and proposes to provide to these “competitive” customers only hourly priced POLR service, essentially forcing these large customers to rely on the PJM hourly Locational Marginal Price (LMP) as their default service in the event they are unable to obtain a reasonably priced supply contract from a RES. DOE argues that ComEd offers no persuasive policy reasons for its failure to offer these customers a fixed-price POLR product, but rather simply states that it has no obligation to do so and it chooses not to do so.
     DOE argues that its proposal for fixed price POLR service would allow dollar-for-dollar recovery for ComEd of all supply-related costs, comparable to what the Company itself has proposed. DOE further argues that its proposal requires any such procurement be conducted separately as either an RFP or declining clock auction with large customer service as a separate product. The large customers will be responsible for all costs of providing the POLR supply.
     DOE argues that such a service offering is needed as a safety net in those instances when the customer cannot secure a fixed-price RES contract on reasonable

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terms. The hourly priced POLR imposes unacceptable risks, operational problems and administrative costs on retail customers, particularly governmental customers that must adhere to budgets.
     DOE states that ComEd has provided no policy reason why a fixed-priced, product should not be offered to these large customers, but rather has simply stated that it doesn’t have to and so it will not. DOE notes that all the parties representing the affected customers believe the provision of such a product would provide a public service. Further, it has also been demonstrated that the provision of such a public service would have no adverse impact on any other party to this proceeding as ComEd would be fully compensated for all costs incurred in procuring the power and providing the bundled fixed-price service to those customers.
     DOE further argues that the provision of either a one-year or a quarterly fixed-price POLR service would not adversely affect retail electricity suppliers nor slow the development of the competitive retail market. Because of the significant load uncertainty that a wholesale supplier will face when bidding for the supply under a fixed-price POLR service for above 3MW customers, those suppliers will include a significant risk premium in the price.
     DOE notes that for whatever reason, there is no guarantee that all customers above 3 MW will always be able to secure long-term hedged contracts with retail suppliers. A one-year or, at least, a quarterly fixed-price POLR product will provide a safety net to these customers who, otherwise, would be forced onto the hourly market where their power costs will be determined by the unstable hour-to-hour PJM locational marginal prices. That is a situation that causes great concern among most large customers and on the part of Federal Executive Agency customers in particular. DOE continues stating that there is a vital need for some sort of utility “safety net” service in a form other than hourly-priced service.
               d. CES’ Position
     CES notes that service for the over 3MW customer group has been declared competitive. CES maintains that several of the parties effectively seek to rescind that declaration, such as by requiring ComEd to provide POLR service in the form of a fixed price product. CES opposes such proposals.
               e. IIEC’s Position
     IIEC does not believe that having only an hourly energy price option will be a sufficient utility default option for any customer group, including customers 3 MW and greater. That single, price-volatile, option does not allow customers to enjoy the full benefits of the available competitive markets.

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     IIEC states that there has been little overall change in the number of customers 3 MW and larger who are taking RES supply and that this demonstrates a stagnation in movement from bundled rates to third party supply.
     IIEC argues that the existence of the competitive declaration (by operation of law) should not be determinative of whether or not a fixed-price product should be offered to customers in any event. In this case, ComEd has not even acknowledged an obligation to offer the hourly service which it proposes to offer. IIEC asserts that customers generally, and 3 MW and larger customers specifically, have not found hourly priced service useful or economic for their electric supply needs.
     The one-year product is not a bundled service, but a supply option that would be used with unbundled delivery service.
     IIEC asserts that the Commission should as a condition of the auction direct ComEd to provide an annual fixed-price option to customers pursuant to an annual auction. If the Commission believes it is prohibited legally from doing so because ComEd’s petition to declare Rate 6L service competitive was allowed to take effect by operation of law, the Commission should immediately reopen Docket No. 02-0479 for the purpose of ruling on (and explicitly denying), the petition for competitive declaration so that it is not a barrier to all customers obtaining the full benefit of the competitive wholesale market as intended by the General Assembly.
     IIEC states that a fixed-price product is needed for customers 3 MW and over. Access to the wholesale supply market via the ComEd auction is necessary to provide customers the full benefit of a competitive market because of the current state of the retail market.
     IIEC notes that ComEd’s rationale for opposing the provision of the fixed annual price service to customers 3 MW and larger is that “ComEd has no obligation to provide such service to these customers and does not choose to offer it.” IIEC further notes that ComEd suggests that offering a fixed price product to 3 MW and over customers would retard the development of a competitive market.
     IIEC states that offering this service would not harm ComEd and it would not harm other customers, since under IIEC’s proposal, the 3 MW and above segment would be separated from the remaining customer load. Finally, it would not harm development of the competitive retail market.
     IIEC agrees that providing customers with a fixed price product set at a market level will allow customers to evaluate competitive offers from retail electric suppliers and encourage efficient decisions and thus promote efficient retail competition. IIEC’s proposal to have ComEd offer a fixed price service to 3 MW and over customers will accomplish this same purpose.

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     IIEC argues that ComEd should provide or be compelled to provide this product offering as a condition of the auction. The offering of the product will not impair the development of an efficiently competitive market.
     IIEC asserts that a separate auction or auction segment be conducted. First, a separate auction or auction segment would promote uniformity between the ComEd and Ameren products. Second, a separate auction or auction segment would recognize the fact that the load characteristics of the customers in the 3 MW and larger range may be significantly different from the customers in the 1-3 MW range (as originally proposed by ComEd) or the expanded 400 kW to 3 MW range. Third, for suppliers associated with the 3 MW and larger customer group, there may be load risk (the risk the actual load will vary from the projections used for the auction).
     IIEC argues that this separate solicitation for the 3 MW and larger customer loads could be done in an auction form at the same time as the other CPP auction segments, although a properly designed RFP could also work. Accordingly, the Commission should approve a separate solicitation for the 3 MW and larger customers as recommended by IIEC.
     IIEC also recommends that a solicitation for a multi-year product should be considered in addition to the one-year product for customers subject to the CPP-A (annual) auction. Large customers, such as IIEC members, have a desire for a multi-year product, which will not be available under a strictly annual approach. IIEC notes that ComEd proposes to offer to smaller customers a blended product, which moderates price volatility by replacing only a portion of the supply each year so customers will not feel the full year-to-year movement due to the product blending.
     IIEC recommends the same general procedures be used for a multi-year product as are used for a one-year fixed product; that is, the product would be bid each year based on load that has prequalified for service. Customers would then have a limited enrollment period once prices are known and must commit to the full multi-year term.
     IIEC also notes that this product is comparable to the primary product produced by the ComEd auction process. IIEC recognizes that a multi-year product, while important in the initial period, may not need to be permanent in nature. Over time, it may become clear that the multi-year product is relatively unattractive to customers compared to third-party supply and as such, they may not elect to even prequalify for the product. If no customer has elected to prequalify or take the product for a number of auction cycles, such as three, it may be appropriate to discontinue the multi-year product offering.
     IIEC has proposed a method to mitigate this load risk by enhancing the certainty associated with the load profile of these customers in aggregate. IIEC proposes to do this by requiring customers in this group to “prequalify” their load for the auction.

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     The IIEC approach would prevent customers, precluded from electing the fixed-price service for any reason, or otherwise not interested in being a part of the auction, from exacerbating the load risk to the detriment of other customers in the class. IIEC asserts that the suppliers will not have to worry with load they know in advance they will not need to serve.
     IIEC further outlines its proposal as follows: this prequalification would not be a commitment to take the ultimate fixed-price offer, as the pricing will not be known at that point, but will be an affirmative indication of eligibility; if a customer does not prequalify its load, ComEd will not need to include that load in the customer group for the fixed-price auction.
               f. Commission Conclusion
     ComEd has proposed to exclude customers with over 3 MW of demand from the CPP-A auction and to provide hourly market service to those customers. IIEC and DOE have proposed to instead include such customers in the CPP-A auction. However, IIEC and DOE have not shown that ComEd is required to provide such a product to those customers. It appears that because the over 3 MW customer class has been declared competitive, the Commission cannot require ComEd to provide such service. ComEd has presented evidence that customers over 3 MW should be excluded from the CPP-A auction and offered service under the hourly market. The Commission adopts ComEd’s proposal to offer hourly service to customers having over 3 MW of demand.
          4. Demand Charge Component for ≥ 1MW Customers
     IIEC recommended the isolation of a demand charge component for customers subject to the CPP-A auction. IIEC claims that ComEd’s use of energy-only price will not fully recognize the benefits of load factor in overall customer cost. IIEC proposes that ComEd isolate the capacity component and charge it out on a per kW basis with the remainder of the auction price being charged on an energy basis.
     IIEC did not provide the details of its proposal. No other party submitted testimony supporting IIEC’s proposal. The Commission declines to adopt IIEC’s proposal at this time, in view of the lack of specificity and the absence of support from other parties.
     J. Continuation of CPP-H Auction
          1. ComEd’s Position
     ComEd explains that the Illinois Auction design provides for ComEd to acquire supply for its largest customers through the hourly CPP-H auction until the PJM Reliability Pricing Model (“RPM”) or a functionally equivalent model is in place in PJM.

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          2. Staff’s Position
     Staff notes that IIEC recommended the Commission require ComEd to implement and maintain its proposed CPP-H auction until such time as the proposed PJM RPM’s centralized capacity market or the equivalent is in operation and the Commission finds the PJM RPM centralized capacity market or its equivalent is a reasonable approach for acquiring capacity for hourly pricing customers in Illinois. Staff further notes that ComEd responded that the Company would maintain the CPP-H auction until FERC approves the RPM and PJM puts a forward centralized capacity auction into effect.
     Subject to these limitations and clarifications, Staff concurs with IIEC recommendation for ComEd to maintain its CPP-H auction until such time as the proposed PJM RPM centralized capacity market or the equivalent is in operation and the Commission finds the PJM RPM centralized capacity market or its equivalent is a reasonable approach for acquiring capacity for hourly pricing customers in Illinois. Staff recommends that the Commission accept IIEC’s recommendation subject to the limitations and clarifications that proffered during cross-examination.
          3. IIEC’s Position
     IIEC asserts that at this time, it is not clear what changes the FERC may make in the PJM RPM proposal. Therefore, it is impossible for the ICC to determine whether the procurement of capacity for hourly pricing customers through a centralized capacity market is a lower cost approach than conducting ComEd’s proposed CPP-H auction. The Commission should require ComEd to implement and maintain its proposed CPP-H auction until such time as the proposed PJM RPM centralized capacity market is operational and ComEd demonstrates to the ICC that procurement through the centralized capacity market approach is a just and reasonable approach for acquiring the capacity necessary to serve hourly pricing customers.
     If the PJM RPM is approved by the FERC in some form, under the filed rate doctrine ComEd will have to conform to the requirements of the final PJM RPM requirements. However, if the final PJM RPM provides more than one way to meet the PJM RPM requirements, ComEd will have a choice in regard to how to meet the PJM RPM requirements for serving its hourly pricing customers. Under the Pike County exception to the filed rate doctrine, the ICC has the authority to review the prudence of ComEd’s choices.
     IIEC argues that in the Pennsylvania Power Company case, the court found the utility’s decision to enter into the sale and buy back agreement with another utility, though approved by the FERC, was completely voluntary. Therefore, the court affirmed the public utility commission’s finding that the agreement to purchase the quantity of power at the FERC approved rate was unreasonably excessive when lower cost power was readily available elsewhere.

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     IIEC further argues that the Illinois Supreme Court has acknowledged the doctrine of federal preemption known as the filed rate doctrine, would not bar a consideration of the prudence of a utility in its supply acquisition decision in appropriate circumstances; a State regulatory agency could find that purchase of a particular quantity of power from a particular source was unreasonable if lower cost power was available elsewhere, even if the cost of the purchased power had been approved by FERC and therefore deemed reasonable. (General Motors Corporation v. Illinois Com. Comm’n., 143 Ill 2d 407, 574 NE 2d 650, 658 (1991)).
     IIEC asserts that the Commission is empowered to consider the prudence of ComEd’s supply decisions in regard to its acquisition of capacity for the hourly product. There is no way for the ICC at this time to know the final form of the PJM RPM. Therefore, ComEd should not be permitted to deviate from the proposed CPP-H auction for hourly pricing customers until such time the PJM RPM is operational and ComEd has made a showing that its proposed deviation from the CPP-H auction is prudent to the extent other capacity supply options or approaches are available.
          4. Commission Conclusion
     ComEd indicates that it would continue to conduct the CPP-H auction until the PJM RPM or a functionally equivalent model is in place in PJM. RPM had been filed with and approved by the FERC, and the PJM forward centralized capacity auction was in effect. The Commission finds IIEC’s suggestion that the Commission make a finding of reasonability regarding the RPM capacity market or its equivalent to be appropriate. Thus, the Commission adopts IIEC’s request for an additional requirement of Commission approval of the RPM capacity market or its equivalent at this time.
     K. Contingencies
          1. Volume Reduction
               a. ComEd’s Position
     ComEd notes that as discussed in Section V B(6), the Illinois Auction design provides for volume reductions by the Auction Manager in the event that interest in the auction by suppliers is not as high as expected. ComEd states that in this contingency, volume reductions serve as a safety net to ensure that prices resulting from the auction are competitive. ComEd further states that the Auction Manager will make an assessment of the competitiveness in the auction at the indicative offer stage, and in the first round of the auction — if the assessment indicates that the level of interest from suppliers is not sufficient to provide assurances of a competitive result, the Auction Manager can cut back the volume to be procured. ComEd believes that “the volume cutback means that a larger number of tranches bid will be chasing a smaller number of tranches of available load, ensuring a more competitive bidding environment.” ComEd has proposed a contingency plan whereby in the event of a volume reduction any shortfall would be purchased at spot. This will ensure that the auction is the only

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opportunity to sell price-risk management services to ComEd and will encourage maximum participation in the auction.
               b. Staff’s Position
     Staff states that it does not oppose this contingency proposal, and agrees with ComEd that, in a volume cutback scenario, purchasing power from the PJM spot market would be preferable to the other alternatives. Staff suggests that this contingency be clarified so that in the event that the Commission rejects the results of an auction, all of the tranches originally to be procured through the rejected auction — including any tranches not auctioned due to volume reductions - should be handled pursuant to the “rejection” contingency provisions. Staff believes that if this were not the case, the portion of ComEd’s load requirements separated from the auction due to the volume reductions would be purchased using the supply options described in ComEd’s “undersubscription” contingency plans, while the rest would be subject to the rejection contingency provisions.
               c. Commission Conclusion
     The evidence shows that the proposed volume reduction contingency and the plan to purchase any shortfall from the volume reduction at spot is reasonable and necessary. Accordingly, the Commission approves this contingency, with the clarification that in the event the Commission rejects the results of an auction, all of the tranches originally to be procured through the rejected auction will be handled pursuant to the rejection contingency provisions.
          2. Supplier Default
               a. ComEd’s Position
     ComEd notes that In the event that a supplier selected through the auction process defaults, the process provides for replacement power to be procured in one of three ways — through the PJM markets, through an RFP-type solicitation process, or through another auction. ComEd states that the method used would depend on the length of the remaining term of the affected contract and the percentage of ComEd’s total retail load involved.
               b. Staff’s Position
     Staff has no objection to the various plans for this contingency.
               c. Commission Conclusion
     The evidence shows that this contingency, including its three plans, is reasonable and necessary. The Commission therefore approves it.

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          3. ICC Rejection
               a. ComEd’s Position
     ComEd notes that in the event that the Commission rejects the auction results, acquisition of supply from the prevailing bidders would not proceed. ComEd further notes that a process involving Staff, the Auction Manager, and ComEd would be initiated promptly to determine whether the reasons for the rejection could be remedied by conducting another auction. ComEd states that if another auction could not be conducted, a one-year interim procurement plan would be put in place until the next annual auction with the approval of the Commission. ComEd states that any requirements needed to meet customer needs prior to the time that an interim plan could be implemented would be procured through PJM administered markets.
               b. Staff’s Position
     Staff found ComEd’s proposal for addressing a Commission rejection of auction results to be acceptable.
               c. Commission Conclusion
     The record shows that this multi-pronged proposal is reasonable and necessary. Accordingly, the Commission approves it. Parties positions on the disputed issue of post-transaction prudency reviews of contingency purchases are addressed elsewhere in this order.
     L. Regulatory Oversight and Review
          1. Nature and Timing of Prudency Reviews, including Contingency Purchases
               a. ComEd’s Position
     With respect to the proposed auction process, ComEd argues, the time to determine prudence is now, before the process has been implemented. The decisions about the overall approach and the details of its execution should be considered in advance, when changes can be made to reflect the Commission’s judgment about how best to proceed. ComEd asserts that this proceeding offers the ideal opportunity for the Commission to accomplish precisely what prudence review is intended to provide — a review of the decision that Illinois utilities are making about procurement of supply for customers based on the facts that are available at the very time the decision must be made.
     ComEd argues that the Commission has explained the nature and scope of its prudence review, stating that “the term ‘prudent’ is defined as exercising good judgment

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or common sense,” and adopting the following standard for making prudence determinations in Docket 84-0395:
Prudence is that standard of care which a reasonable person would be expected to exercise under the same circumstances encountered by utility management at the time decisions had to be made. In determining whether a judgment was prudently made, only those facts available at the time judgment was exercised can be considered. Hindsight review is impermissible.
Imprudence cannot be sustained by substituting one’s judgment for that of another. The prudence standard recognizes that reasonable persons can have honest differences of opinion without one or the other necessarily being “imprudent.”
     ComEd argues that a review of the prudence of the auction process should not take place after the auction has occurred, for several reasons. First, hindsight review is impermissible in a prudence review; any new facts that became available at that time would not be appropriate for consideration. Second, the utility does not make any decisions during the course of the auction that would subject it to review of the prudence of the auction process. Third, it would be too late to implement any recommendations that the Commission concluded were meritorious. Finally, it is essential from a commercial point of view to limit the post-auction review period to two days.
     ComEd further argues that the record contains exhaustive reviews by other parties of ComEd’s proposal, together with revisions to the proposal adopted by ComEd in response to suggestions that have been made. It has the opportunity to consider each of the issues raised in this proceeding concerning the process, as described in this brief, and to resolve any remaining disagreements about the best approach to be followed. ComEd asserts that is the path the Commission should take, and ComEd submits that it should determine that the Illinois Auction is a prudent and reasonable method to acquire supply to serve customers needs.
     ComEd notes that witnesses for the few parties opposing the Illinois Auction have essentially conceded in testimony that the use of a vertical tranche auction to acquire supply for customers in the wholesale market is not inherently imprudent.
     ComEd states that opposing witness agreed that if ComEd procured power for its customers using a competitive procurement process that the Commission determined was prudent and did not result in any costs that were not entitled to be recovered under traditional ratemaking, ComEd would be entitled to recover the resulting costs in its rates.
     ComEd asks the Commission to review the detailed record describing the Illinois Auction process and procedures and should determine that the process is a prudent

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and reasonable means to acquire supply for customers. After reaching that determination, the Commission should approve ComEd’s tariffs providing for the costs of the procurement to be recovered from customers.
     ComEd notes that in the event that replacement power must be procured as a result of a supplier’s default, ComEd will file a detailed report with the Commission concerning the default and the actions that ComEd took to replace the power lost as a result of the default. In the event that ComEd’s actions caused the supplier to default, those actions would be subject to a prudence review and a determination whether any additional costs resulted from ComEd’s decisions.
     ComEd further notes that if the Commission rejects the auction results and an interim supply plan has to be implemented with Commission approval, the entire plan would be subject to review by the Commission for prudence prior to its implementation.
     ComEd states that it and Staff have reached a stipulation addressing the Commission’s oversight of purchases of replacement or additional power due to ComEd’s implementation of a contingency plan, as is discussed elsewhere. ComEd further asserts that the stipulation, if adopted, resolves all issues that have been raised by the Staff on this subject. It provides for Commission review when review is appropriate and permissible under the Pike County exception to FERC’s exclusive jurisdiction over wholesale power transactions.
               b. Staff’s Position
     Staff observes that as of the close of the hearings, ComEd and Staff were in agreement that ComEd’s request for a prudence determination with respect to the contingency scenarios exempted or excluded certain aspects or types of issues under those scenarios.
     Staff notes that ComEd clarified that — with respect to the contingency scenarios — it is not seeking a prudence determination where it will be taking future discretionary action, which may or may not be prudent under applicable legal standards that could cause the need for such purchases or impact the net amount to be charged to ratepayers for such purchases. With this understanding and limitation, Staff supports the Company’s request for a prudence determination for the alternative procurement methods outlined in its contingency scenarios.
     With respect to the potential contingency purchases at issue here, there are three general aspects to a prudence determination. The first area of inquiry is whether the proposed purchases themselves will result in prudently incurred reasonable costs. In other words, the first issue is whether the prices to be paid pursuant to the contingency procurement methods should be pre-approved as just and reasonable. Staff concurs with the Company’s request that the Commission find that the contingency purchases to be made through the PJM spot market, through a new auction or through an RFP process, will result in prudently incurred reasonable costs for such supply.

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     Although Staff supports a prudence finding for the prices to be paid through these procurement methods, there is one limitation that should be made clear. As discussed above, ComEd’s contingency plan, in the event the Commission rejects the results of an auction, is to develop a new supply plan to be brought to the Commission for approval. Obviously, it would be premature to pre-approve the prudence of supply plans that have not been developed, including the prices that would result from such unspecified plans, and ComEd agrees that it is not seeking a prudence determination for that scenario in this proceeding.
     A prudence inquiry for contingency purchases does not end with an examination of price considerations. The second area of prudence inquiry is an analysis of the reasons for the purchase. It is well established in Illinois jurisprudence that “the prudency standard [is applied] not only to the actual purchase amounts but [also] to the reasons for those purchases . . . .” (United Cities Gas Company v. Illinois Commerce Comm’n, 163 Ill. 2d 1, 17-18 (1994)) In other words, if a utility’s imprudent acts or omissions cause certain costs to be incurred (i.e., the reasons for the purchase), then those costs are not prudent notwithstanding the prudence of the price paid or quantity purchased since the utility would not have incurred those particular costs if its acts or omissions causing the need for the purchase had been prudent.
     As is obvious from the “contingency purchases” description, the present analysis focuses on how the Company will procure power in the event that certain future events develop and prevent it from procuring power and energy through the SFCs resulting from annual auctions. Since those facts will occur in the future, a full prudency determination cannot be made here, and the Commission must retain the right to review the Company’s prudence in light of the facts that do develop.
     The third area of prudence inquiry with respect to the potential contingency purchases at issue here is whether the Company has acted prudently with respect to the credit requirements. Again, certain facts with respect to the Company’s management of its credit requirements will not be known until they occur in the future, and the Commission must maintain the ability to review those facts when they occur.
     Thus, while Staff supports ComEd’s contingency procurement proposals, Staff has concerns that the Company’s decisions or practices could lead to the need for additional or replacement power purchases. As discussed in Section VII.B.5 of Staff’s brief, Staff and ComEd have stipulated to an agreement addressing Commission oversight of ComEd’s purchases of replacement or additional power due to ComEd’s implementation of a contingency plan. Under this stipulation, the Commission could determine whether the purchases were required because of an act or omission by ComEd, whether the act or omission was imprudent, and, if so, whether the amount charged was unreasonable.
     Staff fails to see how ComEd’s request for an upfront review rather than an after-the-fact review avoids regulatory review. ComEd’s proposal fully articulates the criteria

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and method by which ComEd will enter into contracts for wholesale power and energy to serve its retail customers. ComEd’s proposal deprives neither parties nor the Commission of an opportunity to assess ComEd’s decisions.
               c. AG’s Position
     The AG argues that in asking the Commission to approve a “process” for obtaining market based rates, ComEd is attempting to avoid the responsibility to charge consumers rates that can pass regulatory review to insure they are fair, just and reasonable.
     The AG further argues that the Commission must assess actual rates, whether they are presented in a rate case under Part 285 (83 Ill. Adm. Code Part 285) and set prospectively, or presented in the context of a retrospective review under section 9-220 of the PUA and subject to refund. (220 ILCS 5/9-220, 83 Ill. Adm. Code 425) The AG asserts that the PUA does not authorize the pre-approval of blank rates under the guise of approving a process.
     The AG continues arguing that the law requires that the rates consumers will actually pay be included in tariff sheets on file with the Commission, so that the public can tell what rates the utility is authorized to charge. (220 ILCS 5/9-103) Tariffs that do not contain the information necessary to enable the Commission to review the rates and to protect consumers are unlawful. (Citizens Utility Board v. Illinois Commerce Commission, 275 Ill.App.3d 329 (1st Dist 1995) (as modified on rehearing))
     The AG asserts that ComEd’s Rider CPP fails to specify the rates to be paid by consumers, and like Rate CS, “merely grants Edison the prospective right to set rates in the future.” In this docket ComEd proposes an unknown, future rate based on a process that has been used in only one state. This request for authorization to set an unknown rate violates sections 9-102 and 9-201 of the Public Utilities Act and is unlawful under Citizens Utility Board v. Illinois Commerce Commission, supra.
     The AG argues that ComEd’s proposal to restrict Commission review of replacement power purchases leaves consumers with no protection when electricity is purchased outside the auction.
     The AG argues that the PUA requires that the Commission review the rates ComEd charges consumers either as part of a rate case under section 9-201, or as part of an annual reconciliation docket examining the prudence of a “uniform fuel adjustment clause” charge.
     The AG further argues that should the Commission adopt ComEd’s auction proposal, (which the AG opposes), this language should be included to protect consumers when electricity is obtained outside the auction.

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     According to the AG, the stipulation between ComEd and Staff does not protect consumers’ interest in affordable service, and would leave substantial supply decisions unreviewed. It contradicts Staff’s testimony and should be rejected in favor of his rebuttal recommendation.
     The AG objects to the stipulation on the grounds that it purports to limit Commission review of non-auction purchases to whether the need for the purchases was imprudent. Only if the action giving rise to the purchase is found imprudent could the Commission review the rates consumers will be required to pay. Under the PUA, consumers are entitled to fair, just and reasonable, rates, regardless of the reasons giving rise to the need to obtain service outside the auction.
     The AG objects that the methods provided to obtain replacement supply are not so precise or limited that all discretion and judgment are eliminated. For example, ComEd is to procure under-subscribed power from “PJM-administered markets.” PJM-administered markets include real-time and day-ahead markets as well as a larger market of transactions, such as for bilateral contracts, with various types of products.
     The AG asserts that the law prohibits a utility from imposing charges on consumers that have not been filed and subject to regulatory review. (Citizens Utility Board v. Illinois Commerce Commission, 275 Ill.App.3d 329 (1st Dist. 1995) (Rate CS)) Should ComEd choose to reinstitute its UFAC, subsequent review of all purchases, including those from an auction, will be required. If the Commission were to limit its review of the rates resulting from ComEd’s proposed auction, subsequent review of non-auction purchases must be retained to provide the protection the law requires.
     The AG asserts that the Commission should refuse to provide the pre-approval the Company seeks, and require the Company to use its best efforts, given the circumstances existing at the time replacement electricity is needed, to obtain the least-cost supply for consumers. A subsequent, annual review of such purchases is necessary, as required by Section 9-220 of the PUA, to protect consumers and ensure that the utility acts reasonably. The AG further asserts that the Commission must require the utility to use its best efforts to obtain least-cost electricity for consumers regardless of the reason for needing replacement supply. The Commission should reject the company’s invitation to insulate it from accountability for the costs it will pass on to consumers.
     The AG argues that the law allows an alternative procedure for setting utility rates. Under Section 9-220, the cost of purchased power can be passed through to consumers on a monthly basis, and reconciled annually to insure that the correct amounts were charged. The annual reconciliation provides the Commission and the public with the opportunity to ensure that the utility acted prudently on behalf of its customers in incurring the costs that were passed on in rates. This process protects consumers by allowing the review of purchasing decisions to make sure that they were reasonable and prudent under the circumstances.

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               d. CUB’s Position
     CUB asserts that the auction proposals eliminate the ICC’s obligation to perform an after-the-fact prudence review of the resulting auction prices. The proposals further eliminate the ICC’s obligation to determine whether the rates are in fact just and reasonable. CUB argues that this removes the only meaningful protections for consumers and subjects them to the substantial risk of paying unreasonable and unjust rates, all of which is contrary to the Act.
     CUB believes that ComEd does not share any risk that customers are not receiving “fair market pricing” since it’s proposing that its cost of power be passed on to customers dollar for dollar. Because of the lack of comparably priced market products, only an after-the-fact, traditional ratemaking prudence review will detect whether the customer rates resulting from the auction prices are just and reasonable. Such a prudence review is what ComEd wants to avoid.
     CUB asserts that the ICC should not abdicate its responsibility to perform an after-the-fact prudence review based on mere conjecture, disputed auction methods and ComEd’s distaste for prudence reviews. CUB believes that customers should not lose their only true protection against paying unjust and unreasonable prices, a risk that the customers only bear because ComEd intends to recover every dollar it pays for the power from its customers.
     CUB argues that an after the fact prudence review of ComEd’s conduct is mandatory even if the auction is approved in other respects.
               e. CCG’s Position
     CCG argues that parties who are suggestion a review at the end of the auction are missing the point. CCG asserts that this proceeding is the vehicle within which to address prudence and it will establish the process by which ComEd and all parties can be assured, in advance, that the procurement practices are prudent. It is a contested case with notice and opportunity to be heard. CCG notes that if the Commission approves the tariffs in the instant proceeding, it would be approving the rules and the procedures under which ComEd will procure power and energy at the wholesale market and would also approve the cost recovery to ComEd for those purchases.
     CCG cites Illinois Commerce Commission vs. Illinois Power Company, Docket No. 01-0701 (Order entered Feb. 19, 2004), wherein the Commission stated that “the Commission has previously defined prudence as the standard of care which a reasonable person would be expected to exercise under the same circumstances by utility management at the time decisions had to be made.”
     CCG states that courts have also upheld the Commission’s view of prudence. In Illinois Commerce Commission vs. Illinois Power Company, 245 Ill. App. 3d 367 (3d Dist. 1993), the Court stated, “In determining whether a judgment was prudently made,

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only those facts available at the time judgment was exercised can be considered. Hindsight review is impermissible.” (Id. at 371, quoting ICC Docket No. 88-0142 at 25-26 (Order entered Feb. 5, 1992))
     According to CCG, prudence is the evaluation of circumstances surrounding the judgment of a utility to make purchases at the time that the decision is made. The circumstances here would be the Commission-approved mechanism and governing rules for the purchase of power and energy by ComEd. The approved mechanism and rules would, therefore, be prudent and reasonable.
     In order to eliminate the possibility of ambiguity as to the scope of the Commission’s review at the conclusion of the auction, CCG urges the Commission to define the scope of its post-auction review as outlined above in its Order and to direct ComEd to modify its tariffs accordingly.
          2. Accounting Reconciliation2
               a. Staff’s Position
     In Section VII.B.9.c of its brief, Staff addresses its recommendation for annual docketed accounting reconciliation proceedings to reconcile the cost of full requirements electric supply purchased under Rider CPP with such revenues recorded. Staff also recommends that other pass-through costs billed under Rider PPO-MVM and Rider TS-CPP be reconciled with revenues recorded in annual docketed proceedings.
     Staff states that ComEd’s objection to an annual public hearing is inconsistent with the Procurement Working Group’s first recommendation that a utility’s procurement process be highly transparent. Staff believes the goal of transparency should be extended to annual proceedings to reconcile ComEd’s cost to provide full requirements electric supply under Rider CPP with recoveries.
     Staff states that in the companion procurement dockets for the Ameren Companies, and specifically with respect to Staff’s proposal to establish Annual Reconciliation cases, Ameren agreed that Staff’s proposed Annual Reconciliation process seems reasonable with the focus being the accuracy of accounting and to make sure that the MVAF reflects actual costs and the reconciliation of revenues with the actual costs. Staff also argues that ComEd did not provide any studies or documentation to support its belief that its customers would be best served without an annual docketed proceeding to determine whether they were over charged or not.
     Staff contends that it is not unusual for Staff and the utility company to be the only parties in annual FAC and PGA reconciliations. Staff also argues that the existence of annual docket reconciliations could have a positive impact on the accuracy of ComEd’s calculations. Staff asserts that if one knows his work product is going to be reviewed then, one is more apt to take care that it is correct and the same applies to

[2]	The accounting reconciliation discussion is placed in this section due to the inter-relationship of issues.

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ComEd’s process to issue bills and record revenues under the competitive procurement process. In Staff’s view, ComEd’s customers have a right to know that they are being charged the correct rates and that ComEd should be required to demonstrate the correctness of those rates in annual docket reconciliation proceedings.
     According to Staff, annual docketed reconciliation proceedings would be the most efficient means for determining expenses and revenues from the competitive procurement process. Staff states that ComEd’s own accounting and reporting does not readily identify Rider CPP costs and Revenues.
     Staff asserts that neither ComEd Exhibit 13.2 Revised, nor Form 21, ComEd’s annual report to the Commission, provides the needed information for determining Rider CPP revenues and expenses because the format and content of the report has not been determined. Staff contends that revenues billed to customers in the aggregate do not provide revenues by class; nor does it provide revenues from the full requirements customers or from those taking transmission services. Total revenues does not provide the appropriate breakdown between Rider CPP revenues that are intended to recover auction costs and base rate revenues which are intended to recover all other operating costs. Thus, in Staff’s view, the information provided by account in ComEd’s annual report will not provide the detail because of the potential to commingle Rider CPP revenues with base rate revenues in a single revenue account.
     Staff recommends that the Commission order ComEd to modify its pass through cost riders including Rider CPP, Rider PPO-MVM and Rider TS-CPP to provide for annual docketed reconciliation proceedings. Staff does not believe such a requirement will be overly burdensome to ComEd.
               b. ComEd’s Position
     ComEd recommends that the Commission reject Staff’s revised proposal for annual docketed accounting reconciliation proceedings under Rider CPP, Rider PPO-MVM, and Rider TS-CPP.
     ComEd states that if Staff, another interested party, or the Commission itself were to identify a valid basis for conducting a formal proceeding to investigate the reconciliation of costs and recoveries, and of whether the correct costs were included when calculating Supply Charges or AAFs, then Rider CPP would permit the Commission to do so, as reflected in Staff’s and ComEd’s final revised proposal regarding review of Supply Charges and AAFs.
     ComEd does not believe, however, that any valid basis has been shown for conducting annual docketed reconciliation proceedings. According to ComEd, the evidence instead shows that such automatic proceedings are not warranted and would impose unnecessary burdens on stakeholders, ComEd, Staff, and the Commission.

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     ComEd also complains that Staff’s proposed expansion of its proposal to Rider PPO-MVM and Rider TS-CPP does not make sense. According to ComEd, all of the costs that Staff proposes to reconcile in Rider PPO-MVM are costs calculated in determining the Supply Charges in Rider CPP that are incorporated in Rider PPO-MVM. ComEd claims Staff’s proposal is unwarranted as to the proven approach adopted in Rider TS-CPP.
     ComEd says the only contested issue here, as to Rider CPP and Rider PPO MVM, is whether, as ComEd proposes, the Commission should initiate reconciliation proceedings when needed, with that need determined by the Commission; or, as Staff proposes, the Commission should automatically initiate annual docketed reconciliation proceedings.
     ComEd claims it is willing to work with Staff to make sure Staff gets the information it needs. ComEd contends that Staff cites no law or evidence that ComEd could, much less would, thwart any Staff request for appropriate information. Additionally, ComEd claims Staff cites no law or evidence for the notion that, if ComEd did so, that Staff could not at any point in the six months file a report with the Commission, document the problem, and on that and/or any other appropriate basis ask the Commission to initiate an investigation. ComEd states that Staff, in rebuttal testimony, had the opportunity, but did not respond to ComEd’s proposal for a Staff report.
     ComEd states that with regard to Ameren’s agreement to automatic annual docketed reconciliation proceedings in ICC Docket No. 05-0160, et al. Staff does not discuss, much less provide evidence, regarding whether Ameren proposed or agreed to all of the other items that ComEd proposed and accepted in this proceeding. In any event, ComEd says Staff’s citation is not evidence that such proceedings make sense given the facts here.
     According to ComEd, Staff’s contends that the absence of intervenor objection to ComEd’s proposal, and the absence of intervenor support for Staff’s proposal, does not mean that Staff’s proposal should be rejected. ComEd claims the silence speaks for itself. That is, intervenors have expressed no objection to ComEd’s proposal and no support for Staff’s proposal).
     ComEd complains that Staff cites no evidence for the assertion that facing automatic annual docketed reconciliation proceedings could have a positive impact on the accuracy of ComEd’s calculations. ComEd says it has every intention and reason to accurately calculate the Supply Charges and AAFs.
     ComEd takes issue with Staff’s proposition that it somehow is efficient to have automatic annual docketed reconciliation proceedings. ComEd argues that with all of the reports and other information that will be available to Staff, and with Staff having the ability to obtain the additional appropriate information it needs, it is not reasonable to reject an approach in which an investigation would be initiated only if there actually

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appears to be a reason to conduct one. ComEd says Staff’s complaint here, that the format and content of the annual reports has not been finalized and that the reports will or might be inadequate, has no basis.
     It is ComEd’s position that Staff’s proposal for automatic annual docketed reconciliation proceedings lacks merit as to Rider CPP, Rider PPO-MVM, and Rider TS-CPP, and should not be approved. (ComEd brief at 163, reply brief at 133)
               c. AG’s Position
     The AG addresses Staff’s recommendation for annual docketed accounting reconciliation proceedings showing the costs and revenues collected pursuant to the variable rider.
     According to the AG, ComEd’s proposal includes a variable pass-through of generation costs as well as an “accuracy assurance factor” to insure that changes in demand do not affect its collection of generation costs. If ComEd’s proposed auction process is allowed, the annual amounts collected from ratepayers are accurately accounted for.
          3. Three-day Post-Auction Commission Review of Results
               a. ComEd’s Position
     Under ComEd’s proposal, as in New Jersey, the Commission will conduct an immediate review of the auction and will determine whether to accept the results or commence an investigation.
     While ComEd understands the position of parties opposed to the immediate review, it continues to believe that the Commission should not be constrained by a prescriptive standard. ComEd’s tariffs provide an appropriate period for action and the scope of the Commission’s consideration should be governed by the facts and the law, not by pre-approved language that requires the Commission to anticipate and define how it will proceed.
               b. Staff’s Position
     The Staff recommends that the Commission reject CCG’s and MSCG’s arguments. Staff never conceded that ComEd’s “rider” needed further direction in terms of the Commission’s options to review the auctions result as MSCG argues in its brief.
     Second, there would be a significant disadvantage to accepting CCG’s and MSCG’s general position that the Commission should limit its scope of review so that it is more defined. Staff states that there are also pre-auction activities as well as external events that also should be examined to gauge whether the auction results should be

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accepted or rejected. In order for the Commission to have the flexibility that is necessary to address the unknown, CCG’s and MSCG’s arguments should be rejected.
               c. AG’s Position
     The AG claims that the proposed post-auction review is too rushed and limited to provide customers with sufficient protection against unfair, unjust or unreasonable rates. The AG believes that this is an extraordinarily short time to make such major decisions.
     The AG notes that the three-day review period is made more burdensome and restrictive given the magnitude of the procurement in the first auction and the lack of alternatives being offered by the Company. The failure to provide a more comprehensive and diversified procurement method leaves consumers exposed to unknown risks and uncertainties should the auction results be rejected. The AG asserts that the post-auction review cannot be expected to provide protection for consumers because the risks resulting from rejection are substantial.
     The AG argues that given the fact that the review window is so small, the Commission could not do much other than identify the grossest errors or issues. However, the Commission should not limit the scope of its review or restrict its ability to respond to unforeseen or anomalous circumstances.
     The AG urges the Commission to reject MSCG’s attempt to obtain absolute certainty at the expense of ratepayers. Despite the fact that the review contained in ComEd’s proposal is insufficient to allow a thorough review of either the process or the result, the slight delay in certifying the results of the auction should not be seen as a major obstacle to bidder participation. If it were a major obstacle, the state of the market would not support a competitive auction taking place several months before the delivery of power, and including contracts covering periods from one year to five years. The volatility MSCG’s position implies, where a several-day review period would discourage a bidder from participating, would if true, render the proposed auction an unacceptable process.
               d. CUB’s Position
     CUB notes that the after auction report merely provides a factual summary of the activities and events that occurred during the course of the auction, the resulting prices and the manager’s affirmation that the auction rules apparently were followed. CUB further notes that absent from the report or from any other source is an after-the-fact analysis whether the prices resulting from the auction are fair, reasonable or were prudently incurred by ComEd.
     CUB asserts that the ICC, with no analysis of whether the resulting rates are in fact reasonable, has only three business days from the close of the auction to accept the results. It can reject the results only if there is unambiguous evidence that the auction process was not followed.

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     CUB argues that ComEd’s testimony alone raises serious doubts about the reasonableness of such a procedure. CUB notes that there will be no benchmarks to determine the reasonableness of the auction clearing prices for the given products, because the products being auctioned are a fairly specialized product and not the usual blocks of power traded in the electric market generally. CUB argues that the absence of comparably priced products in the market leaves it virtually impossible to determine in real time or immediately thereafter whether the ending auction prices are in fact reasonable.
     In CUB’s view, the proposed process does not satisfy the requirement for an after-the-fact prudency review, as summarized elsewhere in this order.
               e. CCSAO’s Position
     CCSAO argues that no meaningful review to ensure compliance with Illinois law can be done in three days to ensure that rates are just and reasonable. Additionally, three days is insufficient to ensure that all other applicable laws and rules were complied with. CCSAO believes it would be impossible to file a complaint under the Public Utilities Act to challenge an auction results without access to the full range of information the Commission has in its possession.
     Further, according to CCSAO, any review by the Commission in just three days would be very superficial by its nature.
               f. CCG’s Position
     Regarding the post-auction Commission review of results, CCG suggests that the Commission consider adopting a post-auction review similar to the one adopted by the New Jersey BPU. By defining the scope of the post-auction review so that it focuses on ensuring that the Commission’s approved auction process is followed and that no “anomalies were found in the bids or process that would call into question the competitiveness of the bids received,” the potential bidders would have confidence that the auction will result in executed SFCs. According to CCG, this type of certainty would encourage suppliers to participate in the bidding process resulting in benefits to consumers.
     Therefore, CCG continues to urge the Commission to adopt a scope for its post-auction review that is similar to that adopted by the New Jersey Board of Public Utilities. CCG believes that the New Jersey BPU indicated that its review of the auction results focused on the mechanical elements of the auction and on whether there was evidence of collusion, gaming or market anomalies.

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               g. MSCG’s Position
     MSGC argues that the Commission should affirm that it will institute an investigation or otherwise reject and re-run the auction results only if the competitiveness of the auction is believed to have been compromised.
     More specifically, MSCG recommends that ComEd include in all applicable riders, including Rider CPP and CPP-H, and at the beginning of the second paragraph of Sheet No. 269, immediately before the phrase beginning with “In the event that,” the following “clarifying language”: “The ICC will take formal action regarding the auction results as described herein only if the conduct or competitiveness of the Auction or outside events are believed to have compromised the Auction process.”
     Without inclusion of MSCG’s requested clarifying language the Commission’s review could be interpreted incorrectly as open-ended and undefined, thereby introducing prohibitively expensive and unnecessary risk and uncertainty to the pre-bid and bidding processes, to the detriment of Illinois’ consumers. If the Commission reserves a very broad post-auction flexibility for rejecting an auction’s results, bidders and winning suppliers will face uncertainty regarding the auction results. Proposed original sheet Nos. 268 and 269 (Exhibit 7.1) do not yet indicate explicitly that the Post Auction Reports and the Commission’s analysis of whether to investigate the auction results will focus only on whether the competitiveness of the auction has been compromised. ComEd, however, believes the Commission should focus only on such issues.
     MSCG argues that if the Commission’s review criteria is not clarified, bidders face an unsettling risk that an auction run competitively and fairly and resulting in an auction clearing price closing below the auction starting price, may nevertheless be subject to a formal investigation because the resulting price might be deemed “too high” in hindsight based on an internal price benchmark (or formula or index), or other price or non-price related criteria that were not revealed to bidders prior to the auction.
     MSCG further argues that failure to inform bidders prior to the auction regarding how the auction results will be evaluated — and whether some other benchmark might be applied to judge the price results even if a successfully cleared auction is deemed competitive — would create an untenable lack of transparency in the process. MSCG asserts that bidders must have all relevant information set in the auction rules prior to the auction, especially with respect to how the auction results will be judged, so that bidders may rely on that information in their calculations and provide the lowest possible economic bid.
     MSCG further argues that if an investigation is conducted by the Commission even when the auction is deemed competitive and clears under the auction starting price, suppliers also will not have the security of signed SFCs. When formulating bids, suppliers will face not only the risk that the acceptance of bids may be delayed even if the auction was competitive but also an extended risk until the Commission makes its

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decision regarding the bids that were received and cleared below the auction starting price.
     According to MSCG, bidders may include a risk premium to account for the risk present in an open-ended review process, which may result in higher offer prices.
     MSCG argues that the Commission “should require more specific language in the rider and auction rules limiting the acceptable reasons for rejecting auction results only to instances when the competitiveness of the auction is believed to be compromised — for example, through bidder wrongdoing or material auction implementation flaws.”
     MSCG asserts that clarifying the rider language to focus the Commission’s ability to institute an investigation of the auction results also addresses another significant risk. Bidders face risk if they do not have all necessary information to formulate bids, including any price benchmark or formula the Commission might apply internally to judge a competitive, successfully cleared auction.
     MSCG lastly asserts that the primary purpose of the Commission’s review is not to compare the auction clearing prices to some arbitrary “benchmark’ value” but instead to review the various reports to assure that all criteria for a competitive result were met. Thus, according to MSCG, the level of the auction clearing price alone, without a reasonable belief that the competitiveness of the auction has been compromised, cannot be grounds to reject the auction results.
               h. Dynegy’s Position
     Dynegy agrees with the parties who have argued for a relatively short, post-auction review period by the Commission, one that is limited in scope as well as duration. As a prospective bidder in the auction, Dynegy wishes to emphasize that it is essential from a commercial point of view to limit the post-auction review period to two days.
     Dynegy asserts that any delay or uncertainty in the post-action review process will lead to higher auction-clearing prices because Suppliers will include a risk premium to cover the risk inherent in delay and uncertainty. Particularly harmful would be a full-blown review of the prices that obtain from the auction, in the guise of a “prudence” review or otherwise. In such a case, the Commission could well be creating a “vicious feedback loop” that will only drive prices up. On the other hand, by focusing on whether the rules for the auction process were followed and whether any anomalies arose, the Commission will send the proper signal and help ensure that prices that result from the auction do not include unnecessary risk premiums.

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               i. Commission Conclusion
     Previously, in Section III.E., the Commission stated its conclusions regarding prudency reviews. The parties’ positions as summarized here were considered in reaching those conclusions.
     As explained above, Constellation Energy Commodities Group urges the Commission to clarify the scope of the post-auction review so that it focuses on ensuring that the Commission’s approved auction process is followed and that no “anomalies were found in the bids or process that would call into question the competitiveness of the bids received.” That way, CCG reasons, the potential bidders would have confidence that the auction will result in executed SFCs.
     Similarly, Morgan Stanley Capital Group believes the tariffs should provide, “The ICC will take formal action regarding the auction results as described herein only if the conduct or competitiveness of the Auction or outside events are believed to have compromised the Auction process.” Without this clarification, MSCG contends, bidders face risk that may be reflected in higher offer prices.
     ComEd, Staff and the AG disagree with those recommendations. ComEd argues in part that the Commission should not be constrained by the prescriptive standards advanced by CCG and MSCG. In Staff’s view, CCG’s and MSCG’s arguments should be rejected so that the Commission will have the flexibility that is necessary to address the unknown. The AG believes the Commission should not limit its ability to respond to unforeseen or anomalous circumstances.
     Having reviewed the positions of the parties, the Commission concludes that the language proposed by CCG and MSCG should not be adopted. While the review should focus on the issues cited by those parties, the Commission agrees with other parties that the restrictiveness of the language would deprive the Commission of needed flexibility. Furthermore, the brevity of the Commission’s review period, consisting of three working days, should help alleviate the alleged risks, and MSCG offered no prepared testimony to the contrary.
          4. Workshops and Proceedings to Consider the Process
               a. ComEd’s Position
     ComEd proposes that after each auction, a “well-designed” post-auction workshop process will take place, enabling parties to assess the need for improvements and any response to address lessons learned from the process.
     Regarding formal proceedings, the ComEd proposal calls for a formal proceeding to be conducted once every three years to review the procurement experiences during a multi-year period, determining whether changes in the process or details of the approach should be considered.

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     ComEd believes that annual proceedings are unnecessary because the ComEd auction proposal already incorporates all of the post-auction review that is “required or desirable.” ComEd notes that the Commission will conduct an immediate review of the auction results; post auction workshops will take place to explore possible improvements to the process; and formal proceedings will be initiated every three years.
     ComEd states that in addition to the specific review proceedings and workshops to consider auction issues, the Commission will retain its powers to initiate whatever investigations or proceedings it sees fit under the provisions of the Public Utilities Act.
     ComEd continues to disagree with the IIEC proposal for annual formal proceedings to consider the process.
               b. Staff’s Position
     Staff has no objection to ComEd’s recommendation to hold informal workshops after the conclusion of the auction, rather than open annual proceedings. The workshops, under ComEd’s proposal, would be sponsored by the Commission, and led by Staff, which should alleviate any concern that any party who wishes to comment on the conduct (and the results) of the auction would not have an opportunity to be heard in an open forum. While Staff understands that any tariff proposals that result from the workshops would likely be initiated by ComEd, rather than intervenors, parties would retain their rights to petition the Commission to open proceedings for the purpose of examining ComEd’s tariffs, or, in fact, for the purpose of evaluating the auction process itself. Moreover, under ComEd’s proposal, such proceedings would automatically be opened by the Commission every three years.
     Staff notes that in addition, parties would be able to petition the Commission to open proceedings to examine the auction process and such proceedings would be automatically opened every three years. In the Ameren Dockets (ICC Docket Nos. 05-0160/05-0161/05-0162 Consolidated), IIEC and Ameren reached an agreement on this issue, which Staff opposed.
               c. AG’s Position
     The AG argues that if the Commission accepts ComEd’s auction proposal, the IIEC initial brief presents a compelling argument for mandating an annual docketed review of the auction. The AG notes that contrary to the Company’s claim that its proposal is “tried and true,” its proposal is new and unique. The AG further notes that it is being proposed to replace and determine the prices for electricity for which Illinois consumers now pay $3.5 billion. The AG recommends that the Commission reserve the right to a regular and a rigorous review of ComEd’s procurement process and not consider this docket an irrevocable commitment to an unproven procurement strategy.

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     The AG avers that in this docket, ComEd and other parties have used the Post-2006 Initiative workshop process to marginalize and discredit parties who oppose the company’s proposal. As IIEC correctly noted, the People of the State of Illinois would be wary of another workshop process where the parties attempt to resolve issues without the structure of a docketed case or a rulemaking and where the proponents of a process or method take the lead in setting the agenda and determining the outcome. The AG argues that the informality of a workshop does not lend itself to the examination of something as crucial to the State as a $3.5 billion purchase of electric supply.
               d. IIEC’s Position
     IIEC argues that the focus of the discussion is the nature of the Commission’s commitment to and evaluation of the auction process. IIEC argues that the Commission should not commit itself and consumers irrevocably to a “barely tested” procurement process and there should be a formal process to review the successes and failures of that process and its various components.
     IIEC submits that “given the novelty of an auction process in Illinois’ unique environment and the determinative ratemaking effect of the auction results requires a formal review process each year.”
     IIEC asserts that a docketed proceeding, held before each auction, would afford opportunities for ratepayer participation like those in other ratemaking proceedings. Each such proceeding would determine whether an auction should be authorized for another annual period; consider all aspects of the pre-approved procurement process, including such fundamental issues as the advisability of continued reliance on an auction, the structure of the auction, and automatic “translation” of auction results; and assure a timely Commission order on changes and continuation of the auction.
     IIEC further asserts that the reasons for the alternative review process proposed by IIEC are basic and well supported in the evidentiary record. First, there is the novelty of the process. IIEC states that while ComEd characterizes the auction proposal as a “proven technique” and “tried and tested process”, there have only been five such auctions for electricity. In addition, the circumstances that prevailed during the auctions in New Jersey, a state in which most of those auctions were held, are not necessarily constant or common to other states. There is no proof of how the process will operate in Illinois’ different environment or in unfavorable market circumstances. IIEC further notes that the New Jersey Board of Public Utilities (“NJBPU”) requires annual proceedings, even after several years’ experience with the auction process.
     IIEC argues that there is little reason for Illinois to commit itself to an auction mechanism, which is untried in Illinois, more firmly than New Jersey has seen fit to do. IIEC further argues that the Commission should not irrevocably enter into a novel process which has not been tested for any extended period, not tested at all in Illinois, and never challenged by unfavorable circumstances or the market concentration

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concerns that exist in Illinois. An annual review of the need for, structure of, and operation of the auction/ratemaking process is a reasonable course.
     IIEC believes that workshops alone are unlikely to be adequate to that critical task. In addition, workshop processes, which are not covered by the Commission’s rules of practice, do not assure that either participants or the Commission will have access to all relevant information and ComEd’s proposal would apparently allow a third party to determine the need for a formal review by the Commission in a fashion that excludes the input of customers.
     The regular formal reviews proposed by IIEC are such a mechanism. With a requirement for annual formal proceedings, the Commission and consumers can be assured that any design defects, operational difficulties, or fundamental miscalculations will be quickly identified and addressed in a timely manner by the Commission. ComEd suggests that needed changes can be made in 45-day tariff filings. But absent a proceeding that yields a record to support a Commission order for such a filing, only ComEd can choose to file such tariffs incorporating changes proposed by others.
     IIEC argues that given these facts, the Illinois Commission should not — as the ComEd proposal essentially requires — commit itself to the auction process without a prescribed, well-defined, formal process to review the successes or problems of auction procurement.
               e. CES’ Position
     CES states that the issue of what products should be offered to which customers should be a topic for thoughtful consideration by the Commission in the annual post-auction collaborative effort, along with other issues. CES notes that the Commission has been well served by its ability to respond to various market developments, and it should continue to evaluate the products, customer class demarcations, and other important tariff terms and conditions to look for further opportunities to promote the development of the competitive retail electric market in Illinois.
               f. DES/USESC’s Position
     DES/USESC asserts that the Commission should articulate its vision for the achievement in Illinois of a robust and fully competitive retail electric marketplace and should actively seek out opportunities to promote fair and open competition in the provision of electric power and energy.
     DES/USESC further asserts that the Commission must keep in mind that the end of this initial transition period is only the beginning step in establishing a competitive retail electricity market. DES/USESC recommends that the Commission needs to be mindful that nothing it implements in this proceeding unnecessarily delays the day when all consumers will benefit from a competitive retail electricity market.

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     DES/USESC recommends that the Commission could advance retail electric competition by launching a “Customer Choice” initiative in the form of ongoing collaboratives that the Commission could use to identify and eliminate barriers to the implementation of a competitive retail electricity market for all customers. At the Commission’s direction, Staff would work with all interested parties to further develop the next steps necessary to advance competition in the electric industry in Illinois. The Commission should direct Staff to report back specific recommendations by December 31, 2006, with additional collaboratives resulting in specific recommendations every 24 months.
     DES/USESC also recommends that the Commission initiate an investigation to determine how advanced metering technology could be deployed more widely so that all customers in Illinois can readily obtain the benefits of real-time pricing and demand response programs. DES/USESC believes that such an investigation would allow the Commission to collect additional data to develop and implement retail rates that better reflect the true cost of producing electricity.
               g. CCG’s Position
     CCG notes that the Commission’s authority under the PUA to examine the auction process by initiating a proceeding or by other mechanism permitted by law for the purpose of improving the auction process for future auctions is not diminished, and the parties would continue to have the option of petitioning the Commission.
               h. Dynegy’s Position
     Dynegy acknowledges that many different proposals have been advanced in terms of the process the Commission should use for determining whether improvements can be made to subsequent procurements by ComEd. Dynegy believes that annual workshops punctuated by formal triennial proceedings (with no party forestalled from filing a formal proceeding more frequently if it believes such is warranted) best balances (a) the need for some stability between auctions and the need to determine if patterns have arisen over the course of several auctions with (b) the need to ensure formal consideration (with the attendant rules for discovery and evidence) occurs periodically.
               i. Commission Conclusion
     Having reviewed the recommendations of the parties, the Commission agrees with IIEC that a docketed review of the auction process should be conducted on a periodic basis. Given the significance of the auction process and the fact that it is untried in Illinois, a formal review of it should not be delayed for three years. Further, as IIEC points out, New Jersey, the state with several years of auction experience, conducts an annual review to evaluate the process.

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     The Commission finds that IIEC’s alternative review schedule should be adopted, whereby a formal review will be conducted after the first two auctions, and every other two year after that.
     M. Supplier Forward Contracts
          1. Uniformity in General
               a. ComEd’s Position
     ComEd proposed the use of a uniform supply contract to eliminate negotiations over non-price terms and to permit supplier offers to be compared directly on the basis of price. ComEd states that the use of a standard contract enables bidders to become familiar with the details of the transaction well in advance of the conduct of the auction and provides them with an opportunity to resolve any questions or uncertainties before the process begins. According to ComEd, this will help to eliminating uncertainties which would be reflected by a premium in bidders bids. In addition, ComEd maintains that having all bidders addressing identical terms and conditions enhances the competitiveness of the auction and provides the best means to achieve the lowest expected market price for the products procured under this proposal for customers.
     ComEd notes that the proposed Supplier Forward Contracts were largely modeled on the form of agreement used with suppliers in the New Jersey Basic Generation Service auction. The initial changes made to the provisions used in New Jersey were, ComEd states, mostly due to the differences between New Jersey and Illinois restructuring rules. ComEd notes that in order to ensure that potential suppliers had an opportunity to comment on and suggest changes to the agreement, ComEd held public meetings with potential suppliers, solicited suggestions and incorporated numerous modifications to address issues that were raised.
     ComEd further suggested that, in the event that possible additional areas of uniformity can be achieved, the Commission direct Staff, ComEd, and Ameren to meet to make a compliance filing incorporating the revised agreements within 30 days of the entry of a final order.
     ComEd opposes an additional period following the final order, during which suppliers could provide additional input. ComEd maintains that all suppliers had the opportunity to participate in previous input periods during which ComEd undertook to gather feedback on the contracts.
               b. Staff’s Position
     As part of its filing in this proceeding, ComEd submitted model proposed supplier forward contracts (“SFCs”). Ameren also proposed its own SFCs in its procurement proceeding, Docket Nos. 05-0160/05-0161/05-0162 Consolidated, (“Ameren proceeding”). Staff states that as originally proposed both contracts differed in many

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ways and, as a result, would increase bidder costs in reviewing and complying with the contracts and would reduce competition in each auction.
     Staff notes that ComEd has worked with Ameren to achieve uniformity on all the aspects of the SFCs to the extent possible and proposed an amended contract. Staff recommends that the compliance filing due date be changed to within sixty (60) days of the posting of the draft contract on the auction web site, which should occur within (7) days of the entry of the final order in this proceeding. Staff further recommends that the Commission’s Order set forth additional details regarding the process for the compliance filing, such as identifying unresolved issues and directing ComEd, Ameren and the Auction Manager to file a petition with the Commission to resolve any open issues within 21 days of the compliance filing, with notice of such filing to the service list in Docket No. 05-0159.
     Staff continues to recommend a 60-day compliance filing for finalizing the SFCs. Staff argues that to remove suppliers from the process in the final stage is inappropriate and unreasonable. A 60-day compliance filing would allow bidders time to provide comments regarding finalizing the SFCs and would also allow ComEd, Ameren, Staff and the Auction Manager time to consider, respond to and, if necessary, incorporate such comments into the final SFCs.
               c. Dynegy’s Position
     Dynegy asserts that the SFC will constitute one of the most important operative legal documents between the Supplier and ComEd. Dynegy argues that making sure the provisions are set appropriately is important because properly designed SFCs can encourage participation by more potential suppliers and offer the possibility of lower auction-clearing prices, which would directly translate into lower retail prices.
     Dynegy asserts that the SFCs proposed by ComEd (even as refined over the course of this proceeding) do not strike the proper balance. Dynegy has provided a complete revision to the CPP-B SFC as DYN Ex. 1.1. Dynegy urges the Commission to adopt that version as a part of this proceeding and conforming changes made to the other CPP SFCs. (Ibid)
     Dynegy argues that the Commission may clearly detail the final terms and conditions to be incorporated into the SFCs as a part of its final Order in this proceeding. If that occurs, little more than a compliance check by Staff will be needed in terms of reviewing the final ComEd SFCs. If, however, there is any room for substantive language to be altered prior to the finalizing of the SFCs, then Dynegy urges that Suppliers be permitted to take part in the negotiation and crafting of those provisions.
     Dynegy notes that because the auctions will be conducted at the same time with switching permitted between like products offered by ComEd and Ameren, uniformity between the contracts is all the more important. Removing sources of possible

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difference between the two utilities’ offerings will aid potential Suppliers by simplifying the information they must learn and then use to develop their bidding strategies. No party appears to disagree that the goal of uniformity is appropriate, with due recognition that there will need to be some differences due to such items as the different RTOs to which ComEd and the Ameren Utilities belong.
               d. Commission Conclusion
     ComEd has proposed to utilize uniform supply contracts based on those used in the New Jersey auction. ComEd has also worked with Ameren to achieve as much uniformity as possible between the ComEd and Ameren SFCs. ComEd has adopted various changes to the supply contracts it is proposing based on various comments of parties in this proceeding as well as based on public meetings with potential suppliers who would be subject to the contracts. ComEd has shown that its uniform supply contracts are appropriate. Staff’s proposal to allow for a 60 day period for a compliance filing to allow for additional supplier input is necessary. The Commission finds that ComEd’s proposed uniform supply contracts, as modified by Staff’s compliance filing proposal, are reasonable and are therefore adopted.
          2. Credit Requirements
               a. ComEd’s Position
     ComEd notes that adequate supplier credit requirements are important because they serve to protect customers from the costs and risks of supplier default, particularly at times when the market price increases after the contract is executed, and the contract price becomes lower than the market price. Under the Supplier Forward Contracts, Suppliers can qualify for unsecured credit lines based on their own credit ratings and balance sheet strength or those of a guarantor. In addition, suppliers are required to post collateral for any exposure amounts in excess of their unsecured credit lines. ComEd states that because energy prices change from time to time, the exposure amount is determined through a mark-to-market mechanism designed to capture the effect of energy price fluctuations on the incremental cost of replacement supply.
     The New Jersey supplier agreement also includes base credit requirements, and ComEd initially incorporated that feature in the draft contract discussed with suppliers. However, concerns were raised that the base credit requirements were too onerous, particularly for non-investment grade suppliers, and would discourage participation in the auction. Faced with these concerns and the prospect that a more competitive price with adequate customer protections could be achieved if the base credit requirement were eliminated, ComEd agreed to dispense with the base requirement feature.
     In response to Staff’s opposition to the provision regarding ComEd’s unilateral power to change the credit requirements, ComEd proposed eliminating the provision.

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               b. Staff’s Position
     Staff notes that Article 6 of ComEd’s proposed SFCs describes the credit requirements. Staff makes three recommendations regarding ComEd’s proposed credit requirements: (1) the level of ComEd’s proposed credit requirements should be approved; (2) ComEd should eliminate the provision to “notch” down issuer credit ratings by Moody’s Investors Service; and (3) there should be a reporting requirement for ComEd in connection with the credit provision that allows ComEd to unilaterally reduce its credit requirements. Staff states that the only remaining contested issue relates to the credit provision that allows ComEd to unilaterally reduce its credit requirements, as described hereafter.
     Staff recommends acceptance of the credit requirements provided in Article 6 of ComEd’s SFCs. Staff does not object to ComEd’s proposed credit requirements differing from those proposed in the Ameren proceeding. Staff recommends eliminating the credit provision in ComEd’s proposed SFCs that requires “notching down” the corporate issuer credit rating from Moody’s Investors Service (“Moody’s”) because Moody’s issuer ratings are already equivalent to unsecured credit ratings. Staff states that ComEd agreed to modify its SFCs to eliminate notching Moody’s issuer credit ratings by revising its proposed SFCs to read as follows:
In the event that senior unsecured debt ratings are unavailable from [Standard & Poor’s] and Fitch, the corporate issuer rating, discounted by one notch will be used. In the event that senior unsecured debt ratings, or their equivalent, are unavailable from Moody’s, the lowest secured debt rating, discounted by one notch, will be used.
     Staff notes that Section 6.1 of ComEd’s proposed SFCs initially allowed the Company to unilaterally reduce its credit requirements, which provided ComEd the flexibility to respond to an industry event, or unanticipated conditions in the wholesale marketplace. Staff recommends that should ComEd change the SFC credit requirements, it should file within 15 days of the changes in credit requirements a report with the Manager of the Commission’s Finance Department and the Chief Clerk that identifies the effective date, explains the reason for the change and summarizes any facts and analyses on which the decision to change the credit requirements was based. Staff also recommends ComEd clarify whether the SFCs permit ComEd to restore the credit requirements to their initial level as circumstances permit.
     In response to Staff’s proposed reporting requirement, ComEd proposed eliminating the credit provision from Section 6.1 of the SFCs that allows the Company to unilaterally reduce its credit requirements. Staff found ComEd’s argument for including this credit provision convincing and believes that the flexibility provided by this credit provision could potentially benefit both customers and suppliers. Moreover, according to Staff, ComEd has not provided any details regarding its proposal to confer with the Commission or Staff before reducing the credit requirements.

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               c. MW Gen’s Position
     MW Gen supports ComEd’s proposal not to include a base credit requirement in its proposed CPP-B and CPP-A SFCs. Although this issue is not contested, MW Gen wishes to inform the Commission that this is an important issue for suppliers such as MW Gen, and MW Gen agrees with ComEd on this topic. Specifically, MW Gen believes that an independent base credit requirement would be too onerous for suppliers and could diminish auction participation without providing added consumer protection. MW Gen believes that the consumer protections that ComEd has incorporated into the SFCs (e.g. mark-to-market and expedited termination and re-contracting procedures), as well as the PJM credit requirement, are sufficient to ensure credit protection for this initial auction, and will provide effective consumer protection without the need for an independent base credit requirement that would impose an unwarranted burden on suppliers.
               d. MSCG’s Position
     MSCG points out that, under the SFCs, bidders must meet certain credit requirements established in order to protect ComEd and its customers against the risks of default by suppliers. MSCG further notes that ComEd allows any bidder to submit an alternate form of guaranty rather than the form of guaranty included with ComEd’s filing.
     Morgan Stanley states that the Commission should confirm that New York law may be designated in the alternate guaranty as the choice of law that governs the interpretation of that alternate guaranty approved as described in the Part I Application Form, Appendix C. Morgan Stanley explains that treasury departments of guarantors likely will submit as alternate guaranties their own, strongly preferred standard guaranties These guarantors’ standard forms of guaranty include all of their preferred terms, often including New York governing law, a provision critical to many guarantors. Because virtually every issue regarding the law of guaranties has been handled in New York, most guaranties in any context are governed by New York law. Morgan Stanley asserted that to encourage wider participation in the auction, then, bidders should be allowed to submit alternative forms of guaranty governed by New York law. Morgan Stanley pointed out that, with respect to their standard offer procurements similar to that proposed by the Ameren Companies, Maryland has required and New Jersey has allowed New York law to govern interpretation of their guaranties and/or alternate guaranties.
               e. Commission Conclusion
     The Commission notes that ComEd has adjusted the credit requirements based upon the feedback and proposals in this proceeding, including Staff’s proposed reporting requirement. ComEd’s proposal to allow suppliers to qualify for unsecured credit lines based on their own credit ratings and balance sheet strength or those of a guarantor or to post collateral for any exposure amounts in excess of their unsecured credit lines reaches a reasonable balance. The Commission finds ComEd’s proposed

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credit requirements to be appropriate. Therefore, the Commission approves ComEd’s credit requirement proposals.
          3. Proposed Clarifications and Modifications Accepted by ComEd
     Throughout the discussions with suppliers prior to the filing of this proceeding, ComEd accepted many suggestions for modifications to the proposed supplier forward contract. Additional suggestions were made in testimony that ComEd has also agreed to incorporate. With respect to a few changes proposed by Mr. Huddleston and Mr. Dauphinais, ComEd has included modifications that address issues raised, but that do not track in all respects the proposed revisions requested. With respect to those changes, ComEd believes that it has been responsive, has made appropriate modifications and that there are valid reasons, explained by Ms. Juracek, for not including all of the language suggested by the witnesses.
     Constellation proposed four changes, which ComEd has accepted. The first two relate to Section 5.4e regarding situations where multiple contracts exist between the same parties. Constellation’s first proposed change to Section 5.4e provides that, when multiple agreements are in existence between the ComEd and the same supplier, the Non-Defaulting Party as well as ComEd would calculate the termination payment. Constellation’s second proposal regarding Section 5.4e provides that, when there is termination of one SFC between ComEd and a supplier because of a default, all SFCs between the same parties are terminated. Constellation’s third proposal changes Section 15.13 to require parties to provide copies of any applicable tax exemption certificates. Constellation’s fourth proposed change relates to Section 13.2 clarifying whether ComEd or the supplier is responsible for changes in charges associated with delivery services or NITS.
     Morgan Stanley proposed that New York law govern the guaranties that are available under the Illinois auction proposal as one way to meet the credit requirements. Morgan Stanley maintains that it is standard to use New York law to govern guaranties, as New York has the most well developed body of law regarding guaranties. Morgan Stanley suggests that New York law also govern any alternative guaranties. ComEd agreed.
          4. Proposed Clarifications and Modifications not Accepted by ComEd
               a. ComEd’s Right to Withhold Payments from Suppliers
                    i. MW Gen’s Position
     MW Gen identifies two provisions of the Supplier Forward Contracts with which Midwest Gen takes issue. The first provision to which Midwest Gen objects is ComEd’s right to withhold payments from suppliers. This provision provides that a party who

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improperly withholds an amount in dispute shall pay to the other the amount due plus interest. Midwest Gen reasons that because ComEd is projected to be the net payer under the contracts, the provision will unfairly apply only to suppliers. MW Gen claims that under the SFCs ComEd can withhold payment for up to ninety days without justification. MW Gen claims that given the amount of money that will be due the suppliers, such a delay could place them into dire financial conditions. MW Gen also argues that the interest rate provided for in the SFCs (currently tied to the Federal Funds Effective Rate) is insufficient to compensate suppliers if ComEd arbitrarily withholds payment. MW Gen proposes language providing that ComEd cannot withhold payment at its discretion without being required to justify that withholding promptly and paying a compensatory interest rate.
                    ii. ComEd’s Position
     ComEd maintains that the language allowing ComEd to withhold payments from suppliers is necessary to protect customers. ComEd stated that it does not intend to arbitrarily withhold payments; therefore no change is necessary to the provision.
                    iii. Commission Conclusion
     ComEd has shown that its proposed language allowing the withholding of payments to suppliers is necessary. The Commission finds that ComEd’s proposal appropriate and therefore adopts ComEd’s proposed language.
               b. Supplier Indemnification of ComEd Liability Under Section 16-125
                    i. MW Gen’s Position
     MW Gen objects to the SFCs’ language providing for ComEd’s shifting of liability under Section 16-125. Section 16-125 requires a utility to pay affected customers for actual damages where more than 30,000 customers are affected for more than 4 hours or where transmission is at less than 50% and the replacement value of all goods damaged as a result of a power surge or other fluctuation affecting more than 30,000 customers. MW Gen argues that ComEd should not be allowed to shift its liability under Section 16-125.
                    ii. ComEd’s Position
     ComEd maintains that the SFC language is appropriate. ComEd notes that a supplier is responsible for the 16-125 damages only when it was caused by or occurs as a result of an act or omission of the supplier. ComEd states that, although Midwest Gen claims that ComEd can cause the outage and still shift the charges to the supplier, the language clearly states that the supplier must cause the event which leads to the damages. ComEd clarified that the intent of this provision is to place the liability for an outage with the entity causing the outage. ComEd maintains that this is an important

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feature necessary to protect both customers and ComEd given the need to rely on electricity suppliers.
                    iii. Commission Conclusion
     MW Gen objects to ComEd’s proposal to hold the suppliers responsible for damages resulting from their action or inaction. ComEd has shown that such a provision is both allowable under Section 16-125 and is a reasonable manner for placing the burden for damages on the appropriate party. The Commission adopts ComEd’s proposed language.
               c. Additional Supplier Input into Final ComEd Supply Forward Contracts
                    i. Dynegy’s Position
     Dynegy proposes that workshops be convened to provide an open forum to allow all suppliers to provide input regarding the SFCs. Dynegy acknowledges ComEd’s willingness to work with suppliers, noting the numerous compromises and changes made to the SFCs. However, Dynegy claims that it would be inappropriate to approve the SFCs with only input from one side, i.e. ComEd.
                    ii. ComEd’s Position
     ComEd opposes further opportunities for input regarding the SFCs. ComEd notes that it has undertaken an open process to elicit information from suppliers. ComEd also notes the numerous changes made to the SFCs as a result of the current proceeding. ComEd states that Dynegy’s proposal would be unduly burdensome and unnecessary.
                    iii. Commission Conclusion
     ComEd has actively solicited feedback from suppliers in crafting the SFCs. In addition, numerous parties to this proceeding have provided comments and proposals regarding the SFCs. The Commission agrees with ComEd that there is no need to provide another opportunity for suppliers to provide input at this time.
VI. PROCUREMENT PROCESSES ALTERNATIVES
     A. Active Portfolio Management
          1. ComEd’s Position
     ComEd opposes the use of an active portfolio management procurement process. ComEd points out that portfolio management would rely on the judgment of one party — ComEd — to assemble the necessary portfolio instead of relying on multiple

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suppliers, each of whom might employ different strategies and techniques to meet the variable demands of customers. ComEd also notes that the same products available to ComEd in a portfolio management process are available to suppliers bidding in the auction, but with the added benefit of planning by multiple parties. ComEd states that whether and how to use such products are questions that would be considered by each of the bidders and the resulting diversity of solutions would provide assurance that only the most effective alternatives for meeting customer needs would be selected. By this means, risk is managed by those entities that are able to do it at the lowest possible cost.
     ComEd notes that reliance on a number of sophisticated suppliers to arrive at the best supply approach will not only achieve a better result, but it will eliminate the risk of huge losses that can arise when a utility undertakes unilateral responsibility for supply decisions. ComEd states that one particular problem is that active portfolio management can leave a utility with long term, fixed volume contracts that are no longer needed if customers switch to alternative suppliers and the costs of such contracts must then be spread over a shrinking pool of customers, driving rates up. ComEd characterizes active portfolio management as a “very difficult process” that has been proven in Illinois and other jurisdictions to increase customers’ costs.
     ComEd notes that Dr. Steinhurst admitted that, under the Vermont long range planning process that he oversaw electric rates were “well above the national average.” The Illinois Auction and its full requirements product will free ComEd’s customers from significant risks inherent in the active portfolio management approach.
     Regarding CUB/CCSAO’s claim that ComEd could extract better offers from suppliers as an active portfolio manager than will result from the auction process, ComEd maintains that there is no basis for reaching any such conclusion. ComEd states that it has no special bargaining position that would generate below market offers from suppliers. Rather, bidders in the auction and suppliers outside an auction would both consider available opportunities to sell in the marketplace. ComEd stresses that for both auction suppliers and suppliers under a portfolio procurement mechanism, there is an open market where suppliers have many opportunities to sell; they have absolutely no reason or incentive to sell below what they could receive in the market.
     ComEd also rebuts the claims by the AG and CUB/CCSAO that ComEd did not consider active portfolio management, as it was one of the procurement scenarios considered during the Commission’s Post 2006 Initiative. ComEd notes that the Staff’s Final Report did not recommend that ComEd pursue this approach, with good reason. ComEd also maintains that contrary to the AG and CUB/CCSAO’s unsupported arguments, the choice of the Illinois Auction process is likely to reduce costs through the transparent, dynamic descending clock mechanism that tends to drive prices down.

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          2. Staff’s Position
     Staff notes that AG and CUB/CCSAO witnesses argued in favor of so-called “active portfolio management” that includes utilization of the many other standard products available in the market, and the possibility of negotiating prices and other contract terms with suppliers. Staff opposes the active portfolio management approach, recommending that the Commission reject it.
     In Staffs view, if the Commission were to find (e.g., in this docket) that the proposed auction process is a just and reasonable mechanism to use to secure power and energy, it strains the bounds of fairness to subject the utility to after-the-fact prudence reviews, except for those aspects of the process where the utility retains discretion. Staff’s position, in this docket, has been to remove as much discretion as possible from the Company and place it in the hands of a transparent competitive process that would be pre-approved by the Commission.
     In this case, active portfolio management raises several concerns for Staff, which are discussed in this subsection.
     First, active portfolio management, by definition, places significant discretion in the hands of the utility company with regard to purchasing power and energy. Staff notes that ComEd (and Ameren) both have large power generating and marketing affiliates. Their existence supplies the utilities with a conflict of interest. Thus, in what would amount to a beauty contest between one complex procurement plan and another complex procurement plan (with a multitude of criteria for selection), it would probably be as difficult for the utility to avoid playing favorites as it would for the Commission to determine if that were happening. This type of problem is avoided to a tremendous extent through the vertical tranche auction approach, where all the criteria for selection have worked out in advance and presented to the Commission for its approval, and the focus of the auction is on only one completely objective criteria: price.
     Staff argues that what CUB and the AG miss is that when the portfolio management service is in the hands of the competitive market, as it is in the Auction Process proposed by ComEd, the competitive suppliers are the ones who will decide how efficient it is to leave some of the position open. The competitive suppliers will factor any such advantages directly into their bids. Customers will get the benefit of such cost minimizing strategies, and they will get this benefit at a fixed price.
     In summary, Staff does not believe that there is sufficient evidence in the record to reject the proposed SCDA approach for what some witnesses have referred to as “active portfolio management.” Indeed, even those witnesses who seem to be most inclined toward active portfolio management have not gone so far as to actually recommend that the Commission order the utilities to utilize the approach. Rather, they prefer to let ComEd and Ameren make that decision, themselves, at their own peril. In contrast, there are several advantages over active portfolio management that have

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been firmly established in the record. Thus, for all the above reasons, Staff respectfully recommends that the Commission reject active portfolio management at this time.
          3. AG’s Position
     The AG notes that active portfolio management involves at least two well defined functions: (1) product or portfolio design and (2) procurement. Product or portfolio design is the identification of customer needs and constraints, such as tolerance for risk, identification of the types of resources necessary and appropriate to meet those needs and constraints, and managing those elements to acquire electricity at a price that is as low cost and reliable as possible. Procurement is the process whereby resources are actually acquired. There is a range of procurement alternatives, including bilateral agreements, affiliate contracts, requests for proposals, and auctions.
     The AG continues stating that active portfolio management would allow the utility to consider a wide range of products, including standard market products (e.g. baseload, peak, super-peak, full requirements or load following), unit contingent products (contracts for output from specific facilities), various contract durations, and various pricing options (fixed price, tolling, index) and some spot market purchases. The AG asserts that these products reflect varying degrees of risk, and enable the buyer to negotiate to capture the lower costs associated with baseload plants (e.g. nuclear powered, coal powered) as compared to the higher costs of peaker plants, which use more expensive fuel (e.g. natural gas), but are needed for less time.
     The AG argues that ComEd’s auction proposal would unnecessarily and unfairly limit its opportunities to obtain low prices for consumers, particularly when compared to more active management of supply. The AG insists that multilateral negotiations can yield lower prices than a simultaneous descending clock auction for the reason a multilateral negotiation might yield a lower price than a simultaneous descending clock auction is that direct participation allows a shrewd buyer to implement price caps by holding firm and refusing to purchase from suppliers at prices above which the buyer expects they can afford to accept.
     The AG argues that ComEd’s potential suppliers have different operating costs, with some suppliers using nuclear fuel and operations, some using coal, and some using natural gas. The AG asserts that ComEd personnel have knowledge of the operation and cost of electric generation. The AG notes the proposed auction has no cap. The AG further notes that ComEd is the largest purchaser in northern Illinois, and one of the largest purchasers in the nation, accounting for approximately 14% of PJM’s present peak load. According to the AG, under these circumstances, ComEd should be able to bargain effectively on behalf of its over 3 million captive customers to obtain the lowest possible price for electricity.
     The AG argues that ComEd’s auction proposal would forego the benefits of multi-lateral negotiations and a flexible and customized procurement strategy for an approach that is rigidly limited to one type of product and one type of procurement method. The

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AG asserts that ComEd would relegate the management of supply to a process that minimizes discretion, insulates ComEd from any responsibility for the prices consumers would be forced to pay, allows suppliers to set the price paid by consumers, and removes Commission oversight of prices entirely.
     The AG states that the mandatory transition period in the 1997 Amendments has given ComEd and the other utilities significant time to learn how to obtain supply. The AG asserts that active portfolio management would allow it to continue to act as the agent of monopoly consumers and to use all of the variables that go into purchasing to the advantage of consumers.
     The AG notes that ComEd’s supply contracts expire on December 31, 2006. The AG asserts that this abrupt discontinuity is a significant risk factor for consumers. It leaves the utility and its customers vulnerable to price changes for its entire load and gives up any benefit the utility could have obtained by locking in current prices or by hedging. This problem is compounded by the use of an annual auction, leaving the utility in the position to purchase all of its load under whatever market conditions exist on the day of the auction.
     The AG argues that active portfolio management would enable ComEd to space its purchases to minimize or hedge risk. Although no one can claim to know exactly when to buy to obtain the lowest long term price, spreading purchases over time minimizes the risk that any one purchase will have a major, disruptive impact on prices.
          4. CUB’s Position
     CUB argues that ComEd should have presented the ICC with a full exploration of the range of options for procuring resources to serve default service customers, comparing them objectively in terms of their impact on the costs and risks. Such a proceeding could have allowed a reasoned determination of which approach would best satisfy the needs of ratepayers and other parties.
     CUB further argues that ComEd would have certain advantages in managing its own portfolio, including experience, access to the best information about customers and their requirements, ongoing real time data collection, and potentially lower equity return requirements and debt rates. CUB argues that diversified, actively-managed procurement would allow flexibility in procurement decisions and negotiations. If properly managed and utilized, this flexibility can provide benefits that would not be possible under rigid auction rules. CUB believes that the full range of opportunities and benefits to the supplier—including non-monetary benefits, such as a stable income stream, the value of a business relationship, or any aspect of the transaction that has value to the supplier and lead it to reduce the price vis-à-vis an alternative—must be considered for this comparison.
     CUB states there are many products that ComEd can combine into an actively managed portfolio design. CUB asserts that just a few of the products that should be

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evaluated to determine how their costs and risk profiles would affect default service rates include standard wholesale electric power market forward contracts of various lengths from a month to a number of years and a wide range of starting dates; spot purchases; bilateral negotiated contracts of varied terms, sizes or start dates; unit-specific power contracts with owners of existing units; non-unit-specific power contracts with owners of groups of existing units; residual load following contracts; options to buy (or sell) power at various prices at various times; and at-cost, fixed price, turn-key or other types of arrangements for power from new or existing units at various locations.
     CUB asserts that ComEd would have significant bargaining power and could bring discipline to the wholesale markets. CUB states that choosing a diverse portfolio of resources, actively managed for the benefit of default service customers would allow ComEd to pick and choose among offers of different types, opt for short-term or open positions if markets do not produce reasonable results, or fall back on any or all of the many other product choices listed above, all in an infinite range of combinations driven by the actual offers available.
     CUB asserts that ComEd, as a buyer, also could optimize its portfolio with a different objective (protecting customer interests and risk preferences) than suppliers that will optimize based upon their own risk preferences. According to CUB, a diverse, actively-managed portfolio can be readily adapted to cope with changes in markets, both supply and demand. CUB argues that ComEd’s proposed portfolio design and procurement method not only passes through to default service consumers all the costs and risks of that procurement, but actually exacerbates some of those risks by placing all of the default service load on single-product, single-date auctions.
     CUB argues that ComEd proposes to deprive default service customers of the benefits that could be obtained from a more diversified portfolio and procurement process, simply so it can avoid the responsibility for making portfolio design and management decisions, tasks that it once routinely performed and are routinely performed by its affiliates today (albeit not for the benefit of ratepayers), and by commodity managers for all sorts of businesses.
     CUB further argues that ComEd misrepresents both the breadth of procurement options open to it, as well as the considerable flexibility given to it under Illinois’ restructuring legislation. ComEd continues to have all the flexibility it always did in choosing resources and procurement methods, plus additional new flexibility in how it runs its business. Clearly prudent utilities have relied on a wide range of products, term lengths, and procurement methods to manage risk and cost. Few, if any, have had the temerity to place their entire resource portfolio in a “blind trust.” Given the magnitude of the costs and risks from uncompetitive wholesale markets, it is not appropriate for ComEd to simply give up on protecting consumers from those costs and risks without seriously examining the alternatives.
     CUB asserts that ComEd’s true motives in favoring the auction over other procurement methods are to financially benefit Exelon and ExGen, and to avoid the

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risks of after-the-fact prudence reviews and after-the-fact determinations of “just and reasonable” rates.
          5. Commission Conclusion
     The Commission finds at this time that the auction proposal is a better procurement method than an active portfolio.
     B. Request for Proposal
          1. ComEd’s Position
     ComEd states that no party is contending that supply for customers should be acquired through a request for proposal (“RFP”) process. ComEd notes that the RFP process was one of the alternatives considered during the Post 2006 initiative, but that Staff’s Final Report rejected that option, recommending instead that large utilities use a vertical tranche auction. ComEd evaluated the RFP process and likewise concluded that the Illinois Auction was the preferable procurement approach.
     ComEd maintains that there are several practical advantages to utilizing the auction process as opposed to the RFP process. First, and probably most importantly, the descending clock auction process provides the transparency that suppliers need to efficiently bid on the tranches. The clarity of price signals and the ability for suppliers to modify their bids requires bidders to aggressively bid in order to win. ComEd states that the auction constitutes a market in which suppliers compete in an open process that permits ComEd to obtain the supply needed to serve its customers at the lowest expected market prices. These aspects of the auction process cannot be fully duplicated in a RFP process. ComEd asserts that suppliers are attracted to such auctions because of the transparency of the process. This provides more certainty, relative to a RFP process, that there will be sufficient levels of competition to make the process work. Third, the auction process more easily accommodates multiple products as opposed to a RFP process as the bidders all can see what products are being sold and at what current prices and can quickly modify their offerings to arbitrage price differences. Because one of the key features of the proposal is to use multiple products to help mitigate short-term price risk, the descending clock auction process was a natural choice. Finally, it is important to note that ComEd did not choose this process on its own. It hired Dr. LaCasse to provide a recommendation based on her substantial experience in the field, and she recommended the descending clock auction process.
     ComEd believes that the Illinois Auction is a better means to acquire supply for customers than the RFP process.
          2. Staff’s Position
     Staff notes that requests for proposals, auctions, bilateral negotiations, and purchases from the centralized PJM markets are all alternative ways of obtaining contracts for power from markets. Staff further notes that using a request for proposal

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(“RFP”) does not imply that the utility can avoid going to markets. At one extreme, RFPs could be used to solicit bids for new generating equipment—either turn-key operations or components. Several different RFPs could be used to solicit bids for base load, intermediate load, and peaking load (consistent with the “active portfolio management” approach discussed in the previous subsection). At the other extreme, RFPs could be used to solicit bids for vertical tranches (i.e., percent of full-requirements load), as in the Company’s proposal. In other words, a request for proposal is merely an alternative to using an auction process for soliciting bids from potential suppliers.
     As far as Staff can tell, no witness has actually proposed that ComEd utilize RFPs as a means to solicit bids for power in the post 2006 era. Hence, Staff recommends that the Commission reject substituting one or more RFPs for the proposed auction process.
          3. Commission Conclusion
     There is no action for the Commission to take on the issue of RFPs. Although included in the Post 2006 Initiative, no party has proposed that power be acquired through RFPs.
     C. Affiliate Contract
          1. ComEd’s Position
     ComEd states that in designing the Illinois auction proposal, it has attempted to design a competitive procurement process that facilitates the participation of as many suppliers as possible. Because Exelon Generation is affiliated with ComEd, ComEd notes that additional requirements apply under federal law to any power purchase agreement (“PPA”) between the companies. As explained by Elizabeth Moler, former Chair of the Federal Energy Regulatory Commission, FERC requires the parties to show by objective market value criteria that the terms of the PPA are reasonable. Ms. Moler discussed the 1991 Edgar decision in which FERC set forth these three criteria by which the applicant could make such a showing: (1) evidence of direct competition between the affiliated supplier and non-affiliated suppliers; (2) comparable sales by the affiliated supplier to non-affiliated purchasers; and (3) benchmark evidence of sales involving other parties. Ms. Moler also stressed that FERC has recently reiterated the importance of the Edgar criteria and has applied them to numerous affiliate transactions.
     ComEd maintains that the Illinois auction includes the features that meet the requirements set forth under the Edgar standard. ComEd states that the Illinois auction process maximizes the transparency of the procurement decision. In the Illinois auction proposal, ComEd highlights that all bidders, including any ComEd affiliates, compete on an equal footing and the price is set by the forces of supply and demand. Thus, ComEd notes that there is no way for the utility to favor its affiliate in such a process.

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     Regarding the use of a purchase directly from ComEd’s affiliate ExGen, ComEd states that it cannot force ExGen to sell below market prices any more than ComEd can force any other generator to supply ComEd at below market prices. ComEd notes that energy generators have many potential purchasers. Thus, generators, including ExGen, are going to seek a price based on the market price they could receive. ComEd maintains that it is illogical to assume that generators such as ExGen will agree to sell to ComEd at a price less than what they could receive by selling to other purchasers.
          2. Staff’s Position
     Staff notes that, pursuant to the Customer Choice and Rate Relief Law of 1997, ComEd was allowed to divest itself of its generating assets. Thus, unless the generating assets are bought back by ComEd, the cost of those plants and the cost of operating them cannot directly form the basis for a reassessment of ComEd’s rates following the rate freeze. Staff states that these plants are now a part of “market” supply. From ComEd’s perspective, the cost of producing power and energy from these plants is not and may never again be determined by an accounting of the cost of building and operating these plants.
     Staff agrees that it would be desirable for ratepayers if Exelon (and/or other suppliers) could be convinced to provide power and energy to Illinois utilities at below-market prices. However, Staff is of the opinion that it is highly unlikely and unrealistic to assume that ComEd can acquire power and energy at below-market prices, and there is no viable plan for making it happen.
     Staff argues that the Commission simply cannot prevent Exelon from being enriched by such sales, if Exelon’s costs happen to be lower than those market-based prices. Staff notes that assuming no accounting or rate design improprieties, such market-based purchases are fully consistent with ComEd having “cost-based” rates. Based on the above discussion, Staff respectfully recommends that the Commission take no action to direct ComEd to acquire power from affiliates, but that the Commission recognize and accept that the proposed auction may result in ComEd affiliates supplying part of the Company’s full-requirement needs. In addition, Staff respectfully recommends against the Commission dictating to ComEd that the Company must negotiate or demand purchases from affiliates at anything other than FERC-approved prices, whether or not they are market-based.
          3. AG’s Position
     The AG asserts that ComEd should use its “substantial buying power” to negotiate with its generation affiliate. The AG assets that prior affiliate contracts between ExGen and ComEd were able to save consumers money while providing compensatory returns to both ComEd and ExGen. Regarding ComEd’s comments that ExGen and other generators will not accept “below market prices,” the AG claims that many different market prices for electricity exist due to the different types of buyers and sellers. The AG contends that Illinois customers paid for, and in some situations,

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continue to pay for the nuclear plants that allow ExGen to have among the lowest cost of production of any electric generator. The AG asserts that ComEd should seek to capture ExGen’s low cost of production though the use of affiliate contracts, such as those currently in place. The AG stresses that ComEd has substantial bargaining power to negotiate with its affiliate to buy ExGen’s low-cost electricity for ComEd customers in 2007 and beyond.
          4. Commission Conclusion
     The Commission finds that any procurement strategy must be grounded in the real world. Neither this Commission nor ComEd can compel any supplier to sell power to ComEd at a price lower than that which would result from a competitive auction.
     D. Other Competitive Procurement Mechanisms
     ComEd has noted that Staff and the other participants in the Post 2006 Initiative, including many of the intervenors in this proceeding, did not confine their analysis to a limited group of options. They considered a broad range of alternative scenarios and variants of those scenarios. They analyzed the advantages and disadvantages of each approach. The effort was lengthy and detailed, providing a searching review of the available options. ComEd has presented detailed evidence supporting the choice of a competitive procurement auction as suggested by Staff’s Final Report. The Commission finds that nothing that has been presented in this proceeding or in any other forum provides any basis for reaching a different outcome or for proposing any other procurement approach. Therefore, as modified elsewhere in this Order, the Commission approves ComEd’s tariffs incorporating a competitive procurement auction.
     E. Other Procurement Processes Alternatives
     Parties did not identify any additional alternatives.
VII. TARIFF AND RATE DESIGN ISSUES
     A. Rider CPP
          1. Organization
     ComEd recommends that the Commission approve the organizational structure of proposed Rider CPP, as revised by ComEd in its rebuttal testimony to reflect suggestions made in Staff’s direct testimony. ComEd says it and Staff are in agreement on this subject and that no intervenor has submitted any testimony on this subject.
     In its brief, Staff describes the purpose of Rider CPP and its nine parts. Additionally, Staff says it and ComEd agree that there is the need for a uniform index for Rider CPP. According to Staff, in its rebuttal testimony ComEd indicated that in the future it would be making a “housekeeping” type filing that would impact the index. Staff

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does not have a position on ComEd’s statement that it would eventually move all definitions contained in the definitions part of Rider CPP to ComEd’s Terms and Conditions in a subsequent “housekeeping” type filing. Staff says that until it actually sees the filing it cannot respond to the proposal. In Staff’s view, while such a housekeeping filing would cause a change to the index outline proposed, no such filing has been made by ComEd and therefore the index that should be approved in this docket is the one which is set forth in Schedule 19.1 to Ms. Harden’s rebuttal testimony.
     In the Commission’s view, there is no real contested issue here. The organizational structure agreed to by ComEd and Staff, as reflected in Schedule 19.1 attached to Staff Ex. 19.0, is hereby approved.
          2. Customer Supply Group Definitions
     ComEd states that in light of certain Staff and intervenor direct and rebuttal testimony, in its surrebuttal testimony, ComEd proposed an integrated “package” of three auction/rate design changes: (1) moving the Large Load Customer Supply Group from the CPP-B auction segment to the CPP-A auction segment, (2) changing the CPP-A enrollment window from an “opt in” to an “opt out” window of 30 days, (3) eliminating the Migration Risk Factor component from the CPP-B translation formulae.
     According to ComEd, if the Large Load Customer Supply Group is moved from the CPP-B auction segment to the CPP-A auction segment, then, in the last sentence of the definition of that Group, the word “Blended” should be changed to “Annual.”
     Above in this Order, the Commission approved moving the Large Load Customer Supply Group from the CPP-B auction segment to the CPP-A auction segment. Additionally, while the Commission appreciates the efforts of ComEd and the other parties to reduce contested issues by modifying proposals during the course of this proceeding, the Commission cannot simply adopt ComEd’s “integrated package” of proposals. While the Commission understands that the three issues are related, it must evaluate each on its own merits.
          3. Peak and Off-Peak Period Definitions
               a. ComEd’s Position
     ComEd originally proposed new Peak and Off-Peak period definitions for purposes of the time of use Supply Charges calculated under Rider CPP that it says would conform both the prisms and the retail rate structure with what ComEd describes as the commonly used definitions in the wholesale market. ComEd claims its proposal was intended to enhance the transparency of, and simplify the Supply Charges calculations.
     Staff and BOMA opposed, on different grounds, ComEd’s proposed new Peak and Off-Peak period definitions, and urged the use of existing definitions.

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     ComEd and Dynegy, in rebuttal, supported ComEd’s proposed new Peak and Off-Peak period definitions.
     In the interest of further narrowing the outstanding issues in this proceeding, ComEd says it is willing to use the existing peak and off-peak period definitions, with the North American Electric Reliability Council holidays, for purposes of determining and applying Supply Charges pursuant to Rider CPP and to reflect such changes as part of a compliance filing ordered in the instant proceeding.
     If the Commission rejects the proposal to continue using the existing Peak and Off-Peak period definitions, with the NERC holidays, ComEd recommends adopting its original proposal.
               b. Staff’s Position
     According to Staff, maintaining the existing definitions of Peak and Off-Peak Periods offers significant advantages over ComEd’s proposal. First, it removes from the Peak Period the hours of 6 a.m.-9 a.m. when demands on the system and the need for supply resources are low. Second, the continuity with the current Peak Period definition offers benefits to customers who are on time-of-day rates and have aligned their consumption behavior to take advantage of the current definitions of Peak and Off-Peak hours. If the definition of the Peak were to be broadened, then these customers would find it necessary to change their consumption behavior once again to take advantage of an extended peak period. In addition, precedence exists for divergence between the retail and wholesale peak periods. Staff claims New Jersey utilities do not consistently adhere to the 6 a.m.-10 p.m. (Central) Peak Period prevailing in the PJM wholesale market to devise Peak Periods for their retail customers.
               c            Dynegy’s Position
     In its reply brief, Dynegy states that although it continues to believe that the definitions used for retail purposes should mirror those used in the wholesale markets, it is willing to accept for purposes of the initial auction, the definition agreed to between Staff and ComEd, with the understanding that this may be revisited as a part of the post-auction process.
               d. Commission’s Analysis and Conclusions
     The Commission finds ComEd’s existing Peak and Off Peak period definitions, with the NERC holidays, to be reasonable and supported by the record evidence. The Commission approves use of these definitions in this proceeding.

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          4. Specification of Competitive Procurement Process
     According to ComEd, the Competitive Procurement Process part serves to: (1) note the role of the CPP auctions in establishing pricing; (2) describe key elements of the CPP auctions from a ratemaking perspective; (3) describe the respective responsibilities of certain participants in the CPP auctions, such as the independent Auction Manager; (4) address certain documents and information provided to prospective bidders and the Commission, including the “load caps,” association criteria, and credit requirements set forth in those documents; and (5) set forth the “CPP Timeline.”
          5. Retail Customer Switching Rules — Enrollment Window
               a. ComEd’s Position
     ComEd proposed that eligible customers have a 30-day enrollment window following the auction within which customers who were not previously taking bundled service from ComEd would have the opportunity to “opt-in” to the CPP-A fixed price service. Following discussions with other parties who expressed views about the appropriate length of the enrollment window, ComEd has agreed to modify its proposal to provide for a 50-day enrollment window in the first auction year and a 45-day window in all subsequent auction years.
     BOMA and CES argue that the 30-day enrollment period for PPO and delivery service customers to “opt in” to bundled service supplied through the CPP-A auction is too short and should be extended to 75 days to provide more time for customers to make decisions about their supply alternatives. ComEd expressed concern that a longer period would increase the costs customers pay for supply. ComEd contends that suppliers who bid in the auction will take into account that customers have the right to choose between auction-procured supply and alternative arrangements. ComEd argues that the fixed price auction bidders offer, therefore, constitutes a “call” option, enabling customers to consider alternatives while auction bidders are forced to hold open a firm price for supply, which customers may or may not choose to accept. According to ComEd, the cost of making that option available for 30 days will be priced into the bids. By extending the length of the option to 75-days, ComEd asserts that the risk to suppliers increases and the increased cost associated with the option will cause the auction bids to rise in response.
     It is ComEd’s position that the length of the enrollment period is a matter of judgment on which reasonable people can have different views. ComEd avers that the challenge is to strike the right balance between providing customers time within which to make decisions and avoiding the high premium that would result if suppliers were forced to hold out fixed price call options for long periods of time. ComEd suggests a 50-day enrollment window in the first auction year, when customers are becoming accustomed to the new procurement environment, is appropriate, and that, for all subsequent years, a 45-day window is adequate.

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               b. CES’ Position
     CES argues that the 30 day enrollment period is especially problematic for many types of retail customers, such as school districts, governmental entities and hospitals. Additionally, CES claims companies that hire energy consultants and issue requests for proposals might need more than 30 days to make their supply decisions. CES believes 30 days is an insufficient amount of time to prepare bids for and negotiate with hundreds of prospective retail customers.
     In its brief and draft order, CES indicates that in an effort to resolve a disputed issue, it now supports ComEd’s newest proposal as it strikes a reasonable balance between the competing proposals. As a result, CES is no longer asking the Commission to adopt an enrollment window equivalent to ComEd’s currently established 75-day Power Purchase Option (“PPO”) enrollment window.
     CES argues that in a competitive environment, the theoretical premiums asserted by the IIEC, Dynegy and the Staff likely will be squeezed out of bids and, therefore, will not be reflected in the final prices bid into the wholesale auction. It is CES’ position that even if Staff’s figures are accepted at face value for the sake of argument, this theoretical premium is a small price to pay to afford customers a meaningful opportunity to evaluate, negotiate, and execute their choices while, at the same time, provide sufficient time for the utility to make the appropriate changes, should an error be discovered during the enrollment window.
     CES contends that it and ComEd acknowledge that, even if a premium associated with providing customers with additional time does exist, and CES claims no evidence was presented to prove it does, customers would be better served by paying the premium because they would have valuable additional time within which to make their enrollment decisions.
     CES argues that if the enrollment window is too short, many customers simply will accept the utility supply option, not because it is the most economical option, but rather because customers simply lack sufficient time to implement and complete the decision-making steps necessary to meet their supply needs. CES asserts that unlike the very large customers represented by IIEC, most CPP-A customers do not have personnel or offices dedicated to buying electricity. According to CES, many of these customers simply require more than 30 days to analyze their electricity choices, move proposals through the corporate or institutional chain of command, negotiate contracts, and, finally, execute purchase transactions.
     CES believes the Commission’s decision regarding the duration of the enrollment window will have a direct, immediate, and significant impact upon the development of the Illinois retail electric market. CES asserts that the rules governing the auction as well as the types of the wholesale products included in the auction will directly impact the products and services offered to retail customers by RESs. CES believes an

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appropriately defined enrollment window, because it directly affects customers’ abilities to assess supply options, is critical.
               c. Staff’s Position
     According to Staff, ComEd’s selection of the 30-day enrollment period was not based on any empirical analysis. Rather, in arriving at 30 days as the appropriate duration, Staff says ComEd was trying to balance giving customers enough time to make supply decisions with trying to keep the risks associated with the product as small as possible.
     In response to claims that it would be impossible to verify whether a risk premium would exist if the enrollment period were increased from 30 days to 75 days, Staff witness Dr. Schlaf presented an option pricing model to estimate the size of the risk premium that suppliers might be expected to add to their bids if the duration enrollment period were increased by a given number of days. Staff says the rationale for using this type of option pricing model is that customers hold an option for a certain number of days to buy the annual service product at a fixed strike price. Staff states that while customers are considering this option, offers from RESs presumably will be available in the market and their prices would follow the volatility of annual forward contracts.
     According to Staff, suppliers might be expected to add about 3.2% of the forward price if the enrollment window were set at 30 days. For each additional 10 days that the size of the enrollment window is increased, Staff states that bidders might be expected to add another 0.4% of the forward price to their bids. Staff claims that for an increase in the enrollment window from 30 days to 75 days, the model shows that suppliers might add about 1.8% of the forward price to their bids. Staff considers the extra 1.8% a significant amount of additional cost. Staff also points out that no other party presented any empirical evidence on this issue.
     Staff states that in surrebuttal testimony, ComEd proposed that the 30 day enrollment window remain intact, but that existing bundled service customers could leave CPP-A service to take service from RESs.
     Staff suggests one way to resolve this issue is to compromise on an enrollment window duration that is between 30 days and 75 days, with the understanding that enlarging the window would inevitably lead to somewhat higher costs for customers that remain on CPP-A service for the entire supply period. Thus, in an effort to resolve the issue, Staff recommends that the Commission enlarge the enrollment window to no more than 40 or 45 days. Staff asserts that this policy would give RESs and customers more time to negotiate deals, but at a cost (according to the model results, about an additional 0.4% to 0.5% of the forward price) to CPP-A customers. Staff, however, does not advocate a longer enrollment period than 40 or 45 days, especially in light of ComEd’s surrebuttal proposal to allow existing bundled customers to move off CPP-A service during the supply period, and the possibility that extra days would cause CPP-A costs to rise. Additionally, Staff suggests that the Company be required to study the

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issue of the appropriate duration of the enrollment period, and bring the results of its analysis to the attention of Staff and other parties prior to the next auction.
     According to Staff, the difference between a 30-day enrollment period that is advocated by IIEC, and the 50-day enrollment period now supported by ComEd and CES, is about 0.8% of the forward price. Staff considers a 0.8% generation cost increase to be significant, and would be paid by the customers that are the least able to attract offers from RESs. Staff, therefore, recommends that the Commission adopt an enrollment period of no more than 45 days, which, based its analysis, would result in an increase of only 0.6% above the risk premium associated with a 30-day enrollment window.
               d. IIEC’s Position
     IIEC supports ComEd’s proposed 30-day enrollment window for customers electing service under ComEd’s annual fixed-price product. It is IIEC’s position that proposals by certain parties related to expanding the 30-day sign up window for the annual fixed-price product to 75 days should be rejected. IIEC asserts that the proposed expansion of the sign up period will increase risk to potential suppliers and in turn increase auction prices. IIEC believes that thirty days represents a reasonable balance of the competing interests of offering customers time to make decisions on competitive supply options and keeping the bid price premiums to a minimum.
     IIEC supports the 30-day sign up window because it believes the evidence indicates that a longer signup window would produce a risk premium from suppliers which would in turn increase auction prices.
     According to IIEC, CES and BOMA have supported their request for a 75 day window, by comparing the sign up window for the fixed-price product with the current 75-day sign up window that applies to ComEd’s PPO service. IIEC argues that the comparison of the annual fixed-price product to PPO is misplaced because PPO prices are administratively determined, based on limited snapshot views of wholesale market conditions. IIEC states that in contrast, the annual fixed-price option in this case is an actual power supply offer, which wholesale suppliers take on risk to provide. IIEC states that the length of the PPO sign up window has no effect on PPO price.
     IIEC asserts that ComEd’s proposal for a 50-day window for the first auction and a 45-day window for all subsequent auctions will cause potential bidders in the auction to add an additional risk premium to their bid and thereby raise the auction clearing price to the benefit of the RESs and low-cost bidders in the auction, which may include ComEd’s own generating affiliate. IIEC claims that, on the other hand, ComEd’s decision will be detrimental to customers, who will, by definition, pay a higher price for power that ComEd acquires for them in the auction.
     According to IIEC, CES supports ComEd’s proposal to increase prices to retail customers because it gives retail suppliers more headroom, arguing that the premium

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associated with holding the CPP-A auction price open is “merely theoretical.” Ironically, IIEC asserts, CES relies in large part on the testimony of its witness Dr. O’Connor, Vice-President for the Illinois Market for Constellation NewEnergy and ignores the testimony of Michael Smith, Vice President of Regulatory and Legislative Affairs for another Constellation company, Constellation Energy Commodities Group, Inc. IIEC says Mr. Smith testified that it was likely that suppliers would price an auction premium into their bid to account for the optionality associated with the period of time the customer would have to choose to take CPP-A service. IIEC states that another potential supplier, Dynegy, also testified that the more risk and uncertainty suppliers are required to accept, the higher the auction clearing prices will be, and that time-related uncertainty is one of the reasons prices are not kept open by suppliers for extended periods of time.
     IIEC argues that the premium for holding open the price for the CPP-A product is hardly theoretical. IIEC states that Dr. O’Connor himself had to agree that his own company, as a standard rule, would not hold open prices for the 75 days recommended by CES. In IIEC’s view, CES cannot now credibly argue that the premium for holding open the CPP-A price is merely theoretical. If it were, IIEC avers, then Mr. Smith and Mr. Huddleston would not have testified otherwise, and Dr. O’Connor’s company would routinely hold its prices open for extended periods of time.
     IIEC states that CES next reasoned that customers require more time to decide on taking the CPP-A product and that giving these customers additional time is worth the additional premium (price increase) customers would pay. However, IIEC argues, CES does not speak for larger customers who have stated they do not require additional time and prefer not to pay the additional premium. In addition, IIEC says the Commission should remember that CES is a coalition of retail electric suppliers who will not pay the premium, but rather will benefit from it. Therefore, IIEC asserts that they have nothing to lose by suggesting customers would rather pay the premium in return for more time to make their decision about the CPP-A product.
     In its reply brief, IIEC states that ComEd did not discuss the 50/45-day window with all parties that expressed views on this subject. IIEC asserts that ComEd spoke only with retail electric suppliers, did not speak with IIEC and apparently did not speak with DOE.
     IIEC states that while Staff would not support a window in excess of 45 days, it would accept as a compromise a 40 to 45-day enrollment window and recommends that ComEd be required to study the appropriate duration of the enrollment window and report to Staff and the parties on the results of its analysis. IIEC disagrees with Staff’s suggestion. In IIEC’s view, the record demonstrates that the market clearing price in the auction will be higher than it would have otherwise been as a result of extending the enrollment window. IIEC also claims that at least two customer groups (IIEC and DOE) have stated they do not require the additional time and would prefer not to pay the premium. Therefore, while IIEC disagrees with Staff’s recommendation, if Staff’s approach is adopted, the expanded enrollment window should apply only to smaller customers (1 MW or less). If IIEC’s recommendation for a separate auction segment for

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customers 3 MW and over is adopted, IIEC says the 30-day window should be applied to this segment.
               e. DOE’s Position
     DOE states that while the need for a defined window for large customers is accepted, the length is in dispute. DOE recognizes that fixed price POLR is a call option for large customers, and the length of the sign up window will play a part in determining the cost of that call option to suppliers. DOE states that the longer the duration of the window the more exposed is the wholesale supplier to changes in market conditions. According to DOE, there is no question that this will be priced into the POLR supply bids, unduly increasing the cost of the product. Based on DOE’s market experience, it concurs that lengthening the duration of the window beyond 30 days to 75 days will significantly increase the cost of a product likely to be expensive to begin with.
     DOE states that the other part of the issue is whether 30 days is sufficient in order for the customer (i.e., a large customer) to identify supply options and properly respond to the POLR price signals. DOE says it has extensive marketplace experience with procurement and conducting retail solicitations. DOE believes 30 days is adequate time to complete retail procurement as long as ComEd makes its procurement time table known in advance.
     In its reply brief, DOE states it is willing to support a modest extension of the window to 40 days as proposed by Staff. However, DOE urges the Commission to adopt the IIEC’s recommendation that, if for any reason the Commission determines a longer enrollment window is needed for small customers, the 30 day enrollment window should apply to larger customers (3 MW and over).
               f. Dynegy’s Position
     Dynegy recognizes that customers need some time to decide whether to sign up for CPP-A service or be foreclosed from it for a year. Thus, Dynegy did not oppose the 30-day window proposed by ComEd. CES and BOMA have proposed lengthening the window to 75 days because of concerns that customers will be unable to make a decision in only 30 days. While Dynegy understands that concern, it opposes the longer period because it imposes added and unnecessary costs on those customers who either choose to stay on CPP-A service or have no option other than to stay on such service. Dynegy says the premium could be as high as 1.8%, and while this may not seem like a large value, one must remember that these are large customers (1-3 MW in size) and this premium would be assessed on each kWh of energy they used.
     Dynegy also asserts that, from a Supplier perspective, the risk premium may need to be even higher than that calculated by Dr. Schlaf due to a timing issue. If the first auction is held in early September as currently proposed, and if a 75-day window is used as proposed by CES and BOMA, Dynegy claims Suppliers will know barely a

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month before energy must be delivered the exact size of the class of customers to be served on CPP-A. In Dynegy’s view, this added uncertainty will also be factored in to the risk premium Suppliers will include in their bidding strategies.
     It is Dynegy’s position that absent a better showing that larger customers cannot act in 30 days, especially if much of the pre-work between customers and RESs is done prior to the auction date, the 75 day window should be rejected. According to Dynegy, IIEC’s opposition to a longer window speaks volumes on this score and the Commission should reject a 75-day window.
     Dynegy states that after the close of the evidentiary record, ComEd appears to have reached an agreement on a 50-day window for the first auction year and 45-days for subsequent years. Dynegy believes this agreement should be rejected. Dynegy finds it incredible that ComEd would indicate that “Following discussions with other parties who expressed views about the appropriate length of the enrollment window, ComEd has agreed . . . .” Dynegy says it expressed views on the length of the window; yet, Dynegy is unaware of any discussions between ComEd and Dynegy on this topic.
     Dynegy argues that substantively, the agreement cannot and should not be entered for two reasons. Dynegy says not all of the parties to this case are in agreement, Dynegy and presumably others remain opposed to such a lengthy window. Dynegy contends the agreement of ComEd and CES cannot be accepted on its own. (Dynegy reply brief at 8, citing Business & Prof. People for the Pub. Interest v. ICC, 136 Ill.2d 192, 209, 555 N.E.2d 693, 700 (Ill. 1989) (“In order for the Commission to dispose of a case by settlement, however, all of the parties and intervenors must agree to the settlement.”))
     Dynegy also asserts that the agreement has no evidentiary support. Dynegy says no witness testified that a 50-day window would be appropriate, much less provided any support for such a window. As for a 45-day window, Dynegy states that the only possible evidence is Dr. Schlaf’s acknowledgement that a window of no more than 40 or 45 days would be reasonable. It is Dynegy’s position that while the Commission may have the latitude to use its discretion to craft an appropriate window in light of the divergent testimony, in doing so, it should take into consideration what the record evidence will support and here there is virtually none in favor of the compromise offered by ComEd and CES. Dynegy suggests that Staff’s proposal of no more than 40 or 45 days is a recommendation that has at “least a fig leaf of evidentiary support” to cover it.
     In Dynegy’s view, CES’ attempt to cast Staff’s premium analysis as merely theoretical is ironic. Dynegy states that on cross-examination, Dr. Schlaf admitted that his premium was theoretical. Dynegy claims that does not end the story. Dynegy states that Staff’s analysis relied on the same model as used by ComEd to develop its proposed migration risk factor, and, although CES sought to change two variables in the migration risk analysis, it recognized that the basic use of the model was a sensible

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approach. According to Dynegy, CES never explains how this sensible approach somehow morphs into mere theory when applied in a context it finds inconvenient.
     Dynegy contends that CES’ complaints are attempts to create artificial headroom. Dynegy asserts that such attempts should be rejected because they benefit no one except RESs.
               g. CCG’s Position
     CCG does not take a position as to the duration of the enrollment window and only makes an observation that the duration could impact price. CCG states that since the CPP-A customer will have a period of time within which to choose to take the CPP-A service it is likely that the generation supply rates for CPP-A customers will be higher as suppliers will likely price an auction premium into their bids to account for this optionality.
               h. DES-USEC’s Position
     DES-USEC argues that in order to develop a competitive market capable of producing sustained, long-term benefits for Illinois electric consumers there should be no restrictions placed on switching between electric suppliers. DES-USEC believe that restrictions on switching suppliers, such as enrollment windows and minimum stay requirements, impair the ability of customers to take advantage of competitive offers already in the market; discourage competitors from entering the market; and serve to enrich the wholesale providers by decreasing their risk that customers will switch providers while at the same time allowing wholesale providers to charge a significant premium for their long term contracts.
     DES-USEC states that the premium associated with “migration risk” is especially pronounced under ComEd’s proposal, with its heavy reliance on long term wholesale supply contracts. DES-USEC argues that under its proposal, with its monthly and quarterly auction products, potential migration risk is reduced exponentially. As a result, there is no need under the DES-USEC proposal for minimum stays or enrollment windows. DES-USEC contends that under its proposal, suppliers do not have an ongoing commitment beyond the upcoming month or quarter, and customers would be able to decide to switch on a monthly or bill cycle basis without having to pay an exit fee.
               i. Commission’s Analysis and Conclusions
     The Commission agrees with those parties who suggest the length of the enrollment period is a matter of judgment on which reasonable people can have different views. The challenge is to strike the right balance between providing customers time within which to make decisions and avoiding the higher premium that would result if suppliers were forced to hold out fixed price call options for longer periods of time.

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     As previously discussed, the Commission appreciates the efforts of those parties who worked together and developed compromises to reduce the number of contested issues in this proceeding. However, in this instance, the Commission is concerned that ComEd and CES attempted to develop a compromise without the input of other interested parties.
     Based on the evidence in the record, the Commission finds that a longer enrollment window will in all likelihood lead to higher auction prices. The Commission finds the evidence presented by Staff on this point is convincing and unrefuted. While CES’ position that customers require sufficient time to make informed decisions has merit, the Commission cannot ignore the fact that the CES members benefit directly and proportionally from higher auction prices and longer enrollment windows.
     Given the Commission’s concern regarding the absolute level of retail prices, the Commission concludes that, at this time, the enrollment window should be no longer than 40 days. In the Commission’s view, the record supports a finding that while smaller customers may benefit from an enrollment window somewhat longer than 30 days, larger customers do not need or desire additional time. Therefore, the Commission adopts the recommendation of IIEC to adopt a 30-day enrollment window for customers with demands greater than three megawatts. The Commission adopts an enrollment window of 40 days for customers with demands less than three megawatts. Finally, the Commission adopts Staff’s recommendation and directs ComEd to study the appropriate duration of the enrollment period and report on the results of its analysis prior to the next auction.
          6. Opt In vs. Opt Out
     ComEd initially proposed that the one-year fixed price product would be an optional service available to 1–3 MW customers who would be required to choose this alternative by “opting in” during an enrollment window period each year. According to ComEd, the expansion of the one-year product to include customers with demands between 400 kW and 1 MW caused ComEd to evaluate whether the product should continue to be provided only to customers who affirmatively elected it or whether it should be a default product, provided to customers unless they chose to “opt out.”
     Under ComEd’s amended proposal, customers taking bundled service under Rate 6, Rate 6L or Rider 24 the one-year product would be the default service from which customers could “opt out” if they chose. For customers taking delivery services and RES supply, the one-year product would be an optional service that could be elected by opting in within the designated enrollment window under ComEd’s amended proposal.
     Based on the evidence in the record, the Commission approves the “opt out” proposal for customers on Rates 6 and 6L and Rider 24 for CPP-A service. The Commission concludes that ComEd’s revised proposal on this issue is a reasonable balance of the competing concerns.

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          7. Other Switching Rule Issues
               a. ComEd’s Position
     With regard to the two issues related to CPP-A service, ComEd says it is willing to agree to permit new accounts that are eligible for CPP-A service to elect to take CPP-A service outside of the enrollment window, provided that the definition of new accounts does not permit “successor accounts” to existing customers that were eligible for, but chose not to take, CPP-A service, to elect to take CPP-A service outside of the enrollment window.
     ComEd says that while it appreciates Staff’s attempt in its rebuttal testimony to draw a workable distinction, Staff did not do so, apparently due to a misinterpretation of ComEd’s rebuttal testimony. ComEd’s concern is not with existing customers legally changing their corporate name, but rather much more broadly with customers simply changing the name on their account and then claiming the right to be treated as a “new” customer. In the event of such a name change on the account, which may or may not reflect an actual change in ownership or an actual change in a corporate name, ComEd argues that it would be costly and burdensome to have to implement the internal processes that would be needed in order to determine whether a successor account actually involves new ownership.
     ComEd asserts that if Staff’s proposal as formulated in its rebuttal testimony were adopted, ComEd would have to incur the burden and costs of such investigative processes. ComEd complains that ultimately would redound to the detriment of customers in future rates. ComEd also expressed concern that a customer might dispute ComEd’s conclusion, which could lead to informal or formal complaints and imposing burdens on Staff and the Commission as well.
     ComEd states that while it is willing to accept permitting new accounts that are eligible for CPP-A service to elect to take CPP-A service outside of the enrollment window, and to permit successor accounts to elect to take CPP-A service outside of the enrollment window where the existing account is taking CPP-A service, ComEd believes that the evidence does not warrant exempting successor accounts from the enrollment window that is applicable to all other existing customers where the existing account is not taking CPP-A service, and that any theoretical benefits of creating the latter special exemption as to successor accounts that involve actual changes in ownership would be outweighed by the burdens and costs of requiring ComEd to investigate and distinguish among different types of successor accounts.
     In its reply brief, ComEd says there is a third CPP-A issue. According to ComEd, Dynegy opposes ComEd’s proposal that CPP-A eligible customers that were on Rates 6, 6L, and 24 that were migrated to CPP-A service should be allowed to switch to delivery services and obtain supply service from a RES with 7 days notice. ComEd

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argues that this feature of ComEd’s compromise proposal should be approved, on balance, because of the flexibility it gives to these customers.
     ComEd originally proposed that CPP-H customers be required to give 60 days advance notice before terminating service. ComEd proposed a 60 day notice period in order to balance two different, and in this case competing, interests of customers’ flexibility in switching and lower prices. ComEd claims that customers’ interests conflict here because the greater the switching flexibility, the more the uncertainty faced by wholesale suppliers, and thus the greater the risk that the suppliers will add an increment to their auction bids due to that uncertainty.
     ComEd says it is willing to agree to reduce the advance notice period for termination of CPP-H service to the seven calendar days advance notice required under the existing Direct Access Service Request (“DASR”) rules relating to delivery services, provided that the termination of service occurs only on the customer’s normally scheduled meter reading date.
     Staff and CES argued for a different balance, however, proposing that CPP-H customers be allowed to terminate that service under the existing DASR rules relating to delivery services. ComEd responded that it was willing to permit CPP-H customers to terminate that service under the existing DASR rules, provided that such terminations occurred only on the customer’s normally scheduled meter reading date, because off-cycle switching would impose substantial unwarranted administrative burdens and costs on ComEd. Staff remains opposed to ComEd’s revised proposal.
     ComEd argues that Staff failed to take into account that there may be far greater interest on the part of customer agents (General Account Agents) in having customers move on to and off of CPP-H service in the post-transition period, which would mean that off-cycle switching could be far more burdensome and costly for ComEd after 2006 than Staff’s position assumed. According to ComEd, RESs acting as General Account Agents could potentially drop hundreds of customers and pick them back up on a calendar month basis or potentially even drop customers and pick them back up within as little as two weeks. ComEd does not believe it should have the administrative burden placed on it to deal with such a situation.
     ComEd contends that to accommodate off-cycle switching for CPP-H service, it would incur extra work and costs in its “back office”, such as the work to coordinate with customers, manual interventions in information systems, work to coordinate with the billing system, etc. ComEd says that although in theory an off-cycle switching fee could be set that would enable ComEd to recover from CPP-H customers that switch off-cycle the costs of the additional burdens imposed on ComEd, no such fee has been proposed in this Docket. ComEd suggests that if the Commission were to direct that ComEd permit off cycle switching in relation to CPP-H service, then ComEd would request that the Order also state or indicate that ComEd may apply an off-cycle switching fee to such switching subject to its being supported and reviewed in ComEd’s pending (Docket 05-0597) and future rate cases.

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     ComEd says while it is willing to accept switching in relation to CPP-H service on the general DASR timeline, ComEd believes that the case for permitting off-cycle switching in relation to CPP-H service has not been made, and that the disadvantages of permitting off-cycle switching here outweigh any benefits.
               b. Staff’s Position
     Staff supports the proposal to allow bundled customers that have not made a supply selection to remain on bundled service rather to be switched to the hourly service, as ComEd first proposed, because a customer should not lose bundled service simply because it forgets to make a supply selection. ComEd’s proposal to allow former bundled customers to switch to RES service during the supply period would give a boost to retail competition because it would give RESs much more time (in fact, the entire supply period) to offer supply deals to bundled customers. Staff recognizes that this proposal will result in some additional supply uncertainty and thus might lead bidders to add a premium to their bids. According to Staff, the data presented in Table 4A of CES witness O’Connor’s rebuttal testimony show that only about one-fourth to one-third of current bundled load would be eligible to move from CPP-A during the supply period. Thus, Staff argues that this premium is likely to be small.
     ComEd proposed that former bundled customers could move to RES service during the supply period, but would not be permitted to move to the hourly service. Staff claims that only 63 customers are currently taking ComEd’s hourly service, and it seems unlikely that customers would relinquish the security of bundled service to take hourly service. Thus, Staff recommends that the Commission permit former bundled customers to move to hourly service if the Commission approves ComEd’s proposal to allow such customers to move to RES service.
     While Staff supports ComEd’s proposal to allow hourly service customers to move to another service on seven days notice (rather than 60 days, as ComEd originally proposed), Staff does not recommend that the Commission approve ComEd’s proposal to only allow customers that move to the hourly service to switch on the customer’s regularly scheduled switch date. Staff argues that very few customers are likely to switch to the hourly service and ComEd has a tariff in place that permits customers to switch between services on a date other than their regularly scheduled meter readings dates. It is Staff’s position that until the burden on ComEd of switching hourly service customers on a “non-standard” basis becomes excessive, customers should be permitted to switch (and escape hourly service charges) by paying the “non-standard” switching fee.
     According to Staff, if suppliers were prone to move their customers between supply options in order to take advantage of price movements, then admittedly ComEd’s scenario could occur, potentially putting a strain on ComEd’s administrative resources. Nevertheless, Staff recommends that the Commission direct ComEd to allow switching from CPP-H service to other services on dates other than the customer’s regularly

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scheduled meter reading date. Staff argues that requiring customers to remain on CPP-H service potentially could be very costly for some customers, who would eagerly pay a switching fee just to move from hourly pricing.
     Staff suggests that if General Account Agents even once actually park their customers on CPP-H service in such a way as to place an undue burden on ComEd, then ComEd should ask the Commission for permission to place switching restrictions on CPP-H service switches.
     Regarding new customers, Staff has no objection to the proposal regarding new customers that ComEd panel witnesses Alongi and Crurmine offered in their surrebuttal testimony and that ComEd witness McNeil described as “Rule 17” in his surrebuttal testimony. Under this proposal, a new customer could receive CPP-A service, and a successor customer could only be permitted to take CPP-A service if its predecessor customer was on the default rate. Staff agrees that customers that change their corporate name simply to avoid CPP-A charges should not be considered to be new customers.
               c. Dynegy’s Position
     Dynegy recommends that the Commission reject an aspect of ComEd’s surrebuttal proposal. Dynegy says that under ComEd’s alternative presented in surrebuttal, the class of customers eligible for CPP-A would be expanded down to 400 kW and certain customers in this class would automatically default to CPP-A service (i.e., would not have to opt-in in order to take such service) and this same subset of customers would be eligible to switch off of CPP-A service at any point during the annual period. For this subset of customers, Dynegy says the alternative proposal essentially creates a 365-day option. Dynegy adds that a 365-day option would be more expensive than a 75-day or a 30-day option. According to Dynegy, using the same daily premium value estimated by Dr. Schlaf (.04% per day) the added premium compared to a 30-day option is 13.4%. It is Dynegy’s position that given a 75-day option should be rejected because of the added premium for that lengthened window, it follows with substantially more force that a 365-day window must be rejected due to the much larger premium.
     Dynegy argues that even if this premium only affects the pricing on 25% of the CPP-A load, this still means that a 3.35% premium might be added to every CPP-A customer’s bill, a much larger premium than Staff was willing to advocate with respect to the 75-day window. It is Dynegy’s position that even recognizing that ComEd has crafted its surrebuttal proposal as a package deal, the Commission should reject this aspect (and, if need be, the entire surrebuttal proposal) rather than foist upon all CPP-A customers such a large premium.

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               d. Commission’s Analysis and Conclusions
     The first issue relates to new customer accounts electing to take CPP-A service outside the enrollment window. ComEd and Staff appear to agree that allowing new customers to elect CPP-A service outside the enrollment window is appropriate and no other party seems to object to this plan. It is therefore approved. Additionally, during this proceeding there was disagreement between ComEd and Staff regarding whether the definition of new accounts would permit successor accounts to existing customers to elect to take CPP-A service outside the enrollment. While it appears that ComEd and Staff may have reached agreement on this issue, the Commission, nevertheless, finds ComEd’s arguments on this issue convincing. The Commission believes it is appropriate to accommodate new customers and allow them to participate in the competitive retail market, however, it would be overly burdensome to require ComEd to investigate the whether successor accounts are actually new customers. As a result, the Commission will not impose this burden on ComEd and successor accounts will not be exempt from selecting CPP-A service during the enrollment window adopted in this Order. To the extent Staff is still pursuing this proposal, it is rejected.
     As the Commission understands it, ComEd and Staff advocate a process whereby CPP-A eligible customers that were on Rate 6, 6L, and Rate 24 that were migrated to the annual default rate can switch to delivery service and obtain supply service from a RES with 7 days notice. Whereas, they propose CPP-A eligible customers that were taking delivery service with Rider PPO or ISS (ComEd supply) and elected the annual default rate must remain for the full annual term. Dynegy objects to the proposal that would allow Rate 6, 6L and Rate 24 customers to migrate to RES supply outside the enrollment window.
     In essence, ComEd and Staff endorse this open enrollment process because they believe the benefits for these customers and the competitive retail market exceed any potential increase in cost that suppliers in the auction will demand. Dynegy takes the opposite view.
     In the Commission’s view, there is no clear way to compare the costs and benefits to ratepayers and suppliers that depend on the conclusion reached on this issue. It is clear, however, that the Commission would like to encourage competition in the retail marketplace. Additionally, it is clear that suppliers are free to use the available information and develop bid strategies that are most favorable to them. Thus, the Commission believes it is in the public interest to adopt the proposed open enrollment process for CPP-A eligible customers that were on Rate 6, 6L and 24. This result will provide much flexibility to customers but should not adversely affect bidders as they will be aware of the result and can incorporate it into their bid strategies.
     ComEd has indicated that it is willing to reduce the advance notice period for termination of CCP-H service from the originally proposed 60 days to seven days under the existing DASR rules. ComEd, however, believes that termination of CPP-H service should only occur on the customer’s normally scheduled meter read date. Staff argues

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that the off-cycle switches should be allowed and should be governed by the existing delivery services rules and charges.
     The Commission has reviewed the argument of the parties and finds that the proposal to reduce the notice requirement to terminate CPP-H service from 60 days to seven days reasonable and it is hereby approved. With respect to off-cycle switching, ComEd is directed to allow customers to terminate CPP-H service on other than the normally scheduled meter read date. As for fees or charges associated with off-cycle switching, ComEd will be permitted to assess charges based upon its effective tariffs. To the extent ComEd demonstrates in an appropriate forum that off-cycle switching causes ComEd to incur costs, ComEd will be permitted to implement tariffs reflecting such costs.
     In the event ComEd, or any other party, believes additional restrictions on either CPP-H customers or their agents are necessary, the Commission would be willing to consider any such additional restrictions in an appropriate forum.
     Finally, the Commission rejects Staff’s proposal to permit bundled fixed price customers to move to hourly service at any time during the supply period. Despite having reviewed ComEd’s briefs and the surrebuttal testimony of Mr. NcNeil (ComEd Ex. 18.0) ComEd’s position on this issue is not clear to the Commission. Nevertheless, the Commission believes adopting Staff’s proposal would be inconsistent with the purpose for enrollment windows adopted herein, might be detrimental to the competitive retail electric market in Illinois and would enhance opportunities for customers to game the system to the detriment of auction bidders.
          8. Limitations and Contingencies
     According to ComEd, the Limitations and Contingencies addresses the contingent competitive procurement processes to be used in the event of auction under subscription or default under an SFC resulting from an auction. ComEd states that the open questions are entirely derivative in that they simply are what conforming changes will be needed to implement the Commission’s decisions on those processes.
     Staff states that it and ComEd stipulated to tariff language that would be included in Rider CPP. Staff says that under the stipulation, should ComEd purchase electricity outside of the auction, ComEd would first provide Staff a report concerning the circumstances of the purchases. Staff also says the stipulation provides that ComEd would not have to file the report if the purchases occurred due to an undersubscription of the auction, and costs incurred in such a situation could be recovered as if they were incurred under a SFC. According to Staff, the Commission could open an investigation to determine whether an act or omission of the Company caused a need for the purchases, whether such acts or omissions were imprudent, and, if so, whether refunds of any incremental costs (i.e., costs above what would have been paid under the SFCs) would be appropriate.

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     Except to the extent modified by other conclusions in this Order, the Commission approves the tariff language stipulated to by ComEd and Staff on the Limitations and Contingencies provisions of Rider CPP. ComEd is directed to file tariffs that conform to the conclusions contained in this Order relating to the Limitations and Contingencies provisions of Rider CPP.
          9. Translation to Retail Charges
     ComEd proposed “translation” formulae (also referred to as “prisms”) to “translate” the results of the CPP-B and CPP-A auction segments and the potential CPP-H auction into retail Supply Charges for each Customer Supply Group, as applicable. According to ComEd, the translation methodology serves to develop ratios that reflect the cost-causation contribution of each Customer Supply Group to the auction (segment) relating to that group, in each auction cycle. ComEd states that the ratios take into account usage (including demands), time of use (peak, off-peak periods), seasonality (summer, and nonsummer periods), and transmission and distribution line losses; and the ratios also take into account forward market costs for electric energy and generation capacity, estimated ancillary transmission services, and costs associated with migration risks. ComEd continues that the methodology applies the ratios to a load weighted average of the clearing prices resulting from the applicable auction (segment), taking into account seasonal supplier payment differences, in order to arrive at the retail Supply Charges for the monthly billing periods in which the charges will be applicable.
          10. Customer Supply Group Migration Risk Factor
               a. ComEd’s Position
     ComEd originally proposed to include a Migration Risk Factor in the translation methodology for calculating CPP-B service Supply Charges, at a time when ComEd was proposing that the Large Load Customer Supply Group would be part of the CPP-B auction segment. ComEd asserts that the Large Load Customer Group had by far the greatest migration risk impact per MWh, more than twice that of the next most significant Group while residential customers had the lowest impact.
     CES, in its direct testimony, supported the concept of a Migration Risk Factor but proposed revisions to the Migration Risk Factor ComEd says that would likely result in a greater allocation of costs to non-residential customers and a lesser allocation of costs to residential customers. Staff and BOMA, in their respective direct testimony, recommended the elimination of the Migration Risk Factor, on various grounds. ComEd, in rebuttal testimony, continued to support its original proposal, while CES, Staff, and BOMA adhered to their respective positions.
     ComEd, in surrebuttal, proposed an integrated “package” of three auction / rate design changes, two of which were to move the Large Load Customer Supply Group out of CPP-B and into CPP-A and to eliminate the Migration Risk Factor from the

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translation methodology for CPP-B. ComEd states that in the interests of narrowing the issues, it is willing to accept the elimination of the Migration Risk Factor in that scenario.
     It is ComEd’s position that if that integrated proposal were not to be approved, however, then ComEd’s formulation of the Migration Risk Factor (not that of CES) should be incorporated within the CPP B translation methodology.
               b. Staff’s Position
     Staff objected to ComEd’s original proposal arguing that it is deficient in both theory and practice. Staff claims it is poor policy because it sends the wrong message to consumers concerning their role in the development of a competitive electricity marketplace.
     Staff further asserts ComEd’s proposal is counter-productive from an overall cost standpoint because the factor increases the share of bundled power costs paid by the larger customers that are most likely to migrate to RES service. Staff also complains that ComEd can identify no other utility that has implemented a migration risk factor. Staff states that the proposal seeks to estimate this cost for suppliers indirectly by estimating the value of migration for consumers. Staff contends that whatever value the migration option offers for consumers, it does not explain what cost migration risk might impose on suppliers.
     According to Staff, ComEd’s Initial Brief offers no meaningful evidence beyond a statement that the migration risk factor should be approved in the event the CPP-B auction remains unchanged. In Staff’s view, this leaves the Commission with no basis for adopting the migration risk factor. Staff claims it has presented numerous compelling arguments explaining why the migration risk factor should be rejected. Staff believes these arguments give the Commission ample basis to reject the migration risk proposal whether or not the CPP-B auction pool is reduced.
     As for the arguments of CES, Staff claims they amount to speculation on the part of the witnesses about what drives customer decisions concerning PPO and RES service. (Staff brief at 162) According to Staff, the starting point for the CES position is the assumption that the migration risk factor is reasonable and CES focuses its attention on why its proposed revisions should be adopted. Staff says it is CES’ position that ComEd should have assumed that 100%, rather than 50%, of PPO load migrates to alternative supply and that ComEd should have assumed that forward price volatility should have been tied more closely to the auction date. Staff states that CES proposed to increase the size of the migration risk factor and, thereby, increase the relative cost of power for larger customers within the CPP-B auction who are most likely to migrate to alternative supply.
     Staff claims that while customers are concerned about price, the decision to receive RES service is about more than just price. According to Staff, it also involves relying on market forces, rather than regulation, to ensure the price and quality of the

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power received. In deciding to migrate to RES service, customers must have confidence that the market can meet their needs over the longer term. In Staff’s view, to argue that this decision is solely based on price oversimplifies a more complicated decision-making process.
     Staff labels as flawed, CES’ assertion that ComEd’s approach understates price volatility which leads to a lower migration risk factor calculation. CES complains that ComEd used too long a time period (1.5 years) to measure price volatility whereas a shorter time frame would increase price volatility and raise the migration risk factor. According to Staff, the key factor for migration risk is not forward price volatility but rather relative power prices of bundled and RES-supplied power. Staff claims the key question is how volatility impacts the relative prices of these two service options. According to Staff, neither the Company, nor CES provide any meaningful answer to this question. In Staff’s view, the problem again lies with the estimation approach that supports the positions of both the Company and CES. Staff believes this further demonstrates why the Commission should reject the concept of a migration risk factor in its entirety.
               c. CES’ Position
     CES expressed support for ComEd’s proposed translation mechanism because it believes it appropriately includes an adjustment to reflect the migration risk within each customer group. CES asserts, however, that the size of the factor should be greater than ComEd proposed. Specifically, CES supports a higher number by asserting that 100% of Power Purchase Option (“PPO”) load that should be considered “at risk” of migration, rather than 50% under the ComEd proposal. In support of its position, CES cited movements by customers in and out of PPO and RES service as evidence of their willingness to switch solely on the basis of price.
     CES suggests that ComEd’s modified customer groupings, as revealed in the Company’s surrebuttal testimony, largely resolves the problem inherent in the development and application of any migration risk premium allocation. CES says that once the 400 kW to 1 MW customer group is removed from the CPP-B product and included with the CPP-A product, any migration risk premium that suppliers might include in the blended product auction price would be smaller and easier to handle, and any error in managing that allocation would have fewer consequences.
     CES states that by expanding the CPP-A product to include the 400 kW to 1 MW customers, whatever migration risk premium suppliers priced into their bids would be related to and allocated among customers within that group. This would obviate any need to use the Prism to allocate any premium as it might be related to this customer group. CES also suggests that the allocation method in the Prism, as originally advocated by ComEd, relies on historical switching levels rather than on market expectations of prospective switching by customers under 1 MW. CES favors the Company’s revised proposal, as proposed in surrebuttal testimony, as the inclusion of

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the 400 kW to 1 MW customers into the CPP-A product group, will isolate any migration risk premium to that group in the auction itself.
     In its reply brief, CES argues that regardless of the customer groupings that the Commission ultimately adopts, the Commission should direct ComEd to include a properly-calculated migration risk factor in its translation tariff. CES believes such a migration risk factor is a necessary element of any translation methodology, and is required to account for prevailing market conditions at the time bids are formulated and to minimize the volatility of short-term fluctuations in forward prices due to potential anomalies in market conditions. CES asserts that rather than eliminating the migration risk factor from the translation methodology for calculating the CPP-B Supply Charges as proposed by ComEd and Staff, the Commission should order ComEd to revise its migration risk factor to more accurately account for: (1) the amount of load that is likely to switch if savings were available; and (2) the volatility associated with the forward price for a given delivery period.
     According to CES, numerous expert witnesses testified on behalf of ComEd, CES, and customer groups that wholesale suppliers will make assumptions about the migration risk factor, and that these assumptions will be informed by the observations and experiences of prior switching behavior of the customers in the ComEd service territory. CES asserts that pretending this risk factor does not exist will not make it go away. CES claims that ComEd’s originally-proposed translation mechanism or “Prism” appropriately included an adjustment to reflect the migration risk within each customer group.
     CES recommends that the Commission reject the proposals of ComEd and Staff to eliminate a migration risk factor from the translation methodology for calculating the CPP-B service Supply Charges and to order ComEd to revise its migration risk factor to more accurately assign costs to each customer class.
               d. BOMA’s Position
     BOMA’s position is that no customer supply group migration risk factor should be used in the translation of the CPP-B auction prices into retail rates regardless of the customer classes which are offered the CPP-B auction product. BOMA disputes the validity of ComEd’s premise that a customer supply group migration risk factor could be calculated for post-2006 rates for different customer classes based on switching statistics during the transition period. BOMA argues that larger customers will want to lock in electricity costs through long-term contracts with competitive electric suppliers post-2006 since ComEd’s post-2006 bundled rates will change at least annually. BOMA asserts that these long-term contracts could significantly change customers’ switching behavior post-2006. BOMA believes that the unpredictability of switching between ComEd and competitive suppliers post-2006 means that ComEd’s calculation of customer supply group migration risk factors based on transition period statistics will unfairly shift costs to larger non-residential customers.

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     In its reply brief, BOMA says ComEd admits that it cannot accurately estimate the supplier risk premium resulting from migration risks within the CPP-B auction segment but wants approval to use it anyway if the 400 kW – 1MW customer class is included in this segment.
     BOMA maintains that ComEd has not provided any empirical evidence that the methodology ComEd used to formulate its migration risk factor is a reasonable or meaningful estimate of the risk premium a winning bidder in the auction might add to its supply price to account for migration risks. BOMA concludes that regardless of whether the Commission approves or rejects ComEd’s current proposal to include the 400 kW – 1 MW customer class in the CPP-B auction segment, the Commission should not allow ComEd to use a customer supply group migration risk factor in translating CPP-B auction prices into retail rates.
               e. Commission’s Analysis and Conclusions
     The Commission has reviewed the record, as well as the arguments of the parties, regarding migration risk factors. In the Commission’s view, it seems entirely logical that the when developing bidding strategies and prices suppliers will consider the likelihood and level of possible customer switching. However, the record does not support including a migration risk factor.
     The divergence of opinions regarding the anticipated level of customer switching makes the Commission uncomfortable in administratively establishing a migration factor. The differences relate to not only the underlying rationale for estimating customer migration as well as the resulting estimates of customer migration. The Commission simply does not find the arguments for adopting a migration factor convincing and the record attempting to quantify future migration is weak, at best.
     Given the record on this issue, the Commission finds it is best to allow suppliers to include in their bids their expectations of customer migration. At this time, the Commission rejects the proposals to include an explicit migration risk factor.
          11. Market Cost Information–Market Energy Costs
     ComEd proposes to use, within the Market Cost Information component of the formulae, forward prices for electricity delivered into the Northern Illinois Hub (“Ni-Hub”), by peak and off-peak period, for each month for which retail Supply Charges are being determined. According to ComEd, no witness is advocating use of LMPs and its proposed use of forward price data in the translation formulae should be approved.
     The Commission approves ComEd’s use of forward price information in the translation formulae.

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          12. Accuracy Assurance Mechanisms and Subsequent Review/Contingencies
               a. ComEd’s Position
     According to ComEd, the Accuracy Assurance Mechanism (“AAM”) part of Rider CPP is intended to ensure accurate cost recovery, which benefits customers and the utility alike. The AAM part provides for a monthly charge or credit (depending on the underlying calculations applicable to any given month) called the Accuracy Assurance Factor (“AAF”).
     ComEd states that the AAF is composed of two factors, the Customer Demand and Usage (“CDU”) Factor and the Contingency Factor (“CF”). ComEd says the CDU Factor serves to balance the amounts billed to retail customers taking ComEd supply service with payments made to suppliers as a function of the contract terms and prices determined in accordance with Rider CPP, and based on changes in retail customers’ usage and demands. The need for this factor stems from the fact that there will be differences between retail customers’ actual demands and usage and the historical retail customer demand and usage data used in developing the wholesale to retail translation ratios. ComEd says the CF addresses the Company’s net costs in the event of use of the contingent wholesale market competitive procurement processes provided for in the Limitations and Contingencies part of proposed Rider CPP. ComEd states that Rider CPP provides for ComEd’s submitting to the Commission, on a monthly basis, informational filings regarding the AAF and the underlying data and calculations.
     Numerous issues relating to the AAM part of Rider CPP have been resolved, subject to the Commission’s approval. Staff and ComEd have reached an accord on ComEd’s conducting an annual internal audit of costs and recoveries under Rider CPP and ComEd’s filing a copy of the report to Staff by April 30th of each year.
     Staff and ComEd also have reached an accord on ComEd’s filing with the Staff, by April 30th of each year, an annual report that summarizes the operation of the AAM part for the previous year. ComEd’s current understanding is that Staff is amenable to working out the details of the format and content of ComEd’s monthly informational filing setting forth the AAFs. ComEd’s understanding is that Staff no longer disputes ComEd’s identification of the particular expense and revenues Accounts within the Uniform System of Accounts (the “USoA”) that should be used to record the components of the AAF calculations. ComEd, in its rebuttal testimony, agreed to modify language of the AAM part to clarify that certain components of the formulae therein are calculated on an accrual basis, in accord with Staff’s preference. ComEd, in its surrebuttal testimony, accepted Staff’s proposal that ComEd use forecasts in the CDU Factor and CF formulae denominators, with some limited conforming and related language changes that ComEd says are appropriate and that, as far as ComEd knows, are not contested by Staff. ComEd and Staff are in partial agreement on the addition of a factor to the CDU Factor and CF calculations — referred to by ComEd as “Factor A” and by Staff as “Factor O” — to reflect adjustments for refunds or additional collections,

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but ComEd and Staff differ in part on both the substance and the name of this factor. ComEd, in its rebuttal testimony, accepted Staff’s proposal to add interest components to the CDU Factor and the CF. ComEd clarified that it does not propose to include supply-related uncollectibles expenses in the balancing provided for in the AAM part, addressing a Staff concern. ComEd clarified that it does not intend to bill the AAF on a prorated basis, addressing another Staff concern.
     ComEd proposed to make its monthly informational filings setting forth the AAFs no later than the third business day before the monthly billing period in which the AAFs will be applicable. According to ComEd, Staff, in its direct testimony, proposed that the filings should be postmarked by the twentieth day of the month before the monthly billing period in which the AAFs will be applicable. Staff further proposed that if an informational filing were to be submitted after the twentieth day, then it would be accepted only if it corrected an informational filing that was filed by that deadline for the same month. Staff also argued that if an informational filing did not meet those timing criteria, then it would be accepted only if filed as a special permission filing under 220 ILCS 5/9–201(a) and 83 Illinois Administrative Code Part 255. Staff, in its rebuttal testimony, adhered to those criteria and that legal position, and offered the possible revision of changing the AAF determination from one made over two months to one made over three months to give ComEd more time to prepare the filings.
     ComEd argues that while this disagreement might seem like a “detail”, Staff’s position, if it were adopted, would unnecessarily cause serious practical problems for customers as well as the utility. ComEd claims that to submit the AAF informational filing any sooner may well have the unintended effect of undermining ComEd’s efforts to ensure the accuracy of such calculations. Because of the importance of accurately billing its customers, ComEd says it needs to extensively test any changes in rates in its billing system prior to the first billing day of the cycle. Under Staff’s proposal, ComEd complains that there would be insufficient time to re-process and re-test any changes made after the twentieth of the calendar month. Once changes to rates are entered into the billing system, adjustments to those rates likely could not be processed and tested until the next billing cycle/month because the testing process must be completed before subsequent changes could be incorporated. According to ComEd, a filing deadline of the twentieth of the calendar month would not create sufficient time for the error correction process Staff’s proposal contemplates.
     According to ComEd, Staff, after listing dozens of issues as to the AAM part on which ComEd reached agreement with Staff, appears to criticize ComEd for its unwillingness to compromise on this particular issue. ComEd says it did not compromise here because its proposed due date is in the best interests of customers and the utility.
     ComEd also says it cannot accept Staff’s proposal to extend the lag period to three months. In light of the fact that the purpose of the AAF is to balance the several billions of dollars of revenues and expenses that will be incurred annually, ComEd has proposed a process that would minimize the lag to the shortest period practicable (i.e., a

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two month lag). ComEd believes it is important for both customers and ComEd to reflect the appropriate charge or credit through the AAF in as timely a fashion as possible. Therefore, ComEd believes it would be inappropriate to inject an additional month’s delay into the process. ComEd claims that ComEd and Exelon Corporation controls for the calculation and implementation of the AAFs will ensure that customer bills reflect the appropriate factors. ComEd says such processes will result in accurate monthly AAF calculations, thereby minimizing the likelihood of such an occurrence and eliminating the need for lengthy Staff reviews of the monthly informational filings.
     In ComEd’s view, to delay the AAF by a month, in any given month, is needlessly going to cause either customers or the utility to lose the time value of money, possibly very substantial amounts in the aggregate, and that would occur every month, one way or the other. ComEd also argues that delays in implementing CPP-B and CPP A-AAFs could even jeopardize rate stability.
     According to ComEd, Staff does not, and cannot, argue that, under ComEd’s proposal, an error in an AAF, if such were to occur, will not be corrected. ComEd argues that such an error is highly unlikely, although, if Staff’s proposal led to AAF changes being implemented without extensive testing, then they would be more likely. ComEd maintains that under its proposal, any such error will be corrected in the following monthly billing period.
     ComEd also asserts that Staff’s proposal regarding special permission filings was impractical, inconsistent with the informational filing process for other Commission-approved formula rates, such as Rider PPO-MI, is potentially burdensome for both the Commission and the utility and could force delays in the implementation of monthly AAFs, thereby jeopardizing rate stability. Additionally, ComEd does not believe that there is any legal basis in 220 ILCS 5/9–201(a) and 83 Illinois Administrative Code 255 that mandate Staff’s proposed requirement of special permission filings.
     ComEd contends that Staff’s special permission reasoning is circular, i.e., it assumes that the Act requires a special permission filing, but it does not actually show that there is any such requirement.
     ComEd recommends that the Commission reject Staff’s proposal for further contested proceedings and for Commission review of ComEd’s identification of the Accounts that should be used to record the components of the AAF calculations, and of the specific sub-Accounts that ultimately will be created for use in those calculations. ComEd describes Staff’s proposal as unprecedented, unwarranted and unreasonable.
     ComEd claims it has identified the correct Accounts in ComEd Ex. 13.2 Revised in accordance with the USoA, establishing that it is inappropriate and detrimental from an accounting and internal controls perspective to create the sub-Accounts prematurely (before the CPP auctions) as Staff proposes, and asserts that Staff’s proposal is unjustified, inappropriate, and detrimental. ComEd further contends that Staff apparently does not now dispute ComEd’s identification in ComEd Ex. 13.2 Revised of

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the particular Accounts that should be used to record the components of the AAF calculations.
     In its reply brief, ComEd argues that the language of Rider CPP, not the Accounts or sub-Accounts that ComEd uses to account for costs and revenues should and does determine which categories of costs and revenues properly flow through the AAF calculations.
     According to ComEd, Staff’s observation that some of the Accounts in ComEd Ex. 13.2 (Revised) will include other costs and revenues that do not belong in the AAF calculation is not relevant. ComEd maintains that it is the tariff that determines which costs and revenues properly flow through the AAF calculation. ComEd says it is simply complying with the USoA and that does not mean that any costs or revenues included in those Accounts, that do not belong in the AAF calculation, by virtue of those Accounts being listed in ComEd Ex. 13.2 (Revised), become “eligible” for inclusion in the calculation.
     In ComEd’s view, Staff’s complaint that ComEd’s proposal does not provide Staff or the Commission any process by which to contest the future decisions that ComEd makes in determining the appropriate sub-accounts to flow through the AAF mechanism, is incorrect and ignores ComEd’s express commitment to work with Staff on this subject.
     ComEd claims that it and Staff are in partial agreement on the addition of a factor to the CDU Factor and CF calculations — referred to by ComEd as “Factor A” and by Staff as “Factor O” — to reflect adjustments for refunds or additional collections, but ComEd and Staff differ on both the substance, in two respects, and the name of this factor. ComEd claims the first substantive dispute is simple. Staff wishes Factor A to be limited to adjustments made pursuant to a Commission Order. ComEd believes, however, that Factor A should cover both adjustments made based on the utility working with Staff to resolve disputed issues without a formal Commission proceeding and adjustments made pursuant to a Commission Order. ComEd argues that to assume, or require, that all such disputed issues be resolved through formal proceedings, when they might well be resolved by Staff and ComEd working together and reaching an accord, would be unnecessary, overly litigious, and administratively burdensome on ComEd, Staff, and the Commission, and potentially other stakeholders, and it could unnecessarily delay, possibly for extended periods, the correction of errors, which may have significant adverse consequences for customers and the utility.
     According to ComEd, Staff’s Initial Brief has simplified, somewhat, the first substantive issue, which relates to informal dispute resolution, and the issue of the name of the factor. Staff agrees that, if the Commission agrees with ComEd’s position, that Staff and ComEd should be allowed to attempt to resolve any disputes regarding AAF calculations on an informal basis, then the adjustment factor may then be named “Factor A.” ComEd says Staff argues, however, that, if the Commission agrees with Staff’s position, that resolution of such disputes should not be allowed on an informal

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basis, and that they should only be resolved through the automatic annual docketed reconciliation proceedings, then the adjustment factor should be called “Factor O” for “ordered.”
     In ComEd’s view, it is not clear why Staff has coupled the question of whether Staff and ComEd should be allowed to attempt to resolve any disputes regarding AAF calculations on an informal basis with the question of whether there should be automatic annual docketed reconciliation proceedings. ComEd sees no reason that such disputes cannot or should not be resolved informally when possible, even if, hypothetically, there were to be such proceedings. According to ComEd, the evidence shows that: (1) Factor A should cover both adjustments made based on the utility working with Staff to resolve disputed issues without a formal Commission proceeding and adjustments made pursuant to a Commission Order, if any; (2) to assume, or require, that all such disputed issues be resolved through formal proceedings only would be unnecessary, overly litigious, and administratively burdensome on ComEd, Staff, and the Commission, and potentially other stakeholders; and (3) such a requirement could unnecessarily delay, possibly for extended periods, the correction of errors, which may significantly harm customers and the utility.
     ComEd says the gist of the second substantive dispute relating to Factor A also is simple. ComEd proposed that Factor A permit ComEd to amortize adjustments over multiple effective periods with interest. Staff objected, arguing that the only Commission should determine the amortization period. ComEd states that Staff’s position assumes, however, that all possible Factor A adjustments will be litigated to a final Order in front of the Commission, a proposition with which ComEd does not agree. ComEd believes its proposed language should be approved, unless the Commission determines that the sole method of dealing with such disputed issues should be a contested case before the Commission.
     ComEd asserts that Staff’s Initial Brief did not expressly address the second substantive dispute relating to Factor A, whether Factor A should permit ComEd to amortize adjustments over multiple effective periods with interest (interest is included because Staff proposed it). According to ComEd, Staff presumably agrees, however, that Factor A should permit such, if the Commission approves ComEd’s position on allowing informal as well as formal dispute resolution.
     According to ComEd, the disagreement over the name of Factor A / Factor O reflects the underlying substantive dispute regarding whether the sole method of dealing with Factor A adjustments should be a contested case before the Commission. Staff prefers “Factor O” because O stands for ordered, and opposes “Factor A” because it is a term in 83 Illinois Administrative Code Part 525, Section 525.50, relating to purchase gas adjustment (“PGA”) clauses. ComEd disagrees with the former, and does not believe there is any actual likelihood of confusing it with a gas utility with a PGA clause. ComEd believes that “A” for adjustment makes the most sense, but is willing to accommodate Staff by using another letter if there truly is a confusion concern, provided

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that it should not be “O” unless the Commission approves Staff’s underlying substantive position on resolving all such matters through Commission Orders.
     In its reply brief, ComEd says that with respect to “Factor A” in the AAM part, Staff mistakenly listed conditional agreements on language as unconditional agreements on the underlying substantive issues.
     ComEd states that if the Commission agrees that informal as well as formal resolution of issues relating to possible Factor A adjustments are appropriate, then the Commission also should approve ComEd’s position that the interest component of Factor A should run from when the erroneous AAF was applied through when it was corrected. ComEd claims that Staff’s position, that interest should run only from the date of the Commission Order through the correction of the AAF assumes Staff’s view regarding the sole method of dispute resolution here and, also, would seem to be inconsistent with the rationale for an interest component.
     ComEd recommends that the Commission approve Staff’s and ComEd’s final revised proposal regarding review of Supply Charges and AAFs, which involves proposed language for the CPP Timeline section of the Competitive Procurement Process part of Rider CPP, on Original Sheet No. 269. Staff’s and ComEd’s proposed language permits, among other things, Commission review of calculations of Supply Charges and AAFs and of whether ComEd has included only those costs authorized to be included by the Commission’s Order in this Docket, and also permits appropriate relief, including refunds, as stated more specifically in that language. ComEd says Staff’s witness confirmed that the final proposed language is appropriate.
     ComEd also recommends that the Commission approve Staff’s and ComEd’s final revised proposal regarding review in certain contingent scenarios. According to ComEd, the additional language, which is found in ComEd Cross Ex. 11, requires ComEd to provide reports to Staff, and provides an opportunity to review, informally and, on the Commission’s own motion or upon complaint, formally, actions and omissions taken by ComEd, when ComEd procures full requirements electric supply under the Limitations and Contingencies part, when not due to an under subscription or a volume reduction, as stated more specifically in that language. The additional language addresses the concerns raised by Staff and provides for more expansive reporting and Commission review than ComEd originally proposed and also than ComEd proposed in its rebuttal testimony.
               b. Staff’s Position
     Staff witness Selvaggio made various proposals regarding the tariff language for the Accuracy Assurance Mechanisms proposed by the Company in its Proposed ILL. C. C. No. 4, Original Sheet No. 291; the formula to calculate the CDU Factor for the CPP Auction-Blended Segment and the CPP Auction-Annual Segment (Proposed ILL. C. C. No. 4, Original Sheet Nos. 291 and 292); the calculation of the CDU Factor for the CPP-H Auction Segment (Proposed ILL. C. C. No. 4, Original Sheet No. 292); and the

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formula for the Contingency Factor (“CF”) (Proposed ILL. C. C. No. 4, Original Sheet No. 293) in direct testimony. Staff’s brief identifies those proposals that ComEd accepted.
     When a contingency circumstance or the lack of a CPP-H auction requires ComEd to procure contingent energy on the spot market and incur ancillary service transmission expenses, Staff agreed that it would be appropriate for ancillary service transmission expenses and recorded in Account 566, Miscellaneous Transmission Expenses, to be recovered through the AAF as indicated on ComEd Exhibit 13.2 Revised rather than through Rider TS – CPP as had been originally proposed by Staff.
     After ComEd filed its surrebuttal testimony, Staff and ComEd reached a mutual agreement on acceptable language for Original Sheet No. 269, which was admitted into evidence without objection as Joint Ex. 1. As a result, Staff recommends that the Commission adopt the language concerning Commission oversight in Original Sheet No. 269 as agreed to by Staff and ComEd as set forth in Joint Ex. 1.
     ComEd proposed that its monthly AAF informational filings and supporting workpapers be filed at least three business days prior to the start of the monthly billing period to which they are applied. Staff claims that the complexity of the information in the filings and the possibility of errors forms the basis for its opposition to the three business day filing date proposal. Staff believes that a three day review period would not provide sufficient time for Staff to complete its review and for the Company to resubmit its filing if an error was detected. Staff proposed that ComEd’s monthly AAF filings be postmarked by the 20th day of the filing month. Staff further proposed that any filings postmarked after the 20th of the filing month be accepted only if submitted as a special permission filing under the provision of Section 9-201(a) of the Act and 83 Ill. Adm. Code 255.
     With respect to the filing date dilemma, Staff believes it has proposed a sensible solution to ComEd’s problems. Staff suggested that ComEd use a three month lag rather than a two month lag in using data for the AAF computation. Staff says Rider CPP as filed provides that for any filing month, ComEd’s AAF calculation would be based on actual cost data for the second preceding month. For example, under ComEd’s proposal, an AAF filing for the monthly rate to be billed in April 2007 (i.e., filing made at the end of March 2007) would be based on actual costs for February 2007. Under Staff’s 20th day of the filing month proposal, the April billing rate would be filed on March 20, 2007. Staff states that under ComEd’s proposal, the April billing rate would be filed no earlier than March 28, 2007. Since ComEd is stating that the twentieth of the month does not allow sufficient time to perform the AAF calculation, change its billing system and make the required filing with the Commission, the appropriate solution to address Staff’s concerns and ComEd’s concerns would be for ComEd to use a three-month lag in the data for its AAF computation. Staff says in the above example, this means ComEd would use data from the third prior month, or January 2007, for the April 2007 AAF filing. Staff contends that a three-month lag would

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allow ComEd additional time to gather the necessary data, test its billing system and make the required Commission filing.
     Staff takes exception to ComEd’s assertion that Staff’s position, if it were adopted, would cause serious practical problems for customers as well as the utility. Staff asserts that ComEd’s “overbroad” argument must be read critically. Staff claims the problem with this purported “fact” — which is the basis for ComEd’s position — is that ComEd has failed to substantiate it in the record. Staff contends that ComEd has yet to identify or discuss any of those “serious practical problems” it claims will result from the Staff proposal.
     According to Staff, it is curious that ComEd continues to oppose Staff’s recommendations, when such proposal would resolve the problems that would, according to ComEd, prevent it from filing on the 20th day of the filing month. Staff asserts that during cross-examination, the ComEd witness agreed that the use of Staff’s proposed three month lag of actual data in performing the monthly AAF calculation would provide the following benefits: allow additional time to complete its accounting close; allow additional time to obtain the components of the monthly AAF calculation; and allow additional time to extensively test its billing system.
     Staff complains that ComEd has failed to offer any alternative proposal to address the concerns expressed. Staff argues that because ComEd has provided no legitimate reason for opposing Staff’s solution, the only conclusion to be drawn is that ComEd is opposed to any review or verification, by any party, at any time, of the charges billed and recoveries received under Rider CPP. Staff says such a conclusion would be consistent with ComEd’s opposition to an annual docketed reconciliation proceeding. Staff suggests ComEd does not want any review of its competitive auction process charges and recoveries. In Staff’s view, ComEd believes its charges, its AAF computation, and its reconciliation should be accepted on its face.
     Staff asserts that four Illinois gas utilities, Illinois Gas Company, Ameren IP, Interstate Power Company and South Beloit Water Gas and Electric Company in their monthly PGA filings used a three-month lag in incorporating actual data. Staff further argues that a three-month lag would allow ComEd additional time to complete its accounting close processes and would provide ComEd additional time so that the components of the calculation were readily available. Finally, Staff claims a three-month lag would provide additional time for ComEd to extensively test its billing system.
     Staff claims that Ameren, in its companion procurement dockets (05-0160/0161/0162 (consol.)), has agreed to file the required monthly informational filings by the 20th day of the filing month. Staff recommends that the Commission require ComEd to modify its Rider CPP so that its monthly AFF informational filing are filed no later than the 20th day of the filing month.
     Under Staff’s proposal, any AAF filings postmarked after the 20th of the filing month but prior to the first day of the effective month would be accepted only if its

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purpose is to correct an error or errors from a previous filing for the same effective month. Any other filings postmarked after that date would be accepted only if submitted as a special permission filing under Section 9-201 of the Act and the notice requirements pursuant to 83 Ill. Adm. Code 255.
     ComEd opposed Staff’s proposed late AAF filing requirements, in part, because it believes such requirements are inconsistent with the informational process approved for other formula rates, such as Rider PPO-MI, because ComEd does not need specific Commission approval to file its monthly AAF filing past the due date, and because Staff’s proposal is potentially burdensome on both the Commission and ComEd.
     Staff says it is not aware of any language in Rider PPO-MI that waives any requirement of the Act, including Section 9-201(a), for ComEd. Second, regardless of whether it may be a potential burden or not, Staff argues that it and ComEd have a duty to comply with the provisions of the Act. Lastly, Staff claims that eliminating Commission approval in this instance would be inconsistent with the Commission’s practice with respect to the current operations of other riders, i.e., the Fuel Adjustment Clause (“FAC”) and Purchased Gas Adjustment Clause (“PGA”). According to Staff, any utility that submits its monthly FAC or PGA filing after the due date can only bill a late-filed-rate after it makes a Section 9-201(a) request and receives Commission approval.
     It is Staff’s position that the Commission’s order in this proceeding should require ComEd to modify Rider CPP so that any monthly informational AAF filing postmarked after the 20th day of the filing month will be accepted only if it corrects an error (or errors) from a previous filing for the same effective month. Staff proposes that any other filings postmarked after the 20th day of the filing month would be accepted only if submitted as a special permission filing under Section 9-201(a) of the Act.
     According to Staff, if the Commission does not approve the recommendation for the Commission to initiate annual proceedings to reconcile the cost of full requirements electric supply purchased with revenues recorded, Rider CPP should be modified to give the Commission authority to determine the revenue and cost sub-accounts that are to be included as components of the AAF Rate.
     In Staff’s view, the procedure is necessary in order for the Commission and all interested parties to know what revenues and costs are supposed to constitute the components of the AAF calculation. Staff believes that unless there is an automatic annual reconciliation proceeding, the Commission may not have the opportunity to review the revenue and cost components that formulate the AAF rate each year. With the knowledge of what costs ComEd intends to recover as its true costs, the Commission is assured that ComEd is recovering no more and no less of its true costs through the accuracy assurance mechanism.
     ComEd implies that the identification of costs to be recoverable through the AAF will be readily apparent and without issue as ComEd intends to track the cost

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components of the AAF Algorithms by supplier, and perhaps by tranche, in sufficient detail as to be readily auditable by Staff. However, Staff maintains that the identification of costs to be recoverable through the AAF is not readily apparent as more than just the cost of power supply will be recovered through the AAF.
     As an alternative to Staff’s proposed procedure, ComEd has offered to meet with Staff when the necessary information is available and ComEd has determined the appropriate sub-accounts in order to facilitate Staff’s understanding and review of the decisions that ComEd made in setting up such accounts. However, Staff believes ComEd’s proposal does not provide Staff or the Commission any process by which to contest the future decisions that ComEd makes in determining the appropriate sub-accounts to flow through the AAF mechanism. Staff maintains that ComEd’s process is informal, vague and insufficient to provide Staff and other parties assurance that ComEd would be recovering no more and no less than the procurement costs through Rider CPP.
     In Staff’s view, ComEd’s Initial Brief and draft order are somewhat misleading to the extent they represent that Staff no longer disputes ComEd’s identification of the particular expense and revenue accounts within the Uniform System of Accounts that should be used to record the components of the AAF calculations. Staff is puzzled by ComEd in this regard, as the transcript reference provided (Tr., pp. 1123-1129) does not support the claim intended.
     Staff states that in rebuttal testimony, Staff witness Selvaggio maintained her position that tariff language should be modified to give the Commission authority to determine the revenue and cost accounts that are to be used to calculate the AAF. Staff adds that during cross examination, Ms. Selvaggio did not change her position. She testified as having some difficulty understanding how some of the accounts identified by ComEd on ComEd Ex. 13.2 Revised were appropriate, but that she was unaware of any accounts that should be listed that was not included on ComEd Ex. 13.2 Revised. Staff states that when asked whether she agreed that ComEd had limited the number of accounts under the USOA to be considered in the calculation from hundreds down to 16, Ms. Selvaggio expressed concern that two of the accounts listed, Account 232 Accounts Payable and Account 234 Accounts Payable to Associated Companies, do not limit the expenses and cash disbursements that would be eligible to flow through the AAF Factor as all expenses of the Company run through those accounts including those costs that would be unrelated to the auction. (Staff reply brief at 82, citing Tr. 1124-1126) Staff contends that the only thing to which Ms. Selvaggio did agree was that Account 566 Miscellaneous Transmission Expenses seems to be appropriately listed on ComEd Exhibit 13.2.
     Staff continues to dispute the identification of particular expense and revenue accounts within the USOA that should be used to record the components of the AAF calculations. Staff argues that absent an automatic annual reconciliation of costs and revenues included in the AAF, the Commission must have the authority to review the

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cost and revenue accounts that ComEd proposes to be considered in the AAF calculation.
     Staff says ComEd complains that sub-Accounts cannot be created prematurely as Staff proposes. Staff asserts, however, that it never proposed that the sub-Accounts should be created before the Auction. Staff agrees that it is best to create the accounts after the Auction has occurred and has proposed tariff language that provides for ComEd to make a compliance filing in Docket No. 05-0159, with notice to all parties on the service list, within 30 days after the first auction is completed. According to Staff, the compliance filing would include the list of sub-accounts and sub-account descriptions to be used to record such billings and costs.
     Staff agrees with ComEd that its proposal for further hearings that would allow the Commission to review the accounts that should be included in the AAF calculations may be unprecedented, but Staff contends Rider CPP is also unprecedented. Staff argues that without its proposal, the Commission will be ignorant as to the costs and revenues ComEd intends to include in the AAF mechanism to be recovered from helpless ratepayers.
     To better reflect Staff’s position, Staff provided specific language changes that it believes should be made to the description of Staff’s position as reflected in ComEd’s draft order.
     Staff recommended that the Company’s Factor A component of the CDU and CF Formulas be renamed Factor O to avoid confusion as to the representation of Factor A. Staff agrees that the designation for the Adjustment Factor is dependent on whether the Commission accepts the recommendation for an automatic annual reconciliation.
     Staff states that ComEd agreed to file annual reports and perform internal audits consistent with Staff recommendations.
     In its reply brief, Staff states that ComEd would like Factor A/O to include adjustments that the Company deems to be appropriate without having to obtain Commission approval. In contrast, Staff advocates that Factor A/O should be limited to adjustments made pursuant to a Commission order. According to Staff, ComEd complains that to require all adjustments to be made pursuant to a Commission order would be unnecessary, overly litigious, and administratively burdensome. However, Staff maintains that it is imperative that only adjustments ordered by the Commission be allowed to impact the rate in order to preserve the integrity of the AAF mechanism. Staff argues that if ComEd is allowed to inject unknown variables into the calculation, the AAF rates will be dubious. In Staff’s view, only a Commission order provides the documentation that an adjustment was evaluated sufficiently to warrant recognition in the AAF rate. It appears to Staff that ComEd would prefer the Commission not to be involved whatsoever in reviewing the costs and revenues that are included in the AAF mechanism.

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     Also in its reply brief, Staff states that ComEd proposes to amortize adjustments included in Factor A/O as it sees fit. Staff recommends that the Commission reject this proposal. It is Staff’s position that the Commission should make that determination in its order that authorizes the adjustment based on the particular circumstances of the adjustment.
c.	Commission’s Analysis and Conclusions
     The Commission directs ComEd to annually conduct an internal audit of costs and recoveries under Rider CPP and to provide a copy of the report to the Manager of the Accounting Department and the Director of the Financial Analysis Division by April 30th of each year. Additionally, the Commission directs ComEd to annually prepare a report that summarizes the operation of the AAM for the previous year and to provide a copy of the report to the Manager of the Accounting Department and the Director of the Financial Analysis Division by April 30th of each year. The other areas of agreement between Staff and ComEd, as identified in Staff’s initial brief at pages 165-170, are also approved.
     ComEd cites the substantial amounts of money at issue in support of its proposal to file the AAF informational statement three business days before the monthly billing period. The Commission, however, believes that the magnitude of dollars at issue justifies not only providing ComEd with adequate time to prepare its informational filing but also for Staff to review the filing. In executing its obligation to protect ratepayers, the Commission finds that to ensure the accuracy of AAF an appropriate review process must be in place. The Commission concludes that Staff’s proposal is superior to ComEd’s and provides proper protections to ratepayers.
     While it is unquestioned that a certain amount of work will be necessary for ComEd to prepare the AAF informational filings, it is also true that a certain, though lesser, amount of work will be necessary to review the filings. Stated simply, the Commission does not believe ComEd’s proposal strikes a reasonable balance. While it may be in ComEd’s best interest to allocate virtually all of the available time to preparing the AAF informational report, the Commission believes it is the public interest to ensure adequate time is available for the Staff to review ComEd’s filing.
     While it is not determinative on this point, the Commission observes that in Docket 05-0160 et al, the Ameren Companies do not object to making filings substantively similar to the ones at issue here by the twentieth business day of each month. The Commission finds it difficult to accept that the Ameren Companies are vastly more efficient, technically more competent or in possession of vastly more resources than ComEd. The Commission rejects ComEd’s proposal and is convinced ComEd, like the Ameren Companies, will be able to effectively and efficiently prepare the informational filings by the twentieth day of each month. Thus, having reviewed the arguments of the parties, the Commission concludes that ComEd will be required to make its monthly AAF informational filings by the twentieth day of the month.

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     Because the Commission has adopted Staff’s primary proposal, a ruling on the merits of Staff’s alternative proposal is not necessary.
     The Commission turns next to whether informational filings that are postmarked after the twentieth day of the month must be submitted as informational filings. The Commission finds little if any support for Staff’s position in Part 255 or Part 425. Staff did not identify any specific provision in these rules in support of its proposal and the Commission finds none. Part 524, the rules governing the PGA clause, however, is a different matter. Section 525.10(c) essentially mirrors Staff’s proposal in this case. It requires filings to be postmarked by the twentieth day of the filing month, states that a filing postmarked after the twentieth will only be accepted if it corrects an error or errors from a timely filed report and requires other reports postmarked after the twentieth day to be filed as a special permission request.
     Staff, again, does not cite specific language in Section 9-201 of the Act in support of its proposal and ComEd asserts there is none. However, the first sentence states, “Unless the Commission otherwise orders, and except as otherwise provided in this Section, no change shall be made by any public utility in any rate or other charge or classification, or in any rule, regulation, practice or contract relating to or affecting any rate or other charge, classification or service, or in any privilege or facility, except after 45 days’ notice to the Commission and to the public as herein provided.” The Act goes on to state, “The Commission, for good cause shown, may allow changes without requiring the 45 days’ notice herein provided for, by an order specifying the changes so to be made and the time when they shall take effect and the manner in which they shall be filed and published.”
     Thus, the Act specifically contemplates what is proposed here. That is, ComEd would be permitted, on less than 45 days’ notice, to change its charges for electric service as provided for in this order. In the Commission’s view, either ComEd’s proposal or Staff’s proposal could be adopted depending upon which is more just and reasonable and which is in the public interest.
     Even though this Order adopts Staff’s proposal that AAF informational statements bear a postmark of the twentieth day or earlier, in the absence of Staff’s special permission filing proposal, there would be no enforcement measure for late filings. The idea that ComEd could simply miss the filing date adopted in this Order and still change its rates based upon a late filed AAF informational statement, which could have extremely limited review, is troubling to the Commission. As the Commission understands ComEd’s proposal, while not what ComEd plans, this is exactly what could happen. As previously stated, the Commission believes that to ensure the accuracy of AAF an appropriate review process and mechanism must be in place. The Commission concludes that any monthly AAF report postmarked after the twentieth of the month but prior to the first day of the effective month will be accepted only if it corrects an error or errors from a timely filed report for the same effective month. Any other report postmarked after that date will be accepted only if submitted as a special permission request under the provisions of Section 9-201(a) of the Act.

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     The record supports a finding that it is premature to identify the revenue and cost sub-accounts that are to be included in the AAF. The Commission appreciates Staff’s concerns that only proper revenue and costs should be included in the AAF. As a result, regardless of whether annual reconciliation proceedings are needed, the Commission believes Staff’s recommendation for a compliance filing is sound. To improve the benefits derived from such a filing, the Commission directs ComEd to meet informally with Staff before it makes the compliance filing in an effort to mutually establish the proper revenue and cost sub-accounts that should be included in the AAF. The Commission directs ComEd to make the compliance filings, as proposed by Staff, within 60 days after the first auction is completed. In the Commission’s view, this should provide ComEd sufficient time to identify the appropriate sub-accounts, meet with Staff and prepare the compliance filing. The Commission does not believe it is necessary, at this time, to require a docketed proceeding to establish the list of sub-accounts. In the event Staff or any other party is not satisfied with the content of ComEd’s compliance filing, the Commission would be willing to reconsider the need for a docketed proceeding at that time.
     While the Commission appreciates Staff’s desire for the Commission to maintain control over Factor A/O and the accounting for procurement costs and revenues, the Commission believes it is reasonable for Factor A/O to accommodate both Commission ordered adjustments as well as adjustments agreed to by Staff and ComEd. The Commission concludes this is an appropriate process by which the CDU and CF formulas track costs and revenues as accurately as possible. To the extent Staff does not agree with a Factor A/O adjustment proposed by ComEd, such a proposal would not be resolved and should not be reflected in the CDU or CF formulas. The Commission notes that elsewhere in this Order, the Commission has determined that annual docketed reconciliations are appropriate to ensure procurement costs and revenues are properly accounted for. This annual process will serve to ensure that ComEd does not abuse the discretion granted here with respect to Factor A/O. Consistent with this conclusion, the Commission adopts ComEd’s proposed name for Factor A.
     ComEd and Staff are in disagreement over whether ComEd should be permitted to amortize adjustments included in Factor A over multiple periods in the absence of a Commission order establishing an appropriate amortization period. In the Commission’s view, Staff’s position on this issue stems in largely, if not entirely, from its position that only Commission ordered adjustments are appropriate. Immediately above the Commission has rejected Staff’s arguments in favor of Commission only ordered adjustments. Similarly, the Commission believes it is appropriate to allow ComEd the discretion to amortize adjustments included in Factor A over multiple periods. The Commission believes such a result will contribute to rate stability and is in the best interests of ratepayers.
     ComEd and Staff also disagree about the starting point for calculating interest resulting from an incorrect AAF. Again, this issue seems, at least to some extent, derivative from previous issues. The Commission concludes that the interest

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component of Factor A should run from when the erroneous AAF was applied through when it was corrected. The Commission believes this result is fair to both ComEd and ratepayers regardless of the direction of the error. In fact, the Commission believes that any other application of interest would be inherently unfair and would improperly penalize either ComEd or ratepayers, depending on the direction of the error.
13.	Alternative Proposals re Service to Self-Generation Customers
a.	IIEC’s Position
     According to IIEC, ComEd proposes to serve self-generation customers with hourly price service. Under ComEd’s proposal, self-generation customers would include non-residential customers with generation capacity on their premises of 100 kW or greater utilizing such generation for any purposes other than emergency purposes, including independent power producers and Qualifying Facilities. ComEd has indicated that in its delivery service rate case filing, demand charges for hourly pricing customers, including self-generation customers, will be applied for each month in which a customer is receiving capacity through the CPP-H auction. The charge will be a per kW-month charge based on each customer’s load as established during the previous summer. Under ComEd’s proposal, hourly pricing customers’ per kW-month charges are set during the five highest peaks in PJM during the previous summer.
     IIEC states that Qualifying Facilities under the Public Utilities Regulatory Policies Act of 1978 (“PURPA”) are considered self-generation customers under ComEd’s proposal. IIEC says under ComEd’s proposal they would be assessed monthly charges based on their demand at the time of the five highest peaks in PJM for the previous summer.
     IIEC asserts that self-generating customers generally have a very low load factor. IIEC claims they generally only draw energy from the utility during limited periods of the year, which are mostly confined to maintenance outages taken during off-peak times of the year. It is IIEC’s position that capacity charges for self-generation customers should reflect their ability to schedule generation maintenance during off-peak periods of the year and the low probability of outages during peak system load conditions or simultaneous with other self-generators’ outages. IIEC claims that ComEd’s existing Rate 18 — Standby Service is an example of a rate that is intended to reflect these PURPA principles.
     IIEC recommends the Commission require ComEd to modify its proposed Rider CPP provisions for hourly pricing customers to either: a) bill self-generating customers taking hourly pricing service for capacity on a per kW-day basis on those days energy is actually taken from ComEd; or b) adjust self-generating customer capacity charges through a rate translation process to reflect the low likelihood that all such customers will experience generation outages at the same time, at the time of system peak, or both, and their ability to commit to performing generation maintenance during off-peak periods of the year.

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     IIEC states that under the per kW-day approach, self-generation customers only pay for capacity on days on which they draw energy from the utility. IIEC claims this properly avoids having these customers pay for capacity when they are not placing a demand on the system. IIEC further asserts that this is consistent with the fact that it is unlikely forced outages for one standby customer will occur at the same time as forced outages for other standby customers or at the system peak, or both.
     According to IIEC, the hourly pricing of energy for these customers acts as a very strong incentive for self-generating customers to adequately maintain their self-generation facilities to minimize the risk of forced outages when demand for capacity is high and to perform maintenance outages during periods when the demand for capacity is low. IIEC says this incentive derives from the fact the hourly energy prices will be based on PJM Locational Marginal Prices (LMP) that can be $1,000 per MWh (i.e., $1 per kWh) or higher, during periods when capacity is in great demand. IIEC states that the per kW-day capacity charge approach is consistent with that proposed by the Ameren Companies in Docket Nos. 05-0160, 05 0161 and 05-0162 for their self-generating customers.
     IIEC states that the self-generation customer’s demand charge under ComEd’s proposal would not be based on the calculated probability of that self-generation customer experiencing an outage during a particular period. IIEC claims that ComEd’s proposal basically exposes self-generation customers to exorbitant capacity charges if they have the misfortune of having a forced outage during one of the five hours that are used to determine capacity responsibilities within PJM. In IIEC’s view, ComEd’s proposal fails to recognize self-generating customers as a group are very unlikely to simultaneously experience outages during the system peak. IIEC argues that individual customers under the ComEd proposal are not given the benefit of group diversity. According to IIEC, a just and reasonable capacity charge for these customers would recognize the costs of covering the risk of a forced outage by any one of them during the period capacity obligations are set.
     In response to ComEd, IIEC says it has not relied on mistaken interpretations and assumptions. IIEC asserts that Mr. Dauphinais’ rebuttal testimony made it clear that ComEd’s clarifications in rebuttal testimony did not fully address the unjustness and unreasonableness of applying a customer’s load established during the previous summer as its billing units under ComEd’s proposed Rider CPP per kW-month charge. IIEC also claims it has not neglected the potential effect of using five of the summer peak hours of the previous summer rather than just a single hour.
     IIEC maintains that it considered any possible mitigating effect of the other four peak summer hours. IIEC also maintains that ComEd has ignored FERC requirements for those self-generation customers that are designated as Qualifying Facilities under PURPA in regard to sales of backup power or maintenance power.

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     IIEC argues that its proposal is one that is consistent with federal law and regulation. IIEC believes ComEd should be required to adopt a per kW-day billing approach for demand for hourly pricing customers, including self-generation customers as Ameren has done in Docket No. 05-0160, et al. If the Commission chooses not to adopt that approach, IIEC wants the Commission to require ComEd to adjust self-generating customer capacity charges through a rate translation process to reflect the low likelihood that all such customers will experience generation outages at the same time, at the time of system peak, or both; and the ability of such customers to commit to performing generation maintenance during off-peak periods of the year.
b.	ComEd’s Position
     ComEd recommends that the Commission reject IIEC’s recommendation that ComEd either (1) charge self-generating customers on a dollars and cents per kilowatt-day basis or (2) create a new translation process for self-generating customers.
     ComEd argues that its approach is consistent with the determination of the auction suppliers’ capacity obligations for each of ComEd’s bundled service customers under PJM and, in turn, ComEd’s financial responsibilities under the CPP-H Supplier Forward Contract.
     ComEd describes as deficient IIEC’s concern about the impact of a customer’s experiencing a single forced outage under peak load conditions, while ignoring the fact that in the wholesale markets administered by PJM, the impact of any single outage on one of the five peak days would be mitigated by good performance on the other four days, and IIEC’s proposing to socialize the total capacity cost of self-generating customers amongst all self-generating customers, including forcing it on independent power producers, by allocating the aggregate capacity obligation for the group on a pro rata basis to each individual customer, which is tantamount to a self-insurance scheme, a scheme that such customers could voluntarily enter into if they choose, but which should not be imposed on them by Commission fiat.
     According to ComEd, IIEC implies that 18 C.F.R. § 295.305(c) requires or supports its position or its alternative position, but IIEC never explains or shows how ComEd’s proposal is inconsistent with the cited legal provision.
     ComEd states that while IIEC emphasizes the ability of some self generating customers to schedule generation maintenance during off peak periods and the low probability of outages during system peaks or simultaneous with other self generating customers’ outages, under ComEd’s proposal, such customers’ demands are determined based on five different peak days of the previous year, not a single peak. ComEd claims this is consistent with the costs those customers will cause ComEd to incur from wholesale suppliers. ComEd also contends that it appears to be consistent with the legal provision IIEC cites.

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c.	Commission’s Analysis and Conclusions
     The Commission rejects IIEC’s proposal to bill self-generating customers on a per kW-day basis on those days energy is actually taken from ComEd. The record shows, contrary to IIEC’s arguments, that this proposal would result in charges that bear no relationship to costs imposed on the system. IIEC’s proposal for a translation process must be rejected for similar reasons; it would result in movement away from a system under which those who impose costs on the system bear those costs. ComEd’s proposal is reasonable and is hereby adopted.
14.	Alternative Proposals re Interruptible Service (ALM and Non-ALM Demand Response)
a.	IIEC’s Position
     According to IIEC, ComEd’s auction does not explicitly provide for demand response through interruptible electric service. Instead, ComEd apparently intends to simply continue its existing Rider CLR — Capacity-Based Load Response and System Reliability Program. IIEC asserts that demand response is critical for mitigating very high market prices and maintaining supply adequacy during periods when supply adequacy is very tight.
     IIEC says that PJM offers an Active Load Management (ALM) Credit Program, an Emergency Load Response Program and an Economic Load Response Program (the latter two collectively being the “non-ALM Programs”). IIEC claims that the ALM Credit Program is best applied in the context of hourly pricing where capacity and energy can be clearly separated. According to IIEC, non-ALM Programs are better applied to customers taking service at a fixed price, since these customers are generally shielded from real-time locational marginal prices.
     IIEC asserts that Rider CLR is inefficient in that it requires customers first to purchase unneeded capacity, and then only provides a credit based on the most recent PJM-operated capacity credit auction. In IIEC’s view, it would be much more efficient to simply forego acquiring capacity for that portion of customer load covered by a PJM ALM credit in the first instance.
     IIEC claims there are two problems with the Rider CLR approach proposed by ComEd. First, customers are compelled to buy capacity they do not require. Second, there is a risk that Rider CPP capacity charges paid upfront (less ancillary service and other PJM charges) will not be equal to the refund customers receive back under Rider CLR. Additionally, IIEC suggests there is no way to quantify the difference between the Rider CLR credit and the cost included in the CPP-H price.
     Initially, IIEC recommended that ComEd modify the CPP-H supplier contract such that only the portion of customer load not covered by ALM capacity credits would be treated as firm load subject to capacity charges. IIEC asserts that because neither

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ComEd nor the CPP-H suppliers would be required to carry any capacity for the portion of customer load covered by the ALM capacity credit, the portion of customer load covered by the ALM credit would not have a capacity charge associated with it and would be interruptible by PJM pursuant to the ALM program. IIEC says any PJM penalties incurred due to the failure of a customer to interrupt service when notified would be directly assignable to the customer.
     In response to ComEd’s assertion that because CPP-H demand charges include ancillary services and other PJM charges in addition to capacity charges, the ALM credits would not offset the CPP-H capacity charges, IIEC says it simplified its proposal. IIEC now recommends that ComEd procure all energy and ancillary services, for the ALM credited portion of customer load, directly from PJM since capacity is not required to serve this portion of customer load. IIEC says ComEd would simply pass on to the customer the charges PJM assesses to serve this customer, including any PJM penalties associated with the customer failing to interrupt when called upon to do so by PJM. Under IIEC’s modified proposal, the customer would have to designate in advance the ALM credited load as first through the meter, last through the meter or a percentage of total customer load consistent with the split load designation options already provided for under ComEd’s existing Rate RCDS.
     IIEC claims its modified proposal parallels ComEd’s post-PJM RPM proposal for hourly pricing service. IIEC states that under that proposal, after the implementation of the PJM RPM, ComEd would procure all hourly pricing customer needs from PJM directly. IIEC’s modified proposal also eliminates the need for ComEd to procure and then resell capacity that was not needed in the first place. In IIEC’s view, the Commission should require ComEd to modify its proposal to conform with IIEC’s recommended approach for ALM demand response for hourly pricing customers.
     In its reply brief, IIEC says ComEd has incorrectly characterized IIEC’s proposal as adding greater complexity. IIEC believes its proposal brings simplicity. Specifically, IIEC claims its proposal eliminates ComEd’s inefficient, unnecessary step of procuring (through the CPP-H auction) capacity for load covered by ALM capacity credits.
     In addition, IIEC argues that its ALM proposal is necessary. IIEC says that ComEd witness Mr. McNeil did not dispute that the cost of capacity under the CPP-H rate of ComEd’s proposal for load covered by ALM capacity credits may or may not be equal to the dollar credit that is returned through Rider CLR for that load. IIEC asserts that Mr. McNeil testified he knows of no way to quantify the difference between the Rider CLR dollar credit and the capacity costs included in the CPP-H price. IIEC contends that its proposal would eliminate the possibility of such a difference occurring by avoiding in the first instance the purchase of superfluous capacity for hourly pricing customer load covered by ALM capacity credits. IIEC believes the Commission should require ComEd to modify its proposal to conform to IIEC’s recommended modified approach for ALM Demand Response for hourly pricing customers.

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     IIEC states that in addition to the ALM credit program, PJM has an emergency load response program and an economic load response program. It is IIEC’s primary recommendation that customers with demands of 3 MW and higher, taking fixed price bundled service, be allowed to participate directly in load response and economic load response programs through PJM members or a PJM Curtailment Service Provider. IIEC asserts that these programs are better applied to customers taking the fixed price service since these customers are protected from real-time locational marginal prices.
     According to IIEC, the economic load response program allows load participating in the program to reduce demand in return for receiving the applicable locational marginal price for the demand reduction. IIEC states that during a PJM emergency, the emergency load response program pays to loads nominated in advance the higher of the applicable locational marginal price or $500 per MWh, whichever is greater.
     IIEC contends that demand response is critical for mitigating very high market prices and maintaining supply when supply adequacy is tight. Ordinarily, there is no incentive for these customers to curtail demand. IIEC claims the PJM economic response program provides these customers with the incentive to curtail demand when it is needed. In IIEC’s view, this benefits all customers purchasing power at market prices including ComEd’s hourly price customers. IIEC argues that all 3 MW and over customers taking bundled service from ComEd should be given the opportunity to participate directly in the PJM emergency load response program and the economic response program. Allowing customers to directly participate in the PJM economic response program would be consistent with the Commission’s recent expression of interest in energy efficiency and demand response programs. (See IIEC Resolution Dkt. 05-0437, RE: Governor’s Sustainable Energy Plan, July 19, 2005)
b.	ComEd’s Position
     IIEC witness James Dauphinais recommends that ComEd provide an active load management (“ALM”) credit to the capacity billing units for hourly pricing customers who meet PJM ALM requirements. ComEd says his proposal would address the issue by splitting supply procurement for CPP-H load into two segments–ALM and non-ALM supply. ComEd believes there is no need to introduce the complexity that such an approach would involve because ComEd’s proposal already assures that customers who participate in PJM active load management will receive full credit for doing so. ComEd asserts that Rider CLR compensates customers directly for curtailable capacity credit, making the modification suggested by Mr. Dauphinais unnecessary.
     ComEd asserts that Rider CLR compensates customers participating in PJM active load management in full with a curtailable capacity credit, making the modification suggested by IIEC unnecessary. ComEd contends that the only incremental value created by ALM load is on the capacity component, and ComEd’s proposal compensates customers in full for that value.

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     ComEd also asserts that IIEC’s proposal would also be complicated to implement because ComEd would have to perform direct acquisition for individual customers for a portion of their hourly load at the same time it is providing CPP-H service for the other portion of the customers’ load. In ComEd’s view, there is no need to introduce this complexity when Rider CLR already provides the full appropriate credit.
     IIEC also argues that all 3 MW and over customers taking bundled service from ComEd should be given the opportunity to participate directly in the PJM emergency load response program and the economic response program. ComEd claims IIEC’s argument is moot and not relevant to this Docket because (1) the opportunity to participate in the PJM emergency load program is already provided to all non-residential customers through existing Rider VLR — Voluntary Load Response & System Reliability program — regardless of whether or not the customer is over 3 MW or receiving supply from a RES — and (2) over 3 MW customers subject to the competitive declaration are not eligible for a fixed-price full requirements product from ComEd. ComEd contends that IIEC has offered no evidence that RESs are not offering such customers the opportunity to participate in ComEd’s PJM’s economic response program.
c.	Commission’s Analysis and Conclusions
     The record shows that ComEd’s proposal is simpler and less costly for it but, more complicated and potentially more costly for customers. In contrast, it appears that IIEC’s proposal is simpler and potentially less costly for customers but, may be more complicated and more costly for ComEd. Thus, while the disagreement between ComEd and IIEC is easily understood the Commission’s decision will likely satisfy only one of the parties.
     In this instance, the Commission believes the public interest would be best served by adopting IIEC’s proposal. As discussed above, the Commission understands why ComEd would prefer its proposal over IIEC’s. Nevertheless, the Commission believes that it is appropriate to provide customers the type of utility service they desire so long as ComEd is allowed to recover the costs it incurs in providing that service. Thus, ComEd is directed to file tariffs implementing IIEC recommendation regarding ALM demand response for hourly pricing customers.
     IIEC’s second proposal is for customers with demand of 3 MW and higher, taking fixed price bundled service to be allowed to participate directly in load response and economic lad response programs through PJM members or a PJM Curtailment Service Provider. The Commission rejects IIEC’s proposal because customers with demand of 3 MW and higher will not be taking fixed-price bundled service from ComEd.

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B.	Rider PPO-MVM
1.	Supply Charge
     ComEd says that it and Staff have agreed on revised clarifying tariff language relating to the Supply Charges in Rider PPO-MVM. ComEd believes that language is supported by the evidence in the record, is just and reasonable, and should be approved.
     According to ComEd, Staff raised the question of whether the Supply Charges adjustment for supply-related uncollectibles costs should be moved from the Supply Charges into a new charge or into the Supply Administration Charges. Staff’s concerns were based primarily on a misunderstanding that ComEd was proposing that those costs would flow through the AAFs, a misunderstanding that ComEd claims has been dispelled. Thus, ComEd believes there is no need for Staff’s proposal. Staff’s witness confirmed that, with that cleared up, he thought it might be helpful, but it is not essential, to break out these costs in a separate charge. ComEd does not believe that any tangible benefit has been identified that would warrant creating a new, separate charge.
     The revised clarifying tariff language related to the Supply Charges in Rider PPO-MVM, to which Staff and ComEd agreed, is hereby approved. Additionally, ComEd will not be required to separately state the charge for supply-related uncollecibles at this time. The Commission does not believe there has been a showing that such a requirement would be beneficial to customers.
2.	Supply Administration Charge
a.	ComEd’s Position
     According to ComEd, it and Staff have agreed on revised clarifying tariff language relating to the Supply Administration Charges in Rider PPO MVM and ComEd recommends that language be approved.
     ComEd says that CES and CUB/CCSAO have made various general recommendations regarding how the Supply Administration Charges should be calculated and assessed. In ComEd’s view, those proposals are premature, and they should not be approved. ComEd says the language regarding these charges in Rider PPO-MVM is placeholder language, because the actual charges are to be determined in ComEd’s rate case, which now is pending as Docket 05-0597; and, thus, the issues sought to be raised by CES and CUB/CCSAO are appropriately dealt with in that Docket, not here.
     ComEd states that CES argues that the Commission should determine the types of costs that should be included in the charge, and the allocation method, and the manner in which the charge will be set, in the instant Docket. ComEd describes CES’ argument as superficial and says it is unconvincing. ComEd claims there is no good

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reason to set the charges here or to make the determinations that CES seeks. ComEd asserts that there is not anything close to a sufficient evidentiary record to do so, and, in any event, the appropriate Docket for those issues is Docket 05-0597.
     ComEd contends that CES’ proposal that the Commission order ComEd to implement an appropriate methodology for the proper allocation of uncollectible expenses is inappropriate in this Docket. ComEd believes the determination of that component of the Supply Charges should be addressed in Docket 05-0597, ComEd’s pending rate case, where the adjustment will be determined.
b.	CES’ Position
     CES complains about the lack of specifics in ComEd’s proposal regarding the amount and methodology for determining the Supply Administration Charge. CES also identifies additional costs it believes ComEd may not have considered. CES contended that ComEd did not specify what costs should be included in the SAC, nor had the Company proposed a reasonable allocation methodology for these costs.
     According to CES, all ComEd has stated in the instant proceeding is that the actual value of the SAC will be set in the rate case and that it is only seeking that the Commission approve this placeholder language regarding the Supply Administration Charge. Although CES acknowledged that setting the actual rates within the context of a complete rate case is appropriate, CES insists that ComEd failed to meaningfully describe the parameters of this placeholder. Furthermore, according to CES, ComEd’s proposed allocation method improperly placed an inappropriate number of the SAC costs onto the residential and smaller commercial classes.
     CES asserts that assigning costs to cost-causers benefits retail customers and contributes to the overall fairness of rates. According to CES, this approach is consistent with the structure outlined in the Act. CES requests that the Commission direct ComEd to equitably allocate the SAC costs so that the costs are assigned to the cost-causers.
     CES asserts that all direct and indirect costs associated with the service of arranging for the supply of electric energy supplied by the utility should be allocated taking into consideration the relevant characteristics of the customers’ demands on the electric utility’s system. CES wants the Commission to assure that generation supply costs are not allocated to delivery services for collection. CES is concerned that an improper allocation of costs will distort the true generation supply costs, distort the market, create false price signals, and act to frustrate customer choice and competition.
     According to the CES, ComEd should allocate all costs associated with procurement to the energy component of customers’ bills. According to the CES, all of the direct and indirect costs and expenses associated with this new procurement model should be distributed among the appropriate capital and non-capital cost categories and

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allocated an appropriate administrative overhead cost proportion; the combination of all of these types of costs should be included in the SAC.
     CES asserts that the SAC should be allocated evenly per kWh rather than by a fixed-dollar amount per account, per month. CES also argues that the SAC should be tracked in the AAF to ensure that ComEd neither over nor under-collects for this expense. According to CES, the per-kWh allocation approach properly takes into account the fact that the average non-residential customer account uses more kWh than the average residential account, and that more of ComEd’s own internal resources and indirect supply administration costs under the proposed auction methodology will be directed toward the non-residential classes in administering the tariffs. CES avers that this allocation method produced a more accurate allocation of these costs consistent with the requirements of the Act and is consistent with the method ComEd proposed for the application of the AAF.
     CES states that while the Commission should set the actual charge and the actual allocation in ComEd’s pending rate case, the Commission also should ensure that a “placeholder” is properly designed within the instant proceeding. According to CES, ComEd failed to appropriately describe the parameters of such a placeholder and the Commission should address the types of costs which should be included in the SAC as well as the proper allocation method, and the manner in which the SAC is to be set in this proceeding.
c.	Staff’s Position
     Staff recommends that the Commission reject the CES proposal to track the Supply Administration Charge and the Adjustment for Supply-Related Uncollectible Expenses through the AAF. It is Staff’s position that tracking the Supply Administration Charge and the adjustment for supply-related uncollectible costs would not accomplish this goal. Staff claims that to accomplish the kind of true-up intended by CES’ proposal, one must reconcile costs incurred in a particular period with recoveries for that same period. Instead, CES’ proposal would reconcile recoveries for the month being reconciled with the absolute dollar amounts from the test year in the last rate case, resulting in a mismatch of costs and recoveries from two different periods that likely would reflect different levels of sales and different levels of costs. In Staff’s view, this kind of mismatch would not accomplish the true-up of costs and recoveries CES desires.
     Staff argues that a true-up like the one proposed by CES is not necessary for the Supply Administration Charge and the adjustment for supply-related uncollectible costs, which will be set in rate cases. According to Staff, when a rate is set in a rate case, that rate reflects a relationship between a given level of service and the cost to provide that level of service. Staff asserts that so long as the relationship between costs and level of service reflected in that rate remains within appropriate parameters, appropriate cost recovery occurs even when the level of service varies over different periods of time.

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     Staff believes ComEd is correct that this matter would be better addressed in the rate case. Staff says the rate case would present a more comprehensive set of facts and analysis upon which to base decisions about this matter. Further, Staff claims the rate case would provide the context in which to review the costs of both the delivery and procurement segments and assign them appropriately.
     Staff’s initial brief lays out the language for the Supply Administration Charge subsection of Rider PPO-MVM Staff and ComEd agree upon.
d.	Commission’s Analysis and Conclusions
     The record of this proceeding is inadequate to make informed decisions regarding the specifics of the SAC. Additionally, it is simply not necessary to make any such decisions at this point in time. As a result, the Commission rejects the proposals of CES at this time and concludes that Docket 05-0597 is one appropriate forum in which to make specific decisions regarding the SAC.
3.	Retention of a Market Index Tariff Such as Those Currently Effective or a Neutral Fact Finder Tariff, in Addition to the Auction-Based Determination of Market Value
a.	BOMA’s Position
     In Section VIII.B of its initial and reply briefs, BOMA addresses the legality of Rider PPO-MVM.
     ComEd claims that its proposed Rider PPO–MVM implements the PPO required under Sections 16-110(c) and 16-112(a) of the Public Utilities Act. (ComEd Ex. 17.0 at 30) In ComEd’s proposed Rider PPO-MVM, ComEd uses the electricity supply price determined by the auction process as the tariff’s market value. (ComEd Ex. 7.0 at 20) ComEd’s proposed Rider PPO-MVM violates Section 16-112(a) of the Act because this market value is not a function of an exchange or other market traded index, options or future contract or contracts applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy. (220 ILCS 5/16-112(a))
     The phrase “exchange traded or other market traded futures contracts” as used in Section 16-112(a) has a plain and obvious meaning, and this meaning does not encompass the Supplier Forward Contracts (“SFCs”) that will be executed as a result of the auction process as ComEd witness Ms. Juracek has contended in this proceeding. (ComEd Ex. 9.0 at 52) BOMA witness Dr. Laffer testified that a futures contract is an obligation to make delivery or take delivery of a specific quantity of a commodity at a particular price at a specific future date or in a stipulated future month.
     Because the Supplier Forward Contracts require the supplier to deliver a tranche, or vertical slice, of ComEd’s full requirements for electricity supply, they are necessarily indefinite with respect to quantity. (ComEd Ex. 3.0 at 21) Dr. Laffer testified that the

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indefinite quantity term of the Supplier Forward Contracts would make it impossible to trade these contracts on any exchange or market on which futures contracts are traded. (BOMA Ex. 3.0 at 24) CES witness Dr. O’Connor and Commission Staff witness Mr. Zuraski agreed with Dr. Laffer that the Supplier Forward Contracts are not futures contracts.
     In her attempt to argue that ComEd’s proposed Rider PPO-MVM does comply with Section 16–112(a), ComEd witness Ms. Juracek also argued that the auction closing price is an exchange traded or market traded index within the meaning of Section 16–112(a) of the Act. (ComEd Ex. 9.0 at 51, 53-54) It strains credulity to believe the General Assembly, when it used the words exchange traded or market traded index in Section 16-112(a), contemplated a single price determined in a single auction held once per year, yet Mr. Juracek’s characterization of the auction price as an index would require such an interpretation of the statute. As Commission Staff witness Mr. Zuraski testified, the price determined by the auction is not an exchange traded or other market traded index.
     In sum, since the Suppliers Forward Contracts resulting from the auction are not exchange traded or other market traded futures contracts and the auction price is not an exchange traded or other market traded index, ComEd’s proposed Rider PPO-MVM does not determine market value in a manner which meets the requirements of Section 16-112(a) of the Public Utilities Act. Therefore, the Commission should find that ComEd’s proposed Rider PPO-MVM does not comply with Section 16-112(a) and order ComEd to offer its current Rider PPO-MI or alternatively a PPO determined by a neutral fact finder post-2006 in order to comply with Section 16-112(a) of the PUA.
     Review of ComEd’s initial brief reveals that it actually includes no argument whatsoever as to why its proposed Rider PPO-MVM complies with the Public Utilities Act. This is not surprising because ComEd’s proposed Rider PPO-MVM and ComEd’s proposed bundled rates include the same proposed charges. If the legislature had intended that charges under ComEd’s bundled rates and PPO rates to be the same, it would not have enacted a statute which requires ComEd to offer both bundled rates and PPO rates to its customers. (BOMA reply brief at 18, citing 220 ILCS 5/16-103(a), 16-110(c) and (d))
b.	ComEd’s Position
     ComEd argues that BOMA’s proposal that Rider PPO-MI should not be replaced by Rider PPO-MVM, and that ComEd should be required to continue to offer Rider PPO MI or an equivalent rider based on the “neutral fact finder” (“NFF”) methodology is without merit. In ComEd’s view, BOMA’s proposal is unjustified and detrimental, contrary to the evidence in the record, and should not be approved.
     ComEd asserts that BOMA’s witnesses were uncertain on key aspects of the proposal and alternative and admitted lacking knowledge of the specifics of why the Commission rejected the NFF methodology in favor of the market index approach.

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     According to ComEd, BOMA’s Initial Brief argues for its proposal and alternative, but it focuses entirely on legal issues, ignoring the extensive evidence showing its proposal and alternative are unwarranted and undesirable on their merits.
     In its reply brief, Section VIII.B, “Legality of Rider PPO-MVM,” ComEd responds to arguments made in BOMA’s brief.
     BOMA relies on Dr. Laffer’s testimony to support its arguments, but Dr. Laffer offers nothing to support his opinions. He has no familiarity with the market in which ComEd sells and the customers in its service area buy electric power and energy and no experience with futures contracts.
     “Market value” is defined in Section 16-112(a). That provision establishes that the Commission may determine “market value” pursuant to a “tariff that . . . provides for a determination of the market value for electric power and energy as a function of an exchange traded or other market traded index, options or futures contract or contracts applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy.” The tariffs for the competitive auction process proposed by ComEd fit squarely within the criteria for establishing the “market value” for electric power and energy under Section 16-112(a).
     Section 16-112 of the Act sets forth a broad array of methods to determine market value, including but not limited to, methods based on “futures contracts”. The SFCs and the products and prices they represent are within the market-value determination methods permitted by Section 16-112. The Commission has also interpreted Section 16-112 in prior proceedings to recognize that market value can be determined as proposed in Rider PPO-MVM. As Ms. Juracek pointed out in her testimony: the auction constitutes a competitive market; the SFCs are standardized contracts that provide for the procurement of market-traded products for future delivery; the auction will result in a published index for electricity applicable to ComEd’s service territory; the SFCs are contracts that are directly related to the market in which ComEd sells, and its customers buy, electric power and energy; and the SFCs allow for assignment thereby permitting a secondary market to develop opening the opportunity for the SFCs to trade in that market.
     The procurement method embodied in Rider CPP — an auction for the resources required to provide the very product to be used by retail customers — produces a direct and precise assessment of market value, as called for by the 1997 Restructuring Law. Moreover, it would be illogical for the Legislature to prohibit the most objective, fair and straight forward determinant of market value — a competitive auction that results in an index price for the very product being valued. Staff is in agreement. Staff witness Zuraski testified that a Commission approved auction provides the “market value” called for in Section 16-112 of the Act because the auction would produce contracts applicable to the market “in which the utility sells, and the customers in its service area buy, electric power and energy.”

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c.	Staff’s Position
     Staff opposes the BOMA proposal to either retain the type of administratively-determined Rider PPO-MI tariff that is currently in effect, or in reinstitute the neutral fact-finder process, as described in Section 16-112 of the Act. Staff asserts that this proposal is fraught with problems and additional unnecessary costs.
     In Section VIII.B of its reply brief, Staff responds to arguments by BOMA on this issue.
     Regarding BOMA, that party argues, “. . . since the Supplier Forwards Contract resulting from the auction are not exchange traded or other market traded futures contracts and the auction price is not an exchange traded or other market traded index, ComEd proposed Rider PPO-MVM does not determine market value in a manner which meets the requirements of Section 16-112(a) of the Public Utilities Act.”
     In Staff’s view, when interpreting a statute, one must first look to the plain language. (Davis v. Toshiba, 186 Ill. 2d 181, 184-85 (1999)) The plain language of 16-112(a) provides that market value, if it is not the result of the neutral fact finder process (Section 16-112(a)(ii)), must meet three requirements.
     The first requirement is that the market value must be the function of one of three alternatives. Market value must be the function of either: (1) an index; or (2) an options or futures contracts; or (3) contracts. The second requirement is that the index, or options or futures contracts, or contracts must be a function of exchange trading or market trading. The third and final requirement is that the index or the options or futures contract or the contracts must be applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy.
     With respect to the first requirement, the Commission in the past has interpreted “function of” in a broad sense. The Commission in its order on reopening in ICC Docket Nos. 00-0259, 00-0395, and 00-0461 (Consolidated) rejected the IIEC’s argument that the use of bids and offers was inconsistent with the 16-112. The Commission found the use of bids and offers would produce a market value that was “a function of’ a market index.” (ICC Docket Nos. 00-0259, 00-0395, and 00-0461 (Consolidated), Order on Reopening at 162)
     Based upon the plain language of Section 16-112 and the Commission’s prior orders concerning market value, ComEd’s proposed Rider PPO-MVM meets the three requirements.
     With respect to the first requirement, Rider PPO-MVM refers to the SFC which is the standard contract to which ComEd would enter into binding wholesale contracts with suppliers for the procurement of full requirements electric supply from suppliers for ComEd’s customers. (Ill.C.C. No. 4, Original Sheet No. 248) Therefore, there should be

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no dispute that the SFCs are contracts. BOMA’s argument that the SFC’s are not futures contracts and its argument that the auction closing price is not an exchange traded or market traded index is not determinative. Section 16-112(a) provides that Market value must be the function of either: (1) an index; or (2) an options or futures contracts; or (3) contracts.
     With respect to the second requirement that the contract be a function of exchange trading or market trading, ComEd witness Juracek pointed out that “...the auction is itself a market in which wholesale energy suppliers vie with each other to sell energy to the procuring utility. The winning bid, or market-clearing price, is the lowest price generated by this competitive market trading process.” (ComEd Ex. 9.0 at 52) Staff witness Zuraski also testified that auction prices which result from a competitive procurement process would be the result of a market. (Staff Exhibit 3.0 at 6) Further, it logically follows that if the use of bids and offers produce a market value that was a function of a market then bids and offers that result in contracts, such as SFCs, will most certainly produce a market value that is a function of a market.
     Finally, with respect to the third requirement that the contract be applicable to the market in which the utility sells, since the SFCs are the contracts that will set forth the terms for the acquisition of electric power and energy supplied to ComEd’s customers, there can be no dispute that the SFC contracts are “applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy” (220 ILCS 5/16-112(a)(i)) With respect to contingency purchases, i.e., those purchases in the PJM-administered markets (ILL. C. C. No. 4, Original Sheet No. 273), those purchases undoubtedly would produce a market value which meets the three requirements of 16-112(a) since the PJM purchases would result in contracts which are a function of market trading and the power and energy purchases would be for ComEd’s customers.
     Thus, Staff recommends that the Commission should find that Rider PPO-MVM complies with Section 16-112(a) of the Act.
d.	Commission’s Analysis and Conclusions
     BOMA argues that since the Suppliers Forward Contracts resulting from the auction are not exchange traded or other market traded futures contracts and the auction price is not an exchange traded or other market traded index, ComEd’s proposed Rider PPO-MVM does not determine market value in a manner which meets the requirements of Section 16-112(a) of the Public Utilities Act. BOMA wants the Commission to order ComEd to offer its current Rider PPO-MI or alternatively a PPO determined by a neutral fact finder post-2006 in order to comply with Section 16-112(a) of the Act.
     Both ComEd and Staff object to BOMA’s recommendation and argue that the proposed auction will produce market values that are consistent with the requirements of Section 16-112(a) of the Act.

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     Section 16-112(a) of the Act states in part:
The market value to be used in the calculation of transition charges as defined in Section 16-102 shall be determined in accordance with either (i) a tariff that has been filed by the electric utility with the Commission pursuant to Article IX of this Act and that provides for a determination of the market value for electric power and energy as a function of an exchange traded or other market traded index, options or futures contract or contracts applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy, or (ii) in the event no such tariff has been placed into effect for the electric utility, or in the event such tariff does not establish market values for each of the years specified in the neutral fact-finder process described in subsections (b) through (h) of this Section, a tariff incorporating the market values resulting from the neutral fact-finder process set forth in subsections (b) through (h) of this Section.
     The Commission has previously utilized the neutral fact finder provisions of the Act as well as the market value index provisions to establish the market value for power and energy as called for in Section 16-112(a) of the Act. Under the neutral fact finder provisions, the market value determination was based upon contracts actually entered into by electric utilities and ARES. The market value index tariffs previous approved, as the name suggests, established market values on the basis of one or market traded index for power and energy.
     The neutral fact finder provisions of Section 16-112 provide for determining market value using contracts entered into in the past; actual contracts. Alternatively, the market value tariff provisions of Section 16-112, rather than relying on historical instruments, rely upon future instruments to establish market value. These future instruments consist of: 1) an exchange traded or other market traded index, 2) options or 3) futures contract or contracts.
     Under Section 16-112(a) any index providing the basis for market value must be either exchange or market traded. However, the Commission does not believe that the phrase “exchange traded or other market traded” modifies “options, or futures contract or contracts.” Thus, the very basis for BOMA’s position is faulty.
     In this instance, the Commission concludes that the auction process approved herein will involve futures contract or contracts applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy. As previously stated, the Commission rejects BOMA’s suggestion that such futures contract or contracts must be exchange or market traded. The statute simply does not contain such a requirement.

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     Given the current structure of the wholesale electric market in the United States, the Commission finds that ComEd’s proposed auction process, as modified in this Order and reflected in the modifications to ComEd’s tariffs approved in this proceeding, is consistent the Act. Contrary to BOMA’s assertion, the Act does not state that a futures contract or contracts is an obligation to make delivery or take delivery of a specific quantity of a commodity at a particular price at a specific future date or in a stipulated future month. The wholesale electric market in the United States is currently evolving and is different than the markets for financial instruments and some commodities to which BOMA attempts to draw parallels. However, this fact is recognized in the Act by reference to the market in which the utility sells and the customers in the service area buy electric power and energy. In this context, the auction process approved in this Order meets the requirements of Section 16-112(a) of the Act.
     As the discussed above, the Commission has previously used the neutral fact finder and subsequently approved market value index tariffs for determining market value under Section 16-112 of the Act. The Commission is convinced that the approved market value index tariffs represented an improvement over the neutral fact finder process. The Commission is similarly convinced that it is very likely that the auction process approved herein will represent a substantial improvement over the market value index tariffs previously approved. The Commission simply cannot accept, as BOMA’s arguments suggest, that the General Assembly intended to tie the hands of the Commission and force it to reject a superior method for determining the market value of power and energy and instead rely on a process that in all likelihood would produce inferior estimates of the market value of power and energy in ComEd’s service territory.
     The Commission rejects BOMA’s proposal to continue with Rider PPO-MI or the neutral fact finder process. The Commission has several years of experience with these processes and both, to different degrees, have shortcomings. The Commission does not believe any possible benefits associated with BOMA’s proposal outweigh the very significant costs. Additionally, given the structure of wholesale electric markets, the Commission is convinced that the auction process approved herein is consistent with the requirements of Section 16-112(a) of the Act.
C.	Other Matters
1.	Staff’s Rate Increase Mitigation Proposal
a.	Staff’s Position
     Staff proposes a rate mitigation plan to prevent what it describes as undue bill impacts arising from the auction process. Staff claims that without its plan, customer classes will be left to the vagaries of the auction process whose results will not be known for a number of months. Staff states that the potential exists for individual classes to receive inordinate increases relative to other classes. Staff believes its

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proposal is essential to mitigate against any excessive increase in power costs individual classes may receive.
     The Staff proposal would apply only to the blended (CPP-B) auction whose customers have the fewest alternatives to bundled power. Staff’s proposal would limit overall bill increases for these customers to the greater of the following: 20% or 150% of the overall CPP-B auction average. If the overall bill increase for customers within that auction is 13.33% or less, the maximum increase for any group of customers within the auction would be 20%. For an overall increase greater than 13.33%, the 150% of auction average limit would apply.
     According to Staff, utility bills can be a significant cost for ratepayers, both residential and non-residential. Staff says that significant increases in utility bills can have a disruptive effect on ratepayers’ budgets. If the changes are sudden, ratepayers may not have sufficient time to make changes in their behaviors to absorb the higher cost. Thus, Staff claims it may be necessary to limit those increases to give affected customers the opportunity to adjust to the new paradigm by introducing rate changes on a gradual basis.
     It is Staff’s position that bill impacts are a key regulatory issue in the current regulatory environment. Staff claims they were a central component of the Restructuring Act which enacted a rate freeze for non-residential customers and actual rate reductions of 5-20% for residential customers. Staff notes that by the time that new rates go into effect in 2007, this rate freeze and reduction will have been in effect for nine years. Staff further asserts that the Commission has a long history of considering rate impacts in designing rates.
     According to Staff, there are two reasons why bill impacts should play a central role in this case. One is the lack of information about Post 2006 rate levels. ComEd’s proposed Rider CPP contains formulas but no hard numbers; therefore, the actual power costs that customers will pay in the Post-2006 environment will depend on the input of future data into those formulas. Staff argues that this uncertainty also makes it difficult to develop proposals for mitigating bill impacts. In Staff’s view, any remedy in this area must be prospective and designed to address potential scenarios that may or may not come to pass.
     Staff also argues that ComEd’s proposed realignment of rate classes, by itself, can raise bills for some customers and lower bills for others independently of the overall increase in customer bills. Staff says ComEd has performed some preliminary bill analyses for residential customers which indicate that residential space heating customers may suffer significant adverse impacts from the Company’s proposed realignment of classes. Under one scenario, an average 12.77% decrease in residential bills would produce an average increase of 13.92% in bills for single family space heating customers. Staff claims that if residential rates actually rise, the increase for single family space heating customers would be that much greater.

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     Under Staff’s proposal, the maximum of 20% for overall auction increases of 13.33% or less recognizes that when the overall increase is lower, the relative increase for individual classes can be greater. Conversely, for overall increases greater than 13.33%, Staff’s proposed limit of 150% of the average recognizes that when the increase is greater, it must be distributed more equally.
     Staff states that the adjustment process would take place after all components of the bundled ratemaking process are complete. Staff says the process would include the current proceeding, the auction and the delivery service rate case. Then, the overall level of increase for customers would be used to determine which maximum, 20% or 150% of the CPP-B auction average, should apply. After that, current and Post-2006 bills for each proposed rate class must be calculated. If the increase for an individual rate class climbs above the applicable proposed maximum, then the power price for that class would be set at a level that brings the class back down to the designated maximum and the resulting revenue shortfall would be allocated on an equal percentage basis to all remaining classes. If that reallocation served to raise a class above the maximum, then the maximum would be applied to that class as well and the revenue shortfall would be reallocated again among classes not subject to the maximum.
     The Staff proposal is tied to the conduct of the auction. Under the translation tariff, power prices will be updated annually (after an initial 17-month period) to incorporate the results of auctions to replace expiring power contracts. Each time power prices are updated customers within the auction group would again be subject to the limit of the maximum of 20% or 150% of the average for the auction group. Staff says this would provide an opportunity to bring the power costs that customers pay further into line with the power costs they cause suppliers to incur, subject to these limits. Staff adds that because future auctions will affect only a portion of overall power costs and not impact delivery services rates, there will be considerable latitude to bring the power costs that customers pay in line with the costs they cause to be incurred.
     Staff proposes that bill impacts be addressed solely within the context of the CPP-B auction. If total bills were capped for a group of customers, only customers within the CPP-B auction would be subject to an offsetting increase in power costs. Under Staff’s proposal, customers in the CPP-A auction would not be subject to an increase in power costs to offset a limit on bill increases for residential customers in the CPP-B auction.
     Staff states that its proposal does not extend in any way to the CPP-A auction for larger customers. Staff claims that auction replaces the concept of a translation prism with a single, uniform price for power to be paid by all customers. There would be no room for any additional rate mitigation proposals under the concept of a single auction price for power. Staff argues that it would not make sense to have customers in one auction subsidize power costs paid by customers in another auction. Staff believes that could create differences between the overall power costs paid by customers and power

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prices received by suppliers within an auction. In Staff’s view, that would add an unneeded level of complexity to the process.
     In its reply brief, Staff takes issue with CCG’s argument that: (1) there is uncertainty about the impact of the Staff plan because it must await the implementation of the auction; and (2) there is no need for such a plan. With regard to the uncertainty issue, Staff states that all aspects of procurement costs are uncertain before the auction is run. In Staff’s view, this uncertainty only underscores the importance of adopting a plan that limits the adverse impacts that may befall ratepayers. Staff argues that its proposal limits the potential exposure to rate shock and, thereby, serves to reduce the uncertainty facing bundled customers. If, as CCG suggests, uncertainty is a concern, then the Staff rate mitigation addresses that concern by limiting the uncertainty that ratepayers face.
     Staff states that CCG’s second argument is a simple, unsupported statement that the Staff plan is not needed. Staff’s response is that it disagrees strongly with this statement.
     According to Staff, Dynegy makes a single argument regarding the Staff rate mitigation proposal. Staff says Dynegy claims that the process of adjusting power costs under the rate mitigation process could raise prices for some groups and, thereby, cause them to migrate to alternative service. Dynegy goes on to claim that this additional switching risk could be regarded by suppliers as an additional cost and they would be inclined to raise their power cost bids as a result.
     Staff contends that this argument amounts to empty speculation by Dynegy. In Staff’s view, it is not clear at this time whose rates will rise and fall as a result of the Staff rate mitigation plan. Nor is the magnitude of any adjustment evident. According to Staff, its proposal could serve to either raise or lower the power costs of the customers most susceptible to migrate to RES-supplied power. Staff asserts that the uncertainty for suppliers could either rise or fall. Staff states that there is no evidence for Dynegy to assert that the Staff mitigation plan will increase prices offered by suppliers in the auction process. Staff believes that conclusion is pure guesswork on Dynegy’s part. Staff maintains that the benefits of the Staff rate mitigation plan far outweigh any drawbacks Dynegy might imagine could take place.
b.	ComEd’s Position
     ComEd recommends that the Commission approve Staff’s rate increase (bill impacts) mitigation proposal, which relates to the CPP-B auction segment (i.e., to all residential customers and most commercial and industrial customers), as that proposal has been clarified and revised in rebuttal testimony.
     According to ComEd, Staff’s proposal, as clarified and revised in rebuttal testimony, also includes applying the mitigation criteria to residential space heating customers as a subgroup of the Residential Customer Supply Group.

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     ComEd states that CCG and Dynegy expressed certain questions / concerns regarding certain details of Staff’s proposal, but ComEd claims it explained how those items can be addressed. (ComEd brief at 169) ComEd says it recognizes the concerns raised by CCG and Dynegy, but believes that the better balance is in favor of Staff’s proposal.
c.	Dynegy’s Position
     According to Dynegy, rate impacts are a valid concern, with the decision whether or not to mitigate rate increases essentially being a policy judgment. Dynegy agrees that as structured, Staff’s proposal would not alter the payment stream to Suppliers because the mechanism merely spreads any excess rate increase across different classes in the same auction group. Nonetheless, Dynegy is concerned that if adopted, Staff’s proposal could have the perverse effect of raising prices not lowering them.
     Dynegy argues that as the price to different customer classes artificially varies from that which would be obtained without Staff’s proposal, those customers who pay less will have an incentive to stay with the utility while those who pay more will have an incentive to find an alternative supply option. Dynegy believes this additional switching risk will need to be factored in by Suppliers and will likely raise the final, auction-clearing price. In Dynegy’s view, in deciding whether to adopt this rate mitigation proposal, the Commission should consider whether this unintended consequence is one it wishes to have occur.
     In its reply brief, Dynegy indicates its agreement with CCG that all winning bidders must be paid the auction clearing price applicable to the tranches they are selected to provide. Dynegy says anything less will simply be too risky for Suppliers to accept absent the inclusion of prohibitive premiums.
     Dynegy also disagrees with ComEd that the surrebuttal testimony submitted by Messrs. Alongi and Crumrine fully addressed its concern. Dynegy agrees that the spreadsheet offered by them is a step in the right direction and will certainly help Suppliers as they develop their bidding strategies. Thus, Dynegy supports ComEd providing that spreadsheet in a timely manner. Dynegy asserts that the spreadsheet, however, does not in any way alter the underlying conundrum that any mitigation plan could raise the ultimate auction-clearing price due to the incentives created by artificially shifting costs between different CPP-B customer classes.
d.	CCG’s Position
     CCG’s concern about the proposed mitigation plan is its potential impact on the migration analysis. CCG states that in preparing their bids, suppliers assess the risk of migration from bundled service to competitive supply and from competitive supply to bundled service and account for that risk in their prices. CCG asserts that since there will be uncertainty as to the mitigation plan until after the auction, the migration analysis

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cannot be completed before the auction. CCG contends that this adds an additional level of uncertainty which cannot accurately be modeled before the auction and thus adds an additional risk premium.
     Additionally, CCG believes that there is no need to have a plan to artificially mitigate the bundled rates of customers after completion of the auction or to soften the impact of any potential rate shock. According to CCG, the Illinois Auction Proposal is designed to generally ensure that the proper price signal is developed through the competitive bidding. CCG contends that the resulting rates would therefore be the actual operating electricity market as it exists at the time of the auction.
     CCG states that should the Commission approve a rate mitigation plan, then CCG requests that the mitigation plan not be allowed to impact the generation prices. According to CCG, all winning bidders must be paid the auction clearing price applicable to the tranches they are selected to provide.
     It is CCG’s position that any mitigation plan should not create uncertainty for potential and actual bidding suppliers. CCG argues that uncertainty increases risk which tends to increase prices. CCG believes that any mitigation plan should thus operate in such a way that the full retail prices of affected bundled customers can be calculated for various auction generation price results (i.e. the “rate prism” is established and fixed) prior to the commencement of the auction and such prices will not change after completion of the auction.
     In its reply brief, CCG says one of its concerns with regard to Staff’s Mitigation Proposal is that the plan might impact suppliers’ risk assessment of customer migration. ComEd, in responding to that concern in its testimony, proposed to make the “prism” mechanics available 105 days prior to the auction. In addition, ComEd explained that the delivery service case and the thresholds of the mitigation plan would be established by June 2006. CCG agrees that having the actual data, including the mechanics of the mitigation plan available well in advance of the auction, should address the attrition concern. CCG notes, however, that no final decision has been made as to the auction date and, although CCG does not object to a September Auction, its preference continues to be a May Auction. CCG states that if a May Auction were approved by the Commission, the risk assessment of customer migration would continue to be an issue since the rate case would not be resolved prior to June 2006.
e.	AG’s Position
     The AG states that Staff’s rate increase mitigation highlights the uncertainty resulting from ComEd’s proposal in this docket. The AG adds that although bill impacts are a critical public concern, it is impossible to determine the bill impact of the Company’s proposal. The AG argues that the uncertainty associated with approving a future process, with no history in Illinois or estimated effect on rates, is compounded by formula rate design, which is dependent on variable inputs. The AG believes that Staff’s attempt to limit the bill impact on consumers is a welcome attempt to protect

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consumers from the results of an unorthodox proposal, with unknown bill and rate impacts.
     The AG says Staff’s rate mitigation proposal is crucial to protect consumers from rate shock. The AG argues that rate impact mitigation is a valuable regulatory tool that recognizes the essential nature of electric service and the statutory and social need to keep it affordable so that its use by all segments of society is preserved.
     The AG says that although it agrees that the final bundled bill will determine what consumers pay, a mitigation plan that imposes limits on generation costs could send a signal to both generators and the utility that affordability of essential electric service is a key public policy.
     According to the AG, this case does not set a bundled rate, and it may be premature to establish a rate mitigation plan in this docket when other dockets are pending and costs are unknown. Although Staff has tried to present a plan to accommodate all of the unknown elements of future rates, the AG claims that ultimately a bill mitigation plan will change the cost allocations and rate design substantially, based on factors outside this docket. As a result, the AG asserts that the Commission should conclude that a rate mitigation plan is appropriate in the event it approves the Company’s proposal, but retain the discretion to set rates that serve the public interest after all of the currently unknown elements have been established.
     The AG says a rate mitigation plan or formula will not be necessary if the Commission rejects the Company’s proposal and requires the Company to submit tariffs with the charges that consumers will be asked to pay. In that case, the Staff and other parties will be able to assess the actual, rather than the speculative, effect of the tariff changes, and propose a rate design that can be assessed both for fairness among customer classes and for bill impact.
f.	MWGen’s Position
     In its reply brief, MWGen states that it shares some of CCG’s concerns regarding Staff’s — or any other — rate increase mitigation proposal. MWGen asserts that a rate mitigation plan has the potential to adversely affect suppliers in two ways: first, through the potential threat that the price paid to suppliers will be reduced to the extent that ComEd is not allowed to collect the full price from its customers, and second, through the possibility that a rate mitigation plan may threaten ComEd’s financial viability and thus undermine its ability to honor its contracts.
     MWGen asserts that Supplier participation in the Illinois auction will occur and be maximized only if suppliers are convinced that their contracts will be honored and that they will in fact be paid the price that results from the auction. Accordingly, MWGen contends that any rate mitigation plan must meet two requirements: first, suppliers must be assured that they will not be compelled to underwrite any portion of the rate mitigation and that they will be paid the auction clearing price regardless of the rate

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ComEd is allowed to recover from its customers; and second, any rate mitigation plan must be premised upon a reasonable relationship between the auction clearing price and the rate that ComEd will be allowed to recover, thereby ameliorating the risk of ComEd insolvency caused by a large disparity between the contract price and the rate recovery. MWGen argues that if either of these conditions is not met, and the price paid to suppliers is therefore placed at risk, suppliers will be unlikely to participate at all or will do so only at a substantial premium to the amount they would otherwise bid. Neither outcome would be desirable for customers in Illinois.
g.	Commission’s Analysis and Conclusions
     The Commission understands that adopting a rate mitigation plan could impact the migration of customers from bundled service to competitive suppliers, which increases uncertainty for auction bidders and might ultimately increase the prices resulting from an auction. Nevertheless, the Commission believes that all things considered, Staff’s mitigation proposal offers important protections to ratepayers and must be adopted. The Commission believes it is appropriate to adopt the rate mitigation proposal here to provide both customers and suppliers as much advance notice as possible.
     Finally, the Commission wishes to assure bidders in the auction that the rate mitigation plan adopted in this Order simply will simply reallocate revenue responsibility between customers and will not have any impact on the total revenue collect by ComEd or paid to winning bidders.
2.	Non-Residential Space Heating Customers
a.	BOMA’s Position
     BOMA takes the position that if Staff’s rate mitigation plan is adopted the Commission should order ComEd to include a separate subgroup for all nonresidential space heating customers under 3 megawatts in its implementation of the plan unless the Commission accepts BOMA’s proposal that ComEd exempt nonresidential space heating customers from demand charges in ComEd’s delivery service tariffs.
     BOMA contends that nonresidential space heating customers will face rate shock from a rate increase of between 27.2% (at an auction price of 5 cents per kWh) and 46.5% (at an auction price of 6 cents per kWh) in 2007 if no rate mitigation plan is applied to these customers. BOMA claims that the rate increase for nonresidential space heating customers would be 10.7% greater than the increase for nonresidential, non-space heating customers in the absence of rate mitigation. Additionally, BOMA claims it is possible to set up a separate group for nonresidential space heating customers in Staff’s rate mitigation plan just as ComEd did when it set up a separate customer transition charge for these customers.

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     BOMA proposes that ComEd exempt nonresidential electric space heating customers from demand charges in its delivery services tariffs on electricity used for space heating in order to make the rate increase for nonresidential space heating customers comparable to the increase for nonresidential non-space heating customers.
     BOMA states that ComEd’s current Rider 25 bundled service rate for nonresidential space heating customers, which ComEd’s proposal would eliminate, includes an exemption from demand changes for electricity used for space heating. BOMA contends that its proposal for nonresidential space heating customers merely continues the treatment of these customers that was begun nearly three decades ago when Rider 25 was first instituted.
     BOMA states that its proposal would apply to all non-residential space heating customers regardless of whether they buy their electricity from ComEd or a competitive supplier. BOMA claims this method ensures that there will be no adverse impact on either the competitive retail electric market or the auction’s results.
     In its reply brief, BOMA says ComEd does not challenge, much less rebut, the impending rate shock facing nonresidential space heating customers post-2006. BOMA says ComEd does not dispute that these customers will face huge rate increases post-2006 if the Rider 25 electric space heating tariff is eliminated as is proposed by ComEd. Nevertheless, according to BOMA, ComEd has opposed any efforts to mitigate this rate shock, including BOMA’s proposal that nonresidential space heating customers be included as a separate subgroup in Staff’s rate increase mitigation plan unless the Commission accepts BOMA’s proposal that ComEd exempt nonresidential space heating customers from demand charges on electricity used for space heating in ComEd’s delivery service tariffs.
     Moreover, BOMA says Staff’s rate mitigation plan should apply to all customers under 3 MW regardless of which auction product the Commission determines should be offered to the 400 kW — 1 MW and 1 MW — 3MW customer classes.
     In its reply brief, BOMA states that rather than propose any plan to prevent the rate shock for nonresidential space heating customers, ComEd focuses on urging the Commission to reject BOMA’s proposal on the grounds that it is beyond the scope of this docket because it involves amending or establishing delivery services tariffs not before the Commission. BOMA believes that consideration of its nonresidential space heating proposal in this proceeding not only is appropriate but also is advisable. BOMA asserts that should the Commission decide to take action to lessen the rate increases for nonresidential space heating customers, the Commission has two methods by which it can accomplish this goal: it can modify either ComEd’s rates for electricity supply or ComEd’s rates for electricity delivery. BOMA maintains that it will be too late for the Commission to weigh both options during ComEd’s currently pending delivery services rate case because ComEd’s rates for electricity supply will have already been decided in this case. In BOMA’s view, this proceeding is the only opportunity for the

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Commission to compare its two available options for lessening the massive rate shock for nonresidential space heating customers.
b.	ComEd’s Position
     ComEd states that BOMA’s proposal, especially in terms of the relief that BOMA seeks, which involves amending or establishing delivery services tariffs, is not before the Commission, is beyond the scope of this Docket, and, in any event, is without merit and inappropriate, for several reasons, and that BOMA’s alternative proposal also was without merit for multiple reasons. ComEd argues that it is inappropriate to deal with supply-related rate impacts by adjusting the delivery rates for any customer or group of customers. In addition, ComEd states that Rider 25 was created under the previous vertically integrated utility structure and was designed based on facts that are no longer relevant. ComEd adds that in the post transition period, because ComEd owns no generation, ComEd, as the distribution utility, no longer has an internal cost structure associated with the generation of electricity using its own assets. ComEd also maintains that BOMA’s proposal would result in an inaccurate price signal regarding the cost of distribution capacity, effectively providing this group of customers with free delivery service for eight months each year. ComEd believes it is inappropriate to provide free delivery to any customer group. ComEd states that Rider 25 customers are not a separate rate and instead are served under multiple rates.
c.	Dynegy’s Position
     Dynegy states that BOMA’s proposed rate mitigation proposal focuses more on the delivery rate charge for those customers than directly on the commodity charge. To the extent that BOMA’s proposed a rate mitigation plan for non-residential space heating customers has no effect on migration risk, either of non-residential space heating customers or other classes of customers (e.g., by altering the commodity-related charges they have to pay in light of the BOMA proposal), Dynegy agrees that this proposal would not have the same unintended consequence that Staff’s would have. However, to the extent that BOMA’s proposal would alter the commodity-related charges for any group of customers, then Dynegy claims the same unintended consequence could arise, even though BOMA’s proposal is structured differently. If that were so, then once again Dynegy urges the Commission to determine if it wishes that unintended consequence as a part of deciding whether to adopt the BOMA proposal.
d.	Commission’s Analysis and Conclusions
     The Commission concludes that this is not an appropriate forum for considering changes to ComEd’s delivery services tariffs. As a result, BOMA’s proposal to exempt certain customers from demand charges associated with delivery services is rejected. However, BOMA’s alternative proposal, to create a separate subgroup for nonresidential space heat customers in the context of the rate mitigation plan is essentially unopposed. Additionally, the Commission believes that for the same reasons the rate mitigation plan was previously adopted in this order, it is appropriate to

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protect nonresidential space heat customers under 3 MW from unreasonably large rate increases, BOMA’s alternative proposal should therefore be adopted.
3.	Elimination of Rider ISS
a.	BOMA’s Position
     BOMA wants the Commission to request that ComEd continue to offer ComEd’s Rider Interim Supply Service — ISS tariff (“Rider ISS”) after the end of the mandatory transition period. BOMA claims that Rider ISS has been an indispensable part of ComEd’s “toolbox” to encourage customers to make proper electricity supply purchasing decisions and that it has been instrumental in the development of a competitive electricity market during the competitive transition period. BOMA states that none of the tariffs proposed by ComEd for use post-2006 provide Rider ISS’ important three months of time to purchase from ComEd at a stable price and then choose another competitive supplier. BOMA contends that many customers are uneasy with the hourly product of the CPP-H auction which can be volatile by nature. BOMA concludes that the CPP-H auction does not provide an attractive “safe haven” for these customers and customers may be forced into an unwise procurement choice by rushing their decision with only CPP-H as a temporary fallback.
     BOMA argues that since ComEd has made it clear that it does not intend to offer Rider ISS post-2006, it is not beyond the scope of this docket for the Commission to determine based on the record in this proceeding whether Rider ISS should continue in 2007.
     BOMA maintains that none of the tariffs mentioned by ComEd provide the important three months of time to purchase from ComEd at a stable price and then choose a competitive supplier. BOMA contends that ComEd has not provided any proof that its post-2006 bundled rates will adequately replace the important function that Rider ISS provides to consumers. BOMA maintains that the Commission should request that ComEd continue to offer Rider ISS post-2006.
b.	ComEd’s Position
     ComEd objects to BOMA’s request that the Commission order ComEd to continue to offer service under Rider ISS as a separate service after the end of the transition period. ComEd argues that BOMA’s proposal is beyond the scope of this Docket, but, in any event, it is without merit and is inappropriate.
     Although ComEd maintains that BOMA’s proposal is not proper for consideration in this Docket, ComEd also claims that Rider ISS will no longer be needed or appropriate in the post 2006 period. ComEd states that Rider ISS, as it has been structured during the transition period, is a service that is being voluntarily provided by the utilities. ComEd is not willing to provide that service in the same manner that it has in the past. In addition, ComEd argues that a separately structured Rider ISS is no

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longer necessary or appropriate because the post 2006 bundled electric service rates will provide the necessary service that Rider ISS provides today.
     In addition, ComEd claims the retail customer switching rules as proposed in Rider CPP, provide an exception to the twelve month hold on bundled electric service related to the CPP-B Auction Segment in the circumstance that a customer is switched from delivery service to such bundled service as a direct result of the customer’s RES ceasing to do business as a RES in ComEd’s service territory. ComEd asserts that all customers may elect bundled electric service related to the CPP-H Auction that provides termination provisions that effectively provide for a much shorter term of service.
     ComEd also contends that the Commission lacks the jurisdiction and authority to require ComEd to continue to offer Rider ISS, a voluntary service, as a separate service in the post transition period.
     According to ComEd, BOMA’s Initial Brief pursues its proposal in a cursory manner, ignoring the legal issue, ignoring the point that the issue is beyond the scope of this Docket, and focusing on the claim that Rider ISS has contributed to the development of a competitive retail market.
     ComEd argues that BOMA’s position is confused. ComEd says it is not stating that there will be no default service, rather, for all eligible customers the bundled electric service tariffs will serve as default service. ComEd opposes the request that it be required to continue to offer Rider ISS as a separately priced service. ComEd says it is unwilling to offer this voluntary service as a separately priced service. ComEd contends there is no basis in the law or the evidence for such a requirement and BOMA’s proposal should be rejected.
c.	Commission’s Analysis and Conclusions
     The Commission rejects BOMA’s proposal because after the conclusion of the mandatory transition period ComEd has no legal obligation to provide Rider ISS.
4.	DASR Procedures in Anticipation of Serving New Customer Facilities
a.	CES’ Position
     CES requested that ComEd clarify the RES DASR procedures for a RES to enroll a new customer account in anticipation of serving their load requirements when the account and meter numbers are not yet assigned.
     CES argues that the Commission should require ComEd to formalize the methodology by which it intends to treat new customer facilities under its proposal. CES requests that the Commission require specific procedures to be provided to RESs

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that indicate how a RES may have new customers assigned to it when those customers’ account and meter numbers are not yet known.
     According to CES, ComEd has indicated that in its rate case it will propose a RES DASR procedure for purposes of serving new facilities so that a new customer need not take bundled service prior to transitioning to delivery service. Apparently, ComEd’s DASR procedure would enable a RES to DASR a customer account in anticipation of serving its load requirements in advance of the time that an official account number and meter number(s) are assigned. CES complains, however, that it is unclear what specific procedure RESs are to follow in order to have these accounts assigned. CES requests that ComEd be required to provide these RES procedures in writing as a part of the instant proceeding.
b.	ComEd’s Position
     CES asked that ComEd clarify the procedures for a RES to DASR a new customer account in anticipation of serving their load requirements when the account and meter numbers are not yet assigned. In response, ComEd says it is committed to fully specifying its proposal in Docket 05-0597, such that RESs will have a full understanding of the DASR rules and processes well in advance of the first auction. ComEd claims the Commission does not have any open issue before it on this subject.
     ComEd states that CES now requests that the Commission order ComEd to provide those DASR procedures in writing in the instant Docket. ComEd claims that CES’ request is inappropriate in this Docket, is not supported by the evidence and should not be approved.
c.	Commission’s Analysis and Conclusions
     The Commission believes that while CES has raised an interesting and perhaps legitimate concern, it is too late to be substantively resolved in this proceeding. The Commission’s decision must be based on the record in this proceeding and there is simply no substantive record on this issue. Nevertheless, the Commission is hopeful that this issue will be substantively address in the record of 05-0597, or some other appropriate proceeding, and to the extent it is, the Commission can then make a decision.
5.	Recategorizing Certain Condominium Customers as Non Residential Customers
a.	CES’ Position
     According to the CES, as a result of tariffs approved many years ago, a large number of condominium buildings currently are classified as residential rather than commercial for purposes of serving such common area needs as lobby and hallway lighting and heating. CES avers that, going forward, this approach fails to recognize the

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reality that these common areas have all of the characteristics of commercial load. Accordingly, CES proposes that ComEd reclassify these customers, from residential to commercial, in order to recognize that these common areas have all of the characteristics of commercial load. CES asserts such re-categorization would not represent any downside for such customers, since it likely would enhance such customers’ opportunities for choice.
     CES states that, while ComEd did not oppose the CES’ recategorization, ComEd neglected to describe how the Company intended to formally do so. According to CES, ComEd’s recategorization methodology should be formally recognized in the instant proceeding and then be implemented in ComEd’s rate case, which is currently pending as Docket 05-0597.
     In its reply brief, CES states that ComEd should provide its recategorization methodology within ten business days of the final order in this proceeding; and that ComEd should implement this methodology in the Company’s pending rate case.
b.	ComEd’s Position
     ComEd did not oppose CES’ proposed to recategorize certain condominium customers as non-residential for purposes of the Customer Supply Group definitions in Rider CPP.
     In its reply brief, ComEd states that CES now urges the Commission to order ComEd to formally recognize that the common areas of condominium buildings are to be recategorized under a commercial rather than a residential classification. In ComEd’s view, what CES actually is seeking is somewhat unclear, but it appears that CES now wishes ComEd to provide the “methodology” by which it will effectuate the recategorization, to be “formally recognized” in this Docket and then implemented in Docket 05-0597. ComEd claims this request is untimely, and ComEd does not see how it can submit a proposed “methodology” on this subject at this point here. ComEd says at most, the Order should reflect that ComEd has agreed to CES’ proposal and has agreed to effectuate it in Docket 05-0597. ComEd argues that any “methodological” issue should be resolved in Docket 05-0597.
c.	Commission’s Analysis and Conclusions
     The Commission approves the proposal to recategorize certain condominium customers as nonresidential for purposes of the Customer Supply Group definitions in Rider CPP. This recommendation is supported by the record and is reasonable.
     CES’ proposal for ComEd to provide its methodology within ten business days of the final order in this proceeding and to implement this methodology in the Company’s pending rate case is untimely, unworkable and is therefore rejected. ComEd cannot simply provide a methodology in this proceeding after the final order is entered and

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implement that methodology in a different proceeding without Commission approval of this methodology.
6.	Treatment of Uncollectibles
a.	CES’ Position
     CES claims there is a lack of specific information in ComEd’s proposal regarding the amount and methodology for determining the adjustment for supply-related uncollectible costs. According to CES, ComEd offered no estimates of this cost component, and ComEd failed to propose an allocation methodology. CES proposes that the Commission order ComEd to account separately for uncollectible expenses between “delivery services” related uncollectible expenses and “energy” related uncollectible expenses, and to charge customers accordingly.
     CES states that although the proposed supply-related uncollectible expenses should be established in the ComEd rate case, the instant proceeding is the appropriate place to ensure that uncollectible expenses are recovered accurately and fairly. CES claims no party provided any convincing reason for deferring discussion of this issue until the DST case.
     CES asks the Commission to clarify in the instant proceeding that ComEd’s commodity customers, and not its delivery service customers, are to pay energy-related uncollectible expenses. Furthermore, CES asks the Commission to mandate in the instant proceeding that ComEd allocate these costs evenly per kWh into the energy supply charges of the CPP-A (PPO-MVM), CPP-B and CPP-H tariffs. Lastly, CES asks the Commission to order in the instant proceeding, that ComEd track these supply-related uncollectible expenses in ComEd’s AAF, in order to ensure that the Company neither over-collects nor under-collects these costs.
b.	Staff’s Position
     Staff says that CES notes the lack of specifics in ComEd’s proposal regarding the amount and methodology for determining the adjustment for supply-related uncollectible costs. Staff believes ComEd is correct that this matter would be better addressed in the rate case. Staff contends that the rate case would present a more comprehensive set of facts and analysis upon which to base decisions about this matter. Further, the rate case would provide the context in which to review the costs of both the delivery and procurement segments and assign them appropriately.
     Staff indicates that it and ComEd agree on the tariff language for the adjustment for supply-related uncollectible costs. Staff’s brief describes the initial misunderstanding between Staff and ComEd on this issue and explains how it was ultimately resolved.

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c.	ComEd’s Position
     In its brief, ComEd stated its belief that there is no contested issue with regard to uncollectibles.
     In its reply brief, ComEd states with regard to whether supply related uncollectibles expenses should be tracked in the AAF calculation, CES’ Initial Brief disagrees, in one sentence, with Staff and ComEd. ComEd asserts that CES’ position is without merit.
     ComEd describes CES’ proposal as a rather vague proposal that the Commission order ComEd to implement an appropriate methodology for the proper allocation of uncollectible expenses. ComEd argues that CES’ proposal is inappropriate in this Docket. ComEd believes the determination of that component of the Supply Charges should be addressed in Docket 05-0597 where the adjustment will be determined.
d.	Commission’s Analysis and Conclusions
     In the Commission’s view, while CES has raised a valid concern, it is not necessary to specify in this Order how uncollectibles will be allocated and tracked. The principle underlying CES’ concern, that cost causers should pay, is legitimate. However, the record of this proceeding is inadequate to make an informed decision regarding uncollectibles. Given that there is no urgency to make a decision, the Commission defers its decision on this issue to Docket 05-0597, or some other appropriate proceeding, with the hope and expectation that the record in that proceeding will be sufficient.
7.	Credit Risk and other Administrative Costs
a.	CES’ Position
     CES requests that the Commission order ComEd to implement a revised methodology for allocating expenses that will be incurred as a result of ComEd providing service under Rate CPP-H. According to CES, ComEd’s proposed rate structure does not properly allocate credit risk and administrative costs to customers taking service under ComEd’s proposed CPP-H product. CES argues that the hourly energy product, as currently proposed by ComEd, would not fully recover the costs associated with providing that service to customers. CES claims that ComEd’s proposed CPP-H product was meant to serve: (1) non-residential customers whose service has been declared competitive; (2) self-generating customers; and (3) any other customers who voluntarily elect hourly energy rates.
     CES claims that additional costs exist that are associated with charging customers a rate that changes on an hourly basis compared to a rate that is reset annually. According to CES, customers taking Rate CPP-H will be exposed to

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potentially wide variability in hourly prices. CES contends that these customers will be exposed to a more volatile price and incur more significant risks. CES asserts that this uncertainty in the prices to be charged to these customers increased the risk that ComEd will have uncollectibles for customers taking service under this rate that well exceed levels incurred by ComEd in providing service under its annual and multi-year blended rates.
     According to CES, ComEd’s uncollectibles risk associated with providing service under an hourly rate will be much greater under ComEd’s proposed post-transition rate structure. CES further asserts that serving hourly customers likely will cost more than serving customers receiving the Rate CPP-A and CPP-B products. CES contends that: (1) hourly products require more intervention which, in turn, increased costs to serve (e.g., acquiring, scrubbing, and inputting hourly data will take additional time to process); (2) hourly customers likely would have more questions about their bills, especially when prices are high; and (3) there is a much higher probability that Rate CPP-H bills would be delayed due to a lack of data, resulting in increased working capital expenses. It is CES’ position that, the direct and indirect costs and related capital expenditures should be considered in calculating the total cost associated with serving hourly customers.
     CES says that for consistency and for equity purposes, it recommends that these costs should be allocated evenly per kWh to all customers receiving the hourly product.
b.	ComEd’s Position
     ComEd opposes inclusion of a charge for credit risks and other administrative costs at this time. ComEd states that CES’ proposal is a premature attempt to address in this Docket what costs should go into the CPP-H Supply Administration Charges, which will be determined in Docket 05-0597, and, in any event, CES’ proposal lacks merit.
c.	Commission’s Analysis and Conclusions
     The Commission believes that, on its surface, CES’ argument that hourly customers cause more costs to be incurred than fixed price customers is appealing. However, the record contains no actual evidence supporting this assertion. As with several other CES recommendations, while the Commission believes CES has raised legitimate concerns or issues, the record does not support adopting its recommendation. Additionally, because there is no urgency to do so, the Commission defers this issue to Docket 05-0597, or some other appropriate proceeding.

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8.	Integrated Distribution Company Issues
a.	CES’ Position
     CES recommends that the Commission direct ComEd to initiate a separate and new docketed proceeding for consideration of new procurement process communication materials, to assist in providing objective educational materials to the public that are in line with the Commission’s “Integrated Distribution Company” rules.
     CES claims the Commission should be concerned about how ComEd may balance “good customer communications” with what may be construed as “marketing” of its new supply options. CES asserts that, for example, hosting customer lunches might be viewed by some as simply a forum for education, while others may view it as marketing.
     CES believes that ComEd and other interested parties should have an opportunity in an open forum to derive an appropriate balance between getting the word out to customers about the supply choices available from ComEd while ensuring there is no bias that would direct customers toward necessarily taking those supply options offered by the utility. As a result, CES recommends that the Commission direct ComEd to initiate a separate docketed proceeding in which such communication and marketing materials would be reviewed, commented upon, and approved by the Commission. CES also suggests that related accounting issues should be likewise addressed in these docketed proceedings.
b.	ComEd’s Position
     ComEd objects to CES’ proposal for a separate formal proceeding for the consideration of any new ComEd communication materials related to the procurement process because ComEd is an Integrated Distribution Company (“IDC”). ComEd states that CES did not cite any experience in the over three years since ComEd became an IDC that warrants the proposal. As a Commission-approved IDC, ComEd states that it is fully cognizant of the restrictions regarding marketing and attempts to retain customers that are imposed upon it — and of the strict “three-strikes and you’re out” provision, which if violated could require ComEd to functionally separate. ComEd claims that it will continue to take the necessary measures to ensure that its actions comport with the restrictions set forth in the Commission’s rule.
     ComEd says it is aware of, and complies with, its obligations as an IDC.
     ComEd argues that the fact that some parties might challenge education materials as advertising does not alter the fact that ComEd has the obligation to communicate with its customers about its rates. Nor is it an indication, according to ComEd, that the requested proceeding would be an efficient use of the parties’ and the Commission’s resources.

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     ComEd maintains that a formal Commission proceeding, as proposed by CES, to evaluate, and to litigate, the contents of proposed communication tools would be burdensome and unworkable. ComEd argues that CES has not made the case for requiring other stakeholders, ComEd, Staff, and the Commission to undertake the burdens and costs associated with such a Docket.
c.	Commission Analysis and Conclusions
     The record contains no evidence suggesting ComEd is or can reasonably be expected to become in violation of the Commission’s IDC rules, 83 Ill. Adm. Code 452. In the event ComEd violates the Commission’s rules, the Commission would expect such a violation to be promptly brought to its attention. However, at this time, the Commission rejects CES’ recommendation.
VIII.	CONCLUSIONS AND MIXED LEGAL/FACTUAL ISSUES
A.	Legality of Rider CPP
     The legality of Rider CPP is discussed in Section III and other parts of this Order, and the conclusion is contained therein.
B.	Legality of Rider PPO-MVM
     The legality of Rider PPO-MVM is discussed in Section III and other parts of this Order, and the conclusion is contained therein.
C.	Issues Concerning Compliance of Auction Process Details with Illinois Law
     Cook County suggests that there may be provisions of Illinois law that are inconsistent with the Illinois Auction process or with which the Commission will be unable to comply. A review of each of the provisions identified by Cook County indicates that there is no such inconsistency. The Illinois Auction will be conducted in accordance with Illinois law, and the Commission will comply with all legal requirements.
1.	Illinois Open Meetings Act
     The Open Meetings Act requires that “[a]ll meetings of public bodies shall be open to the public unless excepted in subsection (c) and closed in accordance with Section 2a.” (5 ILCS 120/2(a)) A “meeting” is defined as “any gathering of a majority of a quorum of the members of a public body held for the purpose of discussing public business.” (5 ILCS 120/1.02)
     There is nothing in the Opens Meetings Act that is inconsistent with the Illinois Auction process and there is no reason to assume that the Commission will fail to comply with the requirements of that act. The auction is conducted by an independent

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auction manager in accordance with a process specified in a tariff approved by the Commission. The Commission does not conduct the auction. To the extent that the Commission holds any meetings to take any action with respect to the auction or the results of the auction, it will comply with the provisions of the Open Meetings Act.
2.	The Illinois Ethics Law
     The Illinois Ethics Law defines an ex parte communication as:
any written or oral communication by any person that imparts or requests material information or makes a material argument regarding potential action concerning regulatory, quasi-adjudicatory, investment, or licensing matters pending before or under consideration by the agency.
     5 ILCS 430/5-50 (b) (emphasis added)
     The Illinois Auction is run by an independent auction manager in accordance with a process specified in a tariff approved by the Commission. The auction is not a matter “pending before or under consideration by” the Commission. In the event that any matters relating to the auction or its results do become the subject of a regulatory, quasi-adjudicatory, investment, or licensing matter pending before or under consideration by the Commission, the agency will comply with the requirements of the Illinois Ethics Law.
3.	Regulation of Public Records
     The regulation of public records provision, 220 ILCS 5/10-101, appears under Article X of the Public Utilities Act entitled: Proceedings Before the Commission and the Courts. Section 10-101 itself begins:
The Commission, or any commissioner or hearing examiner designated by the Commission, shall have power to hold investigations, inquiries and hearings concerning any matters covered by the provisions of this Act, or by any other Acts relating to public utilities subject to such rules and regulations as the Commission may establish . . . . Complaint cases initiated pursuant to any Section of this Act, investigative proceedings and ratemaking cases shall be considered “contested cases” as defined in Section 1-30 of the Illinois Administrative Procedure Act (5 ILCS 100/1-30).
     220 ILCS 5/10-101
The language of 220 ILCS 5/10-101 applies to “investigations, inquiries, and hearings.” In other words, it applies to “contested cases” or other formal proceedings before the Commission.

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     As previously explained, the auction process is managed by an independent auction manager. It is not an investigation, inquiry or hearing before the Commission. In the event that any matters relating to the auction or its results do become the subject of an investigation, inquiry or hearing, the Commission will comply with the regulation of public records provisions of the law.
4.	Ex Parte Communications
     The Public Utilities Act states in part that “[t]he provisions of Section 10-60 of the Illinois Administrative Procedure Act shall apply in full to Commission proceedings.” 220 ILCS 5/10-103. The Illinois Administrative Procedures Act is limited to contested cases before the Commission. The relevant portion of the statute states:
Except in the disposition of matters that agencies are authorized by law to entertain or dispose of on an ex parte basis, agency heads, agency employees, and administrative law judges shall not, after notice of hearing in a contested case or licensing to which the procedures of a contested case apply under this Act, communicate directly or indirectly, in connection with any issue of fact, with any person or party, or in connection with any other issue with any party or the representative of any party, except upon notice an opportunity for all parties to participate.
     5 ILCS 100/10-60 (a) (emphasis added)
The Illinois Auction is not a “contested case” under the Illinois Administrative Procedures Act. “Contested case” is defined as follows:
“Contested case” means an adjudicatory proceeding (not including ratemaking, rulemaking, or quasi-legislative, informational, or similar proceedings) in which the individual legal rights, duties, or privileges of a party are required by law to be determined by an agency only after an opportunity for a hearing.
     5 ILCS 100/1-30
The Public Utilities Act expands the definition of “contested case” to include investigative proceedings and rate cases (see 220 ILCS 5/10-101). However, the Illinois Auction is not an investigative proceeding or a rate case. In the event that any matters relating to the auction or its results do become the subject of an investigative proceeding or a rate case, the Commission will comply with the requirements of 220 ILCS 10-103.
5.	Decisions of the ICC Being Based on Record Evidence
     Cook County also raised the concern that, in “proceedings, investigations or hearings conducted by the Commission,” decisions are required to be made on record

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evidence as defined in 220 ILCS 5/10-103. The Illinois Auction is not a proceeding, investigation or hearing conducted by the Commission. In the event that any matters relating to the auction or its results do become the subject of a proceeding, investigation or hearing conducted by the Commission, the Commission will comply with the record evidence requirement.
D.	Other Conclusions and Mixed Legal/Factual Issues
     All conclusions and mixed legal/factual issues are addressed in other parts of this Order.
IX.	OTHER ISSUES
A.	Renewable Resources
1.	ComEd’s Position
     ComEd asserts that the eighth consensus attribute identified in the Commission’s Post-2006 Initiative was that the procurement process should be sufficiently flexible to permit incorporation of renewable resource requirements. ComEd showed that its Illinois Auction Proposal has this attribute.
2.	Staff’s Position
     Staff opposes CUB-CCSAO’s recommendation to make renewable and energy efficiency purchases through the auction, contending instead that if such resources are to be procured, they should be so outside the auction. Staff notes that the Commission has recently adopted a policy of encouraging voluntary participation by electric public utilities in a plan to make greater use of renewable and energy efficiency resources, and that therefore it is not necessary for the Commission to make any decisions about purchasing resources in this proceeding.
3.	CUB-CCSAO’s Position
     CUB-CCSAO argues that the Commission should consider Illinois’ renewable energy goals when considering ComEd’s procurement proposal, and even if the Commission adopts the proposal, it should retain authority and keep its options open regarding renewables and energy efficiency.
4.	Commission Conclusion
     The record shows that the Illinois Auction Proposal is sufficiently flexible to permit incorporation of any renewable resource requirements that might arise at a later time, and thus meets the eighth consensus attribute of the Post-2006 Initiative. Such issues, therefore, are not an impediment to the Commission’s approval of the Proposal.

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B.	Additional Other Issues
     CUB suggests that testimony from ComEd and Exelon employees who hold stock of Exelon might not be objective because Exelon might make a profit if it participates in the proposed auction, and such employees have a personal and professional stake in such potential profit.
     ComEd objects to this characterization, pointing to the record to show this suggestion of possible bias is both unfounded and no reason to reject to discount the testimony. ComEd argues that nothing in this record or in the witnesses’ demeanor, suggest that their testimony is anything but objective, or should be discounted. Nor has CUB provided any evidence whatsoever that any of these witnesses did or could have biased his or her testimony.
     The Commission observes that a number of witnesses for ComEd hold both ComEd and Exelon positions/titles. The Commission concludes that parties have not cited to the Commission any authority that would authorize or require the Commission to assume that those witnesses are promoting the auction proposal to simply enrich a parent company because they hold concurrent positions. The Commission finds no reason to discount this testimony.
X.	FINDINGS AND ORDERING PARAGRAPHS
     The Commission, having considered the entire record herein and being fully advised in the premises, is of the opinion and finds that:
(1)	Commonwealth Edison Company is an Illinois corporation engaged in the retail sale and delivery of electricity to the public in Illinois, and is a “public utility” as defined in Section 3-105 of the Public Utilities Act and an “electric utility” as defined in Section 16-102 of the Public Utilities Act;

(2)	the Commission has jurisdiction over the parties and the subject matter herein;

(3)	the recitals of fact and conclusions of law reached in the prefatory portion of this Order are supported by the evidence of record, and are hereby adopted as findings of fact and conclusions of law;

(4)	the Commission has authority under the Public Utilities Act to establish reasonable rates and charges for retail service, including Rider CPP and PPO-MVM as modified in this Order;

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(5)	the Commission has the authority to approve the competitive procurement process and the associated tariffs, subject to the conditions imposed for procurement of power and energy;

(6)	the tariff proposed by ComEd in its initial filing, as modified to reflect the findings herein, are just and reasonable, and ComEd should be authorized to file and put into effect such tariff sheets, as modified;

(7)	the new tariff sheets authorized to be filed by this Order should reflect an effective date not less than 30 days after the date of filing, with the tariff sheets to be corrected, if necessary, within that time period, and should reflect an operational date of no earlier than January 2, 2007;

(8)	ComEd should be subject to the annual reconciliation proceedings related to its power purchases as described and approved in the prefatory portion of this Order; and

(9)	ComEd should be required to implement the rate mitigation proposal described and approved in the prefatory part of this Order.
     IT IS THEREFORE ORDERED by the Illinois Commerce Commission that the proposed tariff sheets to implement a competitive procurement process by establishing Rider CPP, Rider PPO-MVM, and Rider TS-CPP and revising Rider PPO-MI, filed by Commonwealth Edison Company on February 25, 2005, are permanently canceled and annulled.
     IT IS FURTHER ORDERED that Commonwealth Edison Company is authorized and directed to file new tariff sheets with supporting workpapers in accordance with the Findings of this Order, applicable on and after the effective date of said tariff sheets and operational on and after January 2, 2007.
     IT IS FURTHER ORDERED that any motions, petitions, objections, and other matters in this proceeding that remain unresolved are disposed of consistent with the conclusions herein.
     IT IS FURTHER ORDERED that Commonwealth Edison Company shall be subject to the annual reconciliation proceedings related to its power purchases as described and approved in the prefatory part of this Order.
     IT IS FURTHER ORDERED that Commonwealth Edison Company is directed to file tariffs that implement the rate mitigation proposal described and approved in the prefatory part of this Order.

05-0159
Proposed Order
     IT IS FURTHER ORDERED that, subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this Order is final; it is not subject to the Administrative Review Law.
DATED: December 5, 2005
ADMINISTRATIVE LAW JUDGE
Briefs on Exceptions due: December 19, 2005
Reply Briefs on Exceptions due: December 27, 2005